                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM N-4


REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                    [X]

          Pre-Effective Amendment No.                                      [ ]
                                      -----

          Post-Effective Amendment No.                                     [ ]
                                       ----

                                     AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940            [ ]

          Amendment No.
                        ----

                        (Check appropriate box or boxes)
                        --------------------------------

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           (Exact Name of Registrant)
                           --------------------------

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                              (Name of Depositor)
             1290 Avenue of the Americas, New York, New York 10104
              (Address of Depositor's Principal Executive Offices)


       Depositor's Telephone Number, including Area Code: (212) 554-1234

                           --------------------------


                                  ROBIN WAGNER
                           VICE PRESIDENT AND COUNSEL

           The Equitable Life Assurance Society of the United States
             1290 Avenue of the Americas, New York, New York 10104
                    (Name and Address of Agents for Service)

                           --------------------------


                  Please send copies of all communications to:
                            PETER E. PANARITES, ESQ.
                                Foley & Lardner
                               Washington Harbour
                           3000 K. Street, Northwest
                             Washington, D.C. 20007

                           --------------------------



                     CALCULATION OF REGISTRATION FEE UNDER
                           THE SECURITIES ACT OF 1933


----------------------------------------------------------------------------------------------------------------------------
Title of Securities Being    Amount Being        Proposed Maximum             Proposed Maximum       Amount of Registration
         Registered           Registered     Offering Price per Unit*     Aggregate Offering Price*          Fee(2)
----------------------------------------------------------------------------------------------------------------------------
   Units of Interest
  Under Group Annuity
        Contract             40,000,000        $.000092(1)                 $40,000,000(1)                  3,680


*    Estimated solely for purpose of determining the registration fee.

(1) The Contract does not provide for a predetermined amount or number of units.

(2) Of the 20,000,000 of units of interest under group annuity contracts registered under Registration Statement File No. 333-35594, for which a filing fee of $5,680.00 was previously paid and of the 17,910,397 units of interest registered under 333-26101 for which a filing fee of $4,250.00 was previously paid $29,644,308 are being carried forward.

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

          Supplement dated May 1, 2002 to Prospectus dated May 1, 2002
    ------------------------------------------------------------------------

                          MEMBERS RETIREMENT PROGRAMS

                          funded under contracts with
           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
             1290 Avenue of the Americas, New York, New York 10104
                        Toll-Free Telephone 800-223-5790


                       ----------------------------------

                           VARIABLE ANNUITY BENEFITS

                       ----------------------------------


           This Prospectus Supplement should be read and retained for future reference by Participants in the Members Retirement
                     Programs who are considering variable
                   annuity payment benefits after retirement.

                This Prospectus Supplement is not authorized for
                 distribution unless accompanied or preceded by
                    the Prospectus dated May 1, 2002 for the
                    appropriate Members Retirement Program.


------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS: ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
------------------------------------------------------------------------------

                              RETIREMENT BENEFITS

         When you become eligible to receive benefits under a Members Retirement Program, you may select one or more of the following forms of distribution, which are available in variable or fixed form. The law requires that if the value of your Account Balance is more than $5,000, you must receive a Qualified Joint and Survivor Annuity unless your Spouse consents to a different election.

         Life Annuity - annuity providing monthly payments for your life. No payments will be made after your death, even if you have received only one payment.

         Life Annuity Period Certain - an annuity providing monthly payments for your life or, if longer, a specified period of time. If you die before the end of that specified period, payments will continue to your beneficiary until the end of the period. Subject to legal limitations, you may specify a minimum payment period of 5, 10, 15 or 20 years; the longer the specified period, the smaller the monthly payments will be.

         Joint and Survivor Annuity - Period Certain - an annuity providing monthly payments for your life and that of your beneficiary or, if longer, a specified period of time. If you and your beneficiary both die before the end of the specified period, payments will continue to your contingent beneficiary until the end of the period. Subject to legal limitations, you may specify a minimum payment period of 5, 10, 15 or 20 years; the longer the specified period, the smaller the monthly payments will be.

How Annuity Payments are Made

         When your distribution of benefits under an annuity begins, your Units in the Funds are redeemed. Part or all of the proceeds, plus part or all of your Account Balance in the General Account Options, may be used to purchase an annuity. The minimum amount that can be used to purchase any type of annuity is $5,000. Usually, a $350 charge will be deducted from the amount used to purchase the annuity to reimburse us for administrative expenses associated with processing the application and with issuing each month's annuity payment. Applicable premium taxes will also be deducted.

Annuity payments may be fixed or variable.

         FIXED ANNUITY PAYMENTS. Fixed annuity payments are determined from our annuity rate tables in effect at the time the first annuity payment is made. The minimum amount of the fixed payments is determined from tables in our contract with the Trustees, which show the amount of proceeds necessary to purchase each $1 of monthly annuity payments (after deduction of any applicable taxes and the annuity administrative charge). These tables are designed to determine the amounts required to pay for the annuity selected, taking into account our administrative and investment expenses and mortality and expense risks. The size of your payment will depend upon the form of annuity chosen, your age and the age of your beneficiary if you select a joint and survivor annuity.
         If our current group annuity rates for payment of proceeds would produce a larger payment, those rates will apply instead of the minimums in the contract tables. If we give any group pension client with a qualified plan a better annuity rate than those currently available for the Program, we will also make those rates available to Program participants. The annuity administrative charge may be greater than $350 in that case. Under our contract with the Trustees, we may change the tables but not more frequently than once every five years. Fixed annuity payments will not fluctuate during the payment period.

         VARIABLE ANNUITY PAYMENTS. Variable annuity payments are funded through our Separate Account No. 4 (Pooled) (the "Fund"), through the purchase of Annuity Units. The number of Annuity Units purchased is equal to the amount of the first annuity payment divided by the Annuity Unit Value for the due date of the first annuity payment. The amount of the first annuity payment is determined in the same manner for a variable annuity as it is for a fixed annuity. The number of Annuity Units stays the same throughout the payment period for the variable annuity but the Annuity Unit Value changes to reflect the investment income and the realized and unrealized capital gains and losses of the Fund, after adjustment for an assumed base rate of return of 5-3/4%, described below.

         The amounts of variable annuity payments are determined as follows:
Payments normally start as of the first day of the second calendar month following our receipt of the proper forms. The first two monthly payments are the same.

         Payments after the first two will vary according to the investment performance of the Fund. Each monthly payment will be calculated by multiplying the number of Annuity Units credited to you by the Annuity Unit Value for the first business day of the calendar month before the due date of the payment.

         The Annuity Unit Value was set at $1.1553 as of July 1, 1969, the first day that Separate Account No. 4 (Pooled) was operational. For any month after that date, it is the Annuity Unit Value for the preceding month multiplied by the change factor for the current month. The change factor gives effect to the assumed annual base rate of return of 4-3/4% and to the actual investment experience of the Fund.

         Because of the adjustment for the assumed base rate of return, the Annuity Unit Value rises and falls depending on whether the actual rate of investment return is higher or lower than 5-3/4%.

         Illustration of Changes in Annuity Payments. To show how we determine variable annuity payments from month to month, assume that the amount you applied to purchase an annuity is enough to fund an annuity with a monthly payment of $363 and that the Annuity Unit Value for the due date of the first annuity payment is $1.05. The number of annuity units credited under your certificate would be 345.71 (363 divided by 1.05 = 345.71). If the third monthly payment is due on March 1, and the Annuity Unit Value for February was $1.10, the annuity payment for March would be the number of units (345.71) times the Annuity Unit Value ($1.10), or $380.28. If the Annuity Unit Value was $1.00 on March 1, the annuity payment for April would be 345.71 times $1.00 or $345.71.

Summary of Annuity Unit Values for the Fund

         This table shows the Annuity Unit Values with an assumed based rate of return of 5 3/4%.

                First Business Day of          Annuity Unit Value
                ---------------------          ------------------
                     October 1987                   $4.3934
                     October 1988                   $3.5444
                     October 1989                   $4.8357
                     October 1990                   $3.8569
                     October 1991                   $5.4677
                     October 1992                   $5.1818
                     October 1993                   $6.3886
                     October 1994                   $6.1563
                     October 1995                   $7.4970
                     October 1996                   $8.0828
                     October 1997                  $11.0300
                     October 1998                   $7.5963
                     October 1999                   $9.8568
                     October 2000                  $10.6810
                     October 2001                   $7.3761


                                    THE FUND

         The Fund (Separate Account No. 4 (Pooled)) was established pursuant to the Insurance law of the State of New York in 1969. It is an investment account used to fund benefits under group annuity contracts and other agreements for tax-deferred retirement programs administered by us.


         For a full description of the Fund, its investment policies, the risks of an investment in the Fund and information relating to the valuation of Fund assets, see the description of the Fund in our May 1, 2002 prospectus and the Statement of Additional Information.

                               INVESTMENT MANAGER

The Manager


         We, Equitable Life, act as Investment Manager to the Fund. As such, we have complete discretion over Fund assets and we invest and reinvest these assets in accordance with the investment policies described in our May 1, 2002 prospectus and Statement of Additional Information.

         We are a New York stock life insurance company with our Home Office at 1290 Avenue of the Americas, New York, New York 10104. Founded in 1859, we are one of the largest insurance companies in the United States. Equitable Life, our sole stockholder AXA Financial, Inc., and their subsidiaries managed assets of approximately $481.0 billion as of December 31, 2001, including third party assets of $397.9 billion.

Investment Management

         In providing investment management to the Fund, we currently use the personnel and facilities of our majority owned subsidiary, Alliance Capital Management L.P. ("Alliance"), for portfolio selection and transaction services. For a description of Alliance, see our May 1, 2002 Members Retirement Program prospectuses.

Fund Transactions

         The Fund is charged for securities brokers commissions, transfer taxes and other fees relating to securities transactions. Transactions in equity securities for the Fund are executed primarily through brokers which are selected by Alliance/Equitable Life and receive commissions paid by the Fund. For 2001, 2000 and 1999, the Fund paid 3,576,437, $2,218,019 and $5,877,438 respectively, in brokerage commissions. For a full description of our policies relating to the selection of brokers, see the description of the fund in our May 1, 2002 Statement of Additional Information.

                              FINANCIAL STATEMENTS

                  The financial statements of the Fund reflect applicable fees, charges and other expenses under the Members Retirement Programs as in effect during the periods covered, as well as the charges against the account made in accordance with the terms of all other contracts participating in the account.


Separate Account No. 4 (Pooled):                                   Page


Report of Independent Accountants - PricewaterhouseCoopers LLP        7

        Statement of Assets and Liabilities,
             December 31, 2001                                        8

        Statement of Operations for the Year Ended
             December 31, 2001                                        9

        Statement of Changes in Net Assets for the Years Ended
             December 31, 2001 and 2000                              10

        Portfolio of Investments
             December 31, 2001                                       11

        Notes to Financial Statements                                14

--------------------------------------------------------------------------------

Report of Independent Accountants

--------------------------------------------------------------------------------
To the Board of Directors of The Equitable Life Assurance
Society of the United States and the Contractowners of Separate Account No. 4 of The Equitable Life Assurance Society of the United States

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and related statement of operations and statements of changes in net assets present fairly, in all material respects, the financial position of Separate Account No. 4 (Pooled) (The Growth Equity Fund) of The Equitable Life Assurance Society of the United States ("Equitable Life") at December 31, 2001, the results of its operations for the year then ended and the changes in its net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2001 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York

February 6, 2002

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Statement of Assets and Liabilities
DECEMBER 31, 2001
ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $949,093,635)...........................    $884,869,781
 Short-term debt securities -- at value (amortized cost: $13,498,868).....      13,498,868
Dividends and interest receivable ........................................         422,696
---------------------------------------------------------------------------   ------------
Total assets .............................................................     898,791,345
---------------------------------------------------------------------------   ------------
LIABILITIES:
Due to Equitable Life's General Account ..................................       1,997,728
Due to custodian .........................................................         145,431
Accrued expenses .........................................................         625,054
---------------------------------------------------------------------------   ------------
Total liabilities ........................................................       2,768,213
---------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................    $896,023,132
===========================================================================   ============
Amount retained by Equitable Life in Separate Account No. 4 ..............    $  1,392,138
Net assets attributable to contract owners ...............................     855,609,465
Net assets allocated to contracts in payout period .......................      39,021,529
---------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................    $896,023,132
===========================================================================   ============


                                CONTRACT           CONTRACT
                           UNITS OUTSTANDING      UNIT VALUES

                          -------------------   --------------
Institutional .........          80,095           $ 6,350.37
RIA ...................          81,933           $   611.48
MRP ...................         159,063           $   261.19
ADA ...................         898,531           $   310.23
EPP ...................          26,423           $   623.23

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 4 (POOLED)
(THE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Statement of Operations
YEAR ENDED DECEMBER 31, 2001


INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $15,633)......................    $    3,708,270
Interest .................................................................           870,837
---------------------------------------------------------------------------   --------------
Total investment income ..................................................         4,579,107
---------------------------------------------------------------------------   --------------
EXPENSES (NOTE 4):
Investment management fees ...............................................        (1,836,555)
Expense charges ..........................................................           (18,199)
Operating expenses .......................................................        (2,895,077)
---------------------------------------------------------------------------   --------------
Total expenses ...........................................................        (4,749,831)
---------------------------------------------------------------------------   --------------
Net investment loss ......................................................          (170,724)
---------------------------------------------------------------------------   --------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized loss from security and foreign currency transactions ........       (84,356,380)
Change in unrealized appreciation/depreciation of investments ............      (130,820,535)
---------------------------------------------------------------------------   --------------
Net realized and unrealized loss on investments ..........................      (215,176,915)
---------------------------------------------------------------------------   --------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (215,347,639)
===========================================================================   ==============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 4 (POOLED)
(THE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Statements of Changes in Net Assets


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       2001                2000
                                                                                 ----------------   -----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income (loss) .................................................    $     (170,724)    $    1,698,772
Net realized gain (loss) on investments and foreign currency transactions ....       (84,356,380)        93,460,750
Change in unrealized appreciation/depreciation of investments ................      (130,820,535)      (381,915,139)
-------------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to operations ........................      (215,347,639)      (286,755,617)
-------------------------------------------------------------------------------   --------------     --------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ................................................................       218,850,121        297,267,595
Withdrawals ..................................................................      (325,968,603)      (575,963,871)
Asset management fees ........................................................        (1,984,030)        (3,249,116)
Administrative fees ..........................................................          (963,019)        (2,098,122)
-------------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to contributions and withdrawals .....      (110,065,531)      (284,043,514)
-------------------------------------------------------------------------------   --------------     --------------
Net increase in amount retained by Equitable Life in Separate Account No. 4 ..            37,948             58,000
-------------------------------------------------------------------------------   --------------     --------------
DECREASE IN NET ASSETS .......................................................      (325,375,222)      (570,741,131)
NET ASSETS -- BEGINNING OF YEAR ..............................................     1,221,398,354      1,792,139,485
-------------------------------------------------------------------------------   --------------     --------------
NET ASSETS -- END OF YEAR ....................................................    $  896,023,132     $1,221,398,354
===============================================================================   ==============     ==============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 4 (POOLED)
(THE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Portfolio of Investments -- December 31, 2001


                                                                              NUMBER OF               VALUE
                                                                               SHARES                (NOTE 2)
                                                                            -------------         --------------
COMMON STOCKS:

CAPITAL GOODS
ENGINEERING & CONSTRUCTION (0.9%)
Jacobs Engineering Group, Inc.* ........................................       124,100             $  8,190,600
                                                                                                   ------------
CONSUMER MANUFACTURING
BUILDING & RELATED (3.0%)
American Standard Companies, Inc.* .....................................       231,200               15,774,776
Centex Corp. ...........................................................        60,000                3,425,400
D.R.Horton, Inc. .......................................................       166,000                5,388,360
KB Home ................................................................        55,000                2,205,500
                                                                                                   ------------
TOTAL CONSUMER

   MANUFACTURING (3.0%) ................................................                             26,794,036
                                                                                                   ------------
CONSUMER SERVICES

AIRLINES (1.5%)

Southwest Airlines Co. .................................................       734,700               13,577,256
                                                                                                   ------------
BROADCASTING & CABLE (6.4%)

AOL Time Warner, Inc.* .................................................       510,000               16,371,000
Comcast Corp. SPL (Class A)* ...........................................       625,000               22,500,000
Liberty Media Corp. (Class A)* .........................................     1,354,300               18,960,200
                                                                                                   ------------
                                                                                                     57,831,200
                                                                                                   ------------
CELLULAR COMMUNICATIONS (2.1%)

AT&T Wireless Services, Inc.* ..........................................     1,000,000               14,370,000
Triton PCS Holdings, Inc.* .............................................       150,300                4,411,305
                                                                                                   ------------
                                                                                                     18,781,305
                                                                                                   ------------
ENTERTAINMENT & LEISURE (4.1%)

Harley-Davidson, Inc. ..................................................       674,000               36,604,940
                                                                                                   ------------
MISCELLANEOUS (1.0%)

Career Education Corp.* ................................................       252,000                8,638,560
                                                                                                   ------------
RETAIL - GENERAL MERCHANDISE (4.2%)

Kohl's Corp.* ..........................................................       528,000               37,192,320
                                                                                                   ------------
TOTAL CONSUMER SERVICES (19.3%) ........................................                            172,625,581
                                                                                                   ------------

                                                                           NUMBER OF                  VALUE
                                                                             SHARES                  (NOTE 2)
                                                                          -----------             --------------

ENERGY
OIL SERVICE (2.5%)

Baker Hughes, Inc. .....................................................     310,000               $ 11,305,700
Transocean Sedco Forex, Inc. ...........................................     125,000                  4,227,500
Weatherford International, Inc.*........................................     183,000                  6,818,580
                                                                                                   ------------
TOTAL ENERGY (2.5%) ....................................................                             22,351,780
                                                                                                   ------------
FINANCE
BANKING-REGIONAL (3.3%)

Bank One Corp. .........................................................     744,000                 29,053,200
                                                                                                   ------------
BROKERAGE & MONEY MANAGEMENT (4.2%)

Legg Mason, Inc. .......................................................     655,600                 32,766,888
Merrill Lynch & Co., Inc. ..............................................      97,900                  5,102,548
                                                                                                   ------------
                                                                                                     37,869,436
                                                                                                   ------------
INSURANCE (5.7%)
American International Group, Inc. .....................................     424,000                 33,665,600
Gallagher (Arthur J.) & Co. ............................................     261,800                  9,029,482
XL Capital Ltd. (Class A) ..............................................      88,500                  8,085,360
                                                                                                   ------------
                                                                                                     50,780,442
                                                                                                   ------------
MISCELLANEOUS (7.9%)

AMBAC Financial Group, Inc. ............................................     290,900                 16,831,474
Citigroup, Inc. ........................................................     645,700                 32,594,936
MBNA Corp. .............................................................     617,300                 21,728,960
                                                                                                   ------------
                                                                                                     71,155,370
                                                                                                   ------------
TOTAL FINANCE (21.1%) ..................................................                            188,858,448
                                                                                                   ------------
HEALTH CARE

DRUGS (6.7%)

Allergan, Inc. .........................................................     210,000                 15,760,500
American Home Products Corp.............................................     181,000                 11,106,160
Enzon, Inc. ............................................................     118,000                  6,641,040
King Pharmaceuticals, Inc.* ............................................     230,000                  9,689,900
Pfizer, Inc. ...........................................................     424,100                 16,900,385
                                                                                                   ------------
                                                                                                     60,097,985
                                                                                                   ------------
MEDICAL PRODUCTS (2.4%)

Stryker Corp. ..........................................................     370,000                 21,596,900
                                                                                                   ------------
MEDICAL SERVICES (11.1%)

Cardinal Health, Inc. ..................................................     434,000                 28,062,440

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 4 (POOLED)
(THE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Portfolio of Investments -- December 31, 2001 (Concluded)


                                                                               NUMBER OF       VALUE
                                                                                SHARES       (NOTE 2)
                                                                             ------------   ------------
Express Scripts, Inc.* ...................................................     491,600      $22,987,216

Health Management Associates, Inc. (Class A)* ............................   1,332,100       24,510,640
Laboratory Corp. of America Holdings* ....................................     140,000       11,319,000
Tenet Healthcare Corp.* ..................................................     113,000        6,635,360
Wellpoint Health Networks, Inc.* .........................................      48,500        5,667,225
                                                                                            -----------
                                                                                             99,181,881
                                                                                            -----------
TOTAL HEALTH CARE (20.2%) ................................................                  180,876,766
                                                                                            -----------
MULTI-INDUSTRY COMPANIES (7.6%)

Danaher Corp. ............................................................     301,100       18,159,341
Tyco International Ltd. ..................................................     854,700       50,341,830
                                                                                            -----------
TOTAL MULTI-INDUSTRY COMPANIES (7.6%) ....................................                   68,501,171
                                                                                            -----------
TECHNOLOGY
COMMUNICATION EQUIPMENT (4.8%)

Cisco Systems, Inc.* .....................................................   1,290,600       23,372,766
Juniper Networks, Inc.* ..................................................     300,000        5,685,000
Nokia Oyj (ADR) ..........................................................     560,000       13,736,800
                                                                                            -----------
                                                                                             42,794,566
                                                                                            -----------
COMPUTER SERVICES (2.2%)
Affiliated Computer Services, Inc. (Class A)* ............................      90,300        9,583,539
Fiserv, Inc.* ............................................................     244,000       10,326,080
                                                                                            -----------
                                                                                             19,909,619
                                                                                            -----------
CONTRACT MANUFACTURING (6.5%)

Celestica, Inc.* .........................................................     103,400        4,176,326
Flextronics International Ltd.* ..........................................   1,100,000       26,389,000
Sanmina-SCI Corp.* .......................................................     791,300       15,746,870
Solectron Corp.* .........................................................   1,021,300       11,520,264
                                                                                            -----------
                                                                                             57,832,460
                                                                                            -----------
MISCELLANEOUS (1.3%)

Thermo Electron Corp.* ...................................................     495,000       11,810,700
                                                                                            -----------
SEMICONDUCTOR CAPITAL EQUIPMENT (1.0%)

Applied Materials, Inc.* .................................................     230,000        9,223,000
                                                                                            -----------
SEMICONDUCTOR COMPONENTS (1.6%)

Altera Corp.* ............................................................     325,000        6,896,500
Applied Micro Circuits Corp.* ............................................     341,100        3,861,252
Micron Technology, Inc.* .................................................     119,000        3,689,000
                                                                                            -----------
                                                                                             14,446,752
                                                                                            -----------


                                              NUMBER OF                   VALUE
                                               SHARES                    (NOTE 2)
                                           --------------            ---------------

SOFTWARE (4.5%)

Amdocs Ltd.* ...........................       149,200                $  5,068,324
BEA Systems, Inc.* .....................       370,400                   5,707,864
Check Point Software Technologies Ltd.*         54,000                   2,154,060
Mercury Interactive Corp.* .............       137,000                   4,655,260
PeopleSoft, Inc.* ......................       146,000                   5,869,200
Veritas Software Corp.* ................       376,200                  16,861,284
                                                                      ------------
                                                                        40,315,992
                                                                      ------------
TOTAL TECHNOLOGY (21.9%) ...............                               196,333,089
                                                                      ------------
TRANSPORTATION AIR FREIGHT (1.3%)

United Parcel Service, Inc. (Class B)...       217,000                  11,826,500
                                                                      ------------
UTILITIES ELECTRIC & GAS UTILITY (1.0%)

AES Corp.* .............................       520,600                   8,511,810
                                                                      ------------
TOTAL COMMON STOCKS (98.8%)
   (Cost $949,093,635)..................                               884,869,781
                                                                      ------------
                                              PRINCIPAL
                                               AMOUNT
                                               ------

SHORT-TERM DEBT SECURITIES:
U.S. GOVERNMENT AGENCY (1.5%)

Freddie Mac Discount Notes 1.51%, 2002..   $13,500,000                  13,498,868
                                                                      ------------
TOTAL SHORT-TERM DEBT SECURITIES (1.5%)
   (Amortized Cost $13,498,868).........                                13,498,868
                                                                      ------------
TOTAL INVESTMENTS (100.3%)
   (Cost/Amortized Cost $962,592,503)...                               898,368,649
OTHER ASSETS LESS LIABILITIES (-0.3%)                                   (2,345,517)
                                                                      ------------
NET ASSETS (100.0%) ....................                              $896,023,132
                                                                      ============

--------------------
* Non-income producing.

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NOS. 4 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Notes to Financial Statements

--------------------------------------------------------------------------------
1. GENERAL

   Separate Account Nos. 4 (Pooled) (the Growth Equity Fund) (the Fund) of The Equitable Life Assurance Society of the United States (Equitable Life), a wholly owned subsidiary of AXA Financial, Inc., was established in conformity with the New York State Insurance Law. Pursuant to such law, to the extent provided in the contracts, the net assets in the Funds are not chargeable with liabilities arising out of any other business of Equitable Life. These financial statements reflect the total net assets and results of operations for the Separate Account No. 4. The American Dental Association Members Retirement Program is one of the many products participating in this Fund.

   At December 31, 2001, interests of retirement and investment plans for employees, managers and agents of Equitable Life in Separate Account No. 4 aggregated $222,089,350 (24.8%) of the net assets of the Fund.

   Equitable Life is the investment manager for the Fund. Alliance Capital Management L.P. (Alliance) serves as the investment adviser to Equitable Life with respect to the management of the Fund. Alliance is a publicly traded limited partnership which is indirectly majority-owned by Equitable Life and AXA Financial, Inc.

   AXA Advisors, LLC (AXA Advisors), the successor to EQ Financial Consultants, Inc., is an affiliate of Equitable Life, and a distributor and principal underwriter of the contracts. AXA Advisors is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

   Equitable Life, Alliance and AXA Advisors seek to obtain the best price and execution of all orders placed for the portfolios of the Equitable Funds considering all circumstances. In addition to using brokers and dealers to execute portfolio security transactions for accounts under their management, Equitable Life, Alliance and AXA Advisors may also enter into other types of business and securities transactions with brokers and dealers, which will be unrelated to allocation of the Fund's portfolio transactions.

   The contracts are sold by financial professionals who are registered representatives of AXA Advisors and licensed insurance agents of AXA Network, LLC, its subsidiaries and AXA Network Insurance Agency of Texas, Inc. (affiliates of Equitable Life). AXA Advisors receives commissions and other service-related payments under its distribution agreement with Equitable Life and its networking agreement with AXA Network.

   The net assets of the account are not chargeable with liabilities arising out of any other business Equitable Life may conduct. The excess of assets over reserves and other contract liabilities, if any, in the Separate Account No. 4 may be transferred to Equitable Life's General Account. Equitable Life's General Account is subject to creditor rights.

   The amount retained by Equitable Life in Separate Account No. 4 arises principally from (1) contributions from Equitable Life, (2) expense risk charges accumulated in the account, and (3) that portion, determined ratably, of the account's investment results applicable to those assets in the account in excess of the net assets for the contracts. Amounts retained by Equitable Life are not subject to charges for expense risks.

2. SIGNIFICANT ACCOUNTING POLICIES

   Security transactions are recorded on the trade date. Amortized cost of debt securities, where applicable, are adjusted for amortization of premium or accretion of discount. Dividend income is recorded on the ex-dividend date; interest income (including amortization of premium and discount on securities using the effective yield method) is accrued daily. Realized gains and losses on the sale of investments are computed on the basis of the identified cost of the related investments sold.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Notes to Financial Statements (Continued)

--------------------------------------------------------------------------------

   Investment securities are valued as follows:

   Stocks listed on national securities exchanges and certain over-the-counter issues traded on the National Association of Securities Dealers, Inc. Automated Quotation (NASDAQ) national market system are valued at the last sale price, or, if there is no sale, at the latest available bid price.

   Foreign securities not traded directly, or in American Depository Receipt
   (ADR) form in the United States, are valued at the last sale price in the local currency on an exchange in the country of origin. Foreign currency is converted into its U.S. dollar equivalent at current exchange rates.

   Futures and forward contracts are valued at their last sale price or, if there is no sale, at the latest available bid price.

   United States Treasury securities and other obligations issued or guaranteed by the United States Government, its agencies or instrumentalities are valued at representative quoted prices.

   Long-term (i.e., maturing in more than a year) publicly-traded corporate bonds are valued at prices obtained from a bond pricing service of a major dealer in bonds when such prices are available; however, in circumstances where Equitable Life and Alliance deem it appropriate to do so, an over-the-counter or exchange quotation may be used.

   Convertible preferred stocks listed on national securities exchanges are valued at their last sale price or, if there is no sale, at the latest available bid price.

   Convertible bonds and unlisted convertible preferred stocks are valued at bid prices obtained from one or more major dealers in such securities; where there is a discrepancy between dealers, values may be adjusted based on recent premium spreads to the underlying common stock.

   Other assets that do not have a readily available market price are valued at fair value as determined in good faith by Equitable Life's investment officers.

   Short-term debt securities which mature in 60 days or less are valued at amortized cost. Short-term debt securities which mature in more than 60 days are valued at representative quoted prices.

   Transactions denominated in foreign currencies are recorded at the rate prevailing at the date of such transactions. Asset and liability accounts that are denominated in a foreign currency are adjusted to reflect the current exchange rate at the end of the period. Transaction gains or losses resulting from changes in the exchange rate during the reporting period or upon settlement of the foreign currency transactions are reflected under "Realized and Unrealized Gain (Loss) on Investments" in the Statement of Operations.

   Net assets allocated to contracts in the payout period are computed according to various mortality tables, depending on the year the benefits were purchased. The tables used are the 1971 GAM table, the 1983 GAM table, and the 1994 GAR. The assumed investment returns vary by contract and range from 4 percent to 6.5 percent. The contracts are participating group annuities, and, thus, the mortality risk is borne by the contract holder, as long as the contract has not been discontinued. Equitable Life retains the ultimate obligation to pay the benefits if the contract funds become insufficient and the contract holder elects to discontinue the contract.

   On November 21, 2000, the American Institute of Certified Public Accountants issued a revised Audit and Accounting Guide "Audits of Investment Companies" (the "Guide"), which was effective for the December 31, 2001 financial statements. In connection with the Company's implementation of the Guide, certain administrative and asset management fees have been reclassified from the Statement of Operations to the Statement of Changes in Net Assets, which is considered a change in application of an accounting principle. Adoption of the requirements of the Guide did not have a significant impact on the Fund's financial position or results of operations.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Notes to Financial Statements (Continued)

--------------------------------------------------------------------------------

   The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America
   (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

3. INVESTMENT TRANSACTIONS

   For the year ended December 31, 2001, investment security transactions, excluding short-term debt securities, were as follows:


                                                  PURCHASES                                  SALES

                                   ---------------------------------------   --------------------------------------
                                    STOCKS AND DEBT      U.S. GOVERNMENT      STOCKS AND DEBT      U.S. GOVERNMENT
   FUND                                SECURITIES          AND AGENCIES          SECURITIES         AND AGENCIES
   -----------------------------   -----------------   -------------------   -----------------   ------------------
   The Growth Equity .........      $1,293,750,620      $              --      $1,377,319,088     $              --

4. EXPENSES

   Charges and fees relating to the Funds are paid to Equitable Life and are deducted in accordance with the terms of the various contracts which participate in the Fund. Depending upon the terms of a contract, sales-related fees and operating expenses are paid (i) by a reduction of an appropriate number of Fund Units or (ii) by a direct payment. Fees with respect to the American Dental Association Members Retirement Program are as follows:

  Investment Management and Administration Fees (Investment Management Fees):

   Equitable Life receives a fee based on the value of the Growth Equity Fund at a monthly rate of 1/12 of (i) 0.29 of 1% of the first $100 million and (ii)
   0.20 of 1% of the excess over $100 million of its ADA Program assets.

   An Administrative fee is charged at a daily rate of 0.15% of average daily net assets.

   Program Expense Charge:

   In the year prior to May 1, 2001 the expense charge was made on the combined value of all investment options maintained under the contract with Equitable Life at a monthly rate 1/12 of (i) 0.625 of 1% of the first $400 million and
   (ii) 0.620 of 1% of the excess over $400 million.

   Effective May 1, 2001 an expense charge is made on the combined value of all investment options maintained under the contract with Equitable Life at a monthly rate of 1/12 of (i) 0.645 of 1% of the first $400 million and (ii)
   0.640 of 1% of the excess over $400 million.

   A portion of the Program Expense Charge assessed by Equitable Life is made on behalf of the ADA and is equal to a monthly rate of 1/12 for (i) 0.025 of 1% of the first $400 million and (ii) 0.020 of 1% of the excess over $400 million. Currently, the ADA's portion of the Program Expense Charge was temporarily reduced to 0.01% for all assets value levels. The remainder of this charge is retained by Equitable Life.

   Direct Operating and Other Expenses:

   In addition to the charges and fees mentioned above, the Fund is charged for certain costs and expenses directly related to its operations. These may include transfer taxes, SEC filing fees and certain related expenses including printing of SEC filings, prospectuses and reports. A record maintenance and report fee of $3 is deducted quarterly from each participant's aggregate account balance. For clients with Investment Only plans, a record maintenance fee of $1 is deducted quarterly.

   Investment management fees, program expense charges and direct operating and other expenses are paid to Equitable Life by the Fund and are recorded as expenses in the accompanying Statement of Operations.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Notes to Financial Statements (Concluded)

--------------------------------------------------------------------------------


5. TAXES

   No Federal income tax based on net income or realized and unrealized capital gains was applicable to contracts participat ing in the Fund by reason of applicable provisions of the Internal Revenue Code and no federal income tax payable by Equitable Life will affect such contracts. Accordingly, no provision for Federal income taxes is required.

6. NET INCREASE (DECREASE) IN ADA UNITS OUTSTANDING


                                           2001           2000
                                       ------------   ------------
   The Growth Equity Fund ..........      (69,106)       (92,281)


7. INVESTMENT INCOME RATIO

   The investment income ratio is calculated by taking the gross investment income earned divided by the average net assets of a fund during the report period. Shown below is the investment income ratio throughout the periods indicated.


                                                         YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------------
                                        2001         2000         1999         1998         1997
                                      ----------   ----------   ----------   ----------   ----------
   The Growth Equity Fund .........       0.46%        0.45%        0.54%        0.53%        0.56%

8. UNIT VALUES -- ADA

   Shown below are unit value ("contract unit value") and units outstanding for the American Dental Association Members Retirement Program issued by Equitable Life. Expense as a percentage of average net assets excludes charges made directly to contract holder accounts through redemption of units.


                                                                          YEAR ENDED
                                                                      DECEMBER 31, 2001
                                                                      ------------------
   THE GROWTH EQUITY FUND
   ADA, 1.08%

   Unit Value, end of period ..................................          $ 310.23
   Net Assets (000's) .........................................          $278,756
   Number of units outstanding, end of period (000's) .........               899
   Total Return ...............................................           ( 18.85)%


   Institutional contract unit values are determined at the end of each business day. Institutional unit values reflect the investment performance of the underlying Fund for the day and charges and expenses deducted by the Fund. Contract unit values (RIA, MRP, ADA, EPP) reflect the same investment results as the Institutional unit values presented on the Statement of Assets and Liabilities. In addition, ADA contract unit values reflect certain investment management and administrative fees and program expense charges, which vary by contract. These fees are charged as a percentage of net assets and are disclosed above for ADA contracts in percentage terms.

Members Retirement Program
PROSPECTUS DATED MAY 1, 2002
--------------------------------------------------------------------------------

 Please read this prospectus and keep it for future reference. It contains important information you should know before participating in the Program or allocating amounts under the contract.


 ABOUT THE MEMBERS RETIREMENT PROGRAM


 The Program provides members of certain groups and other eligible persons several plans for the accumulation of retirement savings on a tax-deferred basis. Through trusts ("trusts") maintained under these plans, you can allocate contributions among the investment options offered under the Program. There are currently 18 investment options under the Program including: 3-year and 5-year Guaranteed Rate Accounts and the Money Market Guarantee Account (the "guaranteed options"), and 16 investment funds.



 WHAT IS THE MEMBERS RETIREMENT PROGRAM CONTRACT?

 The Members Retirement Program contract is a group annuity contract issued by THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES. Contributions to the trusts maintained under the plans will be allocated among our investment funds and guaranteed options in accordance with participant instructions.




------------------------------------------------------------------------------
INVESTMENT OPTIONS
------------------------------------------------------------------------------
 PRINCIPAL PROTECTION:               o Alliance Growth Equity Fund*
 o Money Market Guarantee
   Account                           SMALL/MID COMPANY STOCKS:

 o Guaranteed Rate Accounts          o Alliance Mid Cap Growth Fund

 LARGE COMPANY STOCKS:               o EQ/Small Company Index Fund

 o EQ/Calvert Socially               o EQ/FI Small/Mid Cap Value
   Responsible Fund                    Fund

 o EQ/Capital Guardian U.S.          BALANCED/HYBRID:
   Equity Fund (1)
                                     o Alliance Balanced Fund
 o EQ/Equity 500 Index Fund
                                     o EQ/Alliance Growth Investors Fund
 o EQ/MFS Emerging Growth
   Companies Fund                    INTERNATIONAL STOCKS:

 o EQ/MFS Research Fund              o EQ/Alliance Global Fund

 o EQ/AXP New Dimensions (1)         o EQ/Capital Guardian
   Fund                                International Fund

 o EQ/Alliance Technology Fund

 o EQ/Bernstein Diversified Value
   Fund

------------------------------------------------------------------------------



 * There is no capitalization on this Fund. The capitalization size of the Fund is driven by stock selection. Currently, the Fund may be considered to be large capitalization.

 (1) Subject to shareholder approval, we anticipate that the EQ/AXP New Dimensions investment option (the "replaced option") will be merged into the EQ/Capital Guardian U.S. Equity investment option (the "surviving option"), on or about July 12, 2002. After the merger, the replaced option will no longer be available and any allocation elections to that investment option will be considered as allocation elections to the surviving option. We will notify you if the replacement does not take place.

 The Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds are managed by Equitable Life. Each of the other Funds invests in shares of a corresponding portfolio (portfolio) of EQ Advisors Trust. You should also read the attached prospectus for EQ Advisors Trust and keep it for future reference.


 GUARANTEED OPTIONS. The guaranteed options we offer include a 3-year Guaranteed Rate Account and 5-year Guaranteed Rate Account, and the Money Market Guarantee Account.

 We have filed registration statements relating to this offering with the Securities and Exchange Commission. A Statement of Additional Information ("SAI"), dated May 1, 2002, which is part of one of the registration statements, is available free of charge upon request by writing to us or calling us toll-free. The SAI has been incorporated by reference into this prospectus. The table of contents for the SAI and a request form to obtain the SAI appear at the end of this prospectus. You may also obtain a copy of this prospectus and the SAI through the SEC Website at http://www.sec.gov.



 THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.




                                                                           75525

Contents of this prospectus


  1
--------------------------------------------------------------------------------



MEMBERS RETIREMENT PROGRAM


----------------------------------------------------------
Index of key words and phrases                           3
The Program at a glance - key features                   4
The Contract at a glance - key features                  5

1
----------------------------------------------------------
FEE TABLE                                                6
----------------------------------------------------------
Program expense charge and investment fund operating
   expenses                                              6
Example                                                  8
Condensed financial information                          8

2
----------------------------------------------------------
INVESTMENT OPTIONS                                       9
----------------------------------------------------------
Investment options - The Funds                           9
EQ Advisors Trust                                       11
Investment options - The Guaranteed Options             16

3
----------------------------------------------------------
HOW WE VALUE YOUR ACCOUNT BALANCE IN
THE FUNDS                                               18
----------------------------------------------------------



--------------------------------------------------------------------------------
When we use the words "we," "us" and "our," we mean Equitable Life.
Please see the index of key words and phrases used in this prospectus. The index will refer you to the page where particular terms are defined or explained.

When we address the reader of this prospectus with words such as "you" and "your," we generally mean the individual participant in one or more of the plans available in the Program unless otherwise explained. For example, "The Program" section of the prospectus is primarily directed at the employer. "You" and "your" also can refer to the plan participant when the contract owner has instructed us to take participant in plan instructions as the contract owner's instructions under the contract, for example see "Transfers and access to your account."

Contents of this prospectus

----------
    2
--------------------------------------------------------------------------------



4
-----------------------------------------------------------
TRANSFERS AND ACCESS TO YOUR ACCOUNT                     19
-----------------------------------------------------------
Transfers among investment options                       19
Disruptive transfer activity                             19
Our Account Investment Management System (AIMS)          19
Participant loans                                        20
Choosing benefit payment options                         20
Spousal consent                                          20
Benefits payable after the death of a participant        21
-----------------------------------------------------------

5
-----------------------------------------------------------
THE PROGRAM                                              22
-----------------------------------------------------------
Summary of plan choices                                  22
Getting started                                          23
How to make Program contributions                        23
Allocating Program contributions                         23
Distributions from the investment options                24
Rules applicable to participant distributions            24


6
-----------------------------------------------------------
PERFORMANCE INFORMATION                                  26
-----------------------------------------------------------
Annual percent changes in fund unit values               28
Average annual percentage change in fund unit values     29

7
-----------------------------------------------------------
CHARGES AND EXPENSES                                     30
-----------------------------------------------------------
Charges based on amounts invested in the Program         30
Plan and transaction expenses                            31
-----------------------------------------------------------


8
-----------------------------------------------------------
TAX INFORMATION                                          32
-----------------------------------------------------------
Buying a contract to fund a retirement arrangement       32
Income taxation of distributions to qualified plan
  participants                                           32

9
-----------------------------------------------------------
MORE INFORMATION                                         34
-----------------------------------------------------------
About Program changes or terminations                    34
IRS disqualification                                     34
About the separate accounts                              34
About legal proceedings                                  34
About our independent accountants                        34
About the Trustee                                        34
Underwriter                                              34
Reports we provide and available information             35
Acceptance                                               35

-----------------------------------------------------------
APPENDIX I: CONDENSED FINANCIAL
INFORMATION                                             A-1
-----------------------------------------------------------
TABLE OF CONTENTS OF STATEMENT OF
ADDITIONAL INFORMATION                                  S-1
-----------------------------------------------------------
About Equitable Life                      inside back cover
How to reach us                                  back cover
-----------------------------------------------------------


        Contents of this prospectus

Members Retirement Program


----------------
  3
--------------------------------------------------------------------------------

 INDEX OF KEY WORDS AND PHRASES

 Below is an index of key words and phrases used in this prospectus. The index will refer you to the page where particular terms are defined or explained. This index should help you locate more information on the terms used in this prospectus.



                                            PAGE
AIMS                                             19
beneficiary                                      20
benefit payment options                          20
business day                                     19
contract                                         22
disruptive transfer activity                     19
eligible rollover distributions                  32
Equitable Life                           back cover
GRAs                                             16
guaranteed options                               16
individually designed plan                       22
IRA                                              32
investment funds                        front cover
investment options                                9
market timing                                    19
Master Trust                                     22
Money Market Guarantee Account                   19
Pooled Trust                                     22
Program                                          22
Self Directed Prototype Plan                     22
separate accounts                                34
corresponding portfolios                front cover
unit value                                       18
unit                                             18
3-year GRA                                       16
5-year GRA                                       16




Members Retirement Program

----------
    4
--------------------------------------------------------------------------------

     THE PROGRAM AT A GLANCE - KEY FEATURES



 EMPLOYER CHOICE OF RETIREMENT PLANS


 Our Members Retirement Plan is a defined contribution master plan that can be adopted as a profit-sharing plan (401(k), SIMPLE 401(k) and safe harbor 401(k) features are available) and a defined contribution pension plan, or both. The Plan is designed to comply with the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Program's investment options are the only investment choices under the Members Retirement Plan.

 Our Self-Directed Prototype Plan gives added flexibility in choosing your investments.

 Our Pooled Trust for Individually Designed Plans, which invests through our Investment Only arrangement, allows you to use the investment options in the Program through our Pooled Trust.



 PLAN FEATURES


 MEMBERS RETIREMENT PLAN:

 o  The Program investment options are the only investment choices.

 o Plan-level and participant-level recordkeeping, benefit payments, tax withholding and reporting provided.

 o  Use of our Master Trust.

 o  No minimum amount must be invested.

 o  5500 reporting.

 o  Automatic updates for law changes.

 SELF-DIRECTED PROTOTYPE PLAN:

 o You may combine Program investment options with individual stock and bond investments.

 o Employers must adopt our Pooled Trust for investment use only, and a minimum of $25,000 must be maintained in the Trust.

 o  Recordkeeping services provided only for plan assets in Pooled Trust.

 o  Third party recordkeeping services can be arranged through us.

 o  Brokerage services can be arranged through us.

 INVESTMENT ONLY:

 o  Our Pooled Trust is used for investment only.

 o  Recordkeeping services provided for plan assets in Pooled Trust.


 PLAN CHARGES AND EXPENSES:

 o Plan and transaction charges vary by type of plan adopted, or by specific transaction.


 TAX ADVANTAGES:

 o  On earnings

    No tax on investment earnings until withdrawn.

 o  On transfer

    No tax on internal transfers.



 TAX NOTE:

 o Because you are purchasing or contributing to an annuity contract to fund a retirement plan qualified under section 401 of the Internal Revenue Code (the "Code") you should be aware that the contract meets Code qualification requirements but does not provide tax deferral benefits beyond those already provided by the Code. You should consider whether the contract's features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the features, benefits and costs of the contract relative to other types of arrangements. (For more information, see "Tax information" later in the prospectus for your specific type of retirement arrangement).

 ADDITIONAL FEATURES FOR AMOUNTS HELD IN THE TRUST:

 o  Toll-free number available for transfers and account information.

 o  Participant loans (if elected by your employer; some restrictions apply).

 o  Regular statements of account.

 o  Retirement Program Specialist and Account Executive support.

 o  Daily valuation of accounts.

Members Retirement Program

----------
  5
--------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------------------
                                             MEMBERS                     POOLED TRUST FOR
                                             RETIREMENT                  INDIVIDUALLY                SELF-DIRECTED
                                             PLAN                        DESIGNED PLANS              PROTOTYPE PLAN
----------------------------------------------------------------------------------------------------------------------------
WHO SELECTS INVESTMENTS?                     Participant.                Participant or Trustee,     Participant or Trustee,
                                                                         as specified under your     as specified under your
                                                                         Plan.                       Plan.

ARE LOANS AVAILABLE?                         Yes, if permitted under     Yes, if permitted under     Yes, if permitted under
                                             your Plan.                  your Plan.                  your Plan.

WHEN ARE YOU ELIGIBLE FOR DISTRIBUTIONS?     Upon retirement,            Benefits depend upon        Upon retirement,
                                             death, disability or        the terms of your Plan.     death, disability or
                                             termination of                                          termination of
                                             employment.                                             employment.




 THE CONTRACT AT A GLANCE - KEY FEATURES

 CONTRIBUTIONS:

 o  Can be allocated to any one option or divided among them.

 o  Must be made by check or money order payable to Equitable Life.

 o  Must be sent along with a Contribution Remittance Form.

 o Are credited on the day of receipt if accompanied by properly completed forms.


 TRANSFERS AMONG INVESTMENT OPTIONS:

 o Generally, amounts may be transferred among the investment options at any time.

 o  Transfers may be made by telephone on AIMS.

 o  There is no charge for transfers and no tax liability.

 o Transfers from the Guaranteed Rate Accounts may not be made prior to maturity.


 CHARGES AND EXPENSES:

 o Program expense charge assessed against combined value of Program assets in the Trust.

 o Investment management and accounting fees and other expenses charged on an investment fund-by-fund basis, as applicable.

 o Indirectly, charges of underlying investment vehicles for investment management, 12b-1 fees and other expenses.


 PROFESSIONAL INVESTMENT MANAGEMENT:


 Through the investment funds under our contract we make available these professional investment managers who advise or sponsor the different Funds:

 o  Alliance Capital Management L.P.

 o  American Express Financial Corporation


 o Bernstein Investment Research and Management (unit of Alliance Capital Management, L.P.)


 o  Brown Capital Management, Inc.

 o  Calvert Asset Management Company, Inc.

 o  Capital Guardian Trust Company


 o  Deutsche Asset Management Inc.


 o  Fidelity Management & Research Company

 o  MFS Investment Management


 BENEFIT PAYMENT OPTIONS:

 o  Lump sum.

 o  Installments on a time certain or dollar certain basis.

 o Variety of annuity benefit payout options as available under your employer's plan.

 o  Fixed or variable annuity options available.


 GUARANTEED OPTIONS:


 The three guaranteed options include two Guaranteed Rate Accounts and a Money Market Guarantee Account.


Members Retirement Program

1
Fee table


--------
    6
--------------------------------------------------------------------------------


The fee tables and discussion below will help you understand the various charges and expenses you will bear under the contract. The tables reflect charges: (1) you will directly incur, including the Program expense charge, and investment fund fees and charges, and (2) fees and expenses of EQ Advisors Trust, and its portfolios that you will indirectly incur. If you annuitize your account, charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.

WHEN YOU PURCHASE OR REDEEM UNITS OF ANY OF THE INVESTMENT FUNDS, YOU WILL PAY NO SALES LOAD, NO DEFERRED SALES CHARGE, NO SURRENDER FEES AND NO TRANSFER OR EXCHANGE FEES.


PROGRAM EXPENSE CHARGE AND INVESTMENT FUND OPERATING EXPENSES

The Program expense charge and operating expenses of the investment funds are paid out of each investment fund's assets. Certain investment funds pay us a management fee that varies based on their respective assets. The Program expense charge is based on the level of assets in the Trust. Each investment fund also incurs other expenses for services such as printing, mailing, legal, and similar items. All of these operating expenses are reflected in each investment fund's unit value. See "How we value your account balance in the Funds" later in the prospectus.

The tables that follow summarize the charges, at annual percentage rates, that apply to the investment funds. They do not include other charges which are specific to the various plans, such as enrollment fees or record maintenance and report fees. See "CHARGES AND EXPENSES," LATER IN THE PROSPECTUS FOR MORE DETAILS. THE EXPENSES SHOWN ARE BASED ON THE ACTUAL EXPERIENCE OF THE INVESTMENT FUNDS DURING THE YEAR ENDED DECEMBER 31, 2001, AND REFLECT CURRENTLY APPLICABLE FEES EXCEPT AS NOTED.


ALLIANCE GROWTH EQUITY, MID CAP GROWTH AND BALANCED FUNDS





-----------------------------------------------------------------------------------
                                            PROGRAM
                           MANAGEMENT       EXPENSE
                              FEE            CHARGE         OTHER           TOTAL
-----------------------------------------------------------------------------------
Alliance Growth Equity       0.50%           1.00%          0.30%(1)        1.80%
Alliance Mid Cap Growth      0.65%           1.00%          0.28%(1)        1.93%
Alliance Balanced            0.50%           1.00%          0.27%(1)        1.77%
-----------------------------------------------------------------------------------


Fee table

-----
  7
--------------------------------------------------------------------------------


EQ/ALLIANCE GLOBAL, EQ/ALLIANCE GROWTH INVESTORS, EQ/ALLIANCE TECHNOLOGY, EQ/AXP NEW DIMENSIONS, EQ/BERNSTEIN DIVERSIFIED VALUE, EQ/CALVERT SOCIALLY RESPONSIBLE, EQ/CAPITAL GUARDIAN INTERNATIONAL, EQ/CAPITAL GUARDIAN U.S. EQUITY, EQ/EQUITY 500 INDEX, EQ/FI SMALL/MID CAP VALUE, EQ/SMALL COMPANY INDEX, EQ/MFS EMERGING GROWTH COMPANIES AND EQ/MFS RESEARCH





-----------------------------------------------------------------------------------

                                                 TRUST RELATED EXPENSES
-----------------------------------------------------------------------------------
                                  INVESTMENT                 12b-1      TOTAL(5)
                                    MGMT.(2)     OTHER(3)    FEE(4)    AS LIMITED
-----------------------------------------------------------------------------------
EQ/Alliance Global                  0.73%         0.12%          -       0.85%
EQ/Alliance Growth Investors        0.57%         0.06%          -       0.63%
EQ/Alliance Technology              0.82%         0.08%       0.25%      1.15%
EQ/AXP New Dimensions               0.00%         0.70%       0.25%      0.95%
EQ/Bernstein Diversified Value      0.61%         0.09%       0.25%      0.95%
EQ/Calvert Socially Responsible     0.00%         0.80%       0.25%      1.05%
EQ/Capital Guardian International   0.66%         0.29%       0.25%      1.20%
EQ/Capital Guardian U.S. Equity     0.59%         0.11%       0.25%      0.95%
EQ/Equity 500 Index                 0.25%         0.06%       0.25%      0.56%
EQ/FI Small/Mid Cap Value           0.74%         0.11%       0.25%      1.10%
EQ/MFS Emerging Growth Companies    0.63%         0.09%       0.25%      0.97%
EQ/MFS Research                     0.63%         0.07%       0.25%      0.95%
EQ/Small Company Index              0.25%         0.35%       0.25%      0.85%
-----------------------------------------------------------------------------------



-------------------------------------------------------------------------------------
                                                                              TOTAL
                                          PROGRAM RELATED EXPENSES           EXPENSES
-------------------------------------------------------------------------------------
                                  PROGRAM
                                  EXPENSE     MGMT.              TOTAL AS
                                   CHARGE    FEES(6)   OTHER(1)   LIMITED     TOTAL
-------------------------------------------------------------------------------------
EQ/Alliance Global                  1.00%     0.20%     0.37%       1.57%      2.42%
EQ/Alliance Growth Investors        1.00%     0.20%     0.37%       1.57%      2.20%
EQ/Alliance Technology              0.58%        -      0.09%       0.67%      1.82%
EQ/AXP New Dimensions               0.58%        -      0.07%       0.65%      1.60%
EQ/Bernstein Diversified Value      0.58%        -      0.26%       0.84%      1.79%
EQ/Calvert Socially Responsible     1.00%        -      0.38%       1.38%      2.43%
EQ/Capital Guardian International   0.58%        -      0.10%       0.68%      1.88%
EQ/Capital Guardian U.S. Equity     1.00%        -      0.05%       1.05%      2.00%
EQ/Equity 500 Index                 1.00%        -      0.44%       1.44%      2.00%
EQ/FI Small/Mid Cap Value           1.00%        -      0.52%       1.52%      2.62%
EQ/MFS Emerging Growth Companies    1.00%        -      0.43%       1.43%      2.40%
EQ/MFS Research                     1.00%        -      0.40%       1.40%      2.35%
EQ/Small Company Index              0.58%        -      0.14%       0.72%      1.57%
-------------------------------------------------------------------------------------



(1) Reflects the amount deducted for the daily accrual of direct expenses. See "How We Determine the Unit Value" in the SAI.

(2) The management fees and administrative fees for each portfolio cannot be increased without a vote of each portfolio's shareholders. The amounts shown as "Other Expenses" will fluctuate from year to year depending on actual expenses.

(3) The amounts shown as "Other Expenses" will fluctuate from year to year depending on actual expenses. See footnote (6) for any expense limitation agreements information.

(4) The Class IB shares of EQ Advisors Trust are subject to fees imposed under distribution plans (herein, the "Rule 12b-1 Plans") adopted by EQ Advisors Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended.

(5) Equitable Life, EQ Advisors Trust's manager, has entered into an expense limitation agreement with respect to certain Portfolios which is effective from May 1, 2002 through April 30, 2003. Under this agreement Equitable Life has agreed to waive or limit its fees and assume other expenses of each of these Portfolios, if necessary, in an amount that limits each Portfolio's Total Annual Expenses (exclusive of interest, taxes, brokerage commissions, capitalized expenditures, and extraordinary expenses) to not more than the amounts specified above as "Net Total Annual Expenses." Each Portfolio may at a later date make a reimbursement to Equitable Life for any of the management fees waived or limited and other expenses assumed and paid by Equitable Life pursuant to the expense limitation agreement provided that the Portfolio's current annual operating expenses do not exceed the operating expense limit determined for such portfolio. For more information see the prospectus for EQ Advisors Trust. The following chart indicates other management fees and other expenses before any fee waivers and/or expense reimbursements that would have applied to each Portfolio. Portfolios that are not listed below do not have an expense limitation arrangement in effect or the expense limitation arrangement did not result in a fee waiver or reimbursement.




                                       MANAGEMENT
                                     FEES (BEFORE      OTHER EXPENSES
                                       ANY FEE        (BEFORE ANY FEE
                                    WAIVERS AND/OR    WAIVERS AND/OR
                                       EXPENSE            EXPENSE
           PORTFOLIO NAME          REIMBURSEMENTS)    REIMBURSEMENTS)
--------------------------------- ----------------- ------------------
EQ/Alliance Technology                 0.90%             0.08%
EQ/AXP New Dimensions                  0.65%             1.06%
EQ/Bernstein Diversified Value         0.65%             0.09%
EQ/Calvert Socially Responsible        0.65%             1.46%



                                          MANAGEMENT
                                        FEES (BEFORE      OTHER EXPENSES
                                          ANY FEE       (BEFORE ANY FEE
                                       WAIVERS AND/OR    WAIVERS AND/OR
                                          EXPENSE           EXPENSE
             PORTFOLIO NAME           REIMBURSEMENTS)   REIMBURSEMENTS)
 ----------------------------------- ----------------- -----------------
 EQ/Capital Guardian International        0.85%             0.29%
 EQ/Capital Guardian U.S. Equity          0.65%             0.11%
 EQ/FI Small/Mid Cap Value                0.75%             0.11%
 EQ/MFS Research                          0.65%             0.07%
 EQ/Small Company Index                   0.25%             0.35%



(6) The EQ/Alliance Global and EQ/Alliance Growth Investors Funds invest through Equitable Life's Separate Account No. 66 in corresponding portfolios of EQ Advisors Trust. This charge represents only financial accounting expenses for Separate Account No. 66.



Fee table

-----
   8
--------------------------------------------------------------------------------


EXAMPLE


A $1,000 investment in each Fund listed below would be subject to the expenses indicated, assuming a 5% annual return. Applicable expenses are the same whether or not you withdraw all or part of your Account Balance at the end of each time period shown (1). The examples assume the continuation of Net Total Annual Expenses (after expense limitation) shown for each Fund in the Table above for the entire one, three, five and ten year periods included in the examples.



------------------------------------------------------------------------------------
                                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
------------------------------------------------------------------------------------
Alliance Balanced Fund                   $18.84     $ 58.28     $ 100.17    $ 216.69
Alliance Growth Equity Fund               19.15       59.20       101.72      219.86
Alliance Mid Cap Growth Fund              20.46       63.17       108.40      233.47
EQ/Alliance Global Fund                   25.38       77.99       133.16      283.07
EQ/Alliance Growth Investors Fund         23.17       71.36       122.12      261.13
EQ/Alliance Technology Fund               19.35       59.81       102.75      221.96
EQ/AXP New Dimensions Fund                17.13       53.06        91.36      198.54
EQ/Bernstein Diversified Value Fund       19.04       58.89       101.21      218.80
EQ/Calvert Socially Responsible Fund      25.48       78.29       133.66      284.06
EQ/Capital Guardian International Fund    19.95       61.64       105.83      228.25
EQ/Capital Guardian U.S. Equity Fund      21.16       65.30       111.97      240.72
EQ/Equity 500 Index Fund                  21.16       65.30       111.97      240.72
EQ/FI Small/Mid Cap Value Fund            27.39       83.98       143.09      302.58
EQ/MFS Emerging Growth Companies Fund     25.18       77.39       132.16      281.10
EQ/MFS Research Fund                      24.68       75.89       129.66      276.15
EQ/Small Company Index Fund               16.82       52.14        89.80      195.30
------------------------------------------------------------------------------------



(1) These calculations include all asset based charges plus a component for record maintenance and report fees and enrollment fees. The component is computed by aggregating such fees and dividing by the average assets for the same period. See "Members Retirement Plan (Pension and Profit Sharing), Prototype Self Directed Plan and Investment Only fees" later in this prospectus.


The purpose of these tables and examples is to assist you in understanding the various costs and expenses that will be incurred, either directly or indirectly, when amounts are invested in the Funds. FUTURE EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. IN ADDITION, THE 5% RATE OF RETURN IN THE EXAMPLE IS NOT AN ESTIMATE OR GUARANTEE OF FUTURE PERFORMANCE.

If you elect a variable annuity payout option under which we deduct a $350 annuitization fee: Assuming an annuity payout option could be issued, the expenses shown in the above example would, in each case, be increased by $5.44 based on the average amount applied to annuity payout options in 2001.



CONDENSED FINANCIAL INFORMATION



Please see APPENDIX I at the end of this prospectus for condensed financial information concerning the Funds available as of December 31, 2001.


FINANCIAL STATEMENTS OF INVESTMENT FUNDS


Each of the investment funds is, or is part of, one of our separate accounts as described in "About the separate accounts" under "More information" later in this prospectus. The financial statements of the Pooled Separate Accounts, (Alliance Growth Equity (Separate Account No. 4), Alliance Mid Cap Growth (Separate Account No. 3) and Alliance Balanced (Separate Account No. 10)) and Separate Account No. 66 as well as the financial statements of Equitable Life are included in the SAI. The financial statements for EQ Advisors Trust are in the SAI for EQ Advisors Trust.



Fee table

2
Investment options



----------------
  9
--------------------------------------------------------------------------------


 INVESTMENT OPTIONS

 We offer 18 INVESTMENT OPTIONS under the contract: 16 investment funds that we call the "Funds" and 2 that are guaranteed options.



 THE FUNDS

 Each Fund has a different investment objective. The Funds try to meet their investment objectives by investing either in a portfolio of securities or by holding mutual fund shares. We cannot assure you that any of the Funds will meet their investment objectives.


 THE ALLIANCE GROWTH EQUITY FUND

 OBJECTIVE

 The Alliance Growth Equity Fund seeks to achieve long-term growth of capital by investing in the securities of companies that we believe will share in the growth of our nation's economy - and those of other leading industrialized countries - over a long period. The Fund maintains its own portfolio of securities.

 INVESTMENT STRATEGIES


 The Alliance Growth Equity Fund invests primarily in common stocks. The Fund generally invests in securities of intermediate and large sized companies, but may invest in stocks of companies of any size. At times, the Fund may invest its equity holdings in a relatively small number of issuers, provided that no investment causes more than 10% of the Alliance Growth Equity Fund's assets to be invested in the securities of one issuer.

 The Alliance Growth Equity Fund also may invest smaller amounts in other equity-type securities, such as convertible preferred stocks or convertible debt instruments. The Fund also may invest in non-equity investments, including non-participating and non-convertible preferred stocks, bonds and debentures. The Fund also may invest up to 15% of its total assets in foreign securities (securities of established foreign companies without substantial business in the United States).


 The Alliance Growth Equity Fund may make temporary investments in government obligations, short-term commercial paper and other money market instruments.


 RISKS OF INVESTMENT STRATEGIES


 See "Risks of investing in the funds," later in this prospectus, for information on the risks associated with an investment in the Funds generally, and in the Alliance Growth Equity Fund specifically.



 THE ALLIANCE MID CAP GROWTH FUND

 OBJECTIVES


 The Alliance Mid Cap Growth Fund seeks to achieve long-term capital growth, through a diversified portfolio of equity securities. The account attempts to achieve this objective by investing primarily in the common stock of medium-sized companies which have the potential to grow faster than the general economy and to grow into much larger companies.



 INVESTMENT STRATEGIES


 The Alliance Mid Cap Growth Fund is actively managed to obtain excess return versus the Russell Mid Cap Growth Index. The Fund invests at least 80% of its total assets in the common stock of companies with medium capitalizations at the time of the Fund's investment, similar to the market capitalizations of companies in the Russell Mid Cap Growth Index. Companies whose capitalizations no longer meet this definition after purchase continue to be considered to have a medium market capitalization for purposes of the 80% policy. If deemed appropriate, in order to meet the investment objectives, the Fund may invest in companies in cyclical industries, as well as in securities that the adviser believes are temporarily undervalued. The Fund may also invest in foreign companies without substantial business in the United States.


 The Fund may also invest in convertible preferred stocks, convertible debt securities and short-term debt securities such as corporate notes, and temporarily invest in money

Investment options

----------
   10
--------------------------------------------------------------------------------

 market instruments. Additionally, the Fund may invest up to 10% of its total assets in restricted securities.


 The Fund attempts to generate excess return by taking active risk in security selection, and implementing a "bottom up" stock selection approach, looking for companies with unique growth potential. Economic sector allocation is also taken into consideration, and the account may often be concentrated in industries where research resources indicate there is high growth potential. The Fund is fully invested.


 RISKS OF INVESTMENT STRATEGIES


 See "Risks of investing in the funds" later in this prospectus, for information on the risks associated with an investment in the Funds generally, and in the Alliance Mid Cap Growth Fund specifically. Note, however, that due to the Alliance Mid Cap Growth Fund's investment policies, this Fund provides greater growth potential and greater risk than the Alliance Growth Equity and Alliance Balanced Funds. As a result, you should consider limiting the amount allocated to this Fund, particularly as you near retirement.



 THE ALLIANCE BALANCED FUND

 OBJECTIVES

 The Alliance Balanced Fund seeks both appreciation of capital and current income by investing in a diversified portfolio of common stocks, other equity-type securities and longer-term fixed income securities. The Fund also seeks current income by investing in publicly traded debt securities and short-term money market instruments. The Fund maintains its own portfolio of securities.

 INVESTMENT STRATEGIES

 The Alliance Balanced Fund varies the portion of its assets invested in each type of security in accordance with our evaluation of economic conditions, the general level of common stock prices, anticipated interest rates and other relevant considerations, including our assessment of the risks associated with each investment medium.


 In general, the Fund invests the greatest portion of its assets in equity securities. During each of the past ten years, the Fund invested between 43% and 86% of its assets in equity securities, including equity-type securities such as convertible preferred stocks or convertible debt instruments.


 The Fund's investment in non-money market debt securities consists primarily of (a) publicly-traded securities issued or guaranteed by the United States Government or its agencies or instrumentalities and (b) corporate fixed income securities, including, but not limited to, bank obligations, notes, asset-backed securities, mortgage pass-through obligations, collateralized mortgage obligations, zero coupon bonds, and preferred stock. The Fund may also buy debt securities with equity features such as conversion or exchange rights, warrants for the acquisition of stock, or participations based on revenues, sales or profits. The Fund only invests in investment grade non-money market debt securities, i.e., those rated, at the time of acquisition, BBB or higher by Standard & Poor's Corporation (S&P) or Baa or higher by Moody's Investors Services, Inc. (Moody's) or, if unrated, are of comparable investment quality. The average maturity of the debt securities held by the Fund varies according to market conditions and the stage of interest rate cycles. The Fund may realize gains on debt securities when such action is considered advantageous in light of existing market conditions.

 The Fund also may invest (a) up to 10% of its total assets in restricted securities; (b) in foreign companies; (c) in repurchase agreements; and (d) in money market securities. The Fund may also purchase and sell securities on a when-issued or delayed delivery basis.

 Finally, the Fund may (a) invest in put and call options and (b) trade in stock index or interest rate futures, and foreign currency forward contracts, for hedging purposes only. In option transactions, the economic benefit will be offset by the cost of the option, while any loss would be limited to such cost. The Fund also enters into hedging transactions. These transactions are undertaken only when any required regulatory procedures have been completed and when economic and market conditions indicate that such transactions would serve the best interests of the Fund.


Investment options

----------
  11
--------------------------------------------------------------------------------

 RISKS OF INVESTMENT STRATEGIES


 See "Risks of investing in the Funds", below, for information on the risks associated with an investment in the funds generally, and in the Alliance Balanced Fund specifically.


 INVESTMENT MANAGER

 We manage the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds. We currently use the personnel and facilities of Alliance Capital Management L.P. ("Alliance") for portfolio management, securities selection and transaction services. We are the majority-owners of Alliance, a limited partnership. We and Alliance are each registered investment advisers under the Investment Advisers Act of 1940.


 Alliance acts as investment adviser to various separate accounts of Equitable Life and other affiliated insurance companies. Alliance also provides investment management and advisory services to mutual funds, endowment funds, insurance companies, foreign entities, qualified and non-tax qualified corporate funds, public and private pension and profit-sharing plans, foundations and tax-exempt organizations. As of December 31, 2001, Alliance had total assets under management of $455 billion. Alliance's main office is located at 1345 Avenue of the Americas, New York, New York 10105.


 The Investment Committee of our Board of Directors must authorize or approve the securities held in the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds. Subject to the Investment Committee's broad supervisory authority, our investment officers and managers have complete discretion over the assets of these Funds and have been given discretion as to sales and, within specified limits, purchases of stocks, other equity securities and certain debt securities. When an investment opportunity arises that is consistent with the objectives of more than one account, we allocate investment opportunities among accounts in an impartial manner based on certain factors such as investment objective and current investment and cash positions.

 EQ ADVISORS TRUST

 EQ Advisors Trust is registered under the Investment Company Act of 1940. It is classified as an "open-end management investment company" more commonly called a mutual fund. EQ Advisors Trust issues different shares relating to each portfolio.

 Equitable Life serves as the investment manager of EQ Advisors Trust. As such, Equitable Life oversees the activities of the investment advisers with respect to EQ Advisors Trust and is responsible for retaining or discontinuing the services of those advisers. (Prior to September, 1999 EQ Financial Consultants, Inc., the predecessor to AXA Advisors, LLC and an affiliate of Equitable Life, served as investment manager to EQ Advisors Trust.)


 EQ Advisors Trust commenced operations on May 1, 1997. Prior to October 18, 1999 the EQ/Alliance portfolios were part of The Hudson River Trust. On October 18, 1999, these portfolios (with the exception of EQ/Alliance Technology) became corresponding portfolios of EQ Advisors Trust.


 EQ Advisors Trust does not impose sales charges or "loads" for buying and selling their shares. All dividends and other distributions on Trust shares are reinvested in full. The Board of Trustees of EQ Advisors Trust may establish additional portfolios or eliminate existing portfolios at any time. More detailed information about EQ Advisors Trust, the portfolio investment objectives, policies, restrictions risks, expenses, their Rule 12b-1 Plan relating to its Class 1B shares, and other aspects of its operations, appears in the prospectus for EQ Advisors Trust attached at the end of this prospectus or SAI which is available upon request.


 The EQ/Alliance Global Fund, EQ/Alliance Growth Investors Fund, EQ/Alliance Technology Fund, EQ/AXP New Dimensions Fund, EQ/Bernstein Diversified Value Fund, EQ/Calvert Socially Responsible Fund, EQ/Capital Guardian International Fund, EQ/Capital Guardian U.S. Equity Fund, EQ/Equity 500 Index Fund, EQ/FI Small/Mid Cap Value Fund, EQ/MFS Emerging Growth Companies Fund, EQ/MFS Research Fund, and the EQ/Small Company Index Fund invest in corresponding portfolios of the EQ Advisors Trust. The investment results you will experience in any one of those investment funds will depend on the investment performance of the corresponding portfolios. The table



Investment options

-----
  12
--------------------------------------------------------------------------------

 below shows the names of the corresponding portfolios, their investment objectives, and their advisers.


 You should note that some EQ Advisors Trust portfolios have objectives and strategies that are substantially similar to those of certain retail funds that are purchased directly rather than under a variable insurance product such as the Members Retirement Program variable annuity. These funds may even have the same manager(s) and/or a similar name. However, there are numerous factors that can contribute to differences in performance between two investments, particularly over short periods of time. Such factors include the timing of stock purchases and sales; differences in fund cash flows; and specific strategies employed by the portfolio manager.




EQ ADVISORS TRUST
----------------------------------------------------------------------------------------------------------------------------------
PORTFOLIO                         OBJECTIVE                                                   ADVISER
----------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Global                Seeks long-term growth of capital                           Alliance Capital Management L.P.

EQ/Alliance Growth Investors      Seeks to achieve the highest total return consistent with   Alliance Capital Management L.P.
                                  the Adviser's determination of reasonable risk

EQ/Alliance Technology            Seeks to achieve growth of capital. Current income is       Alliance Capital Management L.P.
                                  incidental to the Portfolio's objective

EQ/AXP New Dimensions             Seeks long-term growth of capital                           American Express Financial
                                                                                              Corporation

EQ/Bernstein Diversified Value    Seeks capital appreciation                                  Alliance Capital Management L.P.
                                                                                              through its Bernstein Investment
                                                                                              Research and Management Unit

EQ/Calvert Socially Responsible   Seeks long-term capital appreciation                        Calvert Asset Management
                                                                                              Company, Inc. Brown Capital
                                                                                              Management, Inc.

EQ/Capital Guardian               Seeks long-term growth of capital                           Capital Guardian Trust Company
  International

EQ/Capital Guardian U.S. Equity   Seeks long-term growth of capital                           Capital Guardian Trust Company

EQ/Equity 500 Index               Seeks a total return before expenses that approximates      Alliance Capital Management L.P.
                                  the total return performance of the S&P 500 Index
                                  including reinvestment of dividends at a risk level
                                  consistent with that of the S&P 500 Index

EQ/FI Small/Mid Cap Value         Seeks long-term capital appreciation                        Fidelity Management & Research
                                                                                              Company

EQ/MFS Emerging Growth            Seeks to provide long-term capital growth                   MFS Investment Management
  Companies

EQ/MFS Research                   Seeks to provide long-term growth of capital and future     MFS Investment Management
                                  income

EQ/Small Company Index            Seeks to replicate as closely as possible (before           Deutsche Asset Management Inc.
                                  deduction of Portfolio expenses) the total return of the
                                  Russell 2000 Index



Other important information about the portfolios is included in the prospectus for each Trust attached at the end of this Prospectus.



Investment options

----------
  13
--------------------------------------------------------------------------------

 PLEASE REFER TO THE PROSPECTUS AND SAI OF EQ ADVISORS TRUST FOR A MORE DETAILED DISCUSSION OF INVESTMENT OBJECTIVES AND STRATEGIES, ADVISERS, RISK FACTORS AND OTHER INFORMATION CONCERNING THE TRUST AND ITS PORTFOLIOS.


 RISKS OF INVESTING IN THE FUNDS

 All of the Funds invest in securities of one type or another. You should be aware that any investment in securities carries with it a risk of loss, and you could lose money investing in the Funds. The different investment objectives and policies of each Fund may affect the return of each Fund and the risks associated with an investment in that Fund.

 Additionally, market and financial risks are inherent in any securities investment. By market risks, we mean factors which do not necessarily relate to a particular issuer, but affect the way markets, and securities within those markets, perform. Market risks can be described in terms of volatility, that is, the range and frequency of market value changes. Market risks include such things as changes in interest rates, general economic conditions and investor perceptions regarding the value of debt and equity securities. By financial risks we mean factors associated with a particular issuer which may affect the price of its securities, such as its competitive posture, its earnings and its ability to meet its debt obligations.


 The risk factors associated with an investment in the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds are described below. See the SAI for additional information regarding certain investment techniques used by these Funds. See the EQ Advisors Trust prospectus for risks and factors and investment techniques associated with an investment in the EQ/Alliance Global Fund, EQ/Alliance Growth Investors Fund, EQ/Alliance Technology Fund, EQ/AXP New Dimensions Fund, EQ/Bernstein Diversified Value Fund, EQ/Calvert Socially Responsible Fund, EQ/Capital Guardian International Fund, EQ/Capital Guardian U.S. Equity Fund, EQ/Equity 500 Index Fund, EQ/FI Small/Mid Cap Value Fund, EQ/MFS Emerging Growth Companies Fund, EQ/MFS Research Fund, and EQ/Small Company Index Fund.


 Important factors associated with an investment in the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds are discussed below.

 COMMON STOCK. Investing in common stocks and related securities involves the risk that the value of the stocks or related securities purchased will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of the Fund's investments - and, therefore, the value of the Fund's units - to fluctuate.


 SECURITIES OF MEDIUM AND SMALLER SIZED COMPANIES. The Alliance Mid Cap Growth Fund invests primarily in the securities of medium sized companies. The Alliance Growth Equity and Alliance Balanced Funds may also make these investments, as well as investments in smaller sized companies.The securities of small and medium sized, less mature, lesser known companies involve greater risks than those normally associated with larger, more mature, well-known companies. Therefore, consistent earnings may not be as likely in small companies as in large companies.


 The Funds also run a risk of increased and more rapid fluctuations in the value of its investments in securities of small or medium sized companies. This is due to the greater business risks of small size and limited product lines, markets, distribution channels, and financial and managerial resources. Historically, the price of small (less than $1 billion) and medium (between $1 and $15 billion) capitalization stocks and stocks of recently organized companies have fluctuated more than the larger capitalization stocks and the overall stock market. One reason is that small- and medium-sized companies have a lower degree of liquidity in the markets for their stocks.

 NON-EQUITY SECURITIES. Investing in non-equity securities, such as bonds and debentures, involves the risk that the value of these securities held by the Alliance Growth Equity and Alliance Balanced Funds - and, therefore, the value of the Fund's units - will fluctuate with changes in interest


Investment options

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   14
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 rates (interest rate risk) and the perceived ability of the issuer to make interest or principal payments on time (credit risk). Moreover, convertible securities which may be in the Alliance Growth Equity, Alliance Mid Cap Growth, and Alliance Balance Funds, such as convertible preferred stocks or convertible debt instruments, contain both debt and equity features, and may lose significant value in periods of extreme market volatility.


 FOREIGN INVESTING. Investing in securities of foreign companies involves additional risks, including risk of loss from changes in the political or economic climate of the countries in which these companies do business. Foreign currency fluctuations, exchange controls or financial instability could cause the value of the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds' foreign investments to fluctuate. Additionally, foreign accounting, auditing and disclosure standards may differ from domestic standards, and there may be less regulation in foreign countries of stock exchanges, brokers, banks, and listed companies than in the United States. As a result, the Funds' foreign investments may be less liquid and their prices may be subject to greater fluctuations than comparable investments in securities of U.S. issuers.


 RESTRICTED SECURITIES. Investing in restricted securities involves additional risks because these securities generally (1) are less liquid than non-restricted securities and (2) lack readily available market quotations. Accordingly, the Alliance Mid Cap Growth and Alliance Balanced Funds may be unable to quickly sell their restricted security holdings at fair market value.

 The following discussion describes investment risks unique to either the Alliance Growth Equity Fund, Alliance Mid Cap Growth Fund or the Alliance Balanced Fund.


 INVESTMENT CONCENTRATION. Concentrating the Alliance Growth Equity Fund's equity holdings in the stocks of a few companies increases the risk of loss, because a decline in the value of one of these stocks would have a greater impact on the Fund. As of December 31, 2001, the Fund held 17.7% of its net assets in the stocks of four issuers. See Separate Account No. 4 (Pooled) Statement of Investments and Net Assets in the SAI.


 INVESTMENT POLICIES. Due to the Alliance Mid Cap Growth Fund's investment policies, this Fund provides greater growth potential and greater risk than the Alliance Growth Equity and Alliance Balanced Funds. As a result, you should consider limiting the amount allocated to this Fund, particularly as you near retirement.


 ASSET ALLOCATION POLICIES. The Alliance Balanced Fund varies the portion of its assets invested in equity and non-equity securities with our evaluation of various factors. The Fund is subject to the risk that we may incorrectly predict changes in the relative values of the stock and bond markets.


 DEBT SECURITIES SUBJECT TO PREPAYMENT RISKS. Mortgage pass-through securities and certain collateralized mortgage obligations, asset-backed securities and other debt instruments in which the Alliance Balanced Fund may invest are subject to prepayments prior to their stated maturity. The Fund, however, is unable to accurately predict the rate at which prepayments will be made, as that rate may be affected, among other things, by changes in generally prevailing market interest rates. If prepayments occur, the Fund suffers the risk that it will not be able to reinvest the proceeds at as high a rate of interest as it had previously been receiving. Also, the Fund will incur a loss to the extent that prepayments are made for an amount that is less than the value at which the security was then being carried by the fund. Moreover, securities that may be prepaid tend to increase in value less during times of declining interest rates, and to decrease in value more during times of increasing interest rates, than do securities that are not subject to prepayment.

 WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. The Alliance Balanced Fund may purchase and sell securities on a when-issued or delayed delivery basis. In these transactions, securities are purchased or sold by a Fund with payment and delivery taking place in the future in order to secure what is considered to be an advantageous price or yield to the Fund


Investment options

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  15
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 at the time of entering into the transaction. However, the market value of such securities at the time of settlement may be more or less than the purchase price then payable. The Fund will sell on a forward settlement basis only securities it owns or has the right to acquire.

 DEBT INSTRUMENTS ISSUED BY SCHEDULE B BANKS. The Alliance Balanced Fund may invest in debt instruments issued by Schedule B Banks, which are foreign branches of United States banks. Schedule B Banks are not required to maintain the same financial reserves which are required of United States banks, but Schedule B Bank certificates of deposit are fully guaranteed by the U.S. parent of the issuing bank. Debt instruments issued by Schedule B Banks may include certificates of deposit and time deposits of London branches of United States banks ("Eurodollars"). Eurodollar investments are subject to the types of risks associated with foreign securities. London branches of the United States banks have extensive government regulation which may limit both the amount and the type of loans and interest rates. In addition, the banking industry's profitability is closely linked to prevailing money market conditions for financing lending operations. Both general economic conditions and credit risks play an important part in the operations of the banking industry. United States banks are required to maintain reserves, are limited in how much they can loan to a single borrower and are subject to other regulations to promote financial soundness. Not all of these laws and regulations apply to foreign branches of United States banks.

 HEDGING TRANSACTIONS. The Alliance Balanced Fund may engage in hedging transactions which are designed to protect against anticipated adverse price movements in securities owned or intended to be purchased by the Fund. When interest rates go up, the market value of outstanding debt securities declines and vice versa. In recent years the volatility of the market for debt securities has increased significantly, and market prices of longer-term obligations have been subject to wide fluctuations, particularly as contrasted with those of short-term instruments. The Fund will take certain risks into consideration when determining which, if any, options or financial futures contracts it will use. If the price movements of hedged portfolio securities are in fact favorable to the Fund, the hedging transactions will tend to reduce and may eliminate the economic benefit to the Fund which otherwise would result. Also, the price movements of options and futures used for hedging purposes may not correlate as anticipated with price movements of the securities being hedged. This can make a hedge transaction less effective than anticipated and could result in a loss. The options and futures markets can sometimes become illiquid and the exchanges on which such instruments are traded may impose trading halts or delays on the exercise of options and liquidation of futures positions in certain circumstances. This could in some cases operate to the Fund's detriment.


 ADDITIONAL INFORMATION ABOUT THE FUNDS

 CHANGE OF INVESTMENT OBJECTIVES

 We can change the investment objectives of the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds if the New York State Insurance Department approves the change.


 The investment objectives of the portfolios of the EQ Advisors Trust may be changed by the Board of Trustees of the EQ Advisors Trust without the approval of shareholders. (See "Voting rights" below.)


 VOTING RIGHTS

 No voting rights apply to any of the separate accounts or to the Guaranteed Options. We do, however, have the right to vote shares of the EQ Advisors Trust held by the funds.

 If EQ Advisors Trust holds a meeting of shareholders, we will vote the shares of the EQ Advisors Trust portfolios allocated to the corresponding Funds in accordance with instructions received from employers, participants or trustees, as the case may be. Shares will be voted in proportion to the voter's interest in the Funds holding the shares as of the record date for the shareholders meeting. We will vote the shares for which no instructions have been received in the same proportion as we vote shares for which we have received instructions. Employers, participants or trustees will receive: (1) periodic reports relating to the EQ Advisors Trust and (2)


Investment options

----------
   16
--------------------------------------------------------------------------------

 proxy materials, together with a voting instruction form, in connection with shareholder meetings.

 Currently, we control EQ Advisors Trust. The Trust's shares are held by other separate accounts of ours and by separate accounts of insurance companies unaffiliated with us. We generally will vote shares held by these separate accounts which will generally be voted according to the instructions of the owners of insurance policies and contracts funded through those separate accounts, thus diluting the effect of your voting instructions.



 THE GUARANTEED OPTIONS

 We offer three different guaranteed options:


 o two Guaranteed Rate Accounts (GRAs), and

 o our Money Market Guarantee Account.


 We guarantee the amount of your contributions to the guaranteed options and the interest credited. Contributions to the guaranteed options become part of our general account, which supports all of our insurance and annuity guarantees as well as our general obligations. The general account, as part of our insurance and annuity operations, is subject to regulation and supervision by the Insurance Department of the State of New York and to insurance laws and regulations of all jurisdictions in which we are authorized to do business.

 Your investment in a guaranteed option is not regulated by the Securities and Exchange Commission, and the following discussion about the guaranteed options has not been reviewed by the staff of the SEC. The discussion, however, is subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of the statements made.


 GUARANTEED RATE ACCOUNTS

 We offer a GRA that matures in three years (3-year GRA) and a GRA that matures in five years (5-year GRA). Your contributions to the GRAs earn the guaranteed interest rate then in effect when your contribution is credited to your plan account. The interest rate is expressed as an effective annual rate, reflecting daily compounding and the deduction of applicable asset-based fees. See "Charges and expenses" later in this prospectus.

 You can make new contributions or transfer amounts from other investment options to a GRA at the current guaranteed rate at any time. New guaranteed rates are offered each Wednesday and are available for a seven-day period. You may call AIMS to obtain our current GRA rates. You earn interest from the day after your contribution or transfer is credited through the maturity date of the GRA. See "Maturing GRAs" in the SAI for more information. The amount of your contribution and interest that is guaranteed is subject to any penalties applicable upon premature withdrawal. See "Premature withdrawals and transfers from a GRA" in the SAI.


 RESTRICTIONS ON WITHDRAWALS AND TRANSFERS

 o You may not transfer from one GRA to another or from a GRA to another investment option except at maturity.

 o You may transfer other amounts at any time to a GRA at the current guaranteed rate.

 o Withdrawals may be made from a GRA before maturity if: you are disabled; you attain age 701/2; you die; or you are not self-employed and your employment is terminated.

 o You may not remove GRA funds before maturity to take a loan, hardship or other in-service withdrawal, as a result of a trustee-to-trustee transfer, or to receive benefits from a terminated plan.


 o Certain other withdrawals prior to maturity are permitted, but may be subject to penalty. See "Procedures for withdrawals, distributions and transfers from a GRA" in the SAI.



 MONEY MARKET GUARANTEE ACCOUNT

 All contributions to the Money Market Guarantee Account earn the same rate of interest. The rate changes monthly and is expressed as an effective annual rate, reflecting daily compounding and the deduction of applicable asset-based fees and charges. The rate will approximate current market


Investment options

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  17
--------------------------------------------------------------------------------


 rates for money market mutual funds minus these fees. You may call the AIMS to obtain the current monthly rate. On January 1 each year we set an annual minimum rate for this Account. The minimum guaranteed interest rate for 2002 is 1.50% (before fees).


 Contributions may be made at any time and will earn the current rate from the day after the contribution is credited through the end of the month or, if earlier, the day of transfer or withdrawal. Your balance in the Money Market Guarantee Account at the end of the month automatically begins receiving interest at the new rate until transferred or withdrawn.

 DISTRIBUTIONS, WITHDRAWALS, AND TRANSFERS. You may effect distributions, withdrawals and transfers, without penalty, at any time permitted under your plan. We do not impose penalties on distributions, withdrawals or transfers.


Investment options

3
How we value your account balance in the Funds






----------------
      18
--------------------------------------------------------------------------------

 When you invest in a Fund, your contribution or transfer is used to purchase "units" of that Fund. The unit value on any day reflects the value of the Fund's investments for the day and the charges and expenses we deduct from the Fund. We calculate the number of units you purchase by dividing the amount you invest by the unit value of the Fund as of the close of business on the day we receive your contribution or transfer instruction.

 On any given day, your account value in any Fund equals the number of the Fund's units credited to your account, multiplied by that day's value for one Fund unit. In order to take deductions from any Fund, we cancel units having a value equal to the amount we need to deduct. Otherwise, the number of your Fund units of any Fund does not change unless you make additional contributions, make a withdrawal, effect a transfer, or request some other transaction that involves moving assets into or out of that Fund option.


 For a description of how Fund unit values are computed, see "How we compute unit values for the Funds" in the SAI.



How we value your account balance in the Funds

4
Transfers and access to your account


----------------
  19
--------------------------------------------------------------------------------

 TRANSFERS AMONG INVESTMENT OPTIONS

 You may transfer some or all of your amounts among the investment options if you participate in the Members Retirement Plan. Participants in other plans may make transfers as allowed by the plan.

 No transfers from the GRAs to other investment options are permitted prior to maturity. Transfers to the GRAs, and to or from the Money Market Guarantee Account and the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds, are permitted at any time. Transfers from remaining Funds are permitted at any time except if there is any delay in redemptions from the corresponding portfolio of EQ Advisors Trust.


 DISRUPTIVE TRANSFER ACTIVITY


 You should note that the contract is not designed for professional "market timing" organizations or other organizations or individuals engaging in a market timing strategy, making programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio. These kind of strategies and transfer activities are disruptive to the underlying portfolios in which the Funds invest (or Funds, in the case of those that invest directly). If we determine that your transfer patterns among the Funds are disruptive to the underlying portfolios (or Funds, in the case of those that invest directly), we may, among other things, restrict the availability of personal telephone requests, facsimile transmissions, automated telephone services, Internet services or any electronic transfer services. We may also refuse to act on transfer instructions of an agent who is acting on behalf of one or more owners. In making these determinations, we may consider the combined transfer activity in all annuity contracts and life insurance policies that we believe are under common ownership, control or direction.

 We currently consider transfers into and out of (or vice versa) the same Fund within a five business day period as potentially disruptive transfer activity. In order to prevent disruptive activity, we monitor the frequency of transfers, including the size of transfers in relation to portfolio assets, in each underlying portfolio, (or each Fund that invests directly) and we take appropriate action, which may include the actions described above to restrict availability of voice, fax and automated transaction services, when we consider the activity of owners to be disruptive. We currently provide a letter to owners who have engaged in such activity of our intention to restrict such services. However, we may not continue to provide such letters. We may also, in our sole discretion and without further notice, change what we consider disruptive transfer activity, as well as change our procedures to restrict this activity.


 OUR ACCOUNT INVESTMENT MANAGEMENT SYSTEM ("AIMS")


 Participants may use our automated AIMS to transfer between investment options, obtain account information, change the allocation of future contributions and maturing GRAs and hear investment performance information. To use AIMS, you must have a touch-tone telephone. We assign a personal security code ("PSC") number to you after we receive your completed enrollment form.

 We have established procedures to reasonably confirm the genuineness of instructions communicated to us by telephone when using AIMS. The procedures require personal identification information, including your PSC number, prior to acting on telephone instructions, and providing written confirmation of the transfers. Thus, we will not be liable for following telephone instructions we reasonably believe to be genuine.

 We reserve the right to limit access to this service if we determine that you are engaged in a market timing strategy (see "Disruptive transfer activity" above).

 A transfer request will be effective on the business day we receive the request. We will confirm all transfers in writing.
 -----------------------------------------------------------------------------

 Generally our business day is any day the New York Stock Exchange is open for trading, and generally ends at 4:00 p.m. Eastern Time. A business day does not include a day we choose not to open due to emergency conditions. We may also close early due to emergency conditions.

 -----------------------------------------------------------------------------


Transfers and access to your account

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   20
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 PARTICIPANT LOANS


 Participant loans are available if the employer plan permits them. Participants must apply for a plan loan through the employer.


 Loans are subject to restrictions under Federal tax laws and ERISA. Loan packages containing all necessary forms, along with an explanation of how interest rates are set, are available from our Account Executives. A loan may not be taken from the Guaranteed Rate Accounts. If a participant is married, written spousal consent may be required for a loan.

 Generally, the loan amount will be transferred from the investment options into a loan account. The participant must repay the amount borrowed with interest as required by Federal income tax rules. If you fail to repay the loan when due, the amount of the unpaid balance may be taxable and subject to additional penalty taxes. Interest paid on a retirement plan loan is not deductible.



 CHOOSING BENEFIT PAYMENT OPTIONS

 The Program offers a variety of benefit payment options. If you are a participant in a self-directed or individually-designed plan, ask your employer for details. Once you are eligible, your plan may allow you a choice of one or more of the following forms of distribution:

 o    Installment Payments

 o    Qualified Joint and Survivor Annuity

 o    Joint and Survivor Annuity Options, some with optional Period Certain

 o    Life Annuity

 o    Life Annuity - Period Certain

 o    Cash Refund Annuity

 o    Lump Sum Payment

 All of these annuity options can be either fixed or variable except for the Cash Refund Annuity and the Qualified Joint and Survivor Annuity which are fixed options only.

 -----------------------------------------------------------------------------
 The amount of each payment in a fixed option remains the same. Variable option payments change to reflect the investment performance of the Alliance Growth Equity Fund.
 -----------------------------------------------------------------------------


 See "Types of benefits" in the SAI for detailed information regarding each of the benefit payout options, and "Procedures for withdrawals, distributions and transfers" in the SAI.


 We provide the fixed and variable annuity options. Payments under variable annuity options reflect investment performance of the Alliance Growth Equity Fund.

 The minimum amount that can be used to purchase any type of annuity is $5,000. In most cases an annuity administrative charge of $350 will be deducted from the amount used to purchase an annuity. If we give any group pension client with a qualified plan a better annuity purchase rate than those currently guaranteed under the Program, we will also make those rates available to Program participants. The annuity administrative charge may be greater than $350 in that case.


 SPOUSAL CONSENT


 If a participant is married and has an account balance greater than $5,000, (except for amounts contributed to the Rollover Account) federal law generally requires payment (subject to plan rules) of a Qualified Joint and Survivor Annuity payable to the participant for life and then to the surviving spouse for life, unless you and your spouse have properly waived that form of payment in advance. Please see "Spousal consent requirements" under "Types of benefits" in the SAI. Certain Self-Directed Prototypes and individually designed Plans are not subject to these requirements.



Transfers and access to your account

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  21
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 BENEFITS PAYABLE AFTER THE DEATH OF A PARTICIPANT

 o If you die before the entire benefit due you has been paid, the remainder of your benefits will be paid to your beneficiary.

 o If you die before you are required to begin receiving benefits, the law requires your entire benefit to be distributed no more than five years after your death. There are exceptions - (1) A beneficiary who is not your spouse may elect payments over his/her life or a fixed period which does not exceed the beneficiary's life expectancy, provided payments begin within one year of your death. (2) If your benefit is payable to your spouse, your spouse may elect to receive benefits over his/her life or a period certain which does not exceed his or her life expectancy beginning any time up to the date you would have attained age 701/2 or, if later, one year after your death, or (3) Your spouse may be able to roll over all or part of the death benefit to a traditional (not Roth) individual retirement arrangement.

 o If at your death you were already receiving annuity benefits, your beneficiary will receive the survivor benefits, if any, under the form of the annuity selected. If an annuity benefit was not selected, your beneficiary can continue to receive benefits based on the payment option you selected or can select a different payment option so long as payments are made at least as rapidly as with the payment option you originally selected.


 o The IRS and Treasury recently have proposed revisions to the minimum distribution rules. We expect the rules to be finalized no earlier than in 2002. The proposed revisions permit plan administrators, plan participants, and beneficiaries to apply the proposed revisions to distributions for the calendar year 2001 provided that the plan adopts a model amendment to permit such distributions.

 o To designate a beneficiary or to change an earlier designation, have your employer send us your completed beneficiary designation form. Your spouse must consent in writing to a designation of any non-spouse beneficiary, as explained in "Procedures for withdrawals, distributions and transfers - Spousal consent requirements" in the SAI.

 Under the Members Retirement Program, on the day we receive proof of your death, we automatically transfer your Account Balance in the Funds to the Money Market Guarantee Account unless your beneficiary provides written instructions otherwise. All amounts are held until your beneficiary requests a distribution or transfer. Our Account Executives can explain these and other requirements affecting death benefits.



Transfers and access to your account

5
The Program






----------------
      22
--------------------------------------------------------------------------------

 This section explains the Program in further detail. It is intended for employers who wish to enroll in the Program, but contains information of interest to participants as well. You should, of course, understand the provisions of your plan and the Adoption Agreement that define the scope of the Program in more specific terms. References to "you" and "your" in this section are to you in your capacity as an employer. The Program is described in the prospectus solely to provide a more complete understanding of how the Funds and GRAs operate within the Program. The Program itself is not registered under the Securities Act of 1933.


 The Members Retirement Program consists of several types of retirement plans and two retirement plan Trusts, the Master Trust and the Pooled Trust. Each of the Trusts invests exclusively in the contract described in this prospectus. The Program is sponsored by Equitable Life. The Program had 9,853 participants and approximately $166.6 million in assets at December 31, 2001.

 Our Retirement Program Specialists are available to answer your questions about joining the Program. Please contact us by using the telephone number or addresses listed under "How to reach us - Information on joining the Program" on the back cover of the prospectus.



 SUMMARY OF PLAN CHOICES

 You have a choice of three retirement plan arrangements under the Program. You can:

 o Choose, the MEMBERS RETIREMENT PLAN - which automatically gives you a full range of services from Equitable Life. These include your choice of the Program investment options, plan-level and participant-level recordkeeping, benefit payments and tax withholding and reporting. Under the Members Retirement Plan employers adopt our Master Trust and your only investment choices are from the Investment Options.

 -----------------------------------------------------------------------------
 The Members Retirement Plan is a defined contribution master plan that can be adopted as a profit sharing plan (including optional 401(k), SIMPLE 401(k) and safe harbor 401(k) features), a defined contribution pension plan, or both.
 -----------------------------------------------------------------------------

 o Choose the SELF-DIRECTED PROTOTYPE PLAN - which gives you added flexibility in choosing investments. This is a defined contribution prototype plan which can be used to combine the Program investment options with your own individual investments such as stocks and bonds. With this plan you must adopt our Pooled Trust and maintain a minimum balance of $25,000 at all times.

    You must arrange separately for plan level accounting and brokerage services. We provide recordkeeping services only for plan assets held in the Pooled Trust. You can use any plan recordkeeper or you can arrange through us to hire Trustar Retirement Services at a special rate. You can also arrange through us brokerage services from CSFB Direct, or use the services of any other broker.

   -----------------------------------------------------------------------------
   The Pooled Trust is an investment vehicle used with individually designed qualified retirement plans. It can be used for both defined contribution and defined benefit plans. We provide recordkeeping services for plan assets held in the Pooled Trust.
   -----------------------------------------------------------------------------


 o Maintain our POOLED TRUST FOR INDIVIDUALLY DESIGNED PLANS - and use our Pooled Trust for investment options in the Program in addition to your own individual investments. The Pooled Trust is for investment only and can be used for both defined benefit and defined contribution plans. We provide participant-level or plan-level recordkeeping services for plan assets in the Pooled Trust.


 Choosing the right plan depends on your own set of circumstances. We recommend that you review all plan, trust, participation and related agreements with your legal and tax counsel.


The Program

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  23
--------------------------------------------------------------------------------

 GETTING STARTED

 If you choose the Members Retirement Plan, you as the employer or trustee must complete an Adoption Agreement.

 If you choose the Self-Directed Prototype Plan, you must complete the Prototype Plan adoption agreement as well as an Adoption Agreement in order to use the Pooled Trust.

 As an employer, you are responsible for the administration of the plan you choose. If you have a Self-Directed Prototype Plan, you are also responsible for appointing a plan trustee. Please see "Your Responsibilities as Employer" in the SAI.


 HOW TO MAKE PROGRAM CONTRIBUTIONS


 Contributions must be in the form of a check drawn on a bank in the U.S. clearing through the Federal Reserve System, in U.S. dollars, and made payable to Equitable Life. All contribution checks should be sent to Equitable Life at the address shown "For contribution checks only" in the "Information once you join the Program" section under "How to reach us" in this prospectus. Third party checks are not acceptable, except for rollover contributions, tax-free exchanges or trustee checks that involve no refund. All checks are subject to collection. We reserve the right to reject a payment if it is received in an unacceptable form.

 All contributions must be accompanied by a Contribution Remittance form which designates the amount to be allocated to each participant by contribution type. Contributions are normally credited on the business day that we receive them, provided the remittance form is properly completed and matches the check amount. Contributions are only accepted from the employer. Employees may not send contributions directly to the Program. Contributions are only accepted for properly enrolled participants.

 There is no minimum amount which must be contributed for investment if you adopt the Members Retirement Plan, or if you have your own individually designed plan that uses the Pooled Trust. If you adopt our Self-Directed Prototype Plan, you must, as indicated above, keep at least $25,000 in the Pooled Trust at all times.


 ALLOCATING PROGRAM CONTRIBUTIONS

 Under the Members Retirement Plan participants make all of the investment decisions.

 Investment decisions in the Self-Directed Prototype Plan and individually designed plans are made either by the participant or by the plan trustees depending on the terms of the plan.

 Participants may allocate contributions among any number of Program investment options. Allocation instructions can be changed at any time. You may allocate employer contributions in different percentages than your employee contributions. The allocation percentages you elect for employer contributions will automatically apply to 401(k) qualified non-elective contributions, qualified matching contributions and matching contributions. The allocation percentages you elect for employee contributions will automatically apply to both your post-tax employee contributions and your 401(k) salary deferral contributions.

 IF WE DO NOT RECEIVE ADEQUATE INSTRUCTIONS, WE WILL ALLOCATE YOUR CONTRIBUTIONS TO THE MONEY MARKET GUARANTEE ACCOUNT UNTIL WE ARE PROPERLY INSTRUCTED OTHERWISE.



 WHEN TRANSACTION REQUESTS ARE EFFECTIVE. Contributions, as well as transfer requests and allocation changes (not including GRA maturity allocation changes discussed in the SAI), are effective on the business day they are received. Distribution requests are also effective on the business day they are received unless, as in the Members Retirement Plan, there are plan provisions to the contrary. Transaction requests received after the end of a business day will be credited the next business day. Processing of any transaction may be delayed if a properly completed form is not received.


 Trustee-to-trustee transfers of plan assets are effective the business day after we receive all items we require, including check and mailing instructions, and a plan opinion/IRS determination letter from the new or amended plan, or adequate proof of qualified plan status.


The Program

----------
   24
--------------------------------------------------------------------------------

 DISTRIBUTIONS FROM THE INVESTMENT OPTIONS


 Keep in mind two sets of rules when considering distributions or withdrawals from the Program. The first are rules and procedures that apply to the investment options, exclusive of the provisions of your plan. We discuss those in this section. The second are rules specific to your plan. We discuss those "Rules applicable to participant distributions" below. Certain plan distributions may be subject to Federal income tax, and penalty taxes. See "Tax information" later in this prospectus.


 AMOUNTS IN THE FUNDS AND MONEY MARKET GUARANTEE ACCOUNT. These are generally available for distribution at any time, subject to the provisions of your plan. Distributions from the Money Market Guarantee Account and the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds are permitted at any time. Distributions from remaining Funds are permitted at any time except if there is any delay in redemptions from the corresponding portfolio of EQ Advisors Trust, as applicable.


 AMOUNTS IN THE GUARANTEED RATE ACCOUNTS. Withdrawals generally may not be taken from GRAs. See "Guaranteed Rate Accounts" earlier in this prospectus.


 Payments or withdrawals and application of proceeds to an annuity ordinarily will be made promptly upon request in accordance with plan provisions. However, we can defer payments, applications and withdrawals for any period during which the New York Stock Exchange is closed for trading, sales of securities are restricted or determination of the fair market value of assets is not reasonably practicable because of an emergency.

 IF YOUR PLAN IS AN EMPLOYER OR TRUSTEE-DIRECTED PLAN, YOU AS THE EMPLOYER ARE RESPONSIBLE FOR ENSURING THAT THERE IS SUFFICIENT CASH AVAILABLE TO PAY BENEFITS.

 RULES APPLICABLE TO PARTICIPANT DISTRIBUTIONS


 In addition to our own procedures, distribution and benefit payment options under a tax qualified retirement plan are subject to complicated legal requirements. A general explanation of the Federal income tax treatment of distributions and benefit payment options is provided in "Tax information" later in this prospectus and in the SAI. You should discuss your options with a qualified financial advisor. Our Account Executives also can be of assistance.

 In general, under the Members Retirement Plan or our Self-Directed Prototype Plan, participants are eligible for benefits upon retirement, death or disability, or upon termination of employment with a vested benefit. Participants in an individually designed plan are eligible for retirement benefits depending on the terms of their plan. See "Benefit payment options" under "Transfers and access to your money" earlier in this prospectus and "Tax information" later in this prospectus for more details. For participants who own more than 5% of the business, benefits must begin no later than April 1 of the year after the participant reaches age 70 1/2. For all other participants, distribution must begin by April 1 of the later of the year after attaining age 70 1/2 or retirement from the employer sponsoring the plan.


 o You may withdraw all or part of your Account Balance under the Members Retirement Plan attributable to post-tax employee contributions at any time, provided that you withdraw at least $300 at a time (or, if less, your entire post-tax Account Balance).

 o If you are married, your spouse must generally consent in writing before you can make any type of withdrawal except to purchase a Qualified Joint or a Survivor Annuity. Self-employed persons may generally not receive a distribution prior to age 59 1/2.


The Program

----------
  25
--------------------------------------------------------------------------------


 o Employees may generally not receive a distribution prior to severance from employment.


 o Hardship withdrawals before age 59 1/2 may be permitted under 401(k) and certain other profit sharing plans.


 Under an individually designed plan and our self-directed plan, the availability of pre-retirement withdrawals depends on the terms of the plan. We suggest that you ask your employer what types of withdrawals are available under your plan. See "Procedures for withdrawals, distributions and transfers" in the SAI for a more detailed discussion of these general rules.

 Generally you may not make withdrawals from the Guaranteed Rate Accounts prior to maturity. See "The Guaranteed Rate Accounts" earlier in this prospectus.



The Program

6
Performance information






----------------
      26
--------------------------------------------------------------------------------

 The investment performance of the Funds reflects changes in unit values experienced over time. The unit value calculations for the Funds include all earnings, including dividends and realized and unrealized capital gains. Unlike the typical mutual fund, the Funds reinvest, rather than distribute, their earnings.


 The following tables show the annual percentage change in Fund unit values, and the average annual percentage change in Fund unit values, for the periods ended December 31, 2001. You may compare the performance results for each Fund with the data presented for certain unmanaged market indices, or "benchmarks."



 Performance data for the benchmarks do not reflect any deductions for investment advisory, brokerage or other expenses of the type typically associated with an actively managed investment fund. This overstates their rates of return and limits the usefulness of the benchmarks in assessing the performance of the Funds. The benchmark results have been adjusted to reflect reinvestment of dividends and interest for greater comparability. The benchmarks are:

 o Standard and Poor's 500 Index (S&P 500) - a weighted index of the securities of 500 companies widely regarded by investors as representative of the stock market.


 o Russell Mid Cap Growth Index (Russell Mid Cap Growth) - measures the performance of those Russell Mid Cap companies with higher price to book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000 Growth Index.

 o Russell 3000 Index (Russell 3000) - The Russell 3000 Index consists of the largest 3,000 publicly traded stocks of U.S. domiciled corporations and includes large, medium and small capitalization stocks. Russell 3000 represents approximately 98% of the investable U.S. equity market. Russell performs a "reconstitution" of the indices annually.

 o Russell 3000 Growth Index (Russell 3000 Growth) - measuers the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values.

 o Russell 2000 Index (Russell 2000) - a broadly diversified small capitalization index of the approximately 2,000 smallest stocks within the Russell 3000.

 o Russell 2500 Value Index (Russell 2500 Value) - measures the performance of those Russell 2500 companies with lower price-to-book ratios and lower forecasted growth values.


 o Lehman Aggregate Index - a bond index which includes fixed rate debt issues rated investment grade or higher by Moody's Investors Service, Standard and Poor's Corporation, or Fitch Investor's Service, in that order. All issues have at least one year to maturity and an outstanding par value of at least $100 million for U.S. Government issues and $50 million for all others.


 o Lehman Government/Corporate Bond Index (Lehman) - an index widely regarded by investors as representative of the bond market.

 o Morgan Stanley Capital International World Index (MSCI World) - an arithmetical average weighted by market value of the performance of 1,520 companies listed on the stock exchanges of the United States, Europe, Canada, Australia, New Zealand and the Far East


 The annual percentage change in unit values represents the percentage increase or decrease in unit values from the beginning of one year to the end of that year. The average annual rates of return are time-weighted, assume an investment at the beginning of each period, and include the reinvestment of investment income.

 Historical results are presented for all Funds for the periods during which the Funds were available under the Program. Hypothetical results also were calculated for prior periods for the EQ/Alliance Global and EQ/Alliance Growth Investors Funds. These became available under the Program on July 1, 1993. The performance figures prior to that date for these


Performance information

----------
  27
--------------------------------------------------------------------------------


 Funds reflect (1) hypothetical performance based on the actual performance of the EQ/Alliance Global, and EQ/Alliance Growth Investors portfolios, respectively, from the date each commenced operations and (2) the deduction of the Program expense charge, the financial accounting fee and the daily accrual of direct expenses attributable to the Alliance Growth Equity Fund. After July 1, 1993, they reflect actual performance and, for 1993, annualized actual expenses. See "Charges and expenses" later in this prospectus.


 See the attached EQ Advisors Trust prospectus for historical performance information regarding all portfolios. Such information does not reflect the Program Expense Charge that would reduce the results shown in the EQ Advisors Trust prospectus.

 EQ Advisors Trust commenced operations on May 1, 1997. For periods prior to October 18, 1999 the EQ/Alliance Global and EQ/Alliance Growth Investors portfolios were part of The Hudson River Trust. On October 18, 1999, these portfolios became corresponding portfolios of EQ Advisors Trust and any predecessors that it may have had.


 The EQ/MFS Research and EQ/FI Small/Mid Cap Value Funds became available under the Program on August 1, 1997.

 The EQ/Calvert Socially Responsible and the EQ/MFS Emerging Growth Companies Funds became available under the program on May 1, 2000, The EQ/Equity 500 Index Fund became available on October 6, 2000.

 No historical results are presented for the EQ/Capital Guardian International, EQ/Capital Guardian U.S. Equity, EQ/Bernstein Diversified Value, EQ/Alliance Technology, EQ/Small Company Index or EQ/AXP New Dimensions Funds because they first became available under the Program after December 31, 2000.


 THE PERFORMANCE SHOWN DOES NOT REFLECT ANY RECORD MAINTENANCE AND REPORT OR ENROLLMENT FEES. NO PROVISIONS HAVE BEEN MADE FOR THE EFFECT OF TAXES ON INCOME AND GAINS OR UPON DISTRIBUTION. PAST PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.


Performance information

-----
  28
--------------------------------------------------------------------------------


 ANNUAL PERCENT CHANGES IN FUND UNIT VALUES*




                                             ANNUAL PERIOD ENDING LAST BUSINESS DAY OF
                                     -------------------------------------------------------
 FUND                                   1992       1993        1994        1995       1996
------------------------------------ --------- ---------- ------------ ---------- ----------
ALLIANCE GROWTH EQUITY                   0.1%     18.0%      (2.8)%       30.3%      16.4%
EQ/MFS RESEARCH                            -         -          -            -          -
EQ/CALVERT SOCIALLY RESPONSIBLE            -         -          -            -          -
Russell 3000                             9.7      10.9        0.2         36.8       21.8
ALLIANCE MID CAP GROWTH                 (4.2)     13.1       (5.1)        29.6       20.9
Russell Mid Cap Growth                   8.7      11.2       (2.2)        34.0       17.5
ALLIANCE BALANCED                       (3.9)     10.8       (9.2)        18.9       10.0
S&P 500/Lehman Aggregate (50%/50%)       7.5       9.9       (0.8)        28.0       13.3
EQ/ALLIANCE GLOBAL                      (1.9)     30.8        3.6         16.8       12.9
MSCI World                              (5.2)     22.5        5.1         20.7       13.5
EQ/ALLIANCE GROWTH INVESTORS (1)         3.5      13.9       (4.8)        24.2       11.0
70% S&P 500/30% Lehman G/C Bond          7.6      10.3       (0.1)        32.1       16.9
EQ/EQUITY 500 INDEX                        -         -          -            -          -
S&P 500                                  7.6      10.1        1.3         37.6       23.0
EQ/MFS EMERGING GROWTH COMPANY             -         -          -            -          -
Russell 3000 Growth                      5.2       3.7        2.2         36.6       21.9
EQ/FI SMALL/MID CAP VALUE                  -         -          -            -          -
Russell 2500 Value                      24.9      19.3       (1.3)        29.8       22.2



                                               ANNUAL PERIOD ENDING LAST BUSINESS DAY OF
                                     --------------------------------------------------------------
 FUND                                    1997        1998        1999        2000          2001
------------------------------------ ---------- ------------ ---------- ------------- -------------
ALLIANCE GROWTH EQUITY                  25.5%        (3.8)%     33.5%      (17.6)%       (19.4)%
EQ/MFS RESEARCH                            -         22.4       21.4        (6.5)        (22.9)
EQ/CALVERT SOCIALLY RESPONSIBLE            -            -          -           -         (15.9)
Russell 3000                            31.8         24.1       20.9        (7.5)        (11.5)
ALLIANCE MID CAP GROWTH                 10.6        (14.5)      15.9       (14.0)        (19.0)
Russell Mid Cap Growth                  22.5         17.9       51.3       (11.8)        (20.2)
ALLIANCE BALANCED                       12.1         18.0       13.9        (3.5)         (5.7)
S&P 500/Lehman Aggregate (50%/50%)      21.5         18.6        9.1         1.1          (1.7)
EQ/ALLIANCE GLOBAL                      10.1         20.1       36.6       (19.8)        (21.3)
MSCI World                              15.8         24.3       24.9       (13.2)        (16.8)
EQ/ALLIANCE GROWTH INVESTORS (1)        15.2         17.5       24.8        (8.0)        (13.8)
70% S&P 500/30% Lehman G/C Bond         26.3         22.9       13.8        (3.0)         (S.7)
EQ/EQUITY 500 INDEX                        -            -          -           -         (13.4)
S&P 500                                 33.4         28.6       21.0        (9.1)        (11.9)
EQ/MFS EMERGING GROWTH COMPANY             -            -          -           -         (35.0)
Russell 3000 Growth                     28.7         35.0       33.8       (22.4)        (19.6)
EQ/FI SMALL/MID CAP VALUE                  -        (11.3)       0.4         3.7           2.4
Russell 2500 Value                      33.1         (1.9)       1.5        20.8           9.8



*     Hypothetical performance shown in bold.

(1) As of May 1, 2002 the new benchmark is S&P 500/Lehman Aggregate Bond Index (70%/30%).


Performance information

-----
 29
--------------------------------------------------------------------------------

AVERAGE ANNUAL PERCENTAGE
CHANGE IN FUND UNIT VALUES -
YEARS ENDING DECEMBER 31, 2001*





 FUND                                     10 YEARS       5 YEARS       3 YEARS       1 YEAR
------------------------------------   ------------   -----------   -----------   -------------
ALLIANCE GROWTH EQUITY                     6.4%           1.4%         (4.0)%        (19.4)%
EQ/MFS RESEARCH                             -               -          (4.4)         (22.9)
EQ/CALVERT SOCIALLY RESPONSIBLE             -               -             -          (15.9)
Russell 3000                              12.7           10.1          (0.3)         (11.5)
ALLIANCE MID CAP GROWTH                    2.1           (5.3)         (6.9)         (19.0)
Russell Mid Cap Growth                    11.1            9.0           2.2          (20.2)
ALLIANCE BALANCED                          5.7            6.5           1.2          ( 5.7)
S&P 500/Lehman Aggregate (50%/50%)        10.3            9.5           3.0          ( 1.7)
EQ/ALLIANCE GLOBAL*                        7.2            2.7          (4.8)         (21.3)
MSCI World                                 8.1            5.4          (3.4)         (16.8)
EQ/ALLIANCE GROWTH INVESTORS* (1)          7.6            6.0          (0.3)         (13.8)
70% S&P 500/30% Lehman G/C Bond           11.4           10.1           1.3          ( 5.7)
EQ/EQUITY 500 INDEX                         -               -             -          (13.4)
S&P 500 Index                             12.9           10.7          (1.0)         (11.9)
EQ/FI SMALL/MID CAP VALUE                   -               -           2.2            2.4
Russell 2500 Value                        15.1           11.9          10.4            9.8
------------------------------------      ----           -----         ----          -----



*     Hypothetical performance shown in bold.

(1) As of May 1, 2002 the new benchmark is S&P 500/Lehman Aggregate Bond Index (70%/30%).


PAST PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE. NO PROVISIONS HAVE BEEN MADE FOR THE EFFECT OF TAXES ON INCOME AND GAINS OR UPON DISTRIBUTIONS.


Performance information

7
Charges and expenses






----------------
      30
--------------------------------------------------------------------------------

 You will incur two general types of charges under the Program:


 (1) Charges imposed on amounts invested in the trust - these apply to all amounts invested in the trust (including installment payout option payments), and do not vary by plan. These are, in general, reflected as reductions in the unit values of the Funds or as reductions from the rates credited to the guaranteed options.


 (2) Plan and transaction charges - these vary by plan or are charged for specific transactions, and are typically stated in a dollar amount. Unless otherwise noted, these are deducted in fixed dollar amounts by reducing the number of units in the appropriate Funds and the dollars in the Guaranteed Options.

 We deduct amounts for the 3-year or 5-year GRA from your most recent GRA.

 We make no deduction from your contributions or withdrawals for sales expenses.


 CHARGES BASED ON AMOUNTS INVESTED IN THE PROGRAM

 PROGRAM EXPENSE CHARGE

 We assess the Program expense charge as a daily charge at an annual rate of 1.00% of your account balance held in the trust. The purpose of this charge is to cover the expenses that we incur in connection with the Program.


 We apply the Program expense charge toward the cost of maintenance of the investment options, promotion of the Program, investment funds, guaranteed options, commissions, administrative costs, such as enrollment and answering participant inquiries, and overhead expenses such as salaries, rent, postage, telephone, travel, legal, actuarial and accounting costs, office equipment and stationery. During 2001 we received $1,707,836 under the Program expense charge then in effect.


 INVESTMENT MANAGEMENT AND ACCOUNTING FEES


 The computation of unit values for each of the Funds named below also reflects fees charged for investment management and accounting. We receive fees for investment management services for the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds. The investment management and accounting fee covers the investment management and financial accounting services we provide for these Funds, as well as a portion of our related administrative costs. This fee is charged daily at an effective annual rate of .50% of the net assets of the Alliance Growth Equity and Balanced Funds and an effective annual rate of .65% for the Alliance Mid Cap Growth Fund.

 We receive fees for financial accounting services for the EQ/Alliance Global and EQ/Alliance Growth Investors Funds. This fee is charged daily at an effective annual rate of .20% of the net assets of these Funds.


 OTHER EXPENSES BORNE BY THE FUNDS


 EQ ADVISORS TRUST ANNUAL EXPENSES. The EQ/Alliance Global Fund, EQ/Alliance Growth Investors Fund, EQ/Alliance Technology Fund, EQ/AXP New Dimensions Fund, EQ/Bernstein Diversified Value Fund, EQ/Calvert Socially Responsible Fund, EQ/Capital Guardian International Fund, EQ/Capital Guardian U.S. Equity Fund, EQ/Equity 500 Index Fund, EQ/FI Small/Mid Cap Value Fund, EQ/MFS Emerging Growth Companies Fund, EQ/MFS Research Fund, and the EQ/Small Company Index Fund are indirectly subject to investment management fees, 12b-1 (if applicable) fees and other expenses charged against assets of the corresponding portfolios of the EQ Advisors Trust. These expenses are described in the EQ Advisors Trust prospectus accompanying this prospectus.

 OTHER EXPENSES. Certain costs and expenses are charged directly to the Funds. These may include transfer taxes, SEC filing fees and certain related expenses including printing of SEC filings, prospectuses and reports, proxy mailings, other mailing costs, legal expenses and (for the EQ/Alliance Global, and EQ/Alliance Growth Investors Funds only custodians' fees and outside auditing expenses).



Charges and expenses

----------
  31
--------------------------------------------------------------------------------

 PLAN AND TRANSACTION EXPENSES


 MEMBERS RETIREMENT PLAN, PROTOTYPE SELF-DIRECTED PLAN AND INVESTMENT ONLY FEES


 RECORD MAINTENANCE AND REPORT FEE. At the end of each calendar quarter, we deduct a record maintenance and report fee of $3.75 from your account balance. We reserve the right to charge varying fees based on the requested special mailings, reports and services given to your retirement plan.

 ENROLLMENT FEE. We charge an employer a non-refundable enrollment fee of $25 for each participant enrolled under its plan. If we do not maintain individual participant records under an individually-designed plan, we instead charge the employer $25 for each plan or trust. If the employer fails to pay these charges, we may deduct the amount from subsequent contributions or from participants' account balances.

 PROTOTYPE SELF-DIRECTED PLAN FEES. Employers who participate in our Prototype Self-Directed Plan incur additional fees not payable to us, such as brokerage and administration fees.


 INDIVIDUAL ANNUITY CHARGES


 ANNUITY ADMINISTRATIVE CHARGE. If a participant elects an annuity payment option, we deduct a $350 charge from the amount used to purchase the annuity. This charge reimburses us for administrative expenses associated with processing the application for the annuity and issuing each month's annuity payment.


 CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES


 We deduct a charge designed to approximate certain taxes that may be imposed on us, such as, premium taxes in your state. Currently, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed on us varies by state and ranges from 0% to 3.5% (the rate is 1% in Puerto Rico.)


 We reserve the right to deduct any applicable charges such as premium taxes from each contribution or from distributions or upon termination of your contract. If we have deducted any applicable tax charges from contributions, we will not deduct a charge for the same taxes later. If, however, an additional tax is later imposed on us when you make a partial or full withdrawal, or your contract is terminated, or you begin receiving annuity payments, we reserve the right to deduct a charge at that time.


 FEES PAID TO ASSOCIATIONS. We may pay associations a fee for enabling the Program to be made available to their memberships. The fee may be based on the number of employers whom we solicit, the number who participate in the Program, and/or the value of Program assets. We make these payments without any additional deduction or charge under the Program.


 GENERAL INFORMATION ON FEES AND CHARGES


 We will give you written notice of any change in the fees and charges. We may also establish a separate fee schedule for requested non-routine administrative services. During 2001 we received total fees and charges under the Program of $2,841,031.



Charges and expenses

8
Tax information






----------------
      32
--------------------------------------------------------------------------------


 President Bush signed the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") on June 7, 2001. Many of the provisions of EGTRRA began to be effective on January 1, 2002 and are phased in during the first decade of the twenty-first century. In the absence of future legislation, all of the amendments made by EGTRRA will no longer apply after December 31, 2010, and the law in effect in 2001 will apply again. In general, EGTRRA liberalizes contributions that can be made to all types of tax-favored retirement plans. In addition to increasing amounts that can be contributed and permitting individuals over age 50 to make additional contributions, EGTRRA also permits rollover contributions to be made between different types of tax-favored retirement plans. Please discuss with your tax advisor how EGTRRA affects your personal financial situation.


 In this section, we briefly outline current federal income tax rules relating to adoption of the Program, contributions to the Program and distributions to participants under qualified retirement plans. Certain other information about qualified retirement plans appears here and in the SAI. We do not discuss the effect, if any, of state tax laws that may apply. For tax advice, we suggest that you consult your tax advisor.

 The United States Congress has in the past considered and may in the future consider proposals for legislation that, if enacted, could change the tax treatment of qualified retirement plans. In addition, the Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing laws. State tax laws or, if you are not a United States resident, foreign tax laws, may affect the tax consequences to you or the beneficiary. These laws may change from time to time without notice and, as a result, the tax consequences may also change. There is no way of predicting whether, when or in what form any such change would be adopted.

 Any such change could have retroactive effects regardless of the date of enactment. We suggest you consult your legal or tax adviser.

 BUYING A CONTRACT TO FUND A RETIREMENT ARRANGEMENT

 Annuity contracts can be purchased in connection with employer plans qualified under Code Section 401. How these arrangements work, including special rules applicable to each, is described in the Statement of Additional Information. You should be aware that the funding vehicle for a qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits, such as the contract's selection of investment funds, provision of guaranteed options and choices of pay-out options, as well as the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you elect.


 INCOME TAXATION OF DISTRIBUTIONS TO QUALIFIED PLAN PARTICIPANTS

 In this section, the word "you" refers to the plan participant.

 Amounts distributed to a participant from a qualified plan are generally subject to federal income tax as ordinary income when benefits are distributed to you or your beneficiary. Generally speaking, only your post-tax contributions, if any, are not taxed when distributed.


 ELIGIBLE ROLLOVER DISTRIBUTIONS. Many types of distributions from qualified plans are "eligible rollover distributions" that can be transferred directly to another qualified plan, traditional individual retirement arrangement ("IRA"), an annuity under Section 403(b) of the Code, a retirement plan under
 Section 457 of the Code or rolled over to another plan or IRA within 60 days of the receipt of the distribution. If a distribution is an "eligible rollover distribution," 20% mandatory federal income tax withholding will apply unless the distribution is directly transferred to a qualified plan, 403(b), 457 and IRA. See



Tax information

----------
  33
--------------------------------------------------------------------------------


 "Eligible rollover distributions and federal income tax withholding" in the SAI for a more detailed discussion.

 ANNUITY OR INSTALLMENT PAYMENTS. Each payment you receive is ordinary income for tax purposes, except where you have a "cost basis" in the benefit. Your cost basis is equal to the amount of your post-tax employee contributions, plus any employer contributions you had to include in gross income in prior years. You may exclude from gross income a portion of each annuity or installment payment you receive. If you (and your survivor) continue to receive payments after you have received your cost basis in the contract, all amounts will be taxable.

 IN SERVICE WITHDRAWALS. Some plans allow in-service withdrawals of after-tax contributions. The portion of each withdrawal attributable to cost basis is not taxable. The portion of each withdrawal attributable to earnings is taxable. Withdrawals are taxable only after they exceed your cost basis if (a) they are attributable to your pre-January 1, 1987 contributions under (b) plans that permitted those withdrawals as of May 5, 1986. Amounts that you include in gross income under this rule may also be subject to the additional 10% penalty tax on premature distributions described below. In addition, 20% mandatory Federal income tax withholding may also apply.

 PREMATURE DISTRIBUTIONS. You may be liable for an additional 10% penalty tax on all taxable amounts distributed before age 59 1/2 unless the distribution falls within a specified exception or is rolled over into an IRA or other qualified plan.


 The exceptions to the penalty tax include (a) distributions made on account of your death or disability, (b) distributions beginning after separation from service in the form of a life annuity or installments over your life expectancy (or the joint lives or life expectancies of you and your beneficiary), (c) distributions due to separation from active service after age 55 and (d) distributions you use to pay deductible medical expenses.


 WITHHOLDING. In almost all cases, 20% mandatory income tax withholding will apply to all "eligible rollover distributions" that are not directly transferred to a qualified plan, 403(b), 457 and IRA. If a distribution is not an eligible rollover distribution, the recipient may elect out of withholding. The rate of withholding depends on the type of distribution. See "Eligible rollover distributions and federal income tax withholding" in the SAI. Under the Members Retirement Plan, we will withhold the tax and send you the remaining amount. Under an individually designed plan or our prototype self-directed plan we will pay the full amount of the distribution to the plan's trustee. The trustee is then responsible for withholding Federal income tax upon distributions to you or your beneficiary.



 OTHER TAX CONSEQUENCES


 Federal estate and gift taxes, state and local estate and inheritance taxes and other tax consequences of participation in the Program depend on the residence and the circumstances of each participant or beneficiary. For complete information on Federal, state, local and other tax considerations, you should consult a qualified tax advisor.



Tax information

9
More information






----------------
      34
--------------------------------------------------------------------------------

 ABOUT PROGRAM CHANGES OR TERMINATIONS

 AMENDMENTS. The contract has been amended in the past and we and the Trustees may agree to amendments in the future. No future change can affect annuity benefits in the course of payment. If certain conditions are met, we may: (1) terminate the offer of any of the investment options and (2) offer new investment options with different terms.

 TERMINATION. We may terminate the contract at any time. If the contract is terminated, we will not accept any further contributions. We will continue to hold amounts allocated to the Guaranteed Rate Accounts until maturity. Amounts already invested in the investment options may remain in the Program and you may also elect payment of benefits through us.


 IRS DISQUALIFICATION

 If your plan is found not to qualify under the Internal Revenue Code, we may:
 (1) return the plan's assets to the employer (in our capacity as the plan administrator) or (2) prevent plan participants from investing in the separate accounts.


 ABOUT THE SEPARATE ACCOUNTS

 Each Investment Fund is one, or part of one, of our separate accounts. We established the separate accounts under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our investment funds for owners of our variable annuity contracts, including our contracts. The results of each separate account's operations are accounted for without regard to Equitable Life's, or any other separate account's, operating results. We are the legal owner of all of the assets in the separate accounts and may withdraw any amounts we have in the separate accounts that exceed our reserves and other liabilities under variable annuity contracts.


 The separate accounts that we call the Alliance Growth Equity, Alliance Mid Cap Growth, and Alliance Balanced Funds commenced operations in 1968, 1969, and 1979 respectively. Separate Account No. 66, which holds the other Funds offered under the contract, was established in 1997. Because of exclusionary provisions, none of the Funds is subject to regulation under the Investment Company Act of 1940. Separate Account No. 66, however, purchases Class IA shares and Class IB shares of EQ Advisors Trust. EQ Advisors Trust is registered as an open-end management investment company under the 1940 Act.



 ABOUT LEGAL PROCEEDINGS

 Equitable Life and its affiliates are parties to various legal proceedings. In our view, none of these proceedings is likely to have a material adverse effect upon the separate accounts, our ability to meet our obligations under the Program, or the distribution of contract interests under the Program.


 ABOUT OUR INDEPENDENT ACCOUNTANTS


 The financial statements listed below and included in the SAI have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


 o The financial statements for Separate Account Nos. 3, 4, 10 and 66 as of December 31, 2001 and for each of the two years in the period then ended.

 o The financial statements for Equitable Life as of December 31, 2001 and 2000 and for each of the three years in the periods then ended.


 ABOUT THE TRUSTEE


 As trustee, JP Morgan Chase Bank serves as a party to the contract. It has no responsibility for the administration of the Program or for any distributions or duties under the contract.



 UNDERWRITER


 AXA Advisors, LLC ("AXA Advisors"), the successor to EQ Financial Consultants, Inc., and an affiliate of Equitable Life, performs all sales functions for the Certificates and may be deemed to be the principal underwriter of separate account units under the group annuity contact. AXA Advisors is



More information

----------
  35
--------------------------------------------------------------------------------


 registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. AXA Advisors' principal business address is 1290 Avenue of the Americas, New York, NY 10104.



 REPORTS WE PROVIDE AND AVAILABLE INFORMATION


 We send reports annually to employers showing the aggregate Account Balances of all participants and information necessary to complete annual IRS filings.


 As permitted by the SEC's rules, we omitted certain portions of the registration statement filed with the SEC from this prospectus and the SAI. You may obtain the omitted information by: (1) requesting a copy of the registration statement from the SEC's principal office in Washington, D.C., and paying prescribed fees, or (2) by accessing the EDGAR Database at the SEC's Website at http://www.sec.gov.



 ACCEPTANCE


 The employer or plan sponsor, as the case may be: (1) is solely responsible for determining whether the Program is a suitable funding vehicle and (2) should carefully read the prospectus and other materials before entering into an Adoption Agreement.


More information

Appendix I: Condensed financial information






--------
 A-1
--------------------------------------------------------------------------------


These selected per unit data and ratios for the years ended December 31, 1993 through December 31, 2001 have been derived from the financial statements audited by PricewaterhouseCoopers LLP, independent accountants, in their reports included in the SAI. For years prior to 1993, the condensed financial information was audited by other independent accountants. The financial statements of each of the Funds as well as the consolidated financial statements of Equitable Life are contained in the SAI. Information is provided for the period that each Fund has been available under the Program, but not longer than ten years.



SEPARATE ACCOUNT NO. 4 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

ALLIANCE GROWTH EQUITY FUND - INCOME, EXPENSES AND CAPITAL CHANGES PER UNIT OUTSTANDING THROUGHOUT THE YEARS INDICATED AND OTHER SUPPLEMENTARY DATA




                                                                           YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------------
                                                        2001          2000          1999          1998         1997
                                                   ------------- ------------- ------------- --------------------------
Income                                               $    1.28     $    1.57     $    1.78     $    1.59    $    1.53
Expenses (Note A)                                        (5.01)        (5.84)        (5.57)        (5.01)       (4.55)
Net investment loss                                      (3.73)        (4.27)        (3.79)        (3.42)       (3.02)
Net realized and unrealized gain
  (loss) on investments (Note B)                        (59.31)       (65.13)       102.66         (8.33)       65.28
Net increase (decrease) in Alliance Growth Equity
  Fund Unit Value                                       (63.04)       (69.40)        98.87        (11.75)       62.26
Alliance Growth Equity Fund Unit Value
  (Note C):
  Beginning of year                                     324.23        393.63        294.76        306.51       244.25
  End of year                                           261.19        324.23        393.63        294.76       306.51
Ratio of expenses to average net assets
  attributable to the Program                             1.80%         1.68%         1.69%         1.68%        1.65%
Ratio of net income (loss) to average net assets
  attributable to the Program                            (1.34)%       (1.23)%       (1.15)%       (1.15)%      (1.10)%
Number of Alliance Growth Equity Fund Units
  outstanding at end of year (000's)                       159           165           181           228          241
Portfolio turnover rate (Note D)                           132%           48%           72%           71%          62%



                                                                          YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------------------
                                                         1996          1995          1994          1993*         1992
                                                    ------------- ------------- ------------- ------------- -------------
Income                                                $    1.37     $    1.84     $    1.79     $    1.75     $    1.51
Expenses (Note A)                                         (3.82)        (3.25)        (2.76)        (2.54)        (2.22)
Net investment loss                                       (2.45)        (1.41)         (.97)         (.79)         (.71)
Net realized and unrealized gain
  (loss) on investments (Note B)                          36.80         50.16         (3.76)        26.16           .77
Net increase (decrease) in Alliance Growth Equity
  Fund Unit Value                                         34.35         48.75         (4.73)        25.37           .06
Alliance Growth Equity Fund Unit Value
  (Note C):
  Beginning of year                                      209.90        161.15        165.88        140.51        140.45
  End of year                                            244.25        209.90        161.15        165.88        140.51
Ratio of expenses to average net assets
  attributable to the Program                              1.68%         1.74%         1.72%         1.69%         1.65%
Ratio of net income (loss) to average net assets
  attributable to the Program                             (1.08)%       (0.76)%       (0.60)%       (0.52)%       (0.53)%
Number of Alliance Growth Equity Fund Units
  outstanding at end of year (000's)                        228           214           219           208           212
Portfolio turnover rate (Note D)                            105%          108%           91%           82%           68%


See notes following these tables.

Appendix I: Condensed financial information

-----
  A-2
--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


ALLIANCE MID CAP GROWTH FUND - INCOME, EXPENSES AND CAPITAL CHANGES PER UNIT OUTSTANDING THROUGHOUT THE YEARS INDICATED AND OTHER SUPPLEMENTARY DATA





                                                                YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------
                                                       2001         2000         1999         1998
                                                  ------------ ------------ ------------ ------------
Income                                              $    .18     $    .39     $    .38     $    .34
Expenses (Note A)                                       (.77)        (.96)        (.91)        (.97)
Net investment loss                                     (.59)        (.57)        (.53)        (.63)
Net realized and unrealized gain (loss) on
  investments (Note B)                                 (8.46)       (7.17)        8.09        (7.48)
Net increase (decrease) in Alliance Mid Cap
  Growth Fund Unit Value                               (9.05)       (7.74)        7.56        (8.11)
Alliance Mid Cap Growth Fund Unit Value
  (Note C):
  Beginning of year                                    47.54        55.28        47.72        55.83
  End of year                                          38.49        47.54        55.28        47.72
Ratio of expenses to average net assets
  attributable to the Program                           1.93%        1.82%        1.86%        1.84%
Ratio of net investment income (loss) to average
  net assets attributable to the Program               (1.48)%      (1.07)%      (1.09)%      (1.20)%
Number of Alliance Mid Cap Growth Fund Units
  outstanding at end of year (000's)                     361          353          366          490
Portfolio turnover rate (Note D)                         200%         136%         108%         195%



                                                                             YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------------------------------
                                                       1997         1996         1995         1994        1993*         1992
                                                  ------------ ------------ ------------ ------------ ------------ ------------
Income                                              $    .26     $    .33     $    .24     $    .18     $    .26     $    .31
Expenses (Note A)                                       (.97)        (.86)        (.69)        (.60)        (.57)        (.50)
Net investment loss                                     (.71)        (.53)        (.45)        (.42)        (.31)        (.19)
Net realized and unrealized gain (loss) on
  investments (Note B)                                  6.08         9.25         9.98        (1.32)        4.25        (1.13)
Net increase (decrease) in Alliance Mid Cap
  Growth Fund Unit Value                                5.37         8.72         9.53        (1.74)        3.94        (1.32)
Alliance Mid Cap Growth Fund Unit Value
  (Note C):
  Beginning of year                                    50.46        41.74        32.21        33.95        30.01        31.33
  End of year                                          55.83        50.46        41.74        32.21        33.95        30.01
Ratio of expenses to average net assets
  attributable to the Program                           1.82%        1.80%        1.86%        1.86%        1.84%        1.74%
Ratio of net investment income (loss) to average
  net assets attributable to the Program               (1.33)%      (1.12)%      (1.21)%      (1.31)%      (1.02)%      (0.66)%
Number of Alliance Mid Cap Growth Fund Units
  outstanding at end of year (000's)                     508          395          328          283          249          229
Portfolio turnover rate (Note D)                         176%         118%         137%          94%          83%          71%



See notes following these tables.



Appendix I: Condensed financial information

-----
 A-3
--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

ALLIANCE BALANCED FUND - INCOME, EXPENSES AND CAPITAL CHANGES PER UNIT OUTSTANDING THROUGHOUT THE YEARS INDICATED AND OTHER SUPPLEMENTARY DATA




                                                         YEAR ENDED DECEMBER 31,
                                               -------------------------------------------
                                                   2001       2000       1999       1998
                                               ---------- ---------- ---------- ----------
Income                                          $  1.38    $  1.55    $  1.36    $  1.30
Expenses (Note A)                                  (.71)      (.73)      (.68)      (.58)
Net investment income                               .67        .82        .68        .72
Net realized and unrealized gain (loss) on
  investments (Note B)                            (3.05)     (2.36)      4.66       5.14
Net increase (decrease) in Alliance Balanced
  Fund Unit Value                                 (2.38)     (1.54)      5.34       5.86
Alliance Balanced Fund Unit Value (Note C):
  Beginning of year                               42.20      43.74      38.40      32.54
  End of year                                     39.82      42.20      43.74      38.40
Ratio of expenses to average net assets
  attributable to the Program                      1.77%      1.68%      1.70%      1.65%
Ratio of net investment income to average net
  assets attributable to the Program               1.66%      1.89%      1.70%      2.04%
Number of Alliance Balanced Fund Units
  outstanding at end of year (000's)                555        426        456        473
Portfolio turnover rate (Note D)                    168%       145%        95%        89%



                                                                    YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------------------
                                                   1997       1996       1995       1994      1993*       1992
                                               ---------- ---------- ---------- ---------- ---------- ----------
Income                                          $  1.21    $  1.00    $   .89    $   .74    $   .77    $   .79
Expenses (Note A)                                  (.52)      (.48)      (.43)      (.40)      (.39)      (.35)
Net investment income                               .69        .52        .46        .34        .38        .44
Net realized and unrealized gain (loss) on
  investments (Note B)                             2.83       2.11       3.74      (2.60)      2.00      (1.34)
Net increase (decrease) in Alliance Balanced
  Fund Unit Value                                  3.52       2.63       4.20      (2.26)      2.38       (.90)
Alliance Balanced Fund Unit Value (Note C):
  Beginning of year                               29.02      26.39      22.19      24.45      22.07      22.97
  End of year                                     32.54      29.02      26.39      22.19      24.45      22.07
Ratio of expenses to average net assets
  attributable to the Program                      1.68%      1.73%      1.79%      1.72       1.70%      1.65%
Ratio of net investment income to average net
  assets attributable to the Program               2.25%      1.91%      1.90%      1.51%      1.61%      2.03%
Number of Alliance Balanced Fund Units
  outstanding at end of year (000's)                454        476        458        446        419        364
Portfolio turnover rate (Note D)                    165%       177%       170%       107%       102%        90%



* Prior to July 22, 1993, Equitable Capital Management Corporation (Equitable Capital) served as the investment adviser to the Fund. On July 22, 1993, Alliance Capital Management L.P. acquired the business and substantially all of the assets of Equitable Life Capital and became the investment adviser to the Fund.



A. Enrollment fees are not included above and did not affect the Alliance Growth Equity, Alliance Mid Cap Growth or Alliance Balanced Fund Unit Values. Enrollment fees were generally deducted from contributions to the Program.


B. See Note 2 to Financial Statements of Separate Account Nos. 3 (Pooled), 4 (Pooled) and 10 (Pooled), which may be found in the SAI.


C. The value for an Alliance Growth Equity Fund Unit was established at $10.00 on January 1, 1968 under the National Association of Realtors Members Retirement Program (NAR Program). The NAR Program was merged into the Members Retirement Program on December 27, 1984. The values for an
    Alliance Mid Cap Growth and an Alliance Balanced Fund Unit were established at $10.00 on May 1, 1985, the date on which the Funds were first made available under the Program.


D. The portfolio turnover rate includes all long-term U.S. Government securities, but excludes all short-term U.S. Government securities and all other securities whose maturities at the time of acquisition were one year or less. Represents the annual portfolio turnover rate for the entire separate account.


Income, expenses, gains and losses shown above pertain only to participants' accumulations attributable to the Program. Other plans also participate in the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds and may have operating results and other supplementary data different from those shown above.


Appendix I: Condensed financial information

-----
  A-4
--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED) UNIT VALUES


UNIT VALUES AND NUMBER OF UNITS OUTSTANDING FOR THESE FUNDS AT YEAR END FOR EACH VARIABLE INVESTMENT FUND, EXCEPT FOR THOSE FUNDS BEING OFFERED FOR THE FIRST TIME AFTER DECEMBER 31, 2001.





                                               FOR THE YEARS ENDING DECEMBER 31,
                                        -----------------------------------------------
                                            1993        1994        1995        1996
                                        ----------- ----------- ----------- -----------
EQ/Alliance Global Fund
  Unit Value                              $ 11.05     $ 11.45     $ 13.38     $ 15.11
  Number of units outstanding (000's)         144         314         399         615
EQ/Alliance Growth Investors Fund
  Unit Value                              $ 10.49     $  9.98     $ 12.40     $ 13.76
  Number of units outstanding (000's)         148         208         242         290



                                                     FOR THE YEARS ENDING DECEMBER 31,
                                        -----------------------------------------------------------  INCEPTION
                                            1997        1998        1999        2000        2001        DATE
                                        ----------- ----------- ----------- ----------- ----------- -----------
EQ/Alliance Global Fund                                                                               7/1/93
  Unit Value                              $ 16.63     $ 19.97     $ 27.29     $ 21.88     $ 17.22
  Number of units outstanding (000's)         617         549         456         656         616
EQ/Alliance Growth Investors Fund                                                                     7/1/93
  Unit Value                              $ 15.85     $ 18.63     $ 23.25     $ 21.39     $ 18.44
  Number of units outstanding (000's)         333         357         565         498         484




                                              FOR THE YEARS ENDING DECEMBER 31,
                                         -------------------------------------------  INCEPTION
                                              1998        1999       2000      2001      DATE
                                         ----------- ----------- --------- --------- ------------
EQ/Alliance Technology Fund                                                              5/1/01
  Unit Value                                     -           -         -   $  8.16
  Number of units outstanding                    -           -         -        28
EQ/AXP New Dimensions Fund                                                               5/1/01
  Unit Value                                     -           -         -   $  9.02
  Number of units outstanding                    -           -         -         5
EQ/Bernstein Diversified Value Fund                                                     5/18/01
  Unit Value                                     -           -         -   $ 10.08
  Number of units outstanding                    -           -         -       371
EQ/Calvert Socially Responsible Fund                                                     5/1/00
  Unit Value                                     -           -   $  9.63   $  8.10
  Number of units outstanding                    -           -        12        36
EQ/Capital Guardian International Fund                                                   5/1/01
  Unit Value                                     -           -         -   $  8.05
  Number of units outstanding                    -           -         -         3
EQ/Equity 500 Index Fund                                                                 7/1/98
  Unit Value                               $ 11.28     $ 13.38   $  8.78   $  7.60
  Number of units outstanding (000's)          159         529       851       917
EQ/FI Small/Mid Cap Value Fund                                                           8/1/97
  Unit Value                               $  9.42     $  9.46   $  9.81   $ 10.05
  Number of units outstanding (000's)          217         159       158       232
EQ/MFS Emerging Growth Companies                                                         5/1/00
  Unit Value                                     -           -   $  8.01   $  5.20
  Number of units outstanding                    -           -        59       108
EQ/MFS Research Fund                                                                     8/1/97
  Unit Value                               $ 12.65     $ 15.36   $ 14.36   $ 11.07
  Number of units outstanding (000's)          184         297       407       433
EQ/Small Company Index Fund                                                              5/1/01
  Unit Value                                     -           -         -   $  9.97
  Number of units outstanding                    -           -         -        38


Appendix I: Condensed financial information

Statement of additional information






----------------
  S-1
--------------------------------------------------------------------------------

     TABLE OF CONTENTS





                                                             PAGE
 Funding of the Program .................................   SAI-2
 Your Responsibilities as Employer ......................   SAI-2
 Procedures for Withdrawals, Distributions
  and Transfers .........................................   SAI-2
 Types of Benefits ......................................   SAI-6
 Provisions of the Members Retirement Plan ..............   SAI-8
 Investment Restrictions Applicable to the Alliance
  Growth Equity, Alliance Mid Cap Growth and
  Alliance Balanced Funds ...............................   SAI-12
 How We Determine the Unit Value for the Funds ..........   SAI-14
 How We Value the Assets of the Funds ...................   SAI-15
 Fund Transactions ......................................   SAI-16
 Investment Management and Accounting Fee ...............   SAI-17
 Underwriter ............................................   SAI-17
 Our Management .........................................   SAI-18
 Financial Statements ...................................   SAI-21


CLIP AND MAIL TO US TO RECEIVE A
STATEMENT OF ADDITIONAL INFORMATION

    To:  The Equitable Life Assurance Society
           of the United States
         Box 2468 G.P.O.
         New York, NY 10116


 Please send me a copy of the Statement of Additional Information for the Members Retirement Program Prospectus dated May 1, 2002.



 -----------------------------------------------------------------------------
 Name


 -----------------------------------------------------------------------------
 Address


 -----------------------------------------------------------------------------


 -----------------------------------------------------------------------------


 Copyright 2002 by The Equitable Life Assurance Society of the United States. All rights reserved.



Statement of additional information

About Equitable Life






----------

--------------------------------------------------------------------------------

 The Equitable Life Assurance Society of the United States ("Equitable Life") is the issuer of the group annuity contract that funds the Program. Equitable Life also makes forms of plans and trusts available, and offers recordkeeping and participant services to facilitate the operation of the Program.


 Equitable Life is a New York stock life insurance corporation and has been doing business since 1859. We are a wholly-owned subsidiary of AXA Financial, Inc. (previously The Equitable Companies Incorporated). The sole shareholder of AXA Financial, Inc. is AXA, a French holding company for an international group of insurance and related financial services companies. As the sole shareholder, and under its other arrangements with Equitable Life and Equitable Life's parent, AXA exercises significant influence over the operations and capital structure of Equitable Life and its parent. No company other than Equitable Life's related companies, however, has any legal responsibility to pay amounts that Equitable Life owes under the contract.

 Equitable Life manages over $481.0 billion in assets as of December 31, 2001. For more than 100 years Equitable Life has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.

--------------------------------------------------------------------------------

 HOW TO REACH US.

 You may communicate with our processing office as listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically may be unavailable or delayed (for example our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing). In addition, the level and type of service available may be restricted based on criteria established by us.

 You can reach us as indicated below to obtain:
 o Copies of any plans, trusts, participation agreements, or enrollment or other forms used in the Program.
 o Unit values and other account information under your plan,
 o Any other information or materials that we provide in connection with the Program.



 INFORMATION ON JOINING THE PROGRAM


 BY PHONE:
 1-800-523-1125 (Retirement Program Specialists available weekdays 9 AM to 5 PM Eastern Time)


 BY REGULAR MAIL:
 The Members Retirement Program
 c/o Equitable Life
 Box 2011
 Secaucus, NJ 07096

 BY REGISTERED, CERTIFIED, OR OVERNIGHT DELIVERY:
 The Members Retirement Program
 c/o Equitable Life
 200 Plaza Drive, Second Floor
 Secaucus, NJ 07094



 NO PERSON IS AUTHORIZED BY THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE SAI, OR IN OTHER PRINTED OR WRITTEN MATERIAL ISSUED BY EQUITABLE LIFE. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION OR REPRESENTATION.


 INFORMATION ONCE YOU JOIN THE PROGRAM

 BY PHONE:

 1-800-526-2701 (U.S.) or 1-800-526-2701-0 from France, Israel, Italy, Republic of Korea, Switzerland, and the United Kingdom (Account Executives available weekdays 9 AM to 5 PM Eastern Time).


 TOLL-FREE AIMS:

 By calling 1-800-526-2701 or 1-800-526-2701-0, you may, with your assigned personal security code, use AIMS to:

 o Transfer between investment options and obtain account balance information.
 o Change the allocation of future contributions and maturing guaranteed options.
 o Hear investment performance information, including investment fund unit values and current guaranteed option interest rates.

 AIMS operates 24 hours a day. You may speak with our Account Executives during regular business hours about any matters covered by the AIMS.


 BY REGULAR MAIL:
 (correspondence):
 The Members Retirement Program
 Box 2468 G.P.O.
 New York, NY 10116

 FOR CONTRIBUTION CHECKS ONLY:
 The Members Retirement Program
 P.O. Box 1599
 Newark, NJ 07101-9764

 FOR REGISTERED, CERTIFIED, OR OVERNIGHT DELIVERY:
 The Members Retirement Program
 c/o Equitable Life
 200 Plaza Drive, 2B-55
 Secaucus, NJ 07094

--------------------------------------------------------------------------------
                      STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

MAY 1, 2002



                           MEMBERS RETIREMENT PROGRAM
--------------------------------------------------------------------------------

This Statement of Additional Information ("SAI") is not a prospectus. You should read this SAI in conjunction with Equitable Life's prospectus dated May 1, 2002 for the Members Retirement Program.


A copy of the prospectus to which this SAI relates is available at no charge by writing to Equitable Life at Box 2468 G.P.O., New York, New York 10116 or by calling our toll-free telephone number, in the U.S., 1-800-526-2701 or 1-800-526-2701-0 from France, Israel, Italy, Republic of Korea, Switzerland, and the United Kingdom. Definitions of special terms used in this SAI are found in the prospectus.


Certain of the cross references in this SAI are contained in the prospectus dated May 1, 2002 to which this SAI relates.

                             CONTENTS OF THIS SAI



                                                      PAGE IN SAI
                                                     ------------
Funding of the Program .............................     SAI-2
Your Responsibilities as Employer ..................     SAI-2
Procedures for Withdrawals, Distributions and
   Transfers .......................................     SAI-2
  Pre-Retirement Withdrawals .......................     SAI-2
  Benefit Distributions ............................     SAI-3
  Death Benefits ...................................     SAI-4
  Eligible Rollover Distributions and Federal
      Income Tax Withholding .......................     SAI-4
  Premature Withdrawals and Transfers from a
      GRA ..........................................     SAI-4
  Maturing GRAs ....................................     SAI-5
Types of Benefits ..................................     SAI-6
Provisions of the Members Retirement Plan ..........     SAI-8
  Plan Eligibility Requirements ....................     SAI-8
  Contributions to Qualified Plans .................     SAI-8

                                                      PAGE IN SAI
                                                     ------------
  Contributions to the Members Retirement Plan .....      SAI-8
  Allocation of Contributions ......................     SAI-10
  The Members Retirement Plan and Section
      404(c) of ERISA ..............................     SAI-11
  Vesting ..........................................     SAI-11
Investment Restrictions and Certain Investment
  Techniques Applicable to the Alliance Growth
  Equity, Alliance Mid Cap Growth and Alliance
  Balanced Funds ...................................     SAI-12
How We Determine Unit Values for the Funds .........     SAI-14
How We Value the Assets of the Funds ...............     SAI-14
Fund Transactions ..................................     SAI-15
Investment Management and Accounting Fee ...........     SAI-17
Underwriter ........................................     SAI-17
Our Management .....................................     SAI-18
Financial Statements ...............................     SAI-21


----------

Copyright 2002 by The Equitable Life Assurance Society of The United States, 1290 Avenue of the Americas, New York, New York 10104. All rights reserved.

--------------------------------------------------------------------------------

FUNDING OF THE PROGRAM



The Program is primarily funded through a group annuity contract issued by Equitable Life. The Trustee holds the contract for the benefit of employers and participants in the Program.


YOUR RESPONSIBILITIES AS EMPLOYER

If you adopt the Members Retirement Plan, you as the employer and plan administrator will have certain responsibilities, including:

     o sending us your contributions at the proper time and in the proper format (including contribution type and fiscal year);

     o maintaining all personnel records necessary for administering your plan;


     o    determining who is eligible to receive benefits;

     o    forwarding to us all the forms your employees are required to submit;


     o distributing summary plan descriptions, confirmation notices, quarterly notices and participant annual reports to your employees and former employees;


     o distributing our prospectuses and confirmation notices to your employees and, in some cases, former employees;


     o filing an annual information return for your plan with the Department of Labor, if required;


     o providing us the information with which to run special non-discrimination tests, if you have a 401(k) plan or your plan accepts post-tax employee or employer matching contributions;

     o determining the amount of all contributions for each participant in the plan;


     o forwarding salary deferral and post-tax employee contributions to us as soon as possible (and in any event, no later than the 15th business day of the month following the month in which the employer withholds or receives participant contributions);


     o selecting interest rates and monitoring default procedures if you elect the loan provision in your plan; and

     o providing us with written instructions for allocating amounts in the plan's forfeiture account.


If you, as an employer, have an individually designed plan, your responsibilities will not be increased in any way by adopting the Pooled Trust for investment only. If you adopt our self-directed prototype plan, you will be completely responsible for administering the plan and complying with all of the reporting and disclosure requirements applicable to qualified plans, with the assistance of the recordkeeper of your choice.


We can provide guidance and assistance in the performance of your responsibilities. If you have questions about any of your obligations, you can contact our Account Executives at 1-800-526-2701 or write to us at Box 2468 G.P.O., New York, New York 10116.


PROCEDURES FOR WITHDRAWALS, DISTRIBUTIONS AND TRANSFERS



PRE-RETIREMENT WITHDRAWALS. Under the Members Retirement Plan, self-employed persons generally may not receive a distribution prior to age 59 1/2, and employees generally may not receive a distribution prior to severance from employment. However, if the Members Retirement Plan is maintained as a profit sharing plan, you may request distribution of benefits after you reach age
59 1/2 even if you are still working.



In addition, if your employer has elected to make hardship withdrawals available under your plan, you may request distribution before age 59 1/2 in the case of financial hardship (as defined in your plan). In a


                                     SAI-2

--------------------------------------------------------------------------------

401(k) plan, the plan's definition of hardship applies to employer contributions but not to your 401(k) contributions--including employee pre-tax contributions, employer qualified non-elective contributions and qualified matching contributions. To withdraw your own 401(k) contributions, plus interest earned on these amounts prior to 1989, you must demonstrate financial hardship within the meaning of applicable Income Tax Regulations. Each withdrawal must be at least $1,000 (or, if less, your entire Account Balance or the amount of your hardship withdrawal under a profit sharing or 401(k) plan). If your employer terminates the plan, all amounts (subject to GRA restrictions) may be distributed to participants at that time except salary deferral amounts if there is a successor plan.

You may withdraw all or part of your Account Balance under the Members Retirement Plan attributable to post-tax employee contributions at any time, subject to any withdrawal restrictions applicable to the Investment Options, provided that you withdraw at least $300 at a time (or, if less, your Account Balance attributable to post-tax employee contributions). See "Tax information" in the prospectus.

We pay all benefit payments (including withdrawals due to plan terminations) in accordance with the rules described below in the "Benefit Distributions" discussion. We effect all other participant withdrawals as of the close of the business day we receive the properly completed form.


Under the self-directed prototype plan you may receive a distribution upon attaining normal retirement age as specified in the plan, or upon separation from service. If your employer maintains the self-directed prototype plan as a profit sharing plan, an earlier distribution of funds that have accumulated after two years is available if you incur a financial hardship, as defined in the plan.


In addition, if you are married, your spouse may have to consent in writing before you can make any type of withdrawal, except for the purchase of a Qualified Joint and Survivor Annuity. See "Spousal Consent Requirement" later in this SAI.


Under an individually designed plan, the availability of pre-retirement withdrawals depends on the terms of the plan. We suggest that you ask your employer what types of withdrawals are available under your plan.


Transfers and withdrawals from certain of the investment funds may be delayed if there is any delay in redemption of shares of the respective mutual funds in which the Funds invest. We generally do not expect any delays.


PLEASE NOTE THAT GENERALLY YOU MAY NOT MAKE WITHDRAWALS FROM THE GUARANTEED RATE ACCOUNTS PRIOR TO MATURITY, EVEN IF THE EMPLOYER PLAN PERMITS WITHDRAWALS PRIOR TO THAT TIME.


BENEFIT DISTRIBUTIONS. In order for you to begin receiving benefits under the Members Retirement Plan, your employer must send us your properly completed Election of Benefits form and, if applicable, Beneficiary Designation form. Your benefits will commence according to the provisions of your plan.


Under an individually designed plan and our self-directed prototype plan, your employer must send us a request for disbursement form. We will process single sum payments as of the close of business on the day we receive a properly completed form. A check payable to the plan's trustee will be forwarded within five days after processing begins. If you wish to receive annuity payments, your plan's trustee may purchase a variable annuity contract from us. We will pay annuity payments directly to you and payments will commence according to the provisions of your plan.


Please note that we use the value of your vested benefits at the close of the business day payment is due to determine the amount of benefits you receive. We will not, therefore, begin processing your check until the following business day. You should expect your check to be mailed within five days after processing begins. Annuity checks can take longer. If you would like expedited delivery at your expense, you may request it on your Election of Benefits Form.



Distributions under a qualified retirement plan such as yours are subject to extremely complicated legal requirements. When you are ready to retire, we suggest that you discuss the available payment options with your employer or financial advisor. Our Account Executives can provide you or your employer with information.


                                     SAI-3

--------------------------------------------------------------------------------

DEATH BENEFITS. If a participant in the Members Retirement Plan dies without designating a beneficiary, the vested benefit will automatically be paid to the spouse or, if the participant is not married, to the first surviving class of his or her (a) children, (b) parents and (c) brothers and sisters. If none of them survives, the participant's vested benefit will be paid to the participant's estate. If a participant in our prototype self-directed plan dies without designating a beneficiary, the vested benefit will automatically be paid to the spouse or, if the participant is not married, to the first surviving class of his or her (a) children, (b) grandchildren, (c) parents, (d) brothers and sisters and (e) nephews and nieces. If none of them survive, the participant's vested benefit will be paid to the participant's estate.


ELIGIBLE ROLLOVER DISTRIBUTIONS AND FEDERAL INCOME TAX WITHHOLDING. All "eligible rollover distributions" are subject to mandatory Federal income tax withholding of 20% unless the participant elects to have the distribution directly rolled over to a qualified plan, 403(b), 457 and traditional individual retirement arrangement (IRA). An "eligible rollover distribution" is generally any distribution that is not one of a series of substantially equal periodic payments made (not less frequently than annually): (1) for the life (or life expectancy) of the plan participant or the joint lives (or joint life expectancies) of the plan participant and his or her designated beneficiary, or
(2) for a specified period of 10 years or more. In addition, the following are not subject to mandatory 20% withholding:


     o hardship withdrawals of salary deferral contributions from 401(k) plans;

     o    certain corrective distributions under Code Section 401(k) plans;


     o    loans that are treated as distributions;

     o a distribution to a beneficiary other than to a surviving spouse or a current or former spouse under a qualified domestic relations order; and

     o    required minimum distributions under Code Section 401(a)(9).



If we make a distribution to a participant's surviving spouse, or to a current or former spouse under a qualified domestic relations order, the distribution may be an eligible rollover distribution, subject to mandatory 20% withholding, unless one of the exceptions described above applies.

If a distribution is not an "eligible rollover distribution," we will withhold income tax from all taxable payments unless the recipient elects not to have income tax withheld.


PREMATURE WITHDRAWALS AND TRANSFERS FROM A GRA. You may transfer amounts from other investment options to a GRA at any time. Transfers may not be made from one GRA to another or from a GRA to one of the other investment options until the maturity date of the GRA. Likewise, you may not remove amounts from a GRA prior to maturity in order to obtain a plan loan or make a hardship or in-service withdrawal. If your plan's assets are transferred to another funding vehicle from the Program or if your plan is terminated, we will continue to hold your money in GRAs until maturity. All such GRAs will be held in the Pooled Trust under the investment-only arrangement. See "Guaranteed Rate Accounts" in the prospectus.


We do not permit withdrawals before maturity unless your plan permits them and they are exempt or qualified, as we explain below. You may take exempt withdrawals without penalty at any time. Qualified withdrawals are subject to a penalty. We do not permit qualified withdrawals from a five-year GRA during the first two years after the end of its offering period. This rule does not apply if the amount of the applicable penalty is less than the interest you have accrued. If you have more than one GRA and you are taking a partial withdrawal or installments, we will first use amounts held in your most recently purchased three-year or five-year GRA that is available under the withdrawal rules for exempt and qualified withdrawals.


Exempt Withdrawal. Amounts may be withdrawn without penalty from a GRA prior to its maturity if:

     o you are a professional age 59 1/2 or older and you elect an installment payout of at least three years or an annuity benefit;


                                     SAI-4

--------------------------------------------------------------------------------

     o you are not a professional and you attain age 591/2 or terminate employment (including retirement);

     o    you are disabled;

     o    you attain age 70 1/2; or

     o    you die.



If you are a participant under a plan which was adopted by an employer which is not a member of a professional association which makes the Program available as a benefit of membership, the above rules will be applied substituting the term "highly compensated" for "professional" and "non-highly compensated" for "not a professional." For this purpose, "highly compensated" shall have the meaning set forth under "Provisions of the Members Plans--Contributions to the Members Retirement Plan" later in this SAI.


Qualified Withdrawal. You may withdraw amounts with a penalty from a GRA prior to its maturity if you are a professional and are taking payments upon retirement after age 59 1/2 under a distribution option of less than three years duration. The interest paid to you upon withdrawal will be reduced by an amount calculated as follows:


     (i) the amount by which the three-year GRA rate being offered on the date of withdrawal exceeds the GRA rate from which the withdrawal is made, times

     (ii) the years and/or fraction of a year until maturity, times

    (iii) the amount withdrawn from the GRA.


We will make this calculation based on GRA rates without regard to deductions for the applicable Program expense charge. If the three-year GRA is not being offered at the time of withdrawal, the adjustment will be based on then current rates on U.S. Treasury notes or for a comparable option under the Program.



We will never reduce your original contributions by this adjustment. We make no adjustment if the current three-year GRA rate is equal to or less than the rate for the GRA from which we make the qualified withdrawal. We calculate a separate adjustment for each GRA. If the interest accumulated in one GRA is insufficient to recover the amount calculated under the formula, we may deduct the excess as necessary from interest accumulated in other GRAs of the same duration.



Example: You contribute $1,000 to a three-year GRA on January 1 with a rate of 4%. Two years later you make a qualified withdrawal. Your GRA balance is $1,082. The current GRA rate is 6%; (i) 6%-4%=2%, (ii) 2% X 1 year=2%, (iii) 2%
X $1,082=$21.64. The withdrawal proceeds would be $1,082-$21.64=$1,060.36.


MATURING GRAS

     o Your confirmation notice lists the maturity date for each GRA you hold.

     o You may arrange in advance for the reinvestment of your maturing GRAs by using AIMS. (GRA maturity allocation change requests received on a business day before 4:00 P.M. Eastern Time are effective four days after we receive them. GRA maturity allocation change requests received after 4:00 P.M. Eastern Time or on a non-business day are effective four days after the next business day after we receive them.)

     o The instructions you give us remain in effect until you change them (again, your GRA maturity allocation change request will be processed as described above).

     o You may have different instructions for your GRAs attributable to employer contributions than for your GRAs attributable to employee contributions.

     o If you have never provided GRA maturity instructions, your maturing GRAs will be allocated to the Money Market Guarantee Account.


                                     SAI-5

--------------------------------------------------------------------------------

TYPES OF BENEFITS


Under the Members Retirement Plan, and under most self-directed prototype plans, you may select one or more of the following forms of distribution once you are eligible to receive benefits. If your employer has adopted an individually designed plan or a self-directed prototype profit sharing plan that does not offer annuity benefits, not all of these distribution forms may be available to you. We suggest you ask your employer what types of benefits are available under your plan.


QUALIFIED JOINT AND SURVIVOR ANNUITY. An annuity providing equal monthly payments for your life and, after your death, for your surviving spouse's life. No payments will be made after you and your spouse die, even if you have received only one payment prior to the last death. THE LAW REQUIRES THAT IF THE VALUE OF YOUR VESTED BENEFITS EXCEEDS $5,000, YOU MUST RECEIVE A QUALIFIED JOINT AND SURVIVOR ANNUITY UNLESS YOUR SPOUSE CONSENTS IN WRITING TO A CONTRARY ELECTION. Please see "Spousal Consent Requirements" below.


LUMP SUM PAYMENT. A single payment of all or part of your vested benefits. If you take a partial payment of your balance, it must be at least $1,000. If you have more than one GRA, amounts held in your most recent GRA will first be used to make payment. If your vested benefit is $5,000 or less, you will receive a lump sum payment of the entire amount.



PERIODIC INSTALLMENTS. Monthly, quarterly, semi-annual or annual payments over a period of at least three years, where the initial payment on a monthly basis is at least $300. You can choose either a time-certain payout, which provides variable payments over a specified period of time, or a dollar-certain payout, which provides level payments over a variable period of time. During the installment period, your remaining Account Balance will be invested in whatever investment options you designate; each payment will be drawn pro rata from all the investment options you have selected. If you have more than one GRA, amounts held in your most recently purchased three-year or five-year GRA will first be used to make installment payments. If you die before receiving all the installments, we will make the remaining payments to your beneficiary, subject to IRS minimum distribution rules and beneficiary election. We do not offer installments for benefits under individually designed plans or under our self-directed prototype plan.



LIFE ANNUITY. An annuity providing monthly payments for your life. No payments will be made after your death, even if you have received only one payment prior to your death.


LIFE ANNUITY--PERIOD CERTAIN. An annuity providing monthly payments for your life or, if longer, a specified period of time. If you die before the end of that specified period, payments will continue to your beneficiary until the end of the period. Subject to legal limitations, you may specify a minimum payment period of 5, 10, 15 or 20 years. The longer the specified period, the smaller the monthly payments will be.


JOINT AND SURVIVOR ANNUITY. An annuity providing monthly payments for your life and that of your beneficiary. You may specify the percentage of the original annuity payment to be made to your beneficiary. Subject to legal limitations, that percentage may be 100%, 75%, 50%, or any other percentage you specify.


JOINT AND SURVIVOR ANNUITY--PERIOD CERTAIN. An annuity providing monthly payments for your life and that of your beneficiary or, if longer, a specified period of time. If you and your beneficiary both die before the end of the specified period, payments will continue to your contingent beneficiary until the end of the period. Subject to legal limitations, you may specify a minimum payment period of 5, 10, 15 or 20 years and the percentage of the annuity payment to be made to your beneficiary (as noted above under Joint and Survivor Annuity). The longer the specified period, the smaller your monthly payments will be.


CASH REFUND ANNUITY. An annuity providing equal monthly payments for your life with a guarantee that the sum of those payments will be at least equal to the portion of your vested benefits used to purchase the annuity. If upon your death the sum of the monthly payments to you is less than that amount, your beneficiary will receive a lump sum payment of the remaining guaranteed amount.



                                     SAI-6

--------------------------------------------------------------------------------

FIXED AND VARIABLE ANNUITY CHOICES


The cost of the fixed annuity is determined from tables in the group annuity contract which show the amounts necessary to purchase each $1 of monthly payment (after deduction of any applicable taxes and the annuity administrative charge described below). Payments depend on the annuity selected, your age, and the age of your beneficiary if you select a joint and survivor annuity. We may change the tables in the contract no more than once every five years.


The minimum amount that can be used to purchase any type of annuity is $5,000. Usually, an annuity administrative charge of $350 will be deducted from the amount used to purchase the annuity. If we give any group pension client with a qualified profit sharing plan a better annuity purchase rate than those currently available for the Program, we will also make those rates available to Program participants. The annuity administrative charge may be greater than $350 in that case.


Under a Qualified Joint and Survivor Annuity or a Cash Refund Annuity, the amount of the monthly payments is fixed at retirement and remains level throughout the distribution period. Under the Life Annuity, Life Annuity--Period Certain, Joint and Survivor Annuity and Joint and Survivor Annuity--Period Certain, you may select either fixed or variable payments. The variable payments reflect the investment performance of the Growth Equity Fund. If you are interested in a variable annuity, when you are ready to select your benefit please ask our Account Executives for our variable annuity prospectus supplement.


The chart below shows the relative financial value of the different annuity options, based on our current rates for fixed annuities. This chart is provided as a sample. The numbers provided in the Rate per $1.00 of Annuity column, which are used to calculate the monthly annuity provided, are subject to change. The example assumes the annuitant's age is 651/2 years, the joint annuitant's age is the same and the amount used to purchase the annuity is $100,000. The annuity administrative charge of $350 is deducted from the purchase price of $100,000, leaving a total of $99,650 to be applied to purchase the annuity. Certain legal requirements may limit the forms of annuity available to you.




                                                      AMOUNT TO BE                             MONTHLY
                                                   APPLIED ON ANNUITY     RATE PER $1.00       ANNUITY
ANNUITY FORM                                          FORM ELECTED          OF ANNUITY        PROVIDED
-----------------------------------------------   --------------------   ----------------   ------------
Life                                                     $99,650            $  143.06        $  696.56
Cash Refund                                               99,650               150.82           660.72
5 Year Certain Life                                       99,650               144.62           689.05
10 Year Certain Life                                      99,650               148.55           670.82
15 Year Certain Life                                      99,650               153.87           647.62
100% Joint & Survivor Life                                99,650               168.01           593.12
75% Joint & Survivor Life                                 99,650               161.16           618.33*
50% Joint & Survivor Life                                 99,650               155.13           642.36*
100% Joint & Survivor--5 Year Certain Life**              99,650               168.04           593.01
100% Joint & Survivor--10 Year Certain Life**             99,650               168.27           592.20
100% Joint & Survivor--15 Year Certain Life**             99,650               168.91           589.96
100% Joint & Survivor--20 Year Certain Life**             99,650               170.10           585.83

----------
* Represents the amount payable to the primary annuitant. A surviving joint annuitant would receive the applicable percentage of the amount paid to the primary annuitant.

** You may also elect a Joint and Survivor Annuity--Period Certain with a monthly benefit payable to the surviving joint annuitant in any percentage you specify.


                                     SAI-7

--------------------------------------------------------------------------------

SPOUSAL CONSENT REQUIREMENTS


Under the Members Retirement Plan and the self-directed prototype plan, you may designate a non-spouse beneficiary any time after the earlier of: (1) the first day of the plan year in which you attain age 35, or (2) the date on which you separate from service with your employer. If you designate a beneficiary other than your spouse prior to your reaching age 35, your spouse must consent to the designation and, upon your reaching age 35, must again give his or her consent or the designation will lapse. In order for you to make a withdrawal, elect a form of benefit other than a Qualified Joint and Survivor Annuity or designate a non-spouse beneficiary, your spouse must consent to your election in writing within the 90 day period before your annuity starting date. To consent, your spouse must sign on the appropriate line on your election of benefits or beneficiary designation form. Your spouse's signature must be witnessed by a notary public or plan representative.


If you change your mind, you may revoke your election and elect a Qualified Joint and Survivor Annuity or designate your spouse as beneficiary, simply by filing the appropriate form. Your spouse's consent is not required for this revocation.


It is also possible for your spouse to sign a blanket consent form. By signing this form, your spouse consents not just to a specific beneficiary or, with respect to the waiver of the Qualified Joint and Survivor Annuity, the form of distribution, but gives you the right to name any beneficiary, or if applicable, form of distribution you want. Once you file such a form, you may change your election whenever you want, even without spousal consent. No spousal consent to a withdrawal or benefit in a form other than a Qualified Joint and Survivor Annuity is required under certain self-directed prototype profit sharing plans that do not offer life annuity benefits.


PROVISIONS OF THE MEMBERS RETIREMENT PLAN



PLAN ELIGIBILITY REQUIREMENTS. Under the Members Retirement Plan, the employer specifies the eligibility requirements for its plan in the Adoption Agreement. The employer may exclude any employee who has not attained a specified age (not to exceed 21) and completed a specified number of years (not to exceed two) in each of which he completed 1,000 hours of service. No more than one year of eligible service may be required for a 401(k) arrangement.


CONTRIBUTIONS TO QUALIFIED PLANS. We outline below the current Federal income tax rules relating to contributions under qualified retirement plans. This outline assumes that you are not a participant in any other qualified retirement plan.


The employer deducts contributions to the plan in the year it makes them. As a general rule, an employer must make contributions for any year by the due date (including extensions) for filing its federal income tax return for that year. However, Department of Labor ("DOL") rules generally require that the employer contribute participants' salary deferral (or post-tax employee contribution) amounts under a 401(k) plan as soon as practicable after the payroll period applicable to a deferral. In any event, the employer must make these contributions no later than the 15th business day of the month following the month in which the employer withholds or receives participant contributions.



If the employer contributes more to the plan than it may deduct under the rules we describe below, the employer (a) may be liable for a 10% penalty tax on that nondeductible amount and (b) may risk disqualifying the plan.


CONTRIBUTIONS TO THE MEMBERS RETIREMENT PLAN. The employer makes annual contributions to its plan based on the plan's provisions.



An employer that adopts the Members Retirement Plan as a profit sharing plan makes discretionary contributions as it determines annually. The aggregate employer contribution to the plan may not exceed 25% of all participants' compensation for the plan year. For plan purposes, compensation for self-employed persons does not include deductible plan contributions on behalf of the self-employed person.



                                     SAI-8

--------------------------------------------------------------------------------

A 401(k) arrangement is available as part of the profit sharing plan. Employees may make pre-tax contributions to a plan under a 401(k) arrangement. The maximum amount that highly compensated employees may contribute depends on (a) the amount that non-highly compensated employees contribute and (b) the amount the employer designates as a nonforfeitable 401(k) contribution. Different rules apply to a SIMPLE 401(k) or safe harbor 401(k).



For 2002, a "highly compensated" employee, for this purpose, is (a) an owner of more than 5% of the business, or (b) anyone with earnings of more than $85,000 from the business in 2001. For (b), the employer may elect to include only employees in the highest paid 20%. In any event, the maximum amount each employee may defer is limited to $11,000 for 2002 (which amount shall increase by $1,000 each year up to 2006), reduced by that employee's salary reduction contributions to simplified employee pension plans established before 1997 (SARSEPs), SIMPLE plans, employee contributions to tax deferred Section 403(b) arrangements, and contributions deductible by the employee under a trust described under Section 501(c)(18) of the Internal Revenue Code. The maximum amount a participant may defer in a SIMPLE 401(k) plan for 2002 is $7,000.


Effective January 1, 2002, an additional "catch-up" elective deferral of up to $1,000 can be made by any employees who are at least age 50 at any time during 2002. (Catch up elective deferral amount increases $1,000 per year through 2006.)



Matching contributions to a 401(k) plan on behalf of a self-employed individual are no longer treated as elective deferrals, and are the same as matching contributions for other employees.


Employers may adopt a safe harbor 401(k) arrangement. Under this arrangement, an employer agrees to offer a matching contribution equal to (a) 100% of salary deferral contributions up to 3% of compensation and (b) 50% of salary deferral contributions that exceed 3% but are less than 5% of compensation or a 3% non-elective contribution to all eligible employees. These contributions must be non-forfeitable. If the employer makes these contributions and meets the notice requirements for safe harbor 401(k) plans, the plan is not subject to non-discrimination testing on salary deferral and matching or non-elective contributions described above.


If the employer adopts the Members Retirement Plan as a defined contribution pension plan, its contribution is equal to the percentage of each participant's compensation that the Adoption Agreement specifies.



Under any type of plan, an employer must disregard compensation in excess of $200,000 in 2002 in making contributions. This amount will be adjusted for cost-of-living changes in future years in $5,000 increments rounded to the next lowest multiple of $5,000. An employer may integrate contributions with Social Security. This means that contributions, for each participant's compensation, that exceed the integration level may be greater than contributions for compensation below the integration level. The Federal tax law imposes limits on this excess. Your Account Executive can help you determine the legally permissible contribution.


Except in the case of certain non-top heavy plans, contributions for non-key employees must be at least 3% of compensation (or, under the profit sharing plan, the percentage the employer contributes for key employees, if less than 3%). In 2002, "key employee" means (a) an officer of the business with earnings of more than $130,000 or (b) an owner of more than 5% of the business, or (c) an owner of more than 1% of the business with earnings of more than $150,000. For purposes of (a), no more than 50 employees (or, if less, the greater of three or 10% of the employees) shall be treated as officers.



Certain plans may also permit participants to make post-tax contributions. We will maintain a separate account to reflect each participant's post-tax contributions and the earnings (or losses) on those contributions. Post-tax contributions are subject to complex rules under which the maximum amount that


                                     SAI-9

--------------------------------------------------------------------------------

a highly compensated employee may contribute depends on the amount that non-highly compensated employees contribute. BEFORE PERMITTING ANY HIGHLY-COMPENSATED EMPLOYEE TO MAKE POST-TAX CONTRIBUTIONS, THE EMPLOYER SHOULD VERIFY THAT IT HAS PASSED ALL NON-DISCRIMINATION TESTS. If an employer employs only "highly compensated" employees (as defined above), the plan will not accept post-tax contributions. In addition, the employer may make matching contributions to certain plans, i.e., contributions that are based on the amount of post-tax or pre-tax 401(k) contributions that plan participants make. Special non-discrimination rules apply to matching contributions. These rules may limit the amount of matching contributions that an employer may make for highly compensated employees. These non-discrimination rules for matching contributions do not apply to SIMPLE and safe harbor 401(k) plans.


Contributions (including forfeiture amounts) for each participant may not exceed the lesser of (a) $40,000 and (b) 100% of the participant's earnings (excluding, in the case of self-employed persons, all deductible plan contributions). The participant's post-tax contributions count toward this limitation.



Each participant's Account Balance equals the sum of the amounts accumulated in each investment option. We will maintain separate records of each participant's interest in each of the Investment Options attributable to employer contributions, 401(k) non-elective contributions, 401(k) elective contributions, post-tax employee contributions and employer matching contributions. We will also account separately for any amounts rolled over from a previous employer's plan. Our records will also reflect each participant's percentage of vesting (see below) in his Account Balance attributable to employer contributions and employer matching contributions.



The participant will receive quarterly notices and confirmation of certain transactions. The participant will also receive an annual statement showing the participant's Account Balance in each investment option attributable to each type of contribution. Based on information that you supply, we will run the required special non-discrimination tests (Actual Deferral Percentage and Actual Contribution Percentage) applicable to (a) 401(k) plans (other than SIMPLE 401(k) and safe harbor 401(k)) and (b) plans that accept post-tax employee contributions or employer matching contributions.


Non-discrimination tests do not apply to SIMPLE 401(k) plans, if the employer makes (a) a matching contribution equal to 100% of the amount each participant deferred, up to 3% of compensation, or (b) a 2% non-elective contribution to all eligible employees. The employer must also follow the notification and filing requirements outlined in the Plan Document, to avoid non-discrimination tests.


Under a SIMPLE 401(k) the employer must offer all eligible employees the opportunity to defer part of their salary into the plan and make either a matching or non-elective contribution. The matching contribution must be 100% of the salary deferral amount up to 3% of compensation. The non-elective contribution is 2% of compensation, which the employer must make for all eligible employees, even those not deferring. The matching or non-elective contribution must be non-forfeitable. The employer must notify employees which contribution the employer will make 60 days before the beginning of the year.


Elective deferrals to a 401(k) plan are subject to applicable FICA (social security), Medicare and FUTA (unemployment) taxes. They may also be subject to the state income tax.


ALLOCATION OF CONTRIBUTIONS. You, as employer or participant, may allocate contributions among any number of the investment options. You may change allocation instructions at any time, and as often as needed, by calling our Account Investment Management System ("AIMS"). New instructions become effective on the business day we receive them. Employer contributions may be allocated in different percentages than employee contributions. The allocation percentages elected for employer contributions automatically apply to any 401(k) qualified non-elective contributions, qualified matching contributions and matching contributions. Your allocation percentages for employee contributions automatically apply to any post-tax employee contributions and 401(k) salary deferral contributions. IF WE HAVE NOT RECEIVED VALID INSTRUCTIONS, WE WILL ALLOCATE CONTRIBUTIONS TO THE MONEY MARKET GUARANTEE ACCOUNT. You may, of course, transfer to another investment option at any time, and provide us with contribution allocation instructions for future contributions.



                                     SAI-10

--------------------------------------------------------------------------------

THE MEMBERS RETIREMENT PLAN AND SECTION 404(C) OF ERISA. The Members Retirement Plan is a participant directed individual account plan designed to comply with the requirements of Section 404(c) of ERISA. Section 404(c) of ERISA, and the related Department of Labor (DOL) regulation, provide that if a participant or beneficiary exercises control over the assets in his or her plan account, plan fiduciaries will not be liable for any loss that is the direct and necessary result of the participant's or beneficiary's exercise of control. This means that if the employer plan complies with Section 404(c), participants can make and are responsible for the results of their own investment decisions.


Section 404(c) plans must, among other things, (a) make a broad range of investment choices available to participants and beneficiaries and (b) provide them with adequate information to make informed investment decisions. The Investment Options and documentation available under the Members Retirement Plan provide the broad range of investment choices and information needed in order to meet the requirements of Section 404(c). However, while our suggested summary plan descriptions, annual reports, prospectuses, and confirmation notices provide the required investment information, the employer is responsible for distributing this information in a timely manner to participants and beneficiaries. You should read this information carefully before making your investment decisions.


VESTING. Vesting refers to the participant's rights with respect to that portion of a participant's Account Balance attributable to employer contributions under the Members Retirement Plan. If a participant is "vested," the amount or benefit in which the participant is vested belongs to the participant, and may not be forfeited. The participant's Account Balance attributable to (a) 401(k) contributions (including salary deferral, qualified non-elective and qualified matching contributions), (b) post-tax employee contributions and (c) rollover contributions always belongs to the participant, and is nonforfeitable at all times.



A participant becomes fully vested in all benefits if still employed at death, disability, attainment of normal retirement age or upon termination of the plan. If the participant terminates employment before that time, any benefits that have not yet vested under the plan's vesting schedule are forfeited. The normal retirement age is 65 under the Members Retirement Plan unless the employer elects a lower age on its Adoption Agreement.


Benefits must vest in accordance with any of the schedules below or one at least as favorable to participants:






              SCHEDULE A     SCHEDULE B     SCHEDULE C     SCHEDULE E

 YEARS OF       VESTED         VESTED         VESTED         VESTED
  SERVICE     PERCENTAGE     PERCENTAGE     PERCENTAGE     PERCENTAGE
----------   ------------   ------------   ------------   -----------
     1             0%             0%             0%       100%
     2           100             20              0        100
     3           100             40            100        100
     4           100             60            100        100
     5           100             80            100        100
     6           100            100            100        100



If the plan requires more than one year of service for participation in the plan, the plan must use Schedule E or one at least as favorable to participants.


Provided the employer plan is not "top-heavy," within the meaning of Section 416 of the Code, and provided that the plan does not require more than one year of service for participation, an employer may, in accordance with provisions of the Members Retirement Plan, instead elect one of the following vesting schedules or one at least as favorable to participants further provided, however the following schedule is not available for matching contributions made in plan years beginning after 2001:



                                     SAI-11

--------------------------------------------------------------------------------



                   SCHEDULE F     SCHEDULE G

    YEARS OF         VESTED         VESTED
    SERVICE        PERCENTAGE     PERCENTAGE
---------------   ------------   ------------
  less than 3           0%             0%
       3               20              0
       4               40              0
       5               60            100
       6               80            100
       7              100            100


All contributions to a SIMPLE 401(k) plan are 100% vested and not subject to the vesting schedule above. This rule, however, does not apply to employer and matching contributions made to a plan before the plan is amended to become a SIMPLE 401(k) plan. Non-elective and matching contributions required under a safe harbor 401(k) arrangement are 100% vested and not subject to the vesting schedule above.



Matching contributions are required to vest at least as quickly as under a 3-year cliff or a 6-year "graded vesting" schedule. The 6-year schedule requires 20% vesting after 2 years of service increasing 20% per year thereafter.



INVESTMENT RESTRICTIONS AND CERTAIN INVESTMENT TECHNIQUES APPLICABLE TO THE ALLIANCE GROWTH EQUITY, ALLIANCE MID CAP GROWTH AND ALLIANCE BALANCED FUNDS



(For an explanation of the investment restrictions applicable to the EQ/Alliance Global, EQ/Alliance Growth Investors, EQ/Calvert Socially Responsible, EQ/MFS Emerging Growth Companies, EQ/MFS Research, EQ/Bernstein Diversified Value, EQ/Equity 500 Index, EQ/AXP New Dimensions, EQ/FI Small/Mid Cap Value, EQ/Small Company Index, EQ/Alliance Technology, EQ/Capital Guardian U.S. Equity and EQ/Capital Guardian International Funds, see "Investment Restrictions" in the EQ Advisors Trust Statement of Additional Information.)



None of the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds will:


     o trade in foreign exchanges (except transactions incidental to the settlement of purchases or sales of securities for a Fund);


     o make an investment in order to exercise control or management over a company;

     o underwrite the securities of other companies, including purchasing securities that are restricted under the 1933 Act or rules or regulations thereunder (restricted securities cannot be sold publicly until they are registered under the 1933 Act), except as stated below;

     o make short sales, except when the Fund has, by reason of ownership of other securities, the right to obtain securities of equivalent kind and amount that will be held so long as they are in a short position;

     o trade in commodities or commodity contracts (except the Alliance Balanced Fund is not prohibited from entering into hedging transactions through the use of stock index or interest rate future contracts, as described in the prospectus);

     o purchase real estate or mortgages, except as stated below. The Funds may buy shares of real estate investment trusts listed on stock exchanges or reported on the National Association of Securities Dealers, Inc. automated quotation system ("NASDAQ");

     o have more than 5% of its assets invested in the securities of any one registered investment company. A Fund may not own more than 3% of an investment company's outstanding voting securities. Finally, total holdings of investment company securities may not exceed 10% of the value of the Fund's assets;


                                     SAI-12

--------------------------------------------------------------------------------

     o purchase any security on margin or borrow money except for short-term credits necessary for clearance of securities transactions;

     o make loans, except loans through the purchase of debt obligations or through entry into repurchase agreements; or

     o invest more than 10% of its total assets in restricted securities, real estate investments, or portfolio securities not readily marketable. (The Alliance Growth Equity Fund will not invest in restricted securities.)


The Alliance Growth Equity and Alliance Balanced Funds will not make an investment in an industry if that investment would make the Fund's holding in that industry exceed 25% of its assets. The United States government, and its agencies and instrumentalities, are not considered members of any industry.


The Alliance Growth Equity and Alliance Mid Cap Growth Funds will not purchase or write puts and calls (options).


The following investment techniques may be used by the Alliance Balanced Fund:


Mortgage Pass-Through Securities--The Alliance Balanced Fund may invest in mortgage pass-through securities, which are securities representing interests in pools of mortgages. Principal and interest payments made on the mortgages in the pools are passed through to the holder of such securities.


Collateralized Mortgage Obligations--The Alliance Balanced Fund may invest in collateralized mortgage obligations (CMOs). CMOs are debt securities collateralized by underlying mortgage loans or pools of mortgage pass-through securities and are generally issued by limited purpose finance subsidiaries of U.S. Government instrumentalities. CMOs are not, however, mortgage pass-through securities. Investors in CMOs are not owners of the underlying mortgages, but are simply owners of a debt security backed by such pledged assets.


Asset-Backed Securities--The Alliance Balanced Fund may purchase asset-backed securities that represent either fractional interests or participation in pools of leases, retail installment loans or revolving credit receivables held by a trust or limited purpose finance subsidiary. Such asset-backed securities may be secured by the underlying assets or may be unsecured.


The Alliance Balanced Fund may invest in other asset-backed securities that may be developed in the future.


Yankee Securities--The Alliance Balanced Fund may invest in Yankee securities. Yankee securities are non-U.S. issuers that issue debt securities that are denominated in U.S. dollars.


Zero-Coupon Bonds--The Alliance Balanced Fund may invest in zero-coupon bonds. Such bonds may be issued directly by agencies and instrumentalities of the U.S. Government or by private corporations. Zero-coupon bonds do not make regular interest payments. Instead, they are sold at a deep discount from their face value. As a result, their price can be very volatile when interest rates change.


Repurchase Agreements--In repurchase agreements, the Alliance Balanced Fund buys securities from a seller, usually a bank or brokerage firm, with the understanding that the seller will repurchase the securities at a higher price at a future date. During the term of the repurchase agreement the Balanced Fund retains the securities subject to the repurchase agreement as collateral. Such transactions afford an opportunity for the Fund to earn a fixed rate of return on available cash at minimal market risk, although the Fund may be subject to various delays and risks or loss if the seller is unable to meet its obligation to repurchase.


                                     SAI-13

--------------------------------------------------------------------------------

Foreign Currency Forward Contracts--The Alliance Balanced Fund may enter into contracts for the purchase or sale of a specific foreign currency at a future date at a price set at the time of the contract. The Fund will enter into such forward contracts for hedging purposes only.


HOW WE DETERMINE UNIT VALUES FOR THE FUNDS


We determine the Unit Value at the end of each business day. The Unit Value for each Fund is determined by first calculating a gross unit value reflecting only investment performance and then adjusting it for Program expenses to obtain the Fund Unit Value. We calculate the gross unit value by multiplying the gross unit value for the preceding business day by the net investment factor for that subsequent business day and, for the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds, then deducting audit and custodial fees. We calculate the net investment factor as follows:

     o First, we take the value of the Fund's assets at the close of business on the preceding business day.

     o Next, we add the investment income and capital gains, realized and unrealized, that are credited to the assets of the Fund during the business day for which we are calculating the net investment factor.

     o Then we subtract the capital losses, realized and unrealized, charged to the Fund during that business day.

     o Finally, we divide this amount by the value of the Fund's assets at the close of the preceding business day.


The Fund Unit Value is calculated on every business day by multiplying the Fund Unit Value for the last business day of the previous month by the net change factor for that business day. The net change factor for each business day is equal to (a) minus (b) where:


(a) is the gross unit value for that business day divided by the gross unit value for the last business day of the previous month; and


(b) is the charge to the Fund for that month for the daily accrual of fees and expenses times the number of days since the end of the preceding month.


For information on the valuation of assets of the Funds, see "How We Value the Assets of the Funds," below.



The value of the investments that Separate Account 66 has in the EQ/Alliance Global, EQ/Alliance Growth Investors, EQ/Calvert Socially Responsible, EQ/MFS Emerging Growth Companies, EQ/MFS Research, EQ/FI Small/Mid Cap Value, EQ/Bernstein Diversified Value, EQ/Small Company Index, EQ/AXP New Dimensions, EQ/Alliance Technology, EQ/Equity 500 Index, EQ/Capital Guardian U.S. Equity and EQ/Capital Guardian International Funds is calculated by multiplying the number of shares held by Separate Account No. 66 in each portfolio by the net asset value per share of that portfolio determined as of the close of business on the same day as the respective Unit Values of each of the foregoing Funds are determined.



HOW WE VALUE THE ASSETS OF THE FUNDS


The assets of the Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds are valued as follows:

     o STOCKS listed on national securities exchanges or traded on the NASDAQ national market system are valued at the last sale price. If on a particular day there is no sale, the stocks are valued at the latest available bid price reported on a composite tape. Other unlisted securities reported on the NASDAQ system are valued at inside (highest) quoted bid prices.


                                     SAI-14

--------------------------------------------------------------------------------

     o FOREIGN SECURITIES not traded directly, or in ADR form, in the United States, are valued at the last sale price in the local currency on an exchange in the country of origin. Foreign currency is converted into dollars at current exchange rates.

     o UNITED STATES TREASURY SECURITIES and other obligations issued or guaranteed by the United States Government, its agencies or instrumentalities are valued at representative quoted prices.


     o LONG-TERM PUBLICLY TRADED CORPORATE BONDS (i.e., maturing in more than one year) are valued at prices obtained from a bond pricing service of a major dealer in bonds when such prices are available; however, in circumstances where it is deemed appropriate to do so, an over-the-counter or exchange quotation may be used.


     o CONVERTIBLE PREFERRED STOCKS listed on national securities exchanges are valued at their last sale price or, if there is no sale, at the latest available bid price.

     o CONVERTIBLE BONDS and UNLISTED CONVERTIBLE PREFERRED STOCKS are valued at bid prices obtained from one or more major dealers in such securities; where there is a discrepancy between dealers, values may be adjusted based on recent premium spreads to the underlying common stock.

     o SHORT-TERM DEBT SECURITIES that mature in more than 60 days are valued at representative quoted prices. Short-term debt securities that mature in 60 days or less are valued at amortized cost, which approximates market value.

     o OPTION CONTRACTS, for the Balanced Fund only, listed on organized exchanges are valued at last sale prices or closing asked prices, in the case of calls, and at quoted bid prices, in the case of puts. The market value of a put or call will usually reflect, among other factors, the market price of the underlying security. When a Fund writes a call option, an amount equal to the premium received by the Fund is included in the Fund's financial statements as an asset and an equivalent liability. The amount of the liability is subsequently marked-to-market to reflect the current market value of the option written. The current market value of a traded option is the last sale price or, in the absence of a sale, the last offering price. When an option expires on its stipulated expiration date or a Fund enters into a closing purchase or sales transaction, the Fund realizes a gain or loss without regard to any unrealized gain or loss on the underlying security, and the liability related to such option is extinguished. When an option is exercised, the Fund realizes a gain or loss from the sale of the underlying security, and the proceeds of the sale are increased by the premium originally received, or reduced by the price paid for the option.

Our investment officers determine in good faith the fair value of securities and other assets that do not have a readily available market price in accordance with accepted accounting practices and applicable laws and regulations.


OTHER FUNDS. For those Funds that invest in corresponding Portfolios of EQ Advisors Trust, the asset value of each Portfolio is computed on a daily basis. See the prospectus for the Trust for information on valuation methodology used by the corresponding Portfolios.


FUND TRANSACTIONS



The Alliance Growth Equity, Alliance Mid Cap Growth and Alliance Balanced Funds are charged for securities brokers' commissions, transfer taxes and other fees relating to securities transactions. Transactions in equity securities for each of these Funds are executed primarily through brokers that receive a commission paid by the Fund. The brokers, none of which are affiliates, are selected by Alliance Capital Management L.P. ("Alliance"). For 2001, 2000 and 1999, the Alliance Growth Equity Fund paid $3,576,437, $2,218,019 and $5,877,438, respectively, in brokerage commissions; the Alliance Mid Cap Growth Fund paid $317,615, $528,924 and $755,520, respectively, in brokerage commissions; and the Alliance Balanced Fund paid $84,086, $125,602 and $210,258, respectively, in brokerage commissions.



                                     SAI-15

--------------------------------------------------------------------------------

Alliance seeks to obtain the best price and execution of all orders it places, considering all the circumstances. If transactions are executed in the over-the-counter market, they will deal with the principal market makers, unless more favorable prices or better execution is otherwise obtainable. There are occasions on which portfolio transactions for the Funds may be executed as part of concurrent authorizations to purchase or sell the same security for certain other accounts or clients advised by Alliance and Equitable Life. These concurrent authorizations potentially can be either advantageous or disadvantageous to the Funds. When these concurrent authorizations occur, the objective is to allocate the executions among the Funds and the other accounts in a fair manner.


Alliance also considers the amount and quality of securities research services provided by a broker. Typical research services include general economic information and analyses and specific information on and analyses of companies, industries and markets. Factors in evaluating research services include the diversity of sources used by the broker and the broker's experience, analytical ability, and professional stature. The receipt of research services from brokers tends to reduce the expenses in managing the Funds. This is taken into account when setting the expense charges.



Brokers who provide research services may charge somewhat higher commissions than those who do not. However, Alliance selects only brokers whose commissions are believed to be reasonable in all the circumstances. Of the brokerage commissions paid by the Alliance Growth Equity, Alliance Mid/Cap Growth and Alliance Balanced Funds during 2001, $1,652,314, $123,235 and $44,904, respectively, were paid to brokers providing research services on transactions of $2,202,725,580, $219,155,700 and $55,990,928, respectively.



Alliance periodically evaluates the services provided by brokers and prepares internal proposals for allocating among those various brokers business for all the accounts Alliance manages or advises. That evaluation involves consideration of the overall capacity of the broker to execute transactions, its financial condition, its past performance and the value of research services provided by the broker in servicing the various accounts advised or managed by Alliance. Alliance has no binding agreements with any firm as to the amount of brokerage business which the firm may expect to receive for research services or otherwise. There may, however, be understandings with certain firms that Alliance will continue to receive services from such firms only if such firms are allocated a certain amount of brokerage business. Alliance may try to allocate such amounts of business to such firms to the extent possible in accordance with the policies described above.


Research information obtained by Alliance may be used in servicing all accounts under their management, including Equitable Life's accounts. Similarly, not all research provided by a broker or dealer with which the Funds transact business will necessarily be used in connection with those Funds.


Transactions for the Funds in the over-the-counter market are normally executed as principal transactions with a dealer that is a principal market-maker in the security, unless a better price or better execution can be obtained from another source. Under these circumstances, the Funds pay no commission. Similarly, portfolio transactions in money market and debt securities will normally be executed through dealers or underwriters under circumstances where the Fund pays no commission.


When making securities transactions for Funds that do not involve paying a brokerage commission (such as the purchase of short-term debt securities), Alliance seeks to obtain prompt execution in an effective manner at the best price. Subject to this general objective, Alliance may give orders to dealers or underwriters who provide investment research. None of the Funds will pay a higher price, however, and the fact that we or Alliance may benefit from such research is not considered in setting the expense charges.


In addition to using brokers and dealers to execute portfolio securities transactions for accounts Alliance manages, we or Alliance may enter into other types of business transactions with brokers or dealers. These other transactions will be unrelated to allocation of the Funds' portfolio transactions.


                                     SAI-16

--------------------------------------------------------------------------------

OTHER FUNDS. For those Funds that invest in corresponding Portfolios of EQ Advisors Trust, see the statement of additional information for each Trust for information concerning the portfolio transactions of the Portfolios.


INVESTMENT MANAGEMENT AND ACCOUNTING FEE



The table below shows the amount we received under the investment management and financial accounting fee under the Program during each of the last three years. See "Fee table" section in the prospectus.






FUND                               2001        2000        1999
------------------------------- ----------- ----------- -----------
Alliance Growth Equity ........  $227,089    $316,121    $326,625
Alliance Mid Cap Growth .......    92,441     124,351     137,889
Alliance Balanced .............   102,004      95,990      99,390
EQ/Alliance Global* ...........    23,899      32,664      25,163
Alliance Conservative Investors*    4,776      11,359      10,406
EQ/Alliance Growth Investors* .    19,068      22,484      17,488


* Represents only financial accounting fees for these Funds.



UNDERWRITER



Pursuant to a Distribution and Servicing Agreement between AXA Advisors, Equitable Life, and certain of Equitable Life's separate accounts, Equitable Life paid AXA Advisors a fee of $325,380 for each of the years 2001, 2000 and 1999. Equitable Life paid AXA Advisors as the distributor of certain contracts, including these contracts, and as the principal underwriter of several Equitable Life separate accounts $543,488,990 in 2001 and $666,577,890 in 2000. Of these amounts, AXA Advisors retained $277,057,837 and $385,314,054, respectively. The offering of the units under the contract is continuous.



                                     SAI-17

--------------------------------------------------------------------------------

OUR MANAGEMENT


We are managed by a Board of Directors which is elected by our shareholder(s). Our directors and certain of our executive officers and their principal occupations are as follows. Unless otherwise indicated, the following persons have been involved in the management of Equitable and/or its affiliates in various executive positions during the last five years.





DIRECTORS
NAME                         AGE  PRINCIPAL OCCUPATION
--------------------------- ----- -----------------------------------------------------------------
Francoise Colloc'h          58    Member of the AXA Management Board and Group Executive
                                  President of AXA.

Henri de Castries           47    Chairman of the Board, AXA Financial; Chairman of the
                                  Management Board and CEO of AXA's Management Board.

Claus-Michael Dill          48    Chairman of Management Board of AXA Konzern AG, prior
                                  thereto, member of the Holding Management Board of
                                  Gerling-Konzern in Cologne.

Joseph L. Dionne            68    Retired Chairman and Chief Executive Officer, The McGraw-Hill
                                  Companies.

Denis Duverne               48    Executive Vice President, AXA; member, AXA Executive Board.

Jean-Rene Fourtou           62    Vice Chairman of the Management Board, Aventis; prior thereto,
                                  Chairman and Chief Executive Officer, Rhone-Poulenc, S.A.

Norman C. Francis           70    President, Xavier University of Louisiana.

Donald J. Greene            68    Of Counsel, LeBoeuf, Lamb, Greene & MacRae; prior thereto,
                                  Partner of the firm.

John T. Hartley             71    Retired Chairman and Chief Executive Officer and currently a
                                  Director, Harris Corporation.

John H. F. Haskell, Jr.     70    Senior Advisor, UBS Warburg, LLC; prior thereto, Managing
                                  Director and member of the Board of Directors.

Mary (Nina) Henderson       51    Retired Corporate Vice President, Core Business Development of
                                  Bestfoods (fomerly CPC International, Inc.); prior thereto, Vice
                                  President and President, Bestfoods Grocery.

W. Edwin Jarmain            63    President, Jarmain Group Inc.

George T. Lowy              70    Partner, Cravath, Swaine & Moore.

Didier Pineau-Valencienne   70    Vice Chairman, Credit Suisse First Boston; Honorary Chairman,
                                  Schneider and Square D; prior thereto, Chairman and Chief
                                  Executive Officer.

George J. Sella, Jr.        73    Retired Chairman and Chief Executive Officer, American
                                  Cyanamid Company.

Peter J. Tobin              57    Dean, Peter J. Tobin College of Business, St. John's University;
                                  prior thereto, Chief Financial Officer, Chase Manhattan Corp.

Bruce W. Calvert            55    Chairman and Chief Executive Officer, Alliance Capital
                                  Management Corporation.


                                     SAI-18

--------------------------------------------------------------------------------



OFFICER-DIRECTORS NAME    AGE  PRINCIPAL OCCUPATION
------------------------ ----- -----------------------------------------------------------------
Christopher M. Condron   54    Chairman of the Board and Chief Executive Officer of Equitable
                               Life; President and Chief Executive Officer of AXA Financial,
                               Inc.; Member of the Management Board of AXA; prior thereto, served both as President and Chief Operating Officer of Mellon
                               Financial Corp. and Chairman and Chief Executive Officer of
                               Dreyfus Corp.

Stanley B. Tulin         52    Vice Chairman of the Board and Chief Financial Officer of
                               Equitable Life and AXA Financial, Inc.; Executive Vice President
                               and Member of the Executive Committee of AXA; prior thereto,
                               Chairman of the Insurance Consulting and Actuarial Practice of
                               Coopers & Lybrand, L.L.P.




OTHER OFFICERS NAME    AGE  PRINCIPAL OCCUPATION
--------------------- ----- ------------------------------------------------------------------
Leon B. Billis        55    Executive Vice President and AXA Group Deputy Chief
                            Information Officer; Equitable Life and AXA Client Solutions,
                            LLC; Director, Chief Executive Officer and President of AXA
                            Technology Services America, Inc.

Harvey Blitz          56    Senior Vice President of Equitable, AXA Financial, Inc. and AXA
                            Client Solutions, LLC; Executive Vice President of AXA Advisors,
                            LLC.

Kevin R. Byrne        46    Senior Vice President and Treasurer, Equitable Life, AXA
                            Financial, Inc., AXA Client Solutions, LLC, and Equitable of
                            Colorado, Inc.

Judy A. Faucett       53    Senior Vice President of Equitable Life and AXA Client Solutions,
                            LLC.

Alvin H. Fenichel     57    Senior Vice President and Controller of Equitable Life, AXA
                            Financial, Inc. and AXA Client Solutions, LLC.

Paul J. Flora         55    Senior Vice President and Auditor of Equitable Life, AXA
                            Financial, Inc. and AXA Client Solutions, LLC.

Donald R. Kaplan      48    Senior Vice President, Chief Compliance Officer and Associate
                            General Counsel of Equitable Life and AXA Client Solutions,
                            LLC.

Richard J. Matteis    65    Executive Vice President of Equitable Life and AXA Client
                            Solutions, LLC; prior thereto, Executive Vice President of Chase
                            Manhattan Corp.

Peter D. Noris        46    Executive Vice President and Chief Investment Officer of
                            Equitable Life, AXA Financial, Inc. and AXA Client Solutions,
                            LLC; President and Trustee of EQ Advisors Trust; Executive Vice
                            President and Chief Investment Officer of The Equitable of
                            Colorado, Inc.

Anthony C. Pasquale   54    Senior Vice President of Equitable Life and AXA Client Solutions,
                            LLC.

Pauline Sherman       58    Senior Vice President, Secretary and Associate General Counsel of
                            Equitable Life, AXA Financial, Inc. and AXA Client Solutions,
                            LLC; Senior Vice President, Secretary and Associate General
                            Counsel of The Equitable of Colorado, Inc.

Richard V. Silver     46    Executive Vice President and General Counsel of Equitable Life,
                            AXA Financial, Inc. and AXA Client Solutions, LLC; Executive
                            Vice President and General Counsel, The Equitable of Colorado,
                            Inc.


                                     SAI-19

--------------------------------------------------------------------------------



OTHER OFFICERS NAME    AGE  PRINCIPAL OCCUPATION
--------------------- ----- -------------------------------------------------------------------
Jennifer Blevins      44    Executive Vice President of Equitable Life and AXA Client
                            Solutions, LLC; prior thereto, Senior Vice President and Managing
                            Director Worldwide Human Resources of Chubb and Son, Inc.

Selig Ehrlich         41    Executive Vice President and Chief Actuary of Equitable Life and
                            AXA Client Solutions, LLC; prior thereto, Senior Vice President,
                            Chief Actuary and Deputy General Manager.

MaryBeth Farrell      44    Executive Vice President of Equitable Life and AXA Client
                            Solutions, LLC.

Stuart L. Faust       49    Senior Vice President and Deputy General Counsel of Equitable
                            Life, AXA Financial, Inc. and AXA Client Solutions, LLC.

John M. Lefferts      44    Executive Vice President and President of Retail Distribution of
                            Equitable Life and AXA Client Solutions, LLC; Director and
                            Executive Vice President of The Equitable of Colorado, Inc.

William Levine        58    Executive Vice President and Chief Information Officer of
                            Equitable Life and AXA Client Solutions, LLC; prior thereto,
                            Senior Vice President of Paine Webber.

William (Alex)        40    Executive Vice President of Equitable Life and AXA Client
 MacGillivray               Solutions, LLC; Director, President and Chief Executive Officer of
                            AXA Distributors, LLC and its subsidiaries.

Charles A. Marino     43    Senior Vice President and Actuary of Equitable Life and AXA
                            Client Solutions, LLC.

Deanna M. Mulligan    38    Executive Vice President of Equitable Life and AXA Client
                            Solutions, LLC.


                                     SAI-20

--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS


The financial statements of Equitable Life included in this Statement of Additional Information should be considered only as bearing upon the ability of Equitable Life to meet its obligations under the group annuity contract. They should not be considered as bearing upon the investment experience of the Funds. The financial statements of Separate Account Nos. 3 (Pooled), 4 (Pooled), 10 (Pooled) and 66 (Pooled) reflect applicable fees, charges and other expenses under the Program as in effect during the periods covered, as well as the charges against the accounts made in accordance with the terms of all other contracts participating in the respective separate accounts, if applicable.




Separate Account Nos. 3 (Pooled), 4 (Pooled), and 10 (Pooled):
    Report of Independent Accountants -- PricewaterhouseCoopers LLP ......................   SAI-22
Separate Account No. 3 (Pooled) (The Alliance Mid Cap Growth Fund):
    Statement of Assets and Liabilities, December 31, 2001 ...............................   SAI-23
    Statement of Operations Year Ended December 31, 2001 .................................   SAI-24
    Statements of Changes in Net Assets for the Years Ended December 31, 2001 and 2000 ...   SAI-25
    Portfolio of Investments, December 31, 2001 ..........................................   SAI-26
Separate Account No. 4 (Pooled) (The Alliance Growth Equity Fund):
    Statement of Assets and Liabilities, December 31, 2001 ...............................   SAI-28
    Statement of Operations Year Ended December 31, 2001 .................................   SAI-29
    Statements of Changes in Net Assets for the Years Ended December 31, 2001 and 2000 ...   SAI-30
    Portfolio of Investments, December 31, 2001 ..........................................   SAI-31
Separate Account No. 10 (Pooled) (The Alliance Balanced Fund):
    Statement of Assets and Liabilities, December 31, 2001 ...............................   SAI-33
    Statement of Operations Year Ended December 31, 2001 .................................   SAI-34
    Statement of Changes in Net Assets for the Years Ended December 31, 2001 and 2000 ....   SAI-35
    Portfolio of Investments, December 31, 2001 ..........................................   SAI-36
(The EQ/Alliance Global, and EQ/Alliance Growth Investors Funds):
Separate Account No. 66 (Pooled) (The EQ/Alliance Technology, EQ/Bernstein Diversified
Value, EQ/Calvert Socially Responsible, EQ/Capital Guardian International, EQ/MFS Emerging
Growth Companies, EQ/MFS Research, EQ/Small Company Index, EQ/FI Small/Mid Cap Value,
T. Rowe Price Equity Income, and EQ/Equity 500 Index Funds):
    Statements of Assets and Liabilities, December 31, 2001 ..............................   SAI-44
    Statements of Operations Year Ended December 31, 2001 ................................   SAI-48
    Statements of Changes in Net Assets for the Years Ended December 31, 2001 and 2000 ...   SAI-52
Separate Account Nos. 3 (Pooled), 4 (Pooled), 10 (Pooled), and 66 (Pooled):
    Notes to Financial Statements ........................................................   SAI-56
The Equitable Life Assurance Society of the United States:
    Report of Independent Accountants -- PricewaterhouseCoopers LLP ......................   F-1
    Consolidated Balance Sheets, December 31, 2001 .......................................   F-2
    Consolidated Statements of Earnings Years Ended December 31, 2001, 2000 and 1999 .....   F-3
    Consolidated Statement of Shareholder's Equity and Comprehensive Income Years Ended
      December 31, 2001, 2000 and 1999 ...................................................   F-4
    Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000
      and 1999 ...........................................................................   F-5
    Notes to Consolidated Financial Statements ...........................................   F-7



                                     SAI-21

--------------------------------------------------------------------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of The Equitable Life Assurance
Society of the United States and the Contractowners of Separate Account Nos. 3, 4, 10 and 66 of The Equitable Life Assurance Society of the United States


In our opinion, the accompanying statements of assets and liabilities, including the portfolios of investments, and related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Separate Account Nos. 3 (Pooled) (The Alliance Mid Cap Growth Fund), 4 (Pooled) (The Alliance Growth Equity Fund), 10 (Pooled) (The Alliance Balanced Fund) and the separate investment options listed in Note 1 of the financial statements for 66 (Pooled) of The Equitable Life Assurance Society of the United States ("Equitable Life") at December 31, 2001, the results of each of their operations for the year then ended and the changes in each of their net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2001 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
February 6, 2002

                                     SAI-22

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statement of Assets and Liabilities
DECEMBER 31, 2001
--------------------------------------------------------------------------------

ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $72,330,231)............................    $83,079,027
 Short-term debt securities -- at value (amortized cost: $2,499,790)......      2,499,790
Cash .....................................................................             21
Receivable for investment securities sold ................................        375,027
Dividends and interest receivable ........................................         14,639
---------------------------------------------------------------------------   -----------
 Total assets ............................................................     85,968,504
---------------------------------------------------------------------------   -----------
LIABILITIES:
Due to Equitable Life's General Account ..................................      3,344,603
Payable for investment securities purchased ..............................        159,259
Accrued expenses .........................................................         62,608
---------------------------------------------------------------------------   -----------
 Total liabilities .......................................................      3,566,470
---------------------------------------------------------------------------   -----------
NET ASSETS ...............................................................    $82,402,034
===========================================================================   ===========


                              CONTRACT          CONTRACT
                         UNITS OUTSTANDING    UNIT VALUES
                        ------------------- ---------------
Institutional .........         2,853         $ 17,730.88
RIA ...................       104,079         $    170.69
MRP ...................       361,429         $     38.49
ADA ...................            --                  --
EPP ...................           843         $    170.69

The accompanying notes are an integral part of these financial statements.

                                     SAI-23

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statement of Operations
YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------

INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $857).........................    $     267,013
Interest .................................................................          133,883
---------------------------------------------------------------------------   -------------
Total investment income ..................................................          400,896
---------------------------------------------------------------------------   -------------
EXPENSES (NOTE 6):
Investment management fees ...............................................         (206,433)
Expense charges ..........................................................           (9,033)
Operating expenses .......................................................         (221,203)
---------------------------------------------------------------------------   -------------
Total expenses ...........................................................         (436,669)
---------------------------------------------------------------------------   -------------
Net investment loss ......................................................          (35,773)
---------------------------------------------------------------------------   -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized loss from security and foreign currency transactions ........      (25,779,164)
Change in unrealized appreciation/depreciation of investments ............        6,208,942
---------------------------------------------------------------------------   -------------
Net realized and unrealized loss on investments ..........................      (19,570,222)
---------------------------------------------------------------------------   -------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (19,605,995)
===========================================================================   =============

The accompanying notes are an integral part of these financial statements.

                                     SAI-24

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     2001               2000
                                                                               ----------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income (loss) ...............................................    $      (35,773)    $      354,506
Net realized gain (loss) on investments and foreign currency transactions ..       (25,779,164)           196,088
Change in unrealized appreciation/depreciation of investments ..............         6,208,942        (18,972,825)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to operations ......................       (19,605,995)       (18,422,231)
-----------------------------------------------------------------------------   --------------     --------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ..............................................................       164,236,499        217,893,446
Withdrawals ................................................................      (170,917,509)      (272,844,285)
Asset management fees ......................................................          (289,214)          (521,689)
Administrative fees ........................................................          (240,190)          (660,229)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to contributions and withdrawals ...        (7,210,414)       (56,132,757)
-----------------------------------------------------------------------------   --------------     --------------
DECREASE IN NET ASSETS .....................................................       (26,816,409)       (74,554,988)
NET ASSETS -- BEGINNING OF YEAR ............................................       109,218,443        183,773,431
-----------------------------------------------------------------------------   --------------     --------------
NET ASSETS -- END OF YEAR ..................................................    $   82,402,034     $  109,218,443
=============================================================================   ==============     ==============

The accompanying notes are an integral part of these financial statements.

                                     SAI-25

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)

(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001




                                            NUMBER OF               VALUE
                                              SHARES               (NOTE 2)
                                      ---------------------   -----------------
COMMON STOCKS:
BASIC INDUSTRIES
PAPER & FOREST PRODUCTS (1.0%)
Smurfit-Stone Container Corp.*.....           52,450          $   837,627
                                                              -----------
CAPITAL GOODS
ELECTRICAL EQUIPMENT (1.6%)
Alliant Techsystems, Inc.* ........           17,050            1,316,260
                                                              -----------
MACHINERY (1.4%)
ITT Industries, Inc. ..............           22,110            1,116,555
                                                              -----------
TOTAL CAPITAL GOODS (3.0%).........                             2,432,815
                                                              -----------
CONSUMER MANUFACTURING
AUTO & RELATED (0.6%)
O'Reilly Automotive, Inc.* ........           13,500              492,345
                                                              -----------
BUILDING & RELATED (4.4%)
American Standard Companies,
   Inc.* ..........................           14,920            1,017,992
D. R. Horton, Inc. ................           52,550            1,705,772
NVR, Inc.* ........................            4,550              928,200
                                                              -----------
                                                                3,651,964
                                                              -----------
TOTAL CONSUMER
   MANUFACTURING (5.0%) ...........                             4,144,309
                                                              -----------
CONSUMER SERVICES
ADVERTISING (2.9%)
TMP Worldwide, Inc.* ..............           55,980            2,401,542
                                                              -----------
AIRLINES (0.6%)
Southwest Airlines Co. ............           25,500              471,240
                                                              -----------
ENTERTAINMENT & LEISURE (2.1%)
Harley-Davidson, Inc. .............           31,710            1,722,170
                                                              -----------
GAMING (1.1%)
MGM Mirage, Inc.* .................           32,550              939,719
                                                              -----------
MISCELLANEOUS (5.7%)
Cendant Corp.* ....................          110,550            2,167,885
Exult, Inc.* ......................          114,150            1,832,108
Iron Mountain, Inc.* ..............           16,550              724,890
                                                              -----------
                                                               4,724,883
                                                              -----------
RESTAURANTS & LODGING (1.0%)
Tricon Global Restaurants,
   Inc.* ..........................           17,550              863,460
                                                              -----------


                                            NUMBER OF               VALUE
                                              SHARES               (NOTE 2)
                                      ---------------------   -----------------
RETAIL -- GENERAL
   MERCHANDISE (2.1%)
Best Buy Company, Inc.* ...........          22,650           $ 1,686,972
                                                              -----------
TOTAL CONSUMER
   SERVICES (15.5%) ...............                            12,809,986
                                                              -----------
CONSUMER STAPLES
COSMETIC (0.8%)
Avon Products, Inc. ...............          14,680               682,620
                                                              -----------
ENERGY
OIL SERVICE (1.4%)
Baker Hughes, Inc. ................          30,390             1,108,322
                                                              -----------
FINANCE
BROKERAGE & MONEY
   MANAGEMENT (1.0%)
Legg Mason, Inc. ..................          17,040               851,659
                                                              -----------
INSURANCE (5.4%)
Gallagher (Arthur J.) & Co. .......          47,550             1,639,999
XL Capital Ltd. (Class A) .........          30,830             2,816,629
                                                              -----------
                                                                4,456,628
                                                              -----------
MISCELLANEOUS (4.8%)
Investors Financial Services
   Corp. ..........................          27,950             1,850,570
Radian Group, Inc. ................          20,300               871,885
USA Education, Inc. ...............          14,550             1,222,490
                                                              -----------
                                                                3,944,945
                                                              -----------
TOTAL FINANCE (11.2%) .............                             9,253,232
                                                              -----------
HEALTH CARE
BIOTECHNOLOGY (9.5%)
Affymetrix, Inc.* .................          30,880             1,165,720
Applied Biosystems
   Group-Applera Corp. ............          45,250             1,776,968
COR Therapeutics, Inc.* ...........          38,350               917,716
IDEC Pharmaceuticals Corp.* .......           6,500               448,045
ImClone Systems, Inc.* ............          10,540               489,688
MedImmune, Inc.* ..................          14,700               681,345
Protein Design Laboratories,
   Inc.* ..........................          69,690             2,294,892
                                                              -----------
                                                                7,774,374
                                                              -----------

                                     SAI-26

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001





                                                 NUMBER OF               VALUE
                                                   SHARES               (NOTE 2)
                                           ---------------------   -----------------
DRUGS (8.8%)
Allergan, Inc. .........................           11,200          $  840,560
Forest Laboratories, Inc.* .............           16,300           1,335,785
InterMune, Inc.* .......................           23,760           1,170,418
King Pharmaceuticals, Inc.* ............           52,706           2,220,504
Sicor, Inc.* ...........................          108,000           1,693,440
                                                                   ----------
                                                                    7,260,707
                                                                   ----------
MEDICAL SERVICES (6.1%)
Health Management Associates,
   Inc. (Class A) * ....................           81,190           1,493,896
Quest Diagnostics, Inc.* ...............           31,630           2,268,187
Tenet Healthcare Corp.* ................           21,800           1,280,096
                                                                   ----------
                                                                    5,042,179
                                                                   ----------
TOTAL HEALTH CARE (24.4%) ..............                           20,077,260
                                                                   ----------
MULTI-INDUSTRY
   COMPANIES (1.1%)
Danaher Corp. ..........................           14,810             893,191
                                                                   ----------
TECHNOLOGY
COMMUNICATION EQUIPMENT (2.6%)
Juniper Networks, Inc.* ................           61,850           1,172,058
RF Micro Devices, Inc.* ................           53,300           1,024,959
                                                                   ----------
                                                                    2,197,017
                                                                   ----------
COMMUNICATION SERVICES (1.5%)
Alamosa Holdings, Inc.* ................          105,600           1,259,808
                                                                   ----------
COMPUTER SERVICES (4.2%)
Affiliated Computer Services,
   Inc. (Class A) * ....................           11,750           1,247,028
Concord EFS, Inc.* .....................           67,040           2,197,571
                                                                   ----------
                                                                    3,444,599
                                                                   ----------
CONTRACT MANUFACTURING (1.4%)
Flextronics International Ltd.* ........           48,230           1,157,038
                                                                   ----------
INTERNET INFRASTRUCTURE (7.4%)
eBay, Inc. * ...........................           57,000           3,813,300
Overture Services, Inc.* ...............           63,700           2,256,891
                                                                   ----------
                                                                    6,070,191
                                                                   ----------
INTERNET MEDIA (2.7%)
Earthlink, Inc.* .......................          183,510           2,233,317
                                                                   ----------


                                                 NUMBER OF               VALUE
                                                   SHARES               (NOTE 2)
                                           ---------------------   -----------------
SEMICONDUCTOR COMPONENTS (7.9%)
Alpha Industries, Inc.* ................            33,250         $  724,850
Intersil Corp.* ........................            53,200          1,715,700
Microchip Technology, Inc.* ............            67,350          2,609,139
Micron Technology, Inc.* ...............            27,550            854,050
PMC-Sierra, Inc.* ......................            28,200            599,532
                                                                   ----------
                                                                    6,503,271
                                                                   ----------
SOFTWARE (9.7%)
CNET Networks, Inc.* ...................            36,200            324,714
Electronic Arts, Inc.* .................            54,570          3,271,471
Intuit, Inc.* ..........................            24,750          1,058,310
PeopleSoft, Inc.* ......................            60,900          2,448,180
Veritas Software Corp.* ................            19,450            871,749
                                                                   ----------
                                                                    7,974,424
                                                                   ----------
TOTAL TECHNOLOGY (37.4%) ...............                           30,839,665
                                                                   ----------
TOTAL COMMON STOCKS (100.8%)
   (Cost $72,330,231)...................                           83,079,027
                                                                   ----------


                                        PRINCIPAL
                                          AMOUNT
                                      -------------
SHORT-TERM DEBT SECURITIES:
U.S. GOVERNMENT AGENCY (3.0%)
Freddie Mac Discount Notes
   1.51%, 2002 ....................   $2,500,000        2,499,790
                                                        ---------
TOTAL SHORT-TERM DEBT
   SECURITIES (3.0%)
   (Amortized Cost $2,499,790).....                     2,499,790
                                                        ---------
TOTAL INVESTMENTS (103.8%)
   (Cost/Amortized Cost
   $74,830,021)....................                    85,578,817
OTHER ASSETS LESS
   LIABILITIES (-3.8%) ............                    (3,176,783)
                                                       ----------
NET ASSETS (100.0%) ...............                   $82,402,034
                                                      ===========

--------------------
* Non-income producing.


The accompanying notes are an integral part of these financial statements.


                                     SAI-27

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)

(THE ALLIANCE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2001

ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $949,093,635)...........................    $884,869,781
 Short-term debt securities -- at value (amortized cost: $13,498,868).....      13,498,868
Dividends and interest receivable ........................................         422,696
---------------------------------------------------------------------------   ------------
 Total assets ............................................................     898,791,345
---------------------------------------------------------------------------   ------------
LIABILITIES:
Due to Equitable Life's General Account ..................................       1,997,728
Due to custodian .........................................................         145,431
Accrued expenses .........................................................         625,054
---------------------------------------------------------------------------   ------------
 Total liabilities .......................................................       2,768,213
---------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................    $896,023,132
===========================================================================   ============
Amount retained by Equitable Life in Separate Account No. 4 ..............    $  1,392,138
Net assets attributable to contract owners ...............................     855,609,465
Net assets allocated to contracts in payout period .......................      39,021,529
---------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................    $896,023,132
===========================================================================   ============


                                CONTRACT           CONTRACT
                           UNITS OUTSTANDING      UNIT VALUES
                          -------------------   --------------
Institutional .........          80,095           $ 6,350.37
RIA ...................          81,933           $   611.48
MRP ...................         159,063           $   261.19
ADA ...................         898,531           $   310.23
EPP ...................          26,423           $   623.23

The accompanying notes are an integral part of these financial statements.

                                     SAI-28

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
Statement of Operations
YEAR ENDED DECEMBER 31, 2001

INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $15,633)......................    $    3,708,270
Interest .................................................................           870,837
---------------------------------------------------------------------------   --------------
Total investment income ..................................................         4,579,107
---------------------------------------------------------------------------   --------------
EXPENSES (NOTE 6):
Investment management fees ...............................................        (1,836,555)
Expense charges ..........................................................           (18,199)
Operating expenses .......................................................        (2,895,077)
---------------------------------------------------------------------------   --------------
Total expenses ...........................................................        (4,749,831)
---------------------------------------------------------------------------   --------------
Net investment loss ......................................................          (170,724)
---------------------------------------------------------------------------   --------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized loss from security and foreign currency transactions ........       (84,356,380)
Change in unrealized appreciation/depreciation of investments ............      (130,820,535)
---------------------------------------------------------------------------   --------------
Net realized and unrealized loss on investments ..........................      (215,176,915)
---------------------------------------------------------------------------   --------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (215,347,639)
===========================================================================   ==============

The accompanying notes are an integral part of these financial statements.


                                     SAI-29

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
Statements of Changes in Net Assets


                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     2001                2000
                                                                               ----------------   -----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income (loss) ...............................................    $     (170,724)    $    1,698,772
Net realized gain (loss) on investments and foreign currency transactions ..       (84,356,380)        93,460,750
Change in unrealized appreciation/depreciation of investments ..............      (130,820,535)      (381,915,139)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to operations ......................      (215,347,639)      (286,755,617)
-----------------------------------------------------------------------------   --------------     --------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ..............................................................       218,850,121        297,267,595
Withdrawals ................................................................      (325,968,603)      (575,963,871)
Asset management fees ......................................................        (1,984,030)        (3,249,116)
Administrative fees ........................................................          (963,019)        (2,098,122)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to contributions and withdrawals ...      (110,065,531)      (284,043,514)
-----------------------------------------------------------------------------   --------------     --------------
Net increase in net assets attributable to Equitable Life's transactions ...            37,948             58,000
-----------------------------------------------------------------------------   --------------     --------------
DECREASE IN NET ASSETS .....................................................      (325,375,222)      (570,741,131)
NET ASSETS -- BEGINNING OF YEAR ............................................     1,221,398,354      1,792,139,485
-----------------------------------------------------------------------------   --------------     --------------
NET ASSETS -- END OF YEAR ..................................................    $  896,023,132     $1,221,398,354
=============================================================================   ==============     ==============

The accompanying notes are an integral part of these financial statements.

                                     SAI-30

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)

(THE ALLIANCE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001




                                                 NUMBER OF                VALUE
                                                   SHARES               (NOTE 2)
                                           ---------------------   ------------------
COMMON STOCKS:
CAPITAL GOODS
ENGINEERING & CONSTRUCTION (0.9%)
Jacobs Engineering Group,
   Inc.* ...............................       124,100             $  8,190,600
                                                                   ------------
CONSUMER MANUFACTURING
BUILDING & RELATED (3.0%)
American Standard Companies,
   Inc.* ...............................       231,200               15,774,776
Centex Corp. ...........................        60,000                3,425,400
D.R.Horton, Inc. .......................       166,000                5,388,360
KB Home ................................        55,000                2,205,500
                                                                   ------------
TOTAL CONSUMER
   MANUFACTURING (3.0%) ................                             26,794,036
                                                                   ------------
CONSUMER SERVICES
AIRLINES (1.5%)
Southwest Airlines Co. .................       734,700               13,577,256
                                                                   ------------
BROADCASTING & CABLE (6.4%)
AOL Time Warner, Inc.* .................       510,000               16,371,000
Comcast Corp. SPL (Class A)* ...........       625,000               22,500,000
Liberty Media Corp. (Class A)* .........     1,354,300               18,960,200
                                                                   ------------
                                                                     57,831,200
                                                                   ------------
CELLULAR COMMUNICATIONS (2.1%)
AT&T Wireless Services, Inc.* ..........     1,000,000               14,370,000
Triton PCS Holdings, Inc.* .............       150,300                4,411,305
                                                                   ------------
                                                                     18,781,305
                                                                   ------------
ENTERTAINMENT & LEISURE (4.1%)
Harley-Davidson, Inc. ..................       674,000               36,604,940
                                                                   ------------
MISCELLANEOUS (1.0%)
Career Education Corp.* ................       252,000                8,638,560
                                                                   ------------
RETAIL - GENERAL
   MERCHANDISE (4.2%)
Kohl's Corp.* ..........................       528,000               37,192,320
                                                                   ------------
TOTAL CONSUMER
   SERVICES (19.3%) ....................                            172,625,581
                                                                   ------------


                                                 NUMBER OF                VALUE
                                                   SHARES               (NOTE 2)
                                           ---------------------   ------------------
ENERGY
OIL SERVICE (2.5%)
Baker Hughes, Inc. .....................         310,000           $ 11,305,700
Transocean Sedco Forex, Inc. ...........         125,000              4,227,500
Weatherford International, Inc.*........         183,000              6,818,580
                                                                   ------------
TOTAL ENERGY (2.5%) ....................                             22,351,780
                                                                   ------------
FINANCE
BANKING-REGIONAL (3.3%)
Bank One Corp. .........................         744,000             29,053,200
                                                                   ------------
BROKERAGE & MONEY
   MANAGEMENT (4.2%)
Legg Mason, Inc. .......................         655,600             32,766,888
Merrill Lynch & Co., Inc. ..............          97,900              5,102,548
                                                                   ------------
                                                                     37,869,436
                                                                   ------------
INSURANCE (5.7%)
American International Group,
   Inc. ................................         424,000             33,665,600
Gallagher (Arthur J.) & Co. ............         261,800              9,029,482
XL Capital Ltd. (Class A) ..............          88,500              8,085,360
                                                                   ------------
                                                                     50,780,442
                                                                   ------------
MISCELLANEOUS (7.9%)
AMBAC Financial Group, Inc. ............         290,900             16,831,474
Citigroup, Inc. ........................         645,700             32,594,936
MBNA Corp. .............................         617,300             21,728,960
                                                                   ------------
                                                                     71,155,370
                                                                   ------------
TOTAL FINANCE (21.1%) ..................                            188,858,448
                                                                   ------------
HEALTH CARE
DRUGS (6.7%)
Allergan, Inc. .........................         210,000             15,760,500
American Home Products Corp.............         181,000             11,106,160
Enzon, Inc. ............................         118,000              6,641,040
King Pharmaceuticals, Inc.* ............         230,000              9,689,900
Pfizer, Inc. ...........................         424,100             16,900,385
                                                                   ------------
                                                                     60,097,985
                                                                   ------------
MEDICAL PRODUCTS (2.4%)
Stryker Corp. ..........................         370,000             21,596,900
                                                                   ------------

MEDICAL SERVICES (11.1%)
Cardinal Health, Inc. ..................         434,000             28,062,440

                                     SAI-31

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE GROWTH EQUITY FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001



                                             NUMBER OF         VALUE
                                              SHARES         (NOTE 2)
                                           ------------   --------------
Express Scripts, Inc.* .................     491,600      $22,987,216
Health Management Associates,
   Inc. (Class A)* .....................   1,332,100       24,510,640
Laboratory Corp. of America
   Holdings* ...........................     140,000       11,319,000
Tenet Healthcare Corp.* ................     113,000        6,635,360
Wellpoint Health Networks,
   Inc.* ...............................      48,500        5,667,225
                                                          -----------
                                                           99,181,881
                                                          -----------
TOTAL HEALTH CARE (20.2%) ..............                  180,876,766
                                                          -----------
MULTI-INDUSTRY COMPANIES (7.6%)
Danaher Corp. ..........................     301,100       18,159,341
Tyco International Ltd. ................     854,700       50,341,830
                                                          -----------
TOTAL MULTI-INDUSTRY
   COMPANIES (7.6%) ....................                   68,501,171
                                                          -----------
TECHNOLOGY
COMMUNICATION EQUIPMENT (4.8%)
Cisco Systems, Inc.* ...................   1,290,600       23,372,766
Juniper Networks, Inc.* ................     300,000        5,685,000
Nokia Oyj (ADR) ........................     560,000       13,736,800
                                                          -----------
                                                           42,794,566
                                                          -----------
COMPUTER SERVICES (2.2%)
Affiliated Computer Services,
   Inc. (Class A)* .....................      90,300        9,583,539
Fiserv, Inc.* ..........................     244,000       10,326,080
                                                          -----------
                                                           19,909,619
                                                          -----------
CONTRACT MANUFACTURING (6.5%)
Celestica, Inc.* .......................     103,400        4,176,326
Flextronics International Ltd.* ........   1,100,000       26,389,000
Sanmina-SCI Corp.* .....................     791,300       15,746,870
Solectron Corp.* .......................   1,021,300       11,520,264
                                                          -----------
                                                           57,832,460
                                                          -----------
MISCELLANEOUS (1.3%)
Thermo Electron Corp.* .................     495,000       11,810,700
                                                          -----------
SEMICONDUCTOR CAPITAL
   EQUIPMENT (1.0%)
Applied Materials, Inc.* ...............     230,000        9,223,000
                                                          -----------
SEMICONDUCTOR COMPONENTS (1.6%)
Altera Corp.* ..........................     325,000        6,896,500
Applied Micro Circuits Corp.* ..........     341,100        3,861,252
Micron Technology, Inc.* ...............     119,000        3,689,000
                                                          -----------
                                                           14,446,752
                                                          -----------


                                               NUMBER OF              VALUE
                                                SHARES               (NOTE 2)
                                       -----------------------   ---------------
SOFTWARE (4.5%)
Amdocs Ltd.* .......................             149,200          $  5,068,324
BEA Systems, Inc.* .................             370,400             5,707,864
Check Point Software
   Technologies Ltd.* ..............              54,000             2,154,060
Mercury Interactive Corp.* .........             137,000             4,655,260
PeopleSoft, Inc.* ..................             146,000             5,869,200
Veritas Software Corp.* ............             376,200            16,861,284
                                                                  ------------
                                                                    40,315,992
                                                                  ------------
TOTAL TECHNOLOGY (21.9%) ...........                               196,333,089
                                                                  ------------
TRANSPORTATION
AIR FREIGHT (1.3%)
United Parcel Service, Inc.
   (Class B) .......................             217,000            11,826,500
                                                                  ------------
UTILITIES
ELECTRIC & GAS UTILITY (1.0%)
AES Corp.* .........................             520,600             8,511,810
                                                                  ------------
TOTAL COMMON STOCKS (98.8%)
   (Cost $949,093,635)..............                               884,869,781
                                                                  ------------
                                              PRINCIPAL
                                               AMOUNT
                                        -----------------------
SHORT-TERM DEBT SECURITIES:
U.S. GOVERNMENT
   AGENCY (1.5%)
Freddie Mac Discount Notes
   1.51%, 2002 .....................         $13,500,000            13,498,868
                                                                  ------------
TOTAL SHORT-TERM DEBT
   SECURITIES (1.5%)
   (Amortized Cost
   $13,498,868).....................                                13,498,868
                                                                  ------------
TOTAL INVESTMENTS (100.3%)
   (Cost/Amortized Cost
   $962,592,503)....................                               898,368,649
OTHER ASSETS LESS
   LIABILITIES (-0.3%) .............                                (2,345,517)
                                                                  ------------
NET ASSETS (100.0%) ................                              $896,023,132
                                                                  ============

--------------------
* Non-income producing.


The accompanying notes are an integral part of these financial statements.


                                     SAI-32

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)

(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2001

ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $42,429,930)............................    $41,280,476
 Preferred stocks -- at value (cost: $88,784).............................         93,718
 Long-term debt securities -- at value (amortized cost: $27,296,965)......     27,775,760
 Short-term debt securities -- at value (amortized cost: $8,799,262)......      8,799,262
Receivable for investment securities sold ................................        661,648
Interest receivable ......................................................        324,760
Dividends and other receivable ...........................................         32,638
---------------------------------------------------------------------------   -----------
 Total assets ............................................................     78,968,262
---------------------------------------------------------------------------   -----------
LIABILITIES:
Payable for investment securities purchased ..............................      3,703,804
Due to Equitable Life's General Account ..................................        705,473
Due to custodian .........................................................        227,394
Accrued expenses .........................................................        113,409
---------------------------------------------------------------------------   -----------
 Total liabilities .......................................................      4,750,080
---------------------------------------------------------------------------   -----------
NET ASSETS ...............................................................    $74,218,182
===========================================================================   ===========


                              CONTRACT          CONTRACT
                         UNITS OUTSTANDING    UNIT VALUES
                        ------------------- ---------------
Institutional .........           588         $ 15,974.34
RIA ...................       226,600         $    153.76
MRP ...................       554,531         $     39.82
ADA ...................            --                  --
EPP ...................        50,471         $    156.71

The accompanying notes are an integral part of these financial statements.

                                     SAI-33

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations
YEAR ENDED DECEMBER 31, 2001

INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $13,999)......................    $    481,669
Interest .................................................................       2,424,357
---------------------------------------------------------------------------   ------------
Total investment income ..................................................       2,906,026
---------------------------------------------------------------------------   ------------
EXPENSES (NOTE 6):
Investment management fees ...............................................        (358,212)
Expense charges ..........................................................         (25,291)
Operating expenses .......................................................        (352,134)
---------------------------------------------------------------------------   ------------
Total expenses ...........................................................        (735,637)
---------------------------------------------------------------------------   ------------
Net investment income ....................................................       2,170,389
---------------------------------------------------------------------------   ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized loss from security and foreign currency transactions ........      (2,610,418)
Change in unrealized appreciation/depreciation of investments ............      (4,368,036)
---------------------------------------------------------------------------   ------------
Net realized and unrealized loss on investments ..........................      (6,978,454)
---------------------------------------------------------------------------   ------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (4,808,065)
===========================================================================   ============

The accompanying notes are an integral part of these financial statements.

                                     SAI-34

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                     2001              2000
                                                                               ---------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ......................................................    $   2,170,389     $   3,404,204
Net realized gain (loss) on investments and foreign currency transactions ..       (2,610,418)       11,299,095
Change in unrealized appreciation/depreciation of investments ..............       (4,368,036)      (17,611,759)
-----------------------------------------------------------------------------   -------------     -------------
Net decrease in net assets attributable to operations ......................       (4,808,065)       (2,908,460)
-----------------------------------------------------------------------------   -------------     -------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ..............................................................       18,421,103        21,466,047
Withdrawals ................................................................      (38,512,362)      (60,321,307)
Asset management fees ......................................................         (182,368)         (307,148)
Administrative fees ........................................................         (484,231)         (789,178)
-----------------------------------------------------------------------------   -------------     -------------
Net decrease in net assets attributable to contributions and withdrawals ...      (20,757,858)      (39,951,586)
-----------------------------------------------------------------------------   -------------     -------------
DECREASE IN NET ASSETS .....................................................      (25,565,923)      (42,860,046)
NET ASSETS -- BEGINNING OF YEAR ............................................       99,784,105       142,644,151
-----------------------------------------------------------------------------   -------------     -------------
NET ASSETS -- END OF YEAR ..................................................    $  74,218,182     $  99,784,105
=============================================================================   =============     =============

The accompanying notes are an integral part of these financial statements.

                                     SAI-35

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)

(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001




                                             NUMBER OF                VALUE
                                               SHARES               (NOTE 2)
                                       ---------------------   ------------------
COMMON STOCKS:
BASIC INDUSTRIES
CHEMICALS (1.0%)
Dow Chemical Co. ...................       2,400               $    81,072
Du Pont (E.I.) de Nemours & Co.            8,100                   344,331
Shin-Etsu Chemicals Co. Ltd. .......       8,000                   287,612
Syngenta AG* .......................          57                     2,954
                                                               -----------
                                                                   715,969
                                                               -----------
MINING & METALS (0.5%)
Alcan, Inc. ........................       3,400                   122,162
Alcoa, Inc. ........................       2,800                    99,540
Freeport-McMoRan Copper &
   Gold, Inc. (Class B)* ...........       3,400                    45,526
Phelps Dodge Corp. .................       3,100                   100,440
                                                               -----------
                                                                   367,668
                                                               -----------
PAPER & FOREST PRODUCTS (0.2%)
Smurfit-Stone Container Corp.*......     11,700                    186,849
                                                               -----------
TOTAL BASIC
   INDUSTRIES (1.7%) ...............                             1,270,486
                                                               -----------
CAPITAL GOODS
ELECTRICAL EQUIPMENT (0.1%)
Johnson Electric Holdings Ltd. .....     12,000                     12,619
Schneider Electric SA* .............      1,000                     48,068
                                                               -----------
                                                                    60,687
                                                               -----------
MACHINERY (0.6%)
Atlas Copco AB .....................      5,500                    123,386
Caterpillar, Inc. ..................      2,900                    151,525
Sandvik AB* ........................      2,300                     49,397
SMC Corp. ..........................      1,300                    132,372
                                                               -----------
                                                                   456,680
                                                               -----------
MISCELLANEOUS (1.9%)
General Electric Co. ...............     28,400                  1,138,272
United Technologies Corp. ..........      4,800                    310,224
                                                               -----------
                                                                 1,448,496
                                                               -----------
TOTAL CAPITAL GOODS (2.6%)..........                             1,965,863
                                                               -----------
CONSUMER MANUFACTURING
AUTO & RELATED (0.5%)
Bayerische Motoren Werke AG*........      2,200                     77,452
Honda Motor Co. Ltd. ...............      4,400                    175,651
Suzuki Motor Corp. .................      8,000                     87,566
                                                               -----------
                                                                   340,669
                                                               -----------


                                             NUMBER OF                VALUE
                                               SHARES               (NOTE 2)
                                       ---------------------   ------------------
BUILDING & RELATED (0.6%)
American Standard
   Companies, Inc.* ................      3,200                $   218,336
CRH PLC ............................     12,760                    224,667
                                                               -----------
                                                                   443,003
                                                               -----------
TOTAL CONSUMER
   MANUFACTURING (1.1%) ............                               783,672
                                                               -----------
CONSUMER SERVICES
ADVERTISING (0.3%)
Omnicom Group, Inc. ................      2,100                    187,635
WPP Group PLC ......................      4,600                     50,557
                                                               -----------
                                                                   238,192
                                                               -----------
AIRLINES (0.2%)
Continental Airlines, Inc.
   (Class B)* ......................      1,100                     28,831
Southwest Airlines Co. .............      4,800                     88,704
                                                               -----------
                                                                   117,535
                                                               -----------
APPAREL (0.1%)
Inditex* ...........................      3,000                     57,174
                                                               -----------
BROADCASTING & CABLE (1.6%)
AOL Time Warner, Inc.* .............     14,000                    449,400
British Sky Broadcasting Group
   PLC* ............................     24,584                    268,588
Comcast Corp. SPL (Class A)* .......      8,000                    288,000
Viacom, Inc. (Class B)* ............      5,140                    226,931
                                                               -----------
                                                                 1,232,919
                                                               -----------
CELLULAR COMMUNICATIONS (1.3%)
America Movil S.A. de CV
   (Class A) .......................      2,000                     38,960
AT&T Wireless Services, Inc.* ......     18,285                    262,755
NTT Docomo, Inc. ...................          8                     94,039
Sprint Corp. (PCS Group)* ..........     10,600                    258,746
Vodafone Group PLC .................    121,181                    316,230
                                                               -----------
                                                                   970,730
                                                               -----------
ENTERTAINMENT & LEISURE (0.7%)
Carnival Corp. .....................      2,200                     61,776
Disney (Walt) Co. ..................      9,500                    196,840
Harley-Davidsons, Inc. .............      5,300                    287,843
                                                               -----------
                                                                   546,459
                                                               -----------
MISCELLANEOUS (0.2%)
Edison Schools, Inc.* ..............      4,900                     96,285

                                     SAI-36

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001





                                                    NUMBER OF                VALUE
                                                      SHARES               (NOTE 2)
                                              ---------------------   ------------------
Li & Fung Ltd. ............................         53,500            $    60,033
                                                                      -----------
                                                                          156,318
                                                                      -----------
PRINTING & PUBLISHING (0.2%)
Gannett, Inc. .............................          1,800                121,014
Pearson PLC* ..............................          5,450                 62,395
                                                                      -----------
                                                                          183,409
                                                                      -----------
RETAIL - GENERAL MERCHANDISE (3.1%)
Bed Bath & Beyond, Inc.* ..................          6,200                210,180
Home Depot, Inc. ..........................         12,300                627,423
Kohl's Corp.* .............................          5,000                352,200
Sears Roebuck & Co. .......................          4,400                209,616
Target Corp. ..............................          3,600                147,780
Wal-Mart Stores, Inc. .....................         12,500                719,375
                                                                      -----------
                                                                        2,266,574
                                                                      -----------
TOYS (0.3%)
Mattel, Inc. ..............................         11,800                202,960
                                                                      -----------
TOTAL CONSUMER
   SERVICES (8.0%) ........................                             5,972,270
                                                                      -----------
CONSUMER STAPLES
BEVERAGES (1.4%)
Anheuser Busch Cos., Inc. .................          8,100                366,201
Coca-Cola Co. .............................          8,200                386,630
LVMH Moet Hennessy
   Louis Vuitton ..........................            400                 16,272
Pepsi Bottling Group, Inc. ................          8,300                195,050
Pepsico, Inc. .............................          1,300                 63,297
                                                                      -----------
                                                                        1,027,450
                                                                      -----------
COSMETICS (0.8%)
Avon Products, Inc. .......................          6,100                283,650
Estee Lauder Companies, Inc. ..............          3,900                125,034
L'Oreal SA ................................          2,600                187,234
                                                                      -----------
                                                                          595,918
                                                                      -----------
HOUSEHOLD PRODUCTS (0.2%)
Colgate Palmolive Co. .....................          2,800                161,700
                                                                      -----------
RETAIL - FOOD & DRUG (0.8%)
Carrefour SA ..............................          3,650                189,744
Tesco PLC .................................         29,600                106,936
Walgreen Co. ..............................          9,400                316,404
                                                                      -----------
                                                                          613,084
                                                                      -----------
TOBACCO (0.7%)
Philip Morris Cos., Inc. ..................         10,800                495,180
                                                                      -----------
TOTAL CONSUMER
   STAPLES (3.9%) ........................                              2,893,332
                                                                      -----------


                                                  NUMBER OF                VALUE
                                                    SHARES               (NOTE 2)
                                            ---------------------   ------------------
ENERGY
DOMESTIC PRODUCERS (0.4%)
Apache Corp. ............................           3,370           $   168,096
Kerr-McGee Corp. ........................           2,400               131,520
                                                                    -----------
                                                                        299,616
                                                                    -----------
INTERNATIONAL (2.1%)
BP PLC (ADR) ............................           5,960               277,200
ChevronTexaco Corp. .....................           5,000               448,050
Eni Spa .................................          11,820               148,144
Exxon Mobil Corp. .......................          17,512               688,222
                                                                    -----------
                                                                      1,561,616
                                                                    -----------
MISCELLANEOUS (0.1%)
Dynegy, Inc. (Class A) ..................           4,100               104,550
                                                                    -----------
OIL SERVICES (0.9%)
Baker Hughes, Inc. ......................           5,400               196,938
BP PLC ..................................          22,568               174,874
Royal Dutch Petroleum Co. ...............           2,400               117,648
Transocean Sedco Forex, Inc. ............           5,000               169,100
                                                                    -----------
                                                                        658,560
                                                                    -----------
TOTAL ENERGY (3.5%) .....................                             2,624,342
                                                                    -----------
FINANCE
BANKING-MONEY CENTER (1.9%)
Banco Bilbao Vizcaya
   Argentaria S.A. ......................          23,320               288,540
BNP Paribas SA ..........................           3,311               296,202
Credit Suisse Group* ....................           3,000               127,924
JP Morgan Chase & Co. ...................          12,141               441,325
Standard Chartered PLC ..................          15,900               189,084
Sumitomo Trust & Banking Co..............          13,000                52,790
                                                                    -----------
                                                                      1,395,865
                                                                    -----------
BANKING-REGIONAL (2.8%)
Bank of America Corp. ...................          10,442               657,324
Bank One Corp. ..........................          10,832               422,990
KeyCorp .................................          17,000               413,780
National City Corp. .....................           7,700               225,148
Royal Bank of Scotland
   Group PLC ............................          14,520               352,945
Royal Bank of Scotland Group
   PLC-Value Shares .....................          21,400                24,500
                                                                    -----------
                                                                      2,096,687
                                                                    -----------
BROKERAGE & MONEY
   MANAGEMENT (0.8%)
Goldman Sachs Group, Inc. ...............           1,100               102,025
Merrill Lynch & Co., Inc. ...............           4,000               208,480

                                     SAI-37

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001





                                                   NUMBER OF                VALUE
                                                     SHARES               (NOTE 2)
                                             ---------------------   ------------------
Morgan Stanley Dean Witter &
   Co. ...................................           5,400              $   302,076
Peregrine Investments
   Holdings Ltd.* ........................         90,000                         0
                                                                        -----------
                                                                            612,581
                                                                        -----------
INSURANCE (2.3%)
ACE Ltd. .................................          4,600                   184,690
AFLAC, Inc. ..............................          9,600                   235,776
Alleanza Assicurazioni ...................         19,576                   215,206
American International Group,
   Inc. ..................................          9,700                   770,180
CGU PLC ..................................          8,226                   100,635
Swiss Re-Registered* .....................          1,120                   112,702
XL Capital Ltd. (Class A) ................          1,000                    91,360
                                                                        -----------
                                                                          1,710,549
                                                                        -----------
MISCELLANEOUS (2.5%)
Acom Co. Ltd. ............................            700                    51,027
Capital One Financial Corp. ..............          4,600                   248,170
Citigroup, Inc. ..........................         21,632                 1,091,983
MBNA Corp. ...............................          9,612                   338,342
U.S. Bancorp .............................          7,100                   148,603
                                                                        -----------
                                                                          1,878,125
                                                                        -----------
MORTGAGE BANKING (0.8%)
Fannie Mae ...............................          3,500                   278,250
Freddie Mac ..............................          2,500                   163,500
The PMI Group, Inc. ......................          2,200                   147,422
                                                                        -----------
                                                                            589,172
                                                                        -----------
REAL ESTATE (0.1%)
Sun Hung Kai Properties Ltd. .............          4,000                    32,317
                                                                        -----------
TOTAL FINANCE (11.2%) ....................                                8,315,296
                                                                        -----------
HEALTH CARE
BIOTECHNOLOGY (0.5%)
Affymetrix, Inc.* ........................          2,100                    79,275
Amgen, Inc.* .............................          2,500                   141,100
Human Genome Sciences, Inc.*..............          3,600                   121,392
                                                                        -----------
                                                                            341,767
                                                                        -----------
DRUGS (4.8%)
American Home Products Corp...............          4,600                   282,256
AstraZeneca PLC ..........................          5,125                   231,196
Bristol-Myers Squibb Co. .................          4,100                   209,100
Lilly (Eli) & Co. ........................          1,200                    94,248
Merck & Co., Inc. ........................          7,300                   429,240
Pfizer, Inc. .............................         25,995                 1,035,901
Pharmacia Corporation ....................          8,621                   367,686


                                                  NUMBER OF                VALUE
                                                    SHARES               (NOTE 2)
                                            ---------------------   ------------------
Sanofi-Synthelabo SA ....................          2,840               $   211,849
Schering-Plough Corp. ...................          9,400                   336,614
Takeda Chemical Industries ..............          8,000                   362,110
                                                                       -----------
                                                                         3,560,200
                                                                       -----------
MEDICAL PRODUCTS (1.2%)
Johnson & Johnson .......................          9,600                   567,360
Medtronic, Inc. .........................          6,700                   343,107
Zimmer Holdings, Inc.* ..................            330                    10,078
                                                                       -----------
                                                                           920,545
                                                                       -----------
MEDICAL SERVICES (1.3%)
Cardinal Health, Inc. ...................          2,900                   187,514
Health Management Associates,
   Inc. (Class A)* ......................         11,700                   215,280
Tenet Healthcare Corp.* .................          6,000                   352,320
Wellpoint Health Networks, Inc.*                   1,800                   210,330
                                                                       -----------
                                                                           965,444
                                                                       -----------
TOTAL HEALTH CARE (7.8%) ................                                5,787,956
                                                                       -----------
MULTI-INDUSTRY
   COMPANIES (1.9%)
Danaher Corp. ...........................          3,600                   217,116
Honeywell International, Inc. ...........         12,500                   422,750
Tyco International Ltd. .................         10,224                   602,194
Viad Corp. ..............................          7,700                   182,336
                                                                       -----------
TOTAL MULTI-INDUSTRY
   COMPANIES (1.9%) .....................                                1,424,396
                                                                       -----------
TECHNOLOGY
COMMUNICATION EQUIPMENT (1.8%)
Avaya, Inc.* ............................             22                       267
Cisco Systems, Inc.* ....................         32,100                   581,331
JDS Uniphase Corp.* .....................         21,500                   187,695
Juniper Networks, Inc.* .................          4,400                    83,380
Lucent Technologies, Inc. ...............         30,075                   189,172
Nokia Oyj ...............................          4,216                   108,683
Nortel Networks Corp. ...................          5,800                    43,500
QUALCOMM, Inc.* .........................          2,800                   141,400
                                                                       -----------
                                                                         1,335,428
                                                                       -----------
COMPUTER HARDWARE/STORAGE (1.7%)
Brocade Communications
   Systems, Inc.* .......................          2,200                    72,864
Dell Computer Corp.* ....................         14,300                   388,674
EMC Corp.* ..............................          4,800                    64,512
International Business Machines
   Corp. ................................          4,600                   556,416
Sun Microsystems, Inc.* .................         15,400                   190,036
                                                                       -----------
                                                                         1,272,502
                                                                       -----------

                                     SAI-38

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001





                                                  NUMBER OF                VALUE
                                                    SHARES               (NOTE 2)
                                            ---------------------   ------------------
COMPUTER SERVICES (1.0%)
Concord EFS, Inc.* ......................         11,400            $   373,692
Electronic Data Systems Corp. ...........          5,000                342,750
                                                                    -----------
                                                                        716,442
                                                                    -----------
CONTRACT MANUFACTURING (0.5%)
Flextronics International Ltd.* .........          7,400                177,526
Sanmina-SCI Corp.* ......................          4,000                 79,600
Solectron Corp.* ........................          8,500                 95,880
                                                                    -----------
                                                                        353,006
                                                                    -----------
MISCELLANEOUS (0.8%)
Canon, Inc. .............................          8,000                275,399
Hoya Co. ................................          2,600                155,393
Keyence Co. .............................            300                 49,897
Ricoh Company Ltd. ......................          8,000                148,996
                                                                    -----------
                                                                        629,685
                                                                    -----------
SEMICONDUCTOR COMPONENTS (2.4%)
Altera Corp.* ...........................          7,536                159,914
Applied Micro Circuits Corp.* ...........            800                  9,056
ASML Holding N.V.* ......................            400                  6,950
Intel Corp. .............................         17,644                554,904
Maxim Integrated Products,
   Inc.* ................................          3,900                204,789
Micron Technology, Inc.* ................          6,600                204,600
Samsung Electronics Co. Ltd.
   (GDR) ................................          1,400                148,687
STMicroelectronics N.V.* ................          2,377                 76,278
Taiwan Semiconductor
   Manufacturing Co. Ltd.* ..............          8,400                144,228
Texas Instruments, Inc. .................          9,700                271,600
                                                                    -----------
                                                                      1,781,006
                                                                    -----------
SOFTWARE (2.5%)
BEA Systems, Inc.* ......................          3,600                 55,476
Logica PLC ..............................            960                  8,897
Microsoft Corp.* ........................         20,700              1,371,789
PeopleSoft, Inc.* .......................          3,500                140,700
Siebel Systems, Inc.* ...................          3,800                106,324
Veritas Software Corp* ..................          3,200                143,424
                                                                    -----------
                                                                      1,826,610
                                                                    -----------
TOTAL TECHNOLOGY (10.7%) ................                             7,914,679
                                                                    -----------
TRANSPORTATION
RAILROAD (0.4%)
Burlington Northern Santa Fe
   Corp. ................................          9,600                273,888
                                                                    -----------


                                                 NUMBER OF                VALUE
                                                   SHARES               (NOTE 2)
                                           ---------------------   ------------------
UTILITIES
ELECTRIC & GAS UTILITY (0.8%)
Duke Energy Corp. .......................          3,400               $   133,484
FPL Group, Inc. .........................          4,000                   225,600
Pinnacle West Capital Corp. .............          5,300                   221,805
                                                                       -----------
                                                                           580,889
                                                                       -----------
TELEPHONE UTILITY (2.0%)
BellSouth Corp. .........................          7,400                   282,310
Global TeleSystems, Inc.* ...............          5,700                         0
Qwest Communications
   International, Inc. ..................          4,100                    57,933
SBC Communications, Inc. ................         15,886                   622,259
Telefonos de Mexico (ADR) 'L' ...........          1,400                    49,028
Verizon Communications, Inc. ............          7,500                   355,950
WorldCom, Inc.-MCI Group ................            263                     3,340
WorldCom, Inc.-WorldCom
   Group * ..............................          7,286                   102,587
                                                                       -----------
                                                                         1,473,407
                                                                       -----------
TOTAL UTILITIES (2.8%) ..................                                2,054,296
                                                                       -----------
TOTAL COMMON STOCKS (55.6%)
   (Cost $42,429,930)....................                               41,280,476
                                                                       -----------
PREFERRED STOCKS:
HEALTH CARE
MEDICAL SERVICES (0.1%)
Caremark RX Cap Trust I
   7.0% Conv. ...........................            830                    93,718
                                                                       -----------
TOTAL PREFERRED
   STOCKS (0.1%)
   (Cost $88,784)........................                                   93,718
                                                                       -----------


                                           PRINCIPAL
                                             AMOUNT
                                         -------------
  LONG-TERM DEBT
     SECURITIES:
  ASSET BACKED SECURITIES (3.7%)
  Citibank Credit Card Master
     Trust Zero Coupon, 2006 .........   $  605,000        542,580
  Citibank Credit Card Issuance Trust
     6.875%, 2009 ....................      950,000      1,018,578
  Daimler Chrysler Auto Trust
     4.63%, 2006 .....................      275,000        277,098
  Discover Card Master Trust I
     6.85%, 2007 .....................      225,000        239,530
  Discover Card Master Trust I
     6.35%, 2008 .....................      385,000        403,906
  MBNA Credit Card Master
     Trust 5.75%, 2008 ...............      255,000        262,419
                                                         ---------
  TOTAL ASSET BACKED
     SECURITIES (3.7%) ...............                   2,744,111
                                                         ---------

                                     SAI-39

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001






                                           PRINCIPAL                VALUE
                                            AMOUNT                (NOTE 2)
                                    ----------------------   ------------------
BASIC INDUSTRIES
PAPER & FOREST PRODUCTS (0.1%)
International Paper Co.
   6.75%, 2011 ..................   $   85,000               $    85,951
                                                             -----------
CONSUMER MANUFACTURING
AUTO & RELATED (0.7%)
DaimlerChrysler NA Holding
   Corp.
   6.4%, 2006 ...................      425,000                   425,043
Ford Motor Co.
   7.45%, 2031 ..................       70,000                    64,133
                                                             -----------
TOTAL CONSUMER
   MANUFACTURING (0.7%) .........                                489,176
                                                             -----------
CONSUMER SERVICES
BROADCASTING & CABLE (0.7%)
Liberty Media Corp.
   8.25%, 2030 ..................       80,000                    75,671
Time Warner Entertainment Co.
   8.375%, 2023 .................      385,000                   429,178
                                                             -----------
                                                                 504,849
                                                             -----------
CELLULAR COMMUNICATIONS
   (1.1%)
AT&T Wireless Services, Inc.
   8.75%, 2031 ..................      290,000                   328,683
Verizon Wireless, Inc.
   2.27%, 2003 ..................      525,000                   524,739
                                                             -----------
                                                                 853,422
                                                             -----------
ENTERTAINMENT & LEISURE (1.0%)
Disney (Walt) Co.
   4.875%, 2004 .................      715,000                   718,890
                                                             -----------
RETAIL - GENERAL MERCHANDISE (0.1%)
Wal-Mart Stores, Inc.
   6.875%, 2009 .................       75,000                    81,051
                                                             -----------
TOTAL CONSUMER
   SERVICES (2.9%) ..............                              2,158,212
                                                             -----------
CONSUMER STAPLES
FOOD (0.5%)
Kraft Foods, Inc.:
   4.625%, 2006 .................       90,000                    88,051
   5.625%, 2011 .................      200,000                   193,962
Tyson Foods, Inc.
   8.25%, 2011 ..................       80,000                    84,722
                                                             -----------
TOTAL CONSUMER
   STAPLES (0.5%) ...............                                366,735
                                                             -----------


                                           PRINCIPAL                VALUE
                                            AMOUNT                (NOTE 2)
                                    ----------------------   ------------------
ENERGY
OIL SERVICES (0.6%)
Amerada Hess Corp.
   7.875%, 2029 .................      175,000                   188,183
Conoco Funding Co.
   5.45%, 2006 ..................       80,000                    80,031
Devon Energy Financing Corp.
   7.875%, 2031 .................   $  160,000               $   161,940
                                                             -----------
                                                                 430,154
                                                             -----------
PIPELINES (0.1%)
Williams Companies, Inc.
   7.5%, 2031 ...................       60,000                    58,453
                                                             -----------
TOTAL ENERGY (0.7%) .............                                488,607
                                                             -----------
FINANCE
BANKING-MONEY CENTER (1.9%)
Bank One Corp.:
   7.875%, 2010 .................      340,000                   374,378
   7.625%, 2026 .................      120,000                   127,631
Barclays Bank PLC
   8.55%, 2049 ..................      140,000                   156,015
Great Western Finance Corp.
   8.206%, 2027 .................      425,000                   418,042
Royal Bank of Scotland Group
   PLC
   7.648%, 2049 .................      180,000                   181,587
Standard Chartered Bank PLC
   8.0%, 2031 ...................      150,000                   152,566
                                                             -----------
                                                               1,410,219
                                                             -----------
BANKING-REGIONAL (0.4%)
Citigroup, Inc.
   6.75%, 2005 ..................      155,000                   164,795
FleetBoston Financial Corp.
   4.875%, 2006 .................      135,000                   131,960
                                                             -----------
                                                                 296,755
                                                             -----------
BROKERAGE & MONEY
   MANAGEMENT (1.5%)
JP Morgan Chase & Co.
   6.75%, 2011 ..................      280,000                   286,629
Merrill Lynch & Co., Inc.
   5.35%, 2004 ..................      350,000                   359,344
Morgan Stanley Dean Witter & Co.
   6.1%, 2006 ...................      425,000                   437,969
                                                             -----------
                                                               1,083,942
                                                             -----------


                                     SAI-40

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001






                                                   PRINCIPAL                VALUE
                                                    AMOUNT                (NOTE 2)
                                            ----------------------   ------------------
MISCELLANEOUS (0.8%)
General Motors Acceptance
   Corp.:
   6.875%, 2011 .........................      200,000                   195,912
   8.0%, 2031 ...........................      145,000                   147,579
Household Finance Corp.
   6.5%, 2008 ...........................      180,000                   179,727
Washington Mutual Finance
   Corp.
   6.875%, 2011 .........................      100,000                   102,758
                                                                         -------
                                                                         625,976
                                                                         -------
TOTAL FINANCE (4.6%) ....................                              3,416,892
                                                                       ---------
HEALTH CARE
DRUGS (0.4%)
Bristol-Myers Squibb Co.
   4.75%, 2006 ..........................   $  250,000               $   247,979
Sepracor, Inc.
   5.75% Conv., 2006 ....................       85,000                    92,145
                                                                     -----------
TOTAL HEALTH CARE (0.4%) ................                                340,124
                                                                     -----------
MULTI-INDUSTRY COMPANIES (0.6%)
Tyco International Ltd.
   6.375%, 2006 .........................      425,000                   434,068
                                                                     -----------
SOVEREIGN DEBT OBLIGATIONS
SOVEREIGN DEBT SECURITIES (0.5%)
Province of Quebec
   7.5%, 2029 ...........................      150,000                   167,212
United Mexican States
   8.375%, 2011 .........................      250,000                   259,375
                                                                     -----------
                                                                         426,587
                                                                     -----------
TECHNOLOGY
COMMUNICATIONS (2.1%)
AT&T Corp.
   7.3%, 2011 ...........................      200,000                   204,885
British Telecommunications PLC
   8.875%, 2030 .........................      235,000                   270,717
Qwest Capital Funding, Inc.
   7.9%, 2010 ...........................      215,000                   218,727
Sprint Capital Corp.
   7.625%, 2011 .........................      150,000                   157,552
Verizon Global Funding Corp.
   7.75%, 2030 ..........................      395,000                   439,631
WorldCom, Inc.
   8.25%, 2031 ..........................      275,000                   290,690
                                                                     -----------
                                                                       1,582,202
                                                                     -----------


                                                   PRINCIPAL                VALUE
                                                    AMOUNT                (NOTE 2)
                                            ----------------------   ------------------
SEMICONDUCTOR COMPONENTS
      (0.2%)
STMicroelectronics N.V.
   Zero Coupon Conv., 2009 ..............           110,000              109,198
                                                                     -----------
TOTAL TECHNOLOGY (2.3%) .................                              1,691,400
                                                                     -----------
UTILITIES
ELECTRIC & GAS UTILITY (2.2%)
Cilcorp, Inc.
   9.375%, 2029 .........................           310,000              307,005
First Energy Corp.
   6.45%, 2011 ..........................           150,000              146,349
KeySpan Corp.
   7.25%, 2005 ..........................           235,000              250,522
Powergen U.S. Funding LLC
   4.5%, 2004 ...........................           175,000              173,154
Progress Energy, Inc.
   7.75%, 2031 ..........................        $   95,000          $   101,610
PSEG Energy Holdings, Inc.
   8.5%, 2011 ...........................           400,000              391,320
TXU Corp.:
   6.375%, 2006 .........................           125,000              125,904
   6.375%, 2008 .........................           160,000              158,352
                                                                     -----------
TOTAL UTILITIES (2.2%) ..................                              1,654,216
                                                                     -----------
U.S. GOVERNMENT & AGENCY
   OBLIGATIONS
FEDERAL AGENCIES (1.4%)
Federal National Mortgage
   Association:
   5.0%, 2007 ...........................           645,000              647,696
   5.375%, 2011 .........................           365,000              353,910
                                                                     -----------
                                                                       1,001,606
                                                                     -----------
FEDERAL AGENCIES - PASS THRU'S (11.7%)
Federal National Mortgage
   Association:
   7.0%, 2014 ...........................         1,128,825            1,168,854
   7.0%, 2015 ...........................           284,046              289,698
   6.5%, 2016 ...........................         1,636,329            1,669,568
   6.0%, 2029 ...........................         1,238,431            1,219,787
   6.5%, 2031 ...........................         3,289,927            3,295,274
Government National Mortgage
   Association
   6.5%, 2029 ...........................         1,043,812            1,048,575
                                                                     -----------
                                                                       8,691,756
                                                                     -----------


                                     SAI-41

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001





                                              PRINCIPAL            VALUE
                                                AMOUNT           (NOTE 2)
                                            -------------   ------------------
U.S. TREASURY (5.1%)
U.S. Treasury Bills
   Zero Coupon, 2002 .....................  585,000             580,167
U.S. Treasury Bonds:
   5.0%, 2011 ............................  290,000             289,275
   10.375%, 2012 .........................  550,000             705,590
   12.0%, 2013 ...........................  255,000             356,253
   8.125%, 2019 ..........................  370,000             467,184
   5.375%, 2031 ..........................  765,000             754,243
U.S. Treasury Notes:
   6.5%, 2002 ............................  140,000             142,784
   5.75%, 2003 ...........................  245,000             256,666
   6.5%, 2006 ............................  215,000             234,157
                                                                -------
                                                              3,786,319
                                                              ---------
TOTAL U.S. GOVERNMENT
   & AGENCY OBLIGATIONS (18.2%)                              13,479,681
                                                             ----------
TOTAL LONG-TERM DEBT
   SECURITIES (37.4%)
   (Amortized Cost
     $27,296,965).........................                   27,775,760
                                                             ----------


                                              PRINCIPAL            VALUE
                                                AMOUNT           (NOTE 2)
                                            -------------   ------------------
SHORT-TERM DEBT
   SECURITIES:
U.S. GOVERNMENT AGENCY (11.9%)
Freddie Mac Discount Notes
   1.51%, 2002 ...........................  $8,800,000      $ 8,799,262
                                                            -----------
TOTAL SHORT-TERM DEBT
   SECURITIES (11.9%)
   (Amortized Cost $8,799,262)............                    8,799,262
                                                            -----------
TOTAL INVESTMENTS (105.0%)
 (Cost/Amortized Cost
   $78,614,941)...........................                   77,949,216
OTHER ASSETS LESS
   LIABILITIES (-5.0%) ...................                   (3,731,034)
                                                            -----------
NET ASSETS (100.0%) ......................                  $74,218,182
                                                            ===========


                                     SAI-42

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001


--------------------------------------------------------------------------------
DISTRIBUTION OF INVESTMENTS BY GLOBAL REGION








                                 % OF
                              INVESTMENT
                             -----------
United States**                  90.5%
United Kingdom                    3.1
Japan                             2.4
France                            1.3
Southeast Asia                    0.7
Italy                             0.5
Scandinavia                       0.4
Spain                             0.4
Switzerland                       0.3
Canada                            0.2
Mexico                            0.1
Other European Countries          0.1
                                -----
                                100.0%
                                =====

--------------------
 * Non-income producing.

** Includes short-term investments.

The accompanying notes are an integral part of these financial statements.













                                     SAI-43

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENT OF ASSETS AND LIABILITIES
 DECEMBER 31, 2001

                                                                                        EQ/ALLIANCE
                                                                     EQ/ALLIANCE          GROWTH          EQ/ALLIANCE
                                                                       GLOBAL            INVESTORS         TECHNOLOGY
                                                                  ----------------   ----------------   ---------------
ASSETS:
Investments in shares of The Trust, at fair value .............     $ 18,818,673       $ 52,718,965       $ 1,214,239
Receivable for Trust shares sold ..............................          101,776             88,542            12,112
Receivable for policy-related transactions ....................               --                 --                --
----------------------------------------------------------------    ------------       ------------       -----------
 Total assets .................................................       18,915,449         52,807,507         1,226,351
----------------------------------------------------------------    ------------       ------------       -----------
LIABILITIES:
Payable for Trust shares purchased ............................               --                 --                --
Payable for policy-related transactions .......................           93,531             81,815            12,112
----------------------------------------------------------------    ------------       ------------       -----------
 Total liabilities ............................................           93,531             81,815            12,112
----------------------------------------------------------------    ------------       ------------       -----------
NET ASSETS ....................................................     $ 18,821,918       $ 52,725,692       $ 1,214,239
================================================================    ============       ============       ===========
NET ASSETS:
Accumulation units ............................................     $ 18,817,485       $ 52,715,161       $ 1,213,360
Retained by Equitable Life in Separate Account No. 66 .........            4,433             10,531               879
----------------------------------------------------------------    ------------       ------------       -----------
TOTAL NET ASSETS ..............................................     $ 18,821,918       $ 52,725,692       $ 1,214,239
================================================================    ============       ============       ===========
Investment in shares of the Trust, at cost                          $ 25,240,131       $ 61,425,845       $ 1,528,918
Trust shares held
 Class A ......................................................        1,272,699          3,210,652            240.805
 Class B ......................................................               --                 --                --
UNITS OUTSTANDING (000'S):
 MRP ..........................................................              615                484                28
 RIA ..........................................................               50                216                16
UNIT VALUE:
 MRP ..........................................................     $      17.22       $      18.44       $      8.16
 RIA ..........................................................     $     165.80       $     203.05       $     59.85

The accompanying notes are an integral part of these financial statements.

                                     SAI-44

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENT OF ASSETS AND LIABILITIES (CONTINUED)
 DECEMBER 31, 2001

                                                                                  EQ/BERNSTEIN     EQ/CALVERT
                                                                   EQ/AXP NEW      DIVERSIFIED      SOCIALLY
                                                                   DIMENSIONS         VALUE        RESPONSIBLE
                                                                  ------------   --------------   ------------
ASSETS:
Investments in shares of The Trust, at fair value .............     $ 84,677      $ 4,050,356      $ 294,176
Receivable for Trust shares sold ..............................           38               --             --
Receivable for policy-related transactions ....................           --           60,871             --
----------------------------------------------------------------    --------      -----------      ---------
 Total assets .................................................       84,715        4,111,227        294,176
----------------------------------------------------------------    --------      -----------      ---------
LIABILITIES:
Payable for Trust shares purchased ............................           --           64,648             62
Payable for policy-related transactions .......................           38               --             11
----------------------------------------------------------------    --------      -----------      ---------
 Total liabilities ............................................           38           64,648             73
----------------------------------------------------------------    --------      -----------      ---------
NET ASSETS ....................................................     $ 84,677      $ 4,046,579      $ 294,103
================================================================    ========      ===========      =========
NET ASSETS:
Accumulation units ............................................     $ 83,484      $ 4,035,202      $ 292,623
Retained by Equitable Life in Separate Account No. 66 .........        1,193           11,377          1,480
----------------------------------------------------------------    --------      -----------      ---------
TOTAL NET ASSETS ..............................................     $ 84,677      $ 4,046,579      $ 294,103
================================================================    ========      ===========      =========
Investment in shares of the Trust, at cost ....................     $ 90,874      $ 4,187,787      $ 339,947
Trust shares held
 Class A ......................................................           --               --             --
 Class B ......................................................       12,077          344,074         36,798
UNITS OUTSTANDING (000'S):
 MRP ..........................................................            5              371             36
 RIA ..........................................................            1                3             --
UNIT VALUE:
 MRP ..........................................................     $   9.02      $     10.08      $    8.10
 RIA ..........................................................     $  70.32      $     98.39      $   88.27

The accompanying notes are an integral part of these financial statements.

                                     SAI-45

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENT OF ASSETS AND LIABILITIES (CONTINUED)
 DECEMBER 31, 2001

                                                                     EQ/CAPITAL                             EQ/FI
                                                                      GUARDIAN          EQ/EQUITY         SMALL/MID
                                                                   INTERNATIONAL        500 INDEX         CAP VALUE
                                                                  ---------------   ----------------   ---------------
ASSETS:
Investments in shares of The Trust, at fair value .............      $ 70,769         $ 25,492,071       $ 2,804,569
Receivable for Trust shares sold ..............................            19              309,439                --
Receivable for policy-related transactions ....................            --               22,196            28,091
----------------------------------------------------------------     --------         ------------       -----------
 Total assets .................................................        70,788           25,823,706         2,832,660
----------------------------------------------------------------     --------         ------------       -----------
LIABILITIES:
Payable for Trust shares purchased ............................            --               12,196            27,585
Payable for policy-related transactions .......................            19              309,439                --
----------------------------------------------------------------     --------         ------------       -----------
 Total liabilities ............................................            19              321,635            27,585
----------------------------------------------------------------     --------         ------------       -----------
NET ASSETS ....................................................      $ 70,769         $ 25,502,071       $ 2,805,075
================================================================     ========         ============       ===========
NET ASSETS:
Accumulation units ............................................      $ 70,374         $ 25,501,696       $ 2,804,130
Retained by Equitable Life in Separate Account No. 66 .........           395                  375               945
----------------------------------------------------------------     --------         ------------       -----------
TOTAL NET ASSETS ..............................................      $ 70,769         $ 25,502,071       $ 2,805,075
================================================================     ========         ============       ===========
Investment in shares of the Trust, at cost ....................      $ 73,918         $ 29,989,220       $ 2,650,397
Trust shares held
 Class A ......................................................            --               840.828               --
 Class B ......................................................         8,068              316,744           241,648
UNITS OUTSTANDING (000'S):
 MRP ..........................................................             3                  917               232
 RIA ..........................................................             1                   67                 4
UNIT VALUE:
 MRP ..........................................................      $   8.05         $       7.60       $     10.05
 RIA ..........................................................      $  82.32         $     275.50       $    116.95

The accompanying notes are an integral part of these financial statements.

                                     SAI-46

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENT OF ASSETS AND LIABILITIES (CONCLUDED)
 DECEMBER 31, 2001

                                                                       EQ/MFS
                                                                      EMERGING                           EQ/SMALL
                                                                       GROWTH            EQ/MFS          COMPANY
                                                                     COMPANIES          RESEARCH         INDEX(a)
                                                                  ---------------   ---------------   -------------
ASSETS:
Investments in shares of The Trust, at fair value .............     $ 4,927,142       $ 6,190,298       $ 381,238
Receivable for Trust shares sold ..............................          15,753            23,856              --
Receivable for policy-related transactions ....................              --                --          11,289
----------------------------------------------------------------    -----------       -----------       ---------
 Total assets .................................................       4,942,895         6,214,154         392,527
----------------------------------------------------------------    -----------       -----------       ---------
LIABILITIES:
Payable for Trust shares purchased ............................              --                --          11,289
Payable for policy-related transactions .......................          16,400            25,064              --
----------------------------------------------------------------    -----------       -----------       ---------
 Total liabilities ............................................          16,400            25,064          11,289
----------------------------------------------------------------    -----------       -----------       ---------
NET ASSETS ....................................................     $ 4,926,495       $ 6,189,090       $ 381,238
================================================================    ===========       ===========       =========
NET ASSETS:
Accumulation units ............................................     $ 4,926,495       $ 6,188,497       $ 381,193
Retained by Equitable Life in Separate Account No. 66 .........              --               593              45
----------------------------------------------------------------    -----------       -----------       ---------
TOTAL NET ASSETS ..............................................     $ 4,926,495       $ 6,189,090       $ 381,238
================================================================    ===========       ===========       =========
Investment in shares of the Trust, at cost ....................     $ 8,413,578       $ 8,208,882       $ 370,755
Trust shares held
 Class A ......................................................              --                --              --
 Class B ......................................................         359,594           551,065          41,680
UNITS OUTSTANDING (000'S):
 MRP ..........................................................             108               433              38
 RIA ..........................................................              38                13              --
UNIT VALUE:
 MRP ..........................................................     $      5.20       $     11.07       $    9.97
 RIA ..........................................................     $    114.52       $    107.53       $      --

The accompanying notes are an integral part of these financial statements.

                                     SAI-47

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS
 FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                        EQ/ALLIANCE
                                                                     EQ/ALLIANCE          GROWTH          EQ/ALLIANCE
                                                                        GLOBAL           INVESTORS       TECHNOLOGY (a)
                                                                   ---------------   ----------------   ---------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .....................................    $         --       $  1,148,528       $       --
-----------------------------------------------------------------   ------------       ------------       ----------
 Expenses:
  Asset-based charges ..........................................         196,677            175,092              480
-----------------------------------------------------------------   ------------       ------------       ----------
NET INVESTMENT INCOME (LOSS) ...................................        (196,677)           973,436             (480)
-----------------------------------------------------------------   ------------       ------------       ----------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Realized gain (loss) from share transactions .................      (1,864,675)          (932,426)         (58,334)
  Realized gain distribution from Trust ........................           9,295                 --               --
-----------------------------------------------------------------   ------------       ------------       ----------
 Net realized gain (loss) ......................................      (1,855,380)          (932,426)         (58,334)
-----------------------------------------------------------------   ------------       ------------       ----------
 Change in unrealized appreciation/(depreciation) of
  investments ..................................................      (3,600,370)        (7,783,040)         (84,901)
-----------------------------------------------------------------   ------------       ------------       ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS .........      (5,455,750)        (8,715,466)        (143,235)
-----------------------------------------------------------------   ------------       ------------       ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
 OPERATIONS ....................................................    $ (5,652,427)      $ (7,742,030)      $ (143,715)
=================================================================   ============       ============       ==========

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contractowners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-48

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                       EQ/BERNSTEIN     EQ/CALVERT
                                                                      EQ/AXP NEW        DIVERSIFIED      SOCIALLY
                                                                    DIMENSIONS (b)       VALUE (c)      RESPONSIBLE
                                                                   ----------------   --------------   ------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .....................................       $    155         $   34,859      $   6,431
-----------------------------------------------------------------      --------         ----------      ---------
 Expenses:
  Asset-based charges ..........................................            138             30,081          2,895
-----------------------------------------------------------------      --------         ----------      ---------
NET INVESTMENT INCOME (LOSS) ...................................             17              4,778          3,536
-----------------------------------------------------------------      --------         ----------      ---------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Realized gain (loss) from share transactions .................           (823)           (16,151)        (8,242)
  Realized gain distribution from Trust ........................             --             69,159             --
-----------------------------------------------------------------      --------         ----------      ---------
 Net realized gain .............................................           (823)            53,008         (8,242)
-----------------------------------------------------------------      --------         ----------      ---------
 Change in unrealized appreciation/(depreciation) of
  investments ..................................................         (6,186)          (137,234)       (30,711)
-----------------------------------------------------------------      --------         ----------      ---------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS .........         (7,009)           (84,226)       (38,953)
-----------------------------------------------------------------      --------         ----------      ---------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
 OPERATIONS ....................................................       $ (6,992)        $  (79,448)     $ (35,417)
=================================================================      ========         ==========      =========

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contractowners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-49

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                        EQ/CAPITAL                             EQ/FI
                                                                         GUARDIAN           EQ/EQUITY        SMALL/MID
                                                                    INTERNATIONAL (a)       500 INDEX        CAP VALUE
                                                                   -------------------   ---------------   ------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .....................................        $    656          $    271,883      $  14,528
-----------------------------------------------------------------       --------          ------------      ---------
 Expenses:
  Asset-based charges ..........................................             117               110,188         27,676
-----------------------------------------------------------------       --------          ------------      ---------
NET INVESTMENT INCOME (LOSS) ...................................             539               161,695        (13,148)
-----------------------------------------------------------------       --------          ------------      ---------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Realized gain (loss) from share transactions .................          (3,362)           (1,932,127)        17,303
  Realized gain distribution from Trust ........................              --                15,042             --
-----------------------------------------------------------------       --------          ------------      ---------
 Net realized gain .............................................          (3,362)           (1,917,085)        17,303
-----------------------------------------------------------------       --------          ------------      ---------
 Change in unrealized appreciation/(depreciation) of
  investments ..................................................          (3,083)           (2,400,846)        70,157
-----------------------------------------------------------------       --------          ------------      ---------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS .........          (6,445)           (4,317,931)        87,460
-----------------------------------------------------------------       --------          ------------      ---------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
 OPERATIONS ....................................................        $ (5,906)         $ (4,156,236)     $  74,312
=================================================================       ========          ============      =========

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contractowners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-50

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONCLUDED)
 FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                        EQ/MFS
                                                                       EMERGING                         EQ/SMALL
                                                                        GROWTH            EQ/MFS         COMPANY
                                                                      COMPANIES          RESEARCH       INDEX (a)
                                                                   ---------------   ---------------   ----------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .....................................   $     1,383        $     22,256      $ 2,080
-----------------------------------------------------------------  -----------        ------------      -------
 Expenses:
  Asset-based charges ..........................................          7,181             73,715        1,532
-----------------------------------------------------------------   -----------       ------------      -------
NET INVESTMENT INCOME (LOSS) ...................................        (5,798)            (51,459)         548
-----------------------------------------------------------------  -----------        ------------      -------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Realized gain (loss) from share transactions .................    (1,678,976)           (310,211)        (399)
  Realized gain distribution from Trust ........................             --            167,251           --
-----------------------------------------------------------------   -----------       ------------      -------
 Net realized gain .............................................    (1,678,976)           (142,960)        (399)
-----------------------------------------------------------------  -----------        ------------      -------
 Change in unrealized appreciation/(depreciation) of
  investments ..................................................    (1,499,682)         (1,618,812)      10,475
-----------------------------------------------------------------  -----------        ------------      -------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS .........    (3,178,658)         (1,761,772)      10,076
-----------------------------------------------------------------  -----------        ------------      -------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
 OPERATIONS ....................................................   $(3,184,456)       $ (1,813,231)     $10,624
=================================================================  ===========        ============      =======

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contractowners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-51

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS
 FOR THE YEARS ENDED DECEMBER 31,

                                                                EQ/ALLIANCE
                                                                  GLOBAL
                                                     ---------------------------------
                                                           2001             2000
                                                     ---------------- ----------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ......................  $     (196,677)  $      (12,817)
 Net realized gain (loss) on investments ...........      (1,855,380)       6,933,638
 Change in unrealized appreciation
  (depreciation) of investments ....................      (3,600,370)     (14,289,455)
----------------------------------------------------  --------------   --------------
Net increase (decrease) in net assets from
 operations ........................................      (5,652,427)      (7,368,734)
----------------------------------------------------  --------------   --------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners ............       3,094,115        6,944,390
  Transfers between funds and guaranteed rate
   account, net ....................................      (2,702,709)      (1,516,556)
  Transfers for contract benefits and
   terminations ....................................      (5,483,535)     (16,039,335)
  Contract maintenance charges .....................         (90,494)        (355,469)
----------------------------------------------------  --------------   --------------
Net increase (decrease) in net assets from
 contractowners transactions .......................      (5,182,623)      (7,933,858)
----------------------------------------------------  --------------   --------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account No. 66 .........            (101)              --
----------------------------------------------------  --------------   --------------
INCREASE (DECREASE) IN NET ASSETS ..................     (10,835,151)     (15,302,592)
NET ASSETS--BEGINNING OF PERIOD ....................      29,657,069       44,959,561
----------------------------------------------------  --------------   --------------
NET ASSETS--END OF PERIOD ..........................  $   18,821,918   $   29,657,069
====================================================  ==============   ==============



                                                                EQ/ALLIANCE                    EQ/ALLIANCE
                                                             GROWTH INVESTORS                 TECHNOLOGY (a)
                                                     --------------------------------- ----------------------------
                                                           2001             2000            2001           2000
                                                     ---------------- ---------------- -------------- -------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ......................  $      973,436   $    1,155,957    $     (480)   $        --
 Net realized gain (loss) on investments ...........        (932,426)       7,090,251       (58,334)           257
 Change in unrealized appreciation
  (depreciation) of investments ....................      (7,783,040)     (12,992,063)      (84,901)      (229,779)
----------------------------------------------------- --------------   --------------    ----------    -----------
Net increase (decrease) in net assets from
 operations ........................................      (7,742,030)      (4,745,855)     (143,715)      (229,522)
----------------------------------------------------- --------------   --------------    ----------    -----------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners ............       5,601,668        7,899,936       247,637        163,358
  Transfers between funds and guaranteed rate
   account, net ....................................      (1,829,524)         (46,384)      480,753        786,450
  Transfers for contract benefits and
   terminations ....................................      (7,161,866)     (14,794,228)      (27,057)       (55,121)
  Contract maintenance charges .....................        (222,815)        (417,797)       (6,855)        (3,189)
----------------------------------------------------- --------------   --------------    ----------    -----------
Net increase (decrease) in net assets from
 contractowners transactions .......................      (3,612,537)      (7,265,703)      694,478        891,498
----------------------------------------------------- --------------   --------------    ----------    -----------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account No. 66 .........              --               --            --          1,500
----------------------------------------------------- --------------   --------------    ----------    -----------
INCREASE (DECREASE) IN NET ASSETS ..................     (11,354,567)     (12,011,558)      550,763        663,476
NET ASSETS--BEGINNING OF PERIOD ....................      64,080,259       76,091,817       663,476             --
----------------------------------------------------- --------------   --------------    ----------    -----------
NET ASSETS--END OF PERIOD ..........................  $   52,725,692   $   64,080,259    $1,214,239    $   663,476
===================================================== ==============   ==============    ==========    ===========

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contractowners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-52

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,

                                                                                                               EQ/CALVERT
                                                           EQ/AXP NEW              EQ/BERNSTEIN                 SOCIALLY
                                                         DIMENSIONS (b)       DIVERSIFIED VALUE (c)           RESPONSIBLE
                                                     ---------------------- -------------------------- --------------------------
                                                         2001       2000         2001         2000         2001         2000
                                                     ----------- ---------- ------------- ------------ ----------- --------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ......................  $     17    $    55    $    4,778      $  40      $   3,536    $   5,156
 Net realized gain (loss) on investments ...........      (823)        --        53,008           (2)      (8,242)       1,978
 Change in unrealized appreciation/
  (depreciation) of investments ....................    (6,186)       (11)     (137,234)      (122)       (30,711)     (15,149)
----------------------------------------------------  --------    -------    ----------      -------    ---------    ----------
Net increase (decrease) in net assets from
 operations ........................................    (6,992)        44       (79,448)       (84)       (35,417)      (8,015)
----------------------------------------------------  --------    -------    ----------      -------    ---------    ----------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners ............    60,526     39,321       663,041      1,042        204,583      127,581
  Transfers between funds and guaranteed rate
   account, net ....................................    (9,229)        --     3,748,046      2,656          4,852        2,149
  Transfers for contract benefits and
   terminations ....................................        --         --      (289,198)        --         (2,625)        (571)
  Contract maintenance charges .....................      (493)        --          (917)       (19)           (30)            (3)
----------------------------------------------------  --------    -------    ----------      -------    ---------    ------------
Net increase (decrease) in net assets from
 contractowners transactions .......................    50,804     39,321     4,120,972      3,679        206,780     (129,156)
----------------------------------------------------  --------    -------    ----------      -------    ---------    -----------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account No. 66 .........        --      1,500            --         --             --           --
----------------------------------------------------  --------    -------    ----------      -------    ---------    -----------
INCREASE (DECREASE) IN NET ASSETS ..................    43,812     40,865     4,041,524      3,595        171,363      121,141
NET ASSETS--BEGINNING OF PERIOD ....................    40,865         --         5,055      1,460        122,740        1,599
----------------------------------------------------  --------    -------    ----------      -------    ---------    -----------
NET ASSETS--END OF PERIOD ..........................  $ 84,677    $40,865    $4,046,579      $5,055     $ 294,103    $ 122,740
====================================================  ========    =======    ==========      =======    =========    ===========

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contractowners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-53

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,

                                                              EQ/CAPITAL
                                                               GUARDIAN                     EQ/EQUITY
                                                          INTERNATIONAL (A)                 500 INDEX
                                                      -------------------------- --------------------------------
                                                          2001          2000           2001            2000
                                                      ------------ ------------- --------------- ----------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) .......................  $      539   $       624   $    161,695    $      554,162
 Net realized gain (loss) on investments ............      (3,362)      (27,499)    (1,917,085)        8,710,947
 Change in unrealized appreciation/
  (depreciation) of investments .....................      (3,083)      (16,101)    (2,400,846)      (12,533,787)
-----------------------------------------------------  ----------   -----------   ------------    --------------
Net increase (decrease) in net assets from
 operations .........................................      (5,906)      (42,976)    (4,156,236)       (3,268,678)
-----------------------------------------------------  ----------   -----------   ------------    --------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners .............      55,523         1,126      5,080,933         5,718,346
  Transfers between funds and guaranteed rate
   account, net .....................................      28,892       115,096     (1,462,043)        6,292,819
  Transfers for contract benefits and
   terminations .....................................     (10,036)     (187,704)    (6,784,654)      (26,328,805)
  Contract maintenance charges ......................        (134)       (1,175)      (179,288)         (339,526)
-----------------------------------------------------  ----------   -----------   ------------    --------------
Net increase (decrease) in net assets from policy
 related transactions ...............................      74,245       (72,657)    (3,345,652)      (14,657,166)
-----------------------------------------------------  ----------   -----------   ------------    --------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account No. 66 ..........          --            --         10,000                --
-----------------------------------------------------  ----------   -----------   ------------    --------------
INCREASE (DECREASE) IN NET ASSETS ...................      68,339      (115,633)  $ (7,491,888)      (17,925,844)
NET ASSETS--BEGINNING OF PERIOD .....................       2,430       118,063     32,993,959        50,919,803
-----------------------------------------------------  ----------   -----------   ------------    --------------
NET ASSETS--END OF PERIOD ...........................  $   70,769   $     2,430   $ 25,502,071    $   32,993,959
=====================================================  ==========   ===========   ============    ==============



                                                                 EQ/FI
                                                               SMALL/MID
                                                               CAP VALUE
                                                      ----------------------------
                                                           2001          2000
                                                      ------------- --------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) .......................  $  (13,148)    $   (4,799)
 Net realized gain (loss) on investments ............      17,303        (14,851)
 Change in unrealized appreciation/
  (depreciation) of investments .....................      70,157         74,957
------------------------------------------------------ ----------     ----------
Net increase (decrease) in net assets from
 operations .........................................      74,312         55,307
------------------------------------------------------ ----------     ----------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners .............   1,108,263        514,870
  Transfers between funds and guaranteed rate
   account, net .....................................     383,636       (476,440)
  Transfers for contract benefits and
   terminations .....................................    (351,285)      (280,695)
  Contract maintenance charges ......................      (2,373)           (31)
------------------------------------------------------ ----------     ----------
Net increase (decrease) in net assets from policy
 related transactions ...............................   1,138,241       (242,296)
------------------------------------------------------ ----------     ----------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account No. 66 ..........       1,999         (1,694)
------------------------------------------------------ ----------     ----------
INCREASE (DECREASE) IN NET ASSETS ...................   1,214,552       (188,683)
NET ASSETS--BEGINNING OF PERIOD .....................   1,590,523      1,779,206
------------------------------------------------------ ----------     ----------
NET ASSETS--END OF PERIOD ...........................  $2,805,075     $1,590,523
====================================================== ==========     ==========

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contract owners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-54

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)
 FOR THE YEARS ENDED DECEMBER 31,

                                                                 EQ/MFS                                                EQ/SMALL
                                                                EMERGING                         EQ/MFS                 COMPANY
                                                            GROWTH COMPANIES                    RESEARCH               INDEX (a)
                                                     ------------------------------- ------------------------------- ------------
                                                           2001            2000            2001            2000          2001
                                                     --------------- --------------- --------------- --------------- ------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ......................  $     (5,798)   $    205,720    $    (51,459)   $     (6,281)   $     548
 Net realized gain (loss) on investments ...........    (1,678,976)      1,962,573        (142,960)        928,353         (399)
 Change in unrealized appreciation/
  (depreciation) of investments ....................    (1,499,682)     (4,650,712)     (1,618,812)     (1,609,556)      10,475
----------------------------------------------------  ------------    ------------    ------------    ------------    ---------
Net increase (decrease) in net assets from
 operations ........................................    (3,184,456)     (2,482,419)     (1,813,231)       (687,484)      10,624
----------------------------------------------------  ------------    ------------    ------------    ------------    ---------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners ............     1,412,733       2,235,936       1,675,430       3,390,509      327,374
  Tranfers between funds and guaranteed rate
   account, net ....................................    (1,668,295)      4,553,217        (675,896)       (143,086)      54,080
  Transfers for contract benefits and
   terminations ....................................    (1,235,250)     (3,806,173)     (1,066,521)     (1,390,253)     (10,840)
  Contract maintenance charges .....................       (57,344)       (105,353)        (10,431)        (21,373)          --
----------------------------------------------------  ------------    ------------    ------------    ------------    ---------
Net increase (decrease) in net assets from
 contractowners transactions .......................    (1,548,156)      2,877,627         (77,418)      1,835,797      370,614
----------------------------------------------------  ------------    ------------    ------------    ------------    ---------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account No. 66 .........            --              --         (19,000)          2,773           --
----------------------------------------------------  ------------    ------------    ------------    ------------    ---------
INCREASE (DECREASE) IN NET ASSETS ..................    (4,732,612)        395,208      (1,909,649)      1,151,086      381,238
NET ASSETS--BEGINNING OF PERIOD ....................     9,659,107       9,263,899       8,098,739       6,947,653           --
----------------------------------------------------  ------------    ------------    ------------    ------------    ---------
NET ASSETS--END OF PERIOD ..........................  $  4,926,495    $  9,659,107    $  6,189,090    $  8,098,739    $ 381,238
====================================================  ============    ============    ============    ============    =========

(a)        Commenced operations in Separate Account No. 66 on May 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(b)        Commenced operations in Separate Account No. 66 on October 22, 2000.
           Investment option first offered to MRP Contractowners on May 18, 2001.

(c) Commenced operations in Separate Account No. 66 on September 2, 1999. Pursuant to a Substitution, investment option first offered to MRP Contractowners on May 18, 2001.


The accompanying notes are an integral part of these financial statements.

                                     SAI-55

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS
 DECEMBER 31, 2001


1.   Organization


     Separate Account Nos. 3 (Pooled) (the Alliance Mid Cap Growth Fund; formerly the Alliance Aggressive Equity Fund), 4 (Pooled) (the Alliance Growth Equity Fund), 10 (Pooled) (the Alliance Balanced Fund) and 66 (Pooled) (collectively, the Funds or Account) of The Equitable Life Assurance Society of the United States (Equitable Life), a subsidiary of AXA Financial, Inc., were established in conformity with the New York State Insurance Law. Pursuant to such law, to the extent provided in the applicable contracts, the net assets in the Funds are not chargeable with liabilities arising out of any other business of Equitable Life. These financial statements reflect the total net assets and results of operations for Separate Account Nos. 3, 4, 10 and 66. The Members Retirement Program ("MRP") is one of the many contract owners participating in these Funds.


     EQ Advisors Trust ("EQAT" or "Trust") commenced operations on May 1, 1997, and is an open-end diversified investment management company that sells shares of a portfolio ("Portfolio") of a mutual fund to separate accounts of insurance companies. Each Portfolio has separate investment objectives.



     Separate Account No. 66 consists of 35 investment options (1) of which 12 are reported herein:


      o  EQ/Alliance Global

      o  EQ/Alliance Growth Investors

      o  EQ/Alliance Technology

      o  EQ/AXP New Dimensions

      o  EQ/Bernstein Diversified Value (2)

      o  EQ/Calvert Socially Responsible

      o  EQ/Capital Guardian International

      o  EQ/Equity 500 Index(3)

      o  EQ/FI Small/Mid Cap Value(4)

      o  EQ/MFS Emerging Growth Companies

      o  EQ/MFS Research

      o  EQ/Small Company Index


     (1) Effective on May 18, 2001 the names of the investment options held in Separate Account No. 66 include EQ/.

     (2)   Formerly known as Lazard Large Cap Value.

     (3)   Formerly known as Alliance Equity Index.

     (4)   Formerly known as Warburg Pincus Small Company Value.

     Under applicable insurance law, the assets and liabilities of the Account are clearly identified and distinguished from Equitable Life's other assets and liabilities. All Contracts are issued by Equitable Life. The assets of the Account are the property of Equitable Life. However, the portion of the Account's assets attributable to the contracts will not be chargeable with liabilities arising out of any other business Equitable Life may conduct. The excess of assets over reserves and other contract liabilities, if any, in the Separate Accounts Nos. 4 and 66 may be transferred to Equitable Life's General Account. Equitable Life's General Account is subject to creditor rights.


     The amount retained by Equitable Life in Separate Accounts Nos. 4 and 66 arises principally from (1) contributions from Equitable Life, (2) expense risk charges accumulated in the account, and (3) that portion, determined ratably, of the account's investment results applicable to those assets in the account in excess of the net assets for the Contracts. Amounts retained by Equitable Life are not subject to charges for expense risks.


2.   Significant Accounting Policies


     The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America
     (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates. Certain reclassifications have been made in the amounts presented for prior periods to conform these periods with the 2001 presentation.


     On November 21, 2000, the American Institute of Certified Public Accountants issued a revised Audit and Accounting Guide "Audits of Investment Companies" (the "Guide"), which was effective for the December 31, 2001 financial statements. In connection with the Company's implementation of the Guide for Separate Account Nos. 3, 4 and 10 certain administrative and asset management fees have been reclassified from the Statement of Operations to the Statement of Changes in Net Assets, which is considered a change in application of an accounting principle. Adoption of the new requirements did not have a significant impact on the financial position or results of operations of the Funds.


     Investment securities for Separate Account Nos. 3, 4 and 10 are valued as follows:


     Stocks listed on national securities exchanges and certain over-the-counter issues traded on the National Association of Securities Dealers, Inc. Automated Quotation (NASDAQ) national market system are valued at the last sale price, or, if there is no sale, at the latest available bid price.


     Foreign securities not traded directly, or in American Depository Receipt
     (ADR) form in the United States are valued at the last sale price in the local currency on an exchange in the country of origin. Foreign currency is converted into its U.S. dollar equivalent at current exchange rates.


     Futures and forward contracts are valued at their last sale price or, if there is no sale, at the latest available bid price.


                                     SAI-56

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001


     United States Treasury securities and other obligations issued or guaranteed by the United States Government, its agencies or instrumentalities are valued at representative quoted prices.


     Long-term (i.e., maturing in more than a year) publicly traded corporate bonds are valued at prices obtained from a bond pricing service of a major dealer in bonds when such prices are available; however, in circumstances where Equitable Life and Alliance deem it appropriate to do so, an over-the-counter or exchange quotation may be used.


     Convertible preferred stocks listed on national securities exchanges are valued at their last sale price or, if there is no sale, at the latest available bid price.


     Convertible bonds and unlisted convertible preferred stocks are valued at bid prices obtained from one or more major dealers in such securities; where there is a discrepancy between dealers, values may be adjusted based on recent premium spreads to the underlying common stock.


     Other assets that do not have a readily available market price are valued at fair value as determined in good faith by Equitable Life's investment officers.


     Short-term debt securities purchased directly by the Equitable Funds which mature in 60 days or less are valued at amortized cost. Short-term debt securities which mature in more than 60 days are valued at representative quoted prices.


     The value of the investments in Separate Account No. 66 held in the corresponding EQAT Portfolio is calculated by multiplying the number of shares held in each Portfolio by the net asset value per share of that Portfolio determined as of the close of business each day. The net asset value is determined by the EQAT using the market or fair value of the underlying assets of the Portfolio less liabilities. For Separate Account No. 66, realized gains and losses include (1) gains and losses on redemptions of EQAT shares (determined on the identified cost basis) and
     (2) Trust distributions representing the net realized gains on Trust investment transactions. Divdend and capital gains are automatically reinvested on the ex-dividend date.


     Security transactions are recorded on the trade date. Amortized cost of debt securities, where applicable, are adjusted for amortization of premium or accretion of discount. Dividend income is recorded on the ex-dividend date; interest income (including amortization of premium and discount on securities using the effective yield method) is accrued daily. Realized gains and losses on the sale of investments are computed on the basis of the identified cost of the related investments sold.


     Transactions denominated in foreign currencies are recorded at the rate prevailing at the date of such transactions. Asset and liability accounts that are denominated in a foreign currency are adjusted to reflect the current exchange rate at the end of period. Transaction gains or losses resulting from changes in the exchange rate during the reporting period or upon settlement of the foreign currency transactions are reflected under "Realized and Unrealized Gain (Loss) on Investments" in the Statement of Operations.


     Separate Account No. 10 may enter into forward currency contracts in order to hedge its exposure to changes in foreign currency exchange rates on its foreign security holdings.


     Forward contracts are agreements to buy or sell a foreign currency for a set price in the future. During the period the forward contracts are open, changes in the value of the contract are recognized as unrealized gains or losses by "marking-to-market" on a daily basis to reflect the market value of the contract at the end of each trading day. The realized gain or loss arising from the difference between the original contracts and the closing of such contracts is included in realized gains or losses from foreign currency transactions. The use of forward transactions involves the risk of imperfect correlation in movements in the price of forward contracts, interest rates and the underlying hedged assets.


     Forward contracts involve elements of both market and credit risk in excess of the amounts reflected in the Statement of Assets and Liabilities. The contract amounts of these forward contracts reflect the extent of the Fund's exposure to off-balance sheet risk. The Fund bears the market risk which arises from any changes in security values. Forward contracts are entered into directly with the counterparty and not through an exchange and can be terminated only by agreement of both parties to the contract. There is no daily margin settlement and the fund is exposed to the risk of default by the counterparty.


     At December 31, 2001, Separate Account No. 10 had outstanding forward currency contracts to buy foreign currencies as follows:




                          CONTRACT       COST ON        U.S. $
                           AMOUNT      ORIGINATION     CURRENT      UNREALIZED
                           (000'S)         DATE         VALUE      APPRECIATION
                         ----------   -------------   ---------   -------------
  Separate Account
----------------------
  No. 10
----------------------
  Foreign Currency
   Buy Contracts:
----------------------
  Euro, settling
  01/04/02 ...........   8                $6,958      $7,002           $44
                                                                       ===

     Net asset allocated to contracts in the payout period are computed according to various mortality tables, depending on the year the benefits were purchased. The tables used are the 1971 GAM table, the 1983 GAM table, and the 1994 GAR. The assumed investment returns vary by contract and range from 4 percent to 6.5 percent. The contracts are participating group annuities, and, thus, the mortality risk is borne by the contractholder, as long as the contract has not been discontinued. Equitable Life retains the ultimate


                                     SAI-57

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001


     obligation to pay the benefits if the contract funds become insufficient and the contractholder elects to discontinue the contract.


     Receivable/payable for policy related transactions represents amounts due to/from to the General Account predominately related to surrenders and death benefits.


     Payments received from contractowners represent participant contributions under the Contracts (excluding amounts allocated to the guaranteed rate option, reflected in General Account). The amount allocated to the guaranteed rate option earns interest at the current guaranteed interest rate which is an annual effective rate.


     The operations of the Account are included in the federal income tax return of Equitable Life, which is taxed as a life insurance company under the provisions of the Internal Revenue Code. No federal income tax based on net income or realized and unrealized capital gains is currently applicable to contracts participating in the Funds by reason of applicable provisions of the Internal Revenue Code and no federal income tax payable by Equitable Life is expected to affect the unit value of the Contracts participating in the Account. Accordingly, no provision for federal income tax is required. However, Equitable Life retains the right to charge for any federal income tax incurred which is applicable to the Account if the Law is changed.


3. Purchases and Sales on Investments


     The cost of purchases and proceeds from sales of investments for the year ended December 31, 2001 were as follows for Separate Account No. 66:



                                           PURCHASES          SALES
                                        --------------   --------------
    EQ/Alliance Global                  $11,183,369      $16,565,251
    EQ/Alliance Growth Investors          6,137,105        8,784,741
    EQ/Alliance Technology                  793,211           99,213
    EQ/AXP New Dimensions                    67,150           16,328
    EQ/Bernstein Diversified Value        8,275,895        4,077,209
    EQ/Calvert Socially Responsible         232,916           22,768
    EQ/Capital Guardian
      International                         118,270           43,486
    EQ/Equity 500 Index                  23,464,721       26,257,306
    EQ/FI Small/Mid Cap Value             1,684,786          559,693
    EQ/MFS Emerging Growth
      Companies                           1,750,272        3,305,963
    EQ/MFS Research                       1,641,675        1,618,318
    EQ/Small Company Index                  434,569           63,414
                                        -----------      -----------
                                        $55,783,939      $61,413,690
                                        ===========      ===========

     Investment Security Transactions


     For the year ended December 31, 2001, investment security transactions, excluding short-term debt securities, were as follows for Separate Accounts Nos. 3, 4, and 10:



                               PURCHASES                           SALES
                    -------------------------------   --------------------------------
                         STOCKS            U.S.            STOCKS             U.S.
                           AND          GOVERNMENT           AND           GOVERNMENT
                          DEBT              AND             DEBT              AND
FUND                   SECURITIES        AGENCIES        SECURITIES         AGENCIES
-----------------   ----------------   ------------   ----------------   -------------
  Alliance Mid
    Cap Growth.....   $ 172,489,543              --     $ 175,437,039              --
  Alliance
    Growth
    Equity ........   1,293,750,620              --     1,377,319,088              --
  Alliance
    Balanced ......      58,120,784      74,604,005        59,525,125      88,946,387


4. Expenses and Related Party Transactions



     In Separate Account No. 66 the assets in each variable investment option are invested in Class IA or Class IB shares of a corresponding mutual fund portfolio of EQAT. Class IA and IB shares are offered by EQAT at net asset value. Both classes of shares are subject to fees for investment management and advisory services and other Trust expenses. Class IA shares are not subject to distribution fees imposed pursuant to a distribution plan. Class IB shares are subject to distribution fees imposed under a distribution plan (herein, the "Rule 12b-1 Plans") adopted pursuant to Rule 12b-1 under the 1940 Act, as amended. The Rule 12b-1 Plans provide that EQAT, on behalf of each Fund, may charge annually up to 0.25% of the average daily net assets of an investment option attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. These fees are reflected in the net asset value of the shares.


     Equitable Life serves as investment manager of EQAT and as such receives management fees for services performed in its capacity as investment manager of EQAT. Equitable Life oversees the activities of the investment advisors with respect to EQAT and is responsible for retaining or discontinuing the services of those advisors. Fees will vary depending on net asset levels of individual portfolios and range from a low of 0.25% to a high of 1.15% of average daily net assets. Equitable Life as investment manager pays expenses to providing investment advisory services to the Portfolios, including the fees of the Advisors of each Portfolio. In addition, AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC, affiliates of Equitable Life, may also receive distribution fees under Rule 12b-1 Plans as described above.


     Alliance Capital Management L.P. ("Alliance") serves as an investment advisor for the EQ/Alliance Portfolios (including EQ/Aggressive Stock, EQ/Balanced, EQ/Bernstein Diversified Value, and EQ/Equity 500 Index) and Separate Accounts 3, 4 and 10. Alliance is a publically traded limited partnership which is an indirectly majority-owned by Equitable Life and AXA Financial, Inc.


     AXA Advisors is an affiliate of Equitable Life, and a distributor and principal underwriter of the contracts and the account. AXA Advisors is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.


     The contracts are sold by financial professionals who are registered representatives of AXA Advisors and licensed insurance agents of AXA Network, LLC, its subsidiaries or AXA Network Insurance Agency of Texas, Inc. (affiliates of Equitable Life). AXA Advisors receives commissions and other service-related payments under its distribution agreement with Equitable Life and its networking agreement with AXA Network.


                                     SAI-58

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001


     Equitable Life, Alliance, and AXA Advisors seek to obtain the best price and execution of all orders placed for the portfolios of the Equitable Funds considering all circumstances. In addition to using brokers and dealers to execute portfolio security transactions for accounts under their management, Equitable Life, Alliance, and AXA Advisors may also enter into other types of business and securities transactions with brokers and dealers, which will be unrelated to allocation of the Equitable Funds' portfolio transactions.


     At December 31, 2001, interests of retirement and investment plans for employees, managers and agents of Equitable Life in Separate Account Nos. 4 and 3 aggregated $222,089,350 (24.8%) and $47,353,578 (57.5%), respectively, of the net assets in these Funds.


5. Substitutions


     For periods prior to May 18, 2001 the EQ/Alliance Global, EQ/Alliance Growth and Income, EQ/Alliance Growth Investors, EQ/Alliance High Yield, EQ/Alliance Intermediate Government Securities, EQ/Alliance International, EQ/Alliance Money Market, EQ/Alliance Quality Bond, EQ/Alliance Small Cap Growth and EQ/Equity Index were portfolios of Separate Account No. 51. However, the MRP Contractowners were only invested in the EQ/Alliance Global Portfolio, EQ/ Alliance Growth Investors Portfolio and Alliance Conservative Investors Portfolio of Separate Account 51. On May 18, 2001 the portfolios of Separate Account 51 were combined into Separate Account No. 66. At that time the assets of each of the portfolios of Separate Account No. 51 were transferred to become portfolios of Separate Account No. 66. Portfolios that were previously subaccounts of Separate Account No. 51 are now part of Separate Account No. 66.


     On May 18, 2001, the EQ/Balanced Portfolio acquired the net assets of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio, and Mercury World Strategy Portfolio pursuant to a substitution transaction. The EQ/Balanced Portfolio as well as the EQ/Evergreen Foundation Portfolio and EQ/Putnam Balanced Portfolio were not held by MRP Contractowners before the merger. Contemporaneously, on May 18, 2001 Separate Account No. 66 redeemed its position in Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio, and Mercury World Strategy Portfolio and purchased units in Alliance Balanced Portfolio (Separate Account No. 10). For accounting purposes this transaction was accounted for as a redemption of shares in Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio, and Mercury World Strategy Portfolio and purchase of units in the Alliance Balanced Fund. 567,837 Class IA units of Alliance Balanced Fund (valued at $8,898,008) were purchased. 649,139 Class IA shares of Alliance Conservative Investors Portfolio (valued at $7,705,276), 5,835 Class IB shares of EQ/Evergreen Foundation Portfolio (valued at $55,429), 29,811 Class IB shares of EQ/Putnam Balanced Portfolio (valued at $368,167) and 78,403 shares of Mercury World Strategy Portfolio (valued at $769,136) outstanding on May 18, 2001 were redeemed.


     On May 18, 2001 EQ/Bernstein Diversified Value Portfolio, formerly the Lazard Large Cap Portfolio, acquired all the net assets of the T. Rowe Price Equity Income Portfolio pursuant to a substitution transaction. For accounting purposes this transaction was treated as a merger, with Bernstein Portfolio as the surviving Portfolio. The substitution was accomplished by a tax free exchange of 292,495 Class IB shares of the T. Rowe Price Equity Income Portfolio (valued at $3,866,780) for the 314,884 Class IB shares of Bernstein (valued at $3,866,780). On May 18, 2001 the
     T. Rowe Price Equity Income Portfolio assets at that date were combined with those of Bernstein Portfolio. The aggregate net assets of Bernstein Portfolio and the T. Rowe Price Equity Income Portfolio immediately before the substitution were $207,790,621 and $3,866,780 respectively, resulting in combined assets after the substitution of $211,657,401 in EQ/Bernstein Portfolio.


     On October 6, 2000, EQ/Equity 500 Index Portfolio, formerly the Alliance Equity Index Portfolio, acquired all the net assets of the BT Equity 500 Index Portfolio pursuant to a substitution transaction. For accounting purposes, this transaction was treated as a merger. The EQ/Equity 500 Index Portfolio was not held by the account before the substitution. The substitution was accomplished by a tax free exchange of 522,855 Class IB shares of BT Equity 500 Index Portfolio for the 263,053 Class IB shares of EQ/Equity 500 Index Portfolio (valued at $7,443,868) outstanding on October 6, 2000. The aggregate net assets of the BT Equity 500 Index Portfolio of $7,443,868 were combined with those of the EQ/Equity 500 Index Portfolio.


6. Asset Charges


     Charges and fees relating to the Funds paid to Equitable Life are deducted in accordance with the terms of the various contracts which participate in the Funds. With respect to the Members Retirement Program these expenses consist of investment management and accounting fees, program expense charge, direct expenses and record maintenance and report fees. These charges and fees are paid to Equitable Life and are recorded as expenses in the accompanying Statement of Operations. The charges and fees are as follows:


     The below discusses expenses related to Separate Accounts Nos. 3, 4 and 10:


      o Program Expense Charge--An expense charge is made at an effective annual rate of 1.00% of the combined value of all investment options maintained under the contract with Equitable Life and is deducted monthly.


      o Investment Management and Accounting Fees--An expense charge is made daily at an effective annual rate of 0.50% of the net assets of the Alliance Growth Equity and Alliance Balanced Funds and an effective annual rate of 0.65% for the Alliance Mid Cap Growth Fund. For the financial accounting services provided to the EQ/Alliance Global and EQ/Alliance Growth Investors Funds, a fee is charged daily at an effective annual rate of 0.20% of the net assets of these Funds.


       o Direct Operating and Other Expenses--In addition to the charges and fees mentioned above, the Funds are charged for certain costs and expenses directly related to their operations. These may include trans--


                                     SAI-59

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

          fer taxes, SEC filing fees and certain related expenses including printing of SEC filings, prospectuses and reports.


       o A record maintenance and report fee of $3.75 is deducted quarterly as a liquidation of fund units.

     The below discusses expenses related to Separate Account No. 66:


     Administrative fees paid through a liquidation of units in Separate Account No. 66 are shown in the Statements of Changes in Net Assets in Contract maintenance charges. The aggregate of all other fees are included in Asset-based charges in the Statements of Operations. Asset-based charges are comprised of accounting and administrative fees.

7. Changes in Units Outstanding

  Accumulation units issued and redeemed during the periods indicated were (in thousands):




                                  ALLIANCE MID CAP      ALLIANCE GROWTH
                                     GROWTH FUND          EQUITY FUND
                                  -----------------   --------------------
                                   2001      2000        2001       2000
                                  ------   --------   ---------   --------
MRP
Net Issued ....................      8         --        --           --
Net Redeemed ..................     --        (14)         (6)       (16)
                                    --        ---        -----       ---
Net Issued (Redeemed) .........      8        (14)         (6)       (16)
                                    --        ---        -----       ---


                                  ALLIANCE BALANCED     EQ/ALLIANCE
                                      FUND (d)             GLOBAL
                                  -----------------   ----------------
                                   2001      2000       2001      2000
                                  ------   --------   --------   -----
MRP
Net Issued ....................    129         --        (41)     200
Net Redeemed ..................     --        (30)        --       --
                                   ---        ---        ---      ---
Net Issued (Redeemed) .........    129        (30)       (41)     200
                                   ---        ---        ---      ---


                                      EQ/ALLIANCE          EQ/ALLIANCE        EQ/AXP NEW
                                   GROWTH INVESTORS      TECHNOLOGY (b)     DIMENSIONS (b)
                                  -------------------   ----------------   ---------------
                                    2001       2000           2001               2001
                                  --------   --------   ----------------   ---------------
MRP
Net Issued ....................       --         --            28                  5
Net Redeemed ..................      (13)       (67)           --                 --
                                     ---        ---            --                 --
Net Issued (Redeemed) .........      (13)       (67)           28                  5
                                     ---        ---            --                 --


                                               EQ/CALVERT
                                EQ/BERNSTEIN    SOCIALLY        EQ/CAPITAL
                                 DIVERSIFIED   RESPONSIBLE       GUARDIAN
                                  VALUE (c)        (a)       INTERNATIONAL (b)
                                ------------- ------------- ------------------
                                 2001   2000   2001   2000         2001
                                ------ ------ ------ ------ ------------------
MRP
Net Issued ....................  371   --       24     12            3
Net Redeemed ..................   --   --       --     --           --
                                 ---   --       --     --           --
Net Issued (Redeemed) .........  371   --       24     12            3
                                 ---   --       --     --           --

----------------
(a)        Units were made available for sale on May 1, 2000.

(b)        Units were made available for sale on May 18, 2001.

(c) A substitution of the T. Rowe Price Equity Income Portfolio for the EQ/Bernstein Diversified Value Portfolio occurred on May 18, 2001. (See Note 5).

(d) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).

(e) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).


                                     SAI-60

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

7. Changes in Units Outstanding (Concluded)


     Accumulation units issued and redeemed during the periods indicated were (in thousands):



                                                          EQ/FI
                                     EQ/EQUITY          SMALL MID
                                   500 INDEX (e)        CAP VALUE
                                  ---------------   ------------------
                                   2001     2000     2001       2000
                                  ------   ------   ------   ---------
MRP
Net Issued ....................     66      322       74          --
Net Redeemed ..................     --       --       --          (1)
                                    --      ---       --        -----
Net Issued (Redeemed) .........     66      322       74          (1)
                                    --      ---       --        -----


                                  EQ/MFS EMERGING
                                      GROWTH
                                   COMPANIES (a)    EQ/MFS RESEARCH
                                  ---------------   ---------------
                                   2001     2000     2001     2000
                                  ------   ------   ------   -----
MRP
Net Issued ....................     49       59       26      109
Net Redeemed ..................     --       --       --       --
                                    --       --       --      ---
Net Issued (Redeemed) .........     49       59       26      109
                                    --       --       --      ---



                        EQ/SMALL COMPANY
                           INDEX (b)
                       -----------------
                              2001
                       -----------------
MRP
Net Issued ...........        38
Redeemed .............        --
                              --
Net Issued (Redeemed)         38
                              --

----------------
(a)        Units were made available for sale on May 1, 2000.

(b)        Units were made available for sale on May 18, 2001.

(c) A substitution of the T. Rowe Price Equity Income Portfolio for the EQ/Bernstein Diversified Value Portfolio occurred on May 18, 2001. (See Note 5).

(d) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).

(e) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000. (See Note 5).


                                     SAI-61

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. Accumulation Unit Values


  Equitable Life issues a number of registered group annuity contracts that allow employer plan assets to accumulate on a tax-deferred basis. The contracts are typically designed for employers wishing to fund defined benefit, defined contribution and/or 401(k) plans. Annuity contracts available through Equitable Life are the Retirement Investment Account ("RIA"), Members Retirement Program ("MRP"), and American Dental Association Members Retirement Program ("ADA") (collectively, the Plans). Assets of the Plans are invested in a number of investment Funds (available Funds vary by Plan).


  Institutional unit values are determined at the end of each business day. Institutional unit values reflect the investment performance of the underlying Fund for the day and charges and expenses deducted by the Fund. Contract unit values (RIA, MRP, ADA, EPP) reflect the same investment results as the Institutional unit values presented on the Statement of Assets and Liabilities. In addition, contract unit values reflect certain investment management and accounting fees, which vary by contract. These fees are charged as a percentage of net assets and are disclosed below for MRP contracts in percentage terms.


  Expenses as a percentage of average net assets exclude the effect of the underlying fund portfolios and charges made directly to Contractholder accounts through redemption of units.


  Shown below is accumulation unit value information for units outstanding of Separate Accounts 3, 4 and 10 for the period indicated.




                                                                        YEAR ENDED
                                                                     DECEMBER 31, 2001
                                                                    ------------------
     ALLIANCE MID CAP GROWTH FUND, 1.93%
     Unit Value, end of period ..................................        $  38.49
     Net Assets (000's) .........................................        $ 13,912
     Number of units outstanding, end of period (000's) .........             361
     Total Return ...............................................          (19.04)%

     ALLIANCE GROWTH EQUITY FUND, 1.80%
     Unit Value, end of period ..................................        $ 261.19
     Net Assets (000's) .........................................        $ 41,545
     Number of units outstanding, end of period (000's) .........             159
     Total Return ...............................................          (19.44)%

     ALLIANCE BALANCED FUND, 1.77% (a)
     Unit Value, end of period ..................................        $  39.82
     Net Assets (000's) .........................................        $ 22,079
     Number of units outstanding, end of period (000's) .........             555
     Total Return ...............................................           (5.64)%


(a) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).


                                     SAI-62

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. Accumulation Unit Values (Continued)


Shown below is accumulation unit value information for units outstanding of investment options in Separate Account No. 66 throughout the periods indicated. Certain investment options are charged administrative expenses as a percentage of average net assets (1.20%, and 1.00%). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units.




                                                                                 YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------------------------
                                                                   2001          2000         1999        1998        1997
                                                              ------------- ------------- ----------- ----------- -----------
EQ/ALLIANCE GLOBAL 1.20%
 Unit value, end of period ..................................   $  17.22      $  21.88      $ 27.29     $ 19.98     $ 16.63
 Net Assets (000's) .........................................   $ 10,590      $ 14,353      $12,444     $10,969     $10,261
 Number of units outstanding, end of period (000's) .........        615           656          565         549         618
 Total Return ...............................................     (21.30)%      (19.81)%      36.65%      20.08%      10.06%
EQ/ALLIANCE GROWTH INVESTORS 1.20%
 Unit value, end of period ..................................   $  18.44      $  21.39      $ 23.25     $ 18.63     $ 15.85
 Net Assets (000's) .........................................   $  8,925      $ 10,652      $13,136     $ 6,651     $ 5,294
 Number of units outstanding, end of period (000's) .........        484           498          565         357         334
 Total Return ...............................................     (13.79)%       (8.00)%      24.80%      17.54%      11.20%
EQ/ALLIANCE TECHNOLOGY 1.00% (c)
 Unit value, end of period ..................................   $   8.16            --           --          --          --
 Net Assets (000's) .........................................   $    228            --           --          --          --
 Number of units outstanding, end of period (000's) .........         28            --           --          --          --
 Total Return ...............................................     (18.36)%          --           --          --          --
EQ/AXP NEW DIMENSIONS 1.00% (c)
 Unit value, end of period ..................................   $   9.02            --           --          --          --
 Net Assets (000's) .........................................   $     45            --           --          --          --
 Number of units outstanding, end of period (000's) .........          5            --           --          --          --
 Total Return ...............................................      (9.80)%          --           --          --          --

----------------
(a)        Units were made available for sale on August 20, 1998.

(b)        Units were made available for sale on May 1, 2000.

(c)        Units were made available for sale on May 18, 2001.

(d) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).

(e) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).


                                     SAI-63

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. Accumulation Unit Values (Concluded)


Shown below is accumulation unit value information for units outstanding of investment options in Separate Account No. 66. Certain investment options are charged administrative expenses as a percentage of average net assets (1.20%, and 1.00%). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units.



                                                                         YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------------------------
                                                           2001         2000         1999        1998        1997
                                                      ------------- ------------ ----------- ----------- -----------
EQ/BERNSTEIN DIVERSIFIED VALUE 1.00% (d)
 Unit value, end of period ..........................   $  10.08            --          --          --          --
 Net Assets (000's) .................................   $  3,740            --          --          --          --
 Number of units outstanding, end of period (000's) .        371            --          --          --          --
 Total Return .......................................       0.83%           --          --          --          --
EQ/CALVERT SOCIALLY RESPONSIBLE 1.00% (b)
 Unit value, end of period ..........................   $   8.10      $   9.63          --          --          --
 Net Assets (000's) .................................   $    292      $    116          --          --          --
 Number of units outstanding, end of period (000's) .         36            12          --          --          --
 Total Return .......................................     (15.89)%       (1.19)%        --          --          --
EQ/CAPITAL GUARDIAN INTERNATIONAL 1.00% (c)
 Unit value, end of period ..........................   $   8.05            --          --          --          --
 Net Assets (000's) .................................   $     24            --          --          --          --
 Number of units outstanding, end of period (000's) .          3            --          --          --          --
 Total Return .......................................     (19.52)%          --          --          --          --
EQ/EQUITY 500 INDEX 1.00% (e)
 Unit value, end of period ..........................   $   7.60      $   8.78    $  13.38     $ 11.28          --
 Net Assets (000's) .................................   $  6,969      $  7,472    $  7,078     $ 1,794          --
 Number of units outstanding, end of period (000's) .        917           851         529         159          --
 Total Return .......................................     (13.44)%      (34.38)%     18.62%      12.80%         --
EQ/FI SMALL/MID CAP VALUE 1.00% (a)
 Unit value, end of period ..........................   $  10.05      $   9.81    $   9.46     $  9.42          --
 Net Assets (000's) .................................   $  2,332      $  1,550    $  1,504     $ 2,044          --
 Number of units outstanding, end of period (000's) .        232           158         159         217          --
 Total Return .......................................       2.45%         3.70%       0.42%      (5.80)%        --
EQ/MFS EMERGING GROWTH COMPANIES 1.00% (b)
 Unit value, end of period ..........................   $   5.20      $   8.00          --          --          --
 Net Assets (000's) .................................   $    562      $    472          --          --          --
 Number of units outstanding, end of period (000's) .        108            59          --          --          --
 Total Return .......................................     (35.00)%      (20.00)%        --          --          --
EQ/MFS RESEARCH 1.00% (a)
 Unit value, end of period ..........................   $  11.07      $  14.36    $  15.36     $ 12.65    $  10.34
 Net Assets (000's) .................................   $  4,793      $  5,845    $  2,562     $ 2,329    $    775
 Number of units outstanding, end of period (000's)5         433           407         297         184          75
 Total Return .......................................     (22.91)%       (6.51)%     21.42%      22.34%       3.00%
EQ/SMALL COMPANY INDEX 1.00% (c)
 Unit value, end of period ..........................   $   9.97            --          --          --          --
 Net Assets (000's) .................................   $    379            --          --          --          --
 Number of units outstanding, end of period (000's) .         38            --          --          --          --
 Total Return .......................................      (0.30)%          --          --          --          --

----------------
(a)        Units were made available for sale on August 20, 1998.

(b)        Units were made available for sale on May 1, 2000.

(c)        Units were made available for sale on May 18, 2001.

(d) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).

(e) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).


                                     SAI-64

SEPARATE ACCOUNT NOS. 3 (POOLED), 4 (POOLED), 10 (POOLED) AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

9. Investment Income ratio


Shown below is the Investment Income ratio throughout the periods indicated for Separate Accounts 3, 4, and 10. The investment income ratio is calculated by taking the gross investment income earned divided by the average net assets of a fund during the report period. Shown below is the investment income ratio throughout the periods indicated.




                                                            YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------------
                                            2001         2000         1999         1998         1997
                                         ----------   ----------   ----------   ----------   ----------
Alliance Mid Cap Growth Fund .........       0.45%        0.74%        0.77%        0.64%        0.48%
Alliance Growth Equity Fund ..........       0.46%        0.45%        0.54%        0.53%        0.56%
Alliance Balanced Fund ...............       3.43%        3.56%        3.39%        3.70%        3.92%

Shown below is the Investment Income ratio throughout the periods indicated for Separate Account No. 66.


These amounts represent the dividends, excluding distributions of capital gains, received by the Account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as asset-based charges, that result in direct reductions in the unit values. The recognition of investment income by the Account is affected by the timing of the declaration of dividends by the underlying fund in which the Account invests.




                                                                 YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------------------
                                                 2001         2000         1999         1998         1997
                                              ----------   ----------   ----------   ----------   ----------
EQ/Alliance Global ........................         --         0.17%        0.08%        1.19%        2.00%
EQ/Alliance Growth Investors ..............       2.00%        1.74%        1.53%        2.02%        2.57%
EQ/Alliance Technology ....................         --           --           --           --           --
EQ/AXP New Dimensions .....................       0.26%        0.41%          --           --           --
EQ/Bernstein Diversified Value ............       1.34%        1.15%        7.21%          --           --
EQ/Calvert Socially Responsible ...........       2.95%       12.16%        1.61%          --           --
EQ/Capital Guardian International .........       2.13%        0.79%          --           --           --
EQ/Equity 500 Index .......................       0.95%        1.45%        0.87%        1.16%        1.49%
EQ/FI Small/Mid Cap Value .................       0.69%        0.91%        0.17%        0.50%        1.63%
EQ/MFS Emerging Growth Companies ..........       0.02%        1.99%        3.25%          --           --
EQ/MFS Research ...........................       0.31%        0.88%        3.00%        0.42%        3.15%
EQ/Small Company Index ....................       1.58%          --           --           --           --

                                     SAI-65

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of The Equitable Life Assurance Society of the United States

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholder's equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of The Equitable Life Assurance Society of the United States and its subsidiaries ("Equitable Life") at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP
New York, New York
February 6, 2002, except as to Note 15, for which the date is February 28, 2002

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                DECEMBER 31  December 31,
                                                                   2001         2000
                                                                ------------ ------------
                                                                       (IN MILLIONS)
ASSETS
Investments:
  Fixed maturities:
    Available for sale, at estimated fair value .............   $   23,265.9   $   20,659.4
    Held to maturity, at amortized cost .....................           --            204.6
  Mortgage loans on real estate .............................        4,333.3        4,712.6
  Equity real estate ........................................          875.7        1,017.8
  Policy loans ..............................................        4,100.7        4,034.6
  Other equity investments ..................................          756.6        2,427.2
  Other invested assets .....................................          738.2          765.8
                                                                ------------   ------------
      Total investments .....................................       34,070.4       33,822.0
Cash and cash equivalents ...................................          627.8        2,116.8
Cash and securities segregated, at estimated fair value .....        1,415.2        1,306.3
Broker-dealer related receivables ...........................        1,950.9        1,900.3
Deferred policy acquisition costs ...........................        5,513.7        5,128.8
Intangible assets, net ......................................        3,370.2        3,525.8
Amounts due from reinsurers .................................        2,233.7        2,097.9
Loans to affiliates .........................................          400.0           --
Other assets ................................................        3,754.1        3,787.4
Separate Accounts assets ....................................       46,947.3       51,705.9
                                                                ------------   ------------

TOTAL ASSETS ................................................   $  100,283.3   $  105,391.2
                                                                ============   ============

LIABILITIES
Policyholders' account balances .............................   $   20,939.1   $   20,445.8
Future policy benefits and other policyholders liabilities ..       13,539.4       13,432.1
Broker-dealer related payables ..............................        1,260.7        1,283.0
Customers related payables ..................................        1,814.5        1,636.9
Amounts due to reinsurers ...................................          798.5          730.3
Short-term and long-term debt ...............................        1,475.5        1,630.2
Federal income taxes payable ................................        1,885.0        2,003.3
Other liabilities ...........................................        1,702.0        1,650.7
Separate Accounts liabilities ...............................       46,875.5       51,632.1
Minority interest in equity of consolidated subsidiaries ....        1,776.0        1,820.4
Minority interest subject to redemption rights ..............          651.4          681.1
                                                                ------------   ------------
      Total liabilities .....................................       92,717.6       96,945.9
                                                                ------------   ------------

Commitments and contingencies (Notes 11, 13, 14, 15, 16)

SHAREHOLDER'S EQUITY
Common stock, $1.25 par value, 2.0 million shares authorized,
  issued and outstanding ....................................            2.5            2.5
Capital in excess of par value ..............................        4,694.6        4,723.8
Retained earnings ...........................................        2,653.2        3,706.2
Accumulated other comprehensive income ......................          215.4           12.8
                                                                ------------   ------------
      Total shareholder's equity ............................        7,565.7        8,445.3
                                                                ------------   ------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ..................   $  100,283.3   $  105,391.2
                                                                ============   ============

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                    2001          2000          1999
                                                                 ----------    ----------    ----------
                                                                             (IN MILLIONS)
REVENUES
Universal life and investment-type product policy fee
  income .....................................................   $  1,342.3    $  1,413.3    $  1,257.5
Premiums .....................................................      1,019.9       1,175.0       1,177.1
Net investment income ........................................      2,404.3       2,751.9       2,815.1
Gain on sale of equity investee ..............................         --         1,962.0          --
Investment losses, net .......................................       (207.3)       (791.8)       (108.2)
Commissions, fees and other income ...........................      3,108.5       2,730.8       2,178.2
                                                                 ----------    ----------    ----------
      Total revenues .........................................      7,667.7       9,241.2       7,319.7
                                                                 ----------    ----------    ----------

BENEFITS AND OTHER DEDUCTIONS
Policyholders' benefits ......................................      1,886.9       2,060.3       2,048.6
Interest credited to policyholders' account balances .........        981.7       1,048.5       1,092.8
Compensation and benefits ....................................      1,221.1         809.0       1,020.1
Commissions ..................................................        742.1         779.3         528.7
Distribution plan payments ...................................        488.0         476.0         346.6
Amortization of deferred sales commissions ...................        230.8         219.7         163.9
Interest expense .............................................        102.6         116.3          93.0
Amortization of deferred policy acquisition costs ............        287.9         309.0         380.0
Capitalization of deferred policy acquisition costs ..........       (746.4)       (778.1)       (709.8)
Writedown of deferred policy acquisition costs ...............         --            --           131.7
Rent expense .................................................        156.2         120.1         113.9
Amortization of intangible assets, net .......................        178.2          65.0           4.9
Expenses related to AXA's minority interest acquisition ......         --           493.9          --
Other operating costs and expenses ...........................        845.7         936.7         795.4
                                                                 ----------    ----------    ----------
      Total benefits and other deductions ....................      6,374.8       6,655.7       6,009.8
                                                                 ----------    ----------    ----------

Earnings from continuing operations before Federal
  income taxes and minority interest .........................      1,292.9       2,585.5       1,309.9
Federal income tax expense ...................................       (316.2)       (958.3)       (332.0)
Minority interest in net income of consolidated subsidiaries .       (370.1)       (330.3)       (199.4)
                                                                 ----------    ----------    ----------

Earnings from continuing operations ..........................        606.6       1,296.9         778.5
Earnings from discontinued operations, net of Federal
    income taxes .............................................         43.9          58.6          28.1
Cumulative effect of accounting change, net of Federal
    income taxes .............................................         (3.5)         --            --
                                                                 ----------    ----------    ----------
Net Earnings .................................................   $    647.0    $  1,355.5    $    806.6
                                                                 ==========    ==========    ==========


                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                  2001          2000          1999
                                                               ----------    ----------    ----------
                                                                            (IN MILLIONS)
Common stock, at par value, beginning and end of year ......   $      2.5    $      2.5    $      2.5
                                                               ----------    ----------    ----------

Capital in excess of par value, beginning of year ..........      4,723.8       3,557.2       3,110.2
(Decrease) increase in additional paid in capital in
  excess of par value ......................................        (29.2)      1,166.6         447.0
                                                               ----------    ----------    ----------
Capital in excess of par value, end of year ................      4,694.6       4,723.8       3,557.2
                                                               ----------    ----------    ----------

Retained earnings, beginning of year .......................      3,706.2       2,600.7       1,944.1
Net earnings ...............................................        647.0       1,355.5         806.6
Shareholder dividends paid .................................     (1,700.0)       (250.0)       (150.0)
                                                               ----------    ----------    ----------
Retained earnings, end of year .............................      2,653.2       3,706.2       2,600.7
                                                               ----------    ----------    ----------

Accumulated other comprehensive income (loss),
  beginning of year ........................................         12.8        (392.9)        355.8
Other comprehensive income (loss) ..........................        202.6         405.7        (748.7)
                                                               ----------    ----------    ----------
Accumulated other comprehensive income (loss), end of year .        215.4          12.8        (392.9)
                                                               ----------    ----------    ----------

TOTAL SHAREHOLDER'S EQUITY, END OF YEAR ....................   $  7,565.7    $  8,445.3    $  5,767.5
                                                               ==========    ==========    ==========

COMPREHENSIVE INCOME
Net earnings ...............................................   $    647.0    $  1,355.5    $    806.6
                                                               ----------    ----------    ----------
Change in unrealized gains (losses), net of reclassification
   adjustments .............................................        202.6         405.7        (776.9)
Minimum pension liability adjustment .......................         --            --            28.2
                                                               ----------    ----------    ----------
Other comprehensive income (loss) ..........................        202.6         405.7        (748.7)
                                                               ----------    ----------    ----------
COMPREHENSIVE INCOME .......................................   $    849.6    $  1,761.2    $     57.9
                                                               ==========    ==========    ==========












                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                                               2001          2000          1999
                                                                           -----------    ----------    -----------
                                                                                        (IN MILLIONS)

Net earnings .........................................................     $     647.0    $  1,355.5    $     806.6
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Interest credited to policyholders' account balances ...............           981.7       1,048.5        1,092.8
  Universal life and investment-type product
    policy fee income ................................................        (1,342.3)     (1,413.3)      (1,257.5)
  Net change in broker-dealer and customer related
    receivables/payables .............................................           181.0        (422.9)        (119.9)
  Gain on sale of equity investee ....................................            --        (1,962.0)          --
  Investment losses, net .............................................           207.3         791.8          108.2
  Expenses related to AXA's minority interest acquisition ............            --           493.9           --
  Change in deferred policy acquisition costs ........................          (456.5)       (462.4)        (195.2)
  Change in future policy benefits ...................................           (15.1)       (825.6)          23.8
  Change in property and equipment ...................................          (228.5)       (321.0)        (256.3)
  Change in Federal income tax payable ...............................          (231.5)      2,100.2          134.8
  Purchase of segregated cash and securities, net ....................          (108.8)       (610.4)          --
  Other, net .........................................................           485.4         289.3           18.7
                                                                           -----------    ----------    -----------

Net cash provided by operating activities ............................           119.7          61.6          356.0
                                                                           -----------    ----------    -----------

Cash flows from investing activities:
  Maturities and repayments ..........................................         2,454.6       2,525.3        2,512.3
  Sales ..............................................................         9,285.2       8,069.2        7,729.5
  Purchases ..........................................................       (11,833.9)     (9,660.0)     (11,439.5)
  Decrease (increase) in short-term investments ......................           159.6         141.5         (182.0)
  Sale of equity investee ............................................            --         1,580.6           --
  Subsidiary acquisition .............................................            --        (1,480.0)          --
  Loans to affiliates ................................................          (400.0)         --             --
  Other, net .........................................................           (79.4)       (162.1)         (94.0)
                                                                           -----------    ----------    -----------

Net cash (used) provided by investing activities .....................          (413.9)      1,014.5       (1,473.7)
                                                                           -----------    ----------    -----------

Cash flows from financing activities: Policyholders' account balances:
    Deposits .........................................................         3,198.8       2,695.6        2,403.3
    Withdrawals and transfers to Separate Accounts ...................        (2,458.1)     (3,941.8)      (1,818.7)
  Net (decrease) increase in short-term financings ...................          (552.8)        225.2          378.2
  Additions to long-term debt ........................................           398.1            .3             .2
  Shareholder dividends paid .........................................        (1,700.0)       (250.0)        (150.0)
  Proceeds from newly issued Alliance units ..........................            --         1,600.0           --
  Other, net .........................................................           (80.8)         15.6         (183.6)
                                                                           -----------    ----------    -----------

Net cash (used) provided by financing activities .....................        (1,194.8)        344.9          629.4
                                                                           -----------    ----------    -----------

Change in cash and cash equivalents ..................................        (1,489.0)      1,421.0         (488.3)
Cash and cash equivalents, beginning of year .........................         2,116.8         695.8        1,184.1
                                                                           -----------    ----------    -----------

Cash and Cash Equivalents, End of Year ...............................     $     627.8    $  2,116.8    $     695.8
                                                                           ===========    ==========    ===========

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                    CONTINUED

                                         2001       2000       1999
                                       --------   --------   --------
                                                (IN MILLIONS)
Supplemental cash flow information
  Interest Paid ..................     $   82.1   $   97.0   $   92.2
                                       ========   ========   ========
  Income Taxes Paid ..............     $  524.2   $  358.2   $  116.5
                                       ========   ========   ========



                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1)      ORGANIZATION

        The Equitable Life Assurance Society of the United States ("Equitable Life") is an indirect, wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company," and collectively with its consolidated subsidiaries, "AXA Financial"). Equitable Life's insurance business is conducted principally by Equitable Life and its wholly owned life insurance subsidiary, Equitable of Colorado ("EOC"). Equitable Life's investment management business, which comprises the Investment Services segment, is principally conducted by Alliance Capital Management L.P. ("Alliance"), and, through November 3, 2000, Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an investment banking and brokerage affiliate which was sold. On September 20, 1999, as part of AXA Financial's "branding" strategic initiative, EQ Financial Consultants, Inc., a broker-dealer subsidiary of Equitable Life, was merged into a new company, AXA Advisors, LLC ("AXA Advisors"). Also, on September 21, 1999, AXA Advisors was transferred by Equitable Life to AXA Distribution Holding Corporation ("AXA Distribution"), a wholly owned indirect subsidiary of the Holding Company, for $15.3 million. The excess of the sales price over AXA Advisors' book value has been recorded in Equitable Life's books as a capital contribution. In February 2000, Equitable Life transferred AXA Network, LLC ("AXA Network") to AXA Distribution for $8.7 million. The excess of sales price over AXA Network's book value has been recorded in Equitable Life's financial statements as a capital contribution. Equitable Life continues to develop and market the "Equitable" brand of life and annuity products, while AXA Distribution's subsidiaries provide financial planning services, distribute products and manage customer relationships.

        In October 2000, Alliance acquired substantially all of the assets and liabilities of Sanford C. Bernstein Inc. ("Bernstein") for an aggregate current value of approximately $3.50 billion: $1.48 billion in cash and
        40.8 million newly issued units in Alliance ("Alliance Units"). The Holding Company provided Alliance with the cash portion of the consideration by purchasing approximately 32.6 million Alliance Units for $1.60 billion in June 2000. Equitable Life and, collectively with its consolidated subsidiaries (the "Company"), recorded a non-cash gain of $416.2 million (net of related Federal income tax of $224.1 million) related to the Holding Company's purchase of Alliance Units which is reflected as an addition to capital in excess of par value. The acquisition was accounted for under the purchase method with the results of Bernstein included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the fair value of net assets acquired resulted in the recognition of goodwill and intangible assets of approximately $3.40 billion and is being amortized over an estimated overall 20 year life. In connection with the issuance of Alliance Units to former Bernstein shareholders, the Company recorded a non-cash gain of $393.5 million (net of related Federal income tax of $211.9 million) which is reflected as an addition to capital in excess of par value. The Company's consolidated economic interest in Alliance was 39.2% at December 31, 2001, and together with the Holding Company's economic interest in Alliance exceeds 50%. In 1999, Alliance reorganized into Alliance Capital Management Holding L.P. ("Alliance Holding") and Alliance. Alliance Holding's principal asset is its interest in Alliance and it functions as a holding entity through which holders of its publicly traded units own an indirect interest in Alliance, the operating partnership. The Company exchanged substantially all of its Alliance Holding units for Alliance Units.

        AXA, a French holding company for an international group of insurance and related financial services companies, has been the Holding Company's largest shareholder since 1992. In October 2000, the Board of Directors of the Holding Company, acting upon a unanimous recommendation of a special committee of independent directors, approved an agreement with AXA for the acquisition of the approximately 40% of outstanding Holding Company common stock ("Common Stock") it did not already own. Under terms of the agreement, the minority shareholders of the Holding Company would receive $35.75 in cash and 0.295 of an AXA American Depositary Receipt ("AXA ADR") (before giving effect to AXA's May 2001 four-for-one stock split and related change in ADRs' parity) for each Holding Company share. On January 2, 2001, AXA Merger Corp. ("AXA Merger"), a wholly owned subsidiary of AXA, was merged with and into the Holding Company, resulting in AXA Financial becoming a wholly owned subsidiary of AXA.

        Effective January 1, 2002, AXA Client Solutions, LLC ("AXA Client Solutions"), a wholly owned subsidiary of the Holding Company, transferred to the Holding Company all of the outstanding equity in Equitable Life and AXA Distribution. Accordingly, those two companies are now direct, wholly owned subsidiaries of the Holding Company.

2)      SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation

        The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions (including normal, recurring accruals) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accompanying consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary in the opinion of management to present fairly the consolidated financial position of the Company and its consolidated results of operations and cash flows for the periods presented.

        The accompanying consolidated financial statements include the accounts of Equitable Life and its subsidiary engaged in insurance related businesses (collectively, the "Insurance Group"); other subsidiaries, principally Alliance; and those partnerships and joint ventures in which Equitable Life or its subsidiaries has control and a majority economic interest. The Company's investment in DLJ, which was sold in November 2000, was reported on the equity basis of accounting.

        All significant intercompany transactions and balances except those with discontinued operations (see Note 8) have been eliminated in consolidation. The years "2001," "2000" and "1999" refer to the years ended December 31, 2001, 2000 and 1999, respectively. Certain reclassifications have been made in the amounts presented for prior periods to conform those periods with the current presentation.

        Closed Block

        When it demutualized on July 22, 1992, Equitable Life established a Closed Block for the benefit of certain individual participating policies which were in force on that date. The assets allocated to the Closed Block, together with anticipated revenues from policies included in the Closed Block, were reasonably expected to be sufficient to support such business, including provision for the payment of claims, certain expenses and taxes, and for continuation of dividend scales payable in 1991, assuming the experience underlying such scales continues.

        Assets allocated to the Closed Block inure solely to the benefit of the Closed Block policyholders and will not revert to the benefit of the Holding Company. No reallocation, transfer, borrowing or lending of assets can be made between the Closed Block and other portions of Equitable Life's General Account, any of its Separate Accounts or any affiliate of Equitable Life without the approval of the New York Superintendent of Insurance (the "Superintendent"). Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account. The excess of Closed Block liabilities over Closed Block assets represents the expected future post-tax contribution from the Closed Block which would be recognized in income over the period the policies and contracts in the Closed Block remain in force.

        Discontinued Operations

        In 1991, management discontinued the business of certain pension operations ("Discontinued Operations"). Discontinued Operations at December 31, 2001 principally consists of the Group Non-Participating Wind-Up Annuities ("Wind-Up Annuities"), for which a premium deficiency reserve has been established. Management reviews the adequacy of the allowance for future losses each quarter and makes adjustments when necessary. Management believes the allowance for future losses at December 31, 2001 is adequate to provide for all future losses; however, the quarterly allowance review continues to involve numerous estimates and subjective judgments regarding the expected performance of invested assets ("Discontinued Operations Investment Assets") held by Discontinued Operations. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of the discontinued operations differ from management's current best estimates and assumptions underlying the allowance for future losses, the difference would be reflected in the consolidated statements of earnings in discontinued operations. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the allowance are likely to result (see Note 8).

        New Accounting Pronouncements

        On January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, as amended, that established new accounting and reporting standards for all derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities. Free-standing derivative instruments maintained by the Company at January 1, 2001 included interest rate caps, floors and collars intended to hedge crediting rates on interest-sensitive individual annuity contracts and certain reinsurance contracts. Based upon guidance from the Financial Accounting Standards Board ("FASB") and the Derivatives Implementation Group ("DIG"), caps, floors and collars could not be designated in a qualifying hedging relationship under SFAS No. 133 and, consequently, require mark-to-market accounting through earnings for changes in their fair values beginning January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type charge to earnings of $3.5 million to recognize the difference between the carrying values and fair values of free standing derivative instruments at January 1, 2001. With respect to adoption of the requirements on embedded derivatives, the Company elected a January 1, 1999 transition date, thereby effectively "grandfathering" existing accounting for derivatives embedded in hybrid instruments acquired, issued, or substantively modified before that date. As a consequence of this election, coupled with interpretive guidance from the FASB and the DIG with respect to issues specifically related to insurance contracts and features, adoption of the new requirements for embedded derivatives had no material impact on the Company's results of operation or its financial position. Upon its adoption of SFAS No. 133, the Company reclassified $256.7 million of held-to-maturity securities as available-for-sale. This reclassification resulted in an after-tax cumulative-effect-type adjustment of $8.9 million in other comprehensive income, representing the after-tax unrealized gain on these securities at January 1, 2001.

        The Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 00-3, which established new accounting and reporting standards for demutualizations, prospectively as of January 1, 2001 with no financial impact upon initial implementation. Prior period reclassifications have been made to include Closed Block assets, liabilities, revenues and expenses on a line-by-line basis as required by SOP 00-3.

        SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" provides the accounting and reporting rules for sales, securitizations, servicing of receivables and other financial assets, for secured borrowings and collateral transactions and extinguishments of liabilities. SFAS No. 140 emphasizes the legal form of the transfer rather than the previous accounting that was based upon the risks and rewards of ownership. SFAS No. 140 is effective for transfers after March 31, 2001 and is principally applied prospectively. During 2001, no significant transactions were impacted by SFAS No. 140.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using only the purchase method. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be tested for impairment. Other intangible assets will continue to be amortized over their useful lives and periodically tested for recoverability. Adoption of SFAS No. 142 is required as of January 1, 2002, at which time the amortization of goodwill ceases. Amortization of goodwill and other intangible assets for 2001 was approximately $95.9 million, net of minority interest of $82.3 million, of which $84.7 million, net of minority interest of $72.4 million, related to goodwill. Impairment losses for goodwill and indefinite-lived intangible assets that result from initial application of SFAS No. 142 will be reported as the cumulative effect of a change in accounting principle. Management's preliminary analysis suggests that no impairment of goodwill should result upon adoption of SFAS No. 142. Management will be formally assessing the impairment aspect of implementation of SFAS No. 142 during 2002. SFAS No. 144, effective beginning in first quarter 2002, retains many of the fundamental recognition and measurement provisions previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of", except for the removal of goodwill from its scope and inclusion of specific guidance on cash flow recoverability testing and the criteria that must be met to classify a long-lived asset as held-for-sale. SFAS No. 144 will have no effect on the net earnings of the Company upon its adoption on January 1, 2002.

        Investments

        The carrying values of fixed maturities identified as available for sale are reported at estimated fair value. Changes in estimated fair value are reported in comprehensive income. Those fixed maturities which the Company has both the ability and the intent to hold to maturity are stated principally at amortized cost. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary.

        Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Valuation allowances are based on the present value of expected future cash flows discounted at the loan's original effective interest rate or on its collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the collateral value measurement method is used.

        Impaired mortgage loans without provision for losses are loans where the fair value of the collateral or the net present value of the expected future cash flows related to the loan equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

        Real estate, including real estate acquired in satisfaction of debt, is stated at depreciated cost less valuation allowances. At the date of foreclosure (including in-substance foreclosure), real estate acquired in satisfaction of debt is valued at estimated fair value. Impaired real estate is written down to fair value with the impairment loss being included in investment gains (losses), net. Valuation allowances on real estate held for sale are computed using the lower of depreciated cost or current estimated fair value, net of disposition costs. Depreciation is discontinued on real estate held for sale.

        Depreciation of real estate held for production of income is computed using the straight-line method over the estimated useful lives of the properties, which generally range from 40 to 50 years.

        Valuation allowances are netted against the asset categories to which they apply.

        Policy loans are stated at unpaid principal balances.

        Partnerships and joint venture interests in which the Company has control and a majority economic interest (that is, greater than 50% of the economic return generated by the entity) are consolidated; those in which the Company does not have control and a majority economic interest are reported on the equity basis of accounting and are included either with equity real estate or other equity investments, as appropriate.

        Equity securities includes common stock classified as both trading and available for sale securities and non-redeemable preferred stock; they are carried at estimated fair value and are included in other equity investments.

        Short-term investments are stated at amortized cost which approximates fair value and are included with other invested assets.

        Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

        All securities owned as well as United States government and agency securities, mortgage-backed securities, futures and forwards transactions are recorded in the consolidated financial statements on a trade date basis.

        Net Investment Income, Investment Gains (Losses), Net and Unrealized Investment Gains (Losses)

        Net investment income and realized investment gains (losses), net ("investment results") related to certain participating group annuity contracts which are passed through to the contractholders are offset in amounts reflected as interest credited to policyholders' account balances.

        Realized investment gains (losses) are determined by identification with the specific asset and are presented as a component of revenue. Changes in the valuation allowances are included in investment gains or losses.

        Realized and unrealized holding gains (losses) on trading securities are reflected in net investment income.

        Unrealized investment gains and losses on fixed maturities and equity securities available for sale held by the Company are accounted for as a separate component of accumulated comprehensive income, net of related deferred Federal income taxes, amounts attributable to Discontinued Operations, Closed Block policyholders dividend obligation, participating group annuity contracts and deferred policy acquisition costs ("DAC") related to universal life and investment-type products and participating traditional life contracts.

        Recognition of Insurance Income and Related Expenses

        Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders' account balances.

        Premiums from participating and non-participating traditional life and annuity policies with life contingencies generally are recognized as income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

        For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided, premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

        Premiums from individual health contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

        Deferred Policy Acquisition Costs

        Acquisition costs, including commissions, underwriting, agency and policy issue expenses, all of which vary with and primarily are related to new business, are deferred. DAC is subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.

        For universal life products and investment-type products, DAC is amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. The effect on the amortization of DAC of revisions to estimated gross profits is reflected in earnings in the period such estimated gross profits are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For participating traditional life policies (substantially all of which are in the Closed Block), DAC is amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield. At December 31, 2001, the expected investment yield, excluding policy loans, was 8.0% over a 40 year period. Estimated gross margin includes anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the amortization of DAC of revisions to estimated gross margins is reflected in earnings in the period such estimated gross margins are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For non-participating traditional life policies, DAC is amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in earnings in the period such deviations occur. For these contracts, the amortization periods generally are for the total life of the policy.

        In second quarter 1999, management completed a study of the cash flows and liability characteristics of its insurance product lines as compared to the expected cash flows of the underlying assets. That analysis reflected an assessment of the potential impact on future operating cash flows from current economic conditions and trends, including rising interest rates and securities market volatility and the impact of increasing competitiveness within the insurance marketplace (evidenced, for example, by the proliferation of bonus annuity products) on in force business. The review indicated that changes to the then-current invested asset allocation strategy were required to reposition assets with greater price volatility away from products with demand liquidity characteristics to support those products with lower liquidity needs. To implement these findings, the existing investment portfolio was reallocated, and prospective investment allocation targets were revised. The reallocation of the assets impacted investment results by product, thereby impacting the future gross margin estimates utilized in the amortization of DAC for universal life and investment-type products. The revisions to estimated future gross profits resulted in an after-tax writedown of DAC of $85.6 million (net of a Federal income tax benefit of $46.1 million) in 1999.

        Policyholders' Account Balances and Future Policy Benefits

        Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

        Equitable Life issues certain variable annuity products with a guaranteed minimum death benefit ("GMDB") feature. Equitable Life also issues certain variable annuity products that contain a guaranteed minimum income benefit ("GMIB") feature which, if elected by the policyholder upon annuitization after a stipulated waiting period from contract issuance, guarantees a minimum lifetime annuity that may be in excess of what the contract account value can purchase at current annuity purchase rates. Equitable Life bears the risk that a protracted significant downturn in the financial markets could result in GMDB and GMIB benefits being higher than what accumulated policyholder account balances would support. Equitable Life partially reinsures its exposure to the GMDB liability and reinsures approximately 80.0% of its liability exposure resulting from the GMIB feature. GAAP prohibits the recording of reserves for the potential benefit payments resulting from these features.

        For participating traditional life policies, future policy benefit liabilities are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Terminal dividends are accrued in proportion to gross margins over the life of the contract.

        For non-participating traditional life insurance policies, future policy benefit liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Insurance Group's experience which, together with interest and expense assumptions, includes a margin for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future policy benefits and expenses for that product, DAC is written off and thereafter, if required, a premium deficiency reserve is established by a charge to earnings. Benefit liabilities for traditional annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.25% to 10.9% for life insurance liabilities and from 2.25% to 8.37% for annuity liabilities.

        Individual health benefit liabilities for active lives are estimated using the net level premium method and assumptions as to future morbidity, withdrawals and interest. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. While management believes its disability income ("DI") reserves have been calculated on a reasonable basis and are adequate, there can be no assurance reserves will be sufficient to provide for future liabilities.

        Claim reserves and associated liabilities net of reinsurance ceded for individual DI and major medical policies were $104.2 million and $120.3 million at December 31, 2001 and 2000, respectively. At December

        31, 2001 and 2000, respectively, $1,101.8 million and $1,046.5 million of DI reserves and associated liabilities were ceded through an indemnity reinsurance agreement principally with a single reinsurer (see
        Note 11). Incurred benefits (benefits paid plus changes in claim reserves) and benefits paid for individual DI and major medical policies are summarized as follows:

                                                        2001       2000       1999
                                                      -------    --------   --------
                                                              (IN MILLIONS)
        Incurred benefits related to current year     $  44.0    $   56.1   $  150.7
        Incurred benefits related to prior years.       (10.6)       15.0       64.7
                                                      -------    --------   --------
        Total Incurred Benefits .................     $  33.4    $   71.1   $  215.4
                                                      =======    ========   ========

        Benefits paid related to current year ...     $  10.7    $   14.8   $   28.9
        Benefits paid related to prior years ....        38.8       106.0      189.8
                                                      -------    --------   --------
        Total Benefits Paid .....................     $  49.5    $  120.8   $  218.7
                                                      =======    ========   ========

        Policyholders' Dividends

        The amount of policyholders' dividends to be paid (including dividends on policies included in the Closed Block) is determined annually by Equitable Life's board of directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by Equitable Life.

        At December 31, 2001, participating policies, including those in the Closed Block, represent approximately 19.0% ($38.5 billion) of directly written life insurance in force, net of amounts ceded.

        Separate Accounts

        Separate Accounts established under New York State Insurance Law generally are not chargeable with liabilities that arise from any other business of the Insurance Group. Separate Accounts assets are subject to General Account claims only to the extent Separate Accounts assets exceed Separate Accounts liabilities.

        Assets and liabilities of the Separate Accounts represent the net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contractholders, and for which the Insurance Group does not bear the investment risk. They are shown as separate lines in the consolidated balance sheets. The Insurance Group bears the investment risk on assets held in one Separate Account; therefore, such assets are carried on the same basis as similar assets held in the General Account portfolio. Assets held in the other Separate Accounts are carried at quoted market values or, where quoted values are not available, at estimated fair values as determined by the Insurance Group.

        The investment results of Separate Accounts on which the Insurance Group does not bear the investment risk are reflected directly in Separate Accounts liabilities and are not reported in revenues in the consolidated statements of earnings. For 2001, 2000 and 1999, investment results of such Separate Accounts were (losses) gains of $(2,214.4) million, $8,051.7 million and $6,045.5 million, respectively.

        Deposits to Separate Accounts are reported as increases in Separate Accounts liabilities and are not reported in revenues. Mortality, policy administration and surrender charges on all Separate Accounts are included in revenues.

        Recognition of Investment Management Revenues and Related Expenses

        Commissions, fees and other income principally include investment management advisory and service fees. Investment management advisory and service fees are recorded as revenue as the related services are performed. Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as a percentage of the related investment results in excess of a stated benchmark over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period. Transaction charges earned and related expenses are recorded on a trade date basis. Distribution revenues and shareholder servicing fees are accrued as earned.

        Institutional research services revenue consists of brokerage transaction charges and underwriting syndicate revenues related to services provided to institutional investors. Brokerage transaction charges earned and related expenses are recorded on a trade date basis. Syndicate participation and underwriting revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which Sanford C. Bernstein & Co., LLC ("SCB"), a wholly owned subsidiary of Alliance, acts as an underwriter or agent. Syndicate participation and underwriting revenues are recorded on the offering date.

        Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the period of time during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds and from contingent deferred sales charges received from shareholders of those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received. At December 31, 2001 and 2000, respectively, deferred sales commissions totaled $648.2 million and $715.7 million and are included within Other assets.

        Other Accounting Policies

        In accordance with regulations of the Securities and Exchange Commission ("SEC"), securities with a fair value of $1.42 billion have been segregated in a special reserve bank custody account at December 31, 2001 for the exclusive benefit of securities broker dealer or brokerage customers under Rule 15c3-3 under the Securities Exchange Act of 1934, as amended.

        Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twenty to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over estimated useful lives of twenty years. Impairment of intangible assets is evaluated by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values, pursuant to SFAS No. 121. If the expected future cash flows are less than the carrying value of intangible assets, an impairment loss is recognized for the difference between the carrying amount and the estimated fair value of those intangible assets.

        Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life of the software.

        The Holding Company and its consolidated subsidiaries, including the Company, file a consolidated Federal income tax return. Current Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

        Minority interest subject to redemption rights represents the 40.8 million private Alliance Units issued to former Bernstein shareholders in connection with Alliance's acquisition of Bernstein. The Holding Company has agreed to provide liquidity to these former Bernstein shareholders after a two-year lock-out period ending October 2002 by allowing the 40.8 million Alliance Units to be sold to the Holding Company at the prevailing market price over the subsequent eight years but generally not more than 20% of such Units in any one annual period.

        The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with the opinion, stock option awards result in compensation expense only if the current market price of the underlying stock exceeds the option strike price at the grant date. See Note 20 for the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation".

3)      INVESTMENTS

        The following tables provide additional information relating to fixed maturities and equity securities:

                                                                   GROSS       GROSS
                                                     AMORTIZED   UNREALIZED  UNREALIZED   ESTIMATED
                                                       COST        GAINS      LOSSES     FAIR VALUE
                                                    -----------   --------   --------    -----------
                                                                      (IN MILLIONS)
        DECEMBER 31, 2001
        Fixed Maturities:
          Available for Sale:
            Corporate .........................     $  18,582.9   $  663.5   $  291.7   $  18,954.7
            Mortgage-backed ...................         2,428.7       39.1        5.5       2,462.3
            U.S. Treasury, government and
              agency securities ...............         1,113.5       62.3        1.5       1,174.3
            States and political subdivisions .           138.9        6.8        1.3         144.4
            Foreign governments ...............           143.1       15.6        1.0         157.7
            Redeemable preferred stock ........           379.6       16.5       23.6         372.5
                                                    -----------   --------   --------   -----------
        Total Available for Sale ..............     $  22,786.7   $  803.8   $  324.6   $  23,265.9
                                                    ===========   ========   ========   ===========

        Equity Securities:
          Available for sale ..................     $      54.9   $    5.8   $    1.6   $      59.1
          Trading securities ..................             4.9         .9        3.4           2.4
                                                    -----------   --------   --------   -----------
        Total Equity Securities ...............     $      59.8   $    6.7   $    5.0   $      61.5
                                                    ===========   ========   ========   ===========


        December 31, 2000
        Fixed Maturities:
          Available for Sale:
            Corporate .........................     $  16,447.6   $  328.1   $  363.8   $  16,411.9
            Mortgage-backed ...................         2,304.5       20.2        7.8       2,316.9
            U.S. Treasury, government and
              agency securities ...............         1,226.4       51.3         .4       1,277.3
            States and political subdivisions .           125.4        4.8        1.1         129.1
            Foreign governments ...............           191.4       17.8        5.3         203.9
            Redeemable preferred stock ........           315.7       13.5        8.9         320.3
                                                    -----------   --------   --------   -----------
        Total Available for Sale ..............     $  20,611.0   $  435.7   $  387.3   $  20,659.4
                                                    ===========   ========   ========   ===========

          Held to Maturity:  Corporate ........     $     204.6   $    6.0   $     .1   $     210.5
                                                    ===========   ========   ========   ===========

        Equity Securities:
          Available for sale ..................     $      31.4   $    2.2   $    4.6   $      29.0
          Trading securities ..................         1,607.1        2.5       46.3       1,563.3
                                                    -----------   --------   --------   -----------
        Total Equity Securities ...............     $   1,638.5   $    4.7   $   50.9   $   1,592.3
                                                    ===========   ========   ========   ===========


        For publicly-traded fixed maturities and equity securities, estimated fair value is determined using quoted market prices. For fixed maturities without a readily ascertainable market value, the Company determines estimated fair values using a discounted cash flow approach, including provisions for credit risk, generally based on the assumption such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the consolidated balance sheets. At December 31, 2001 and 2000, securities without a readily ascertainable market value having an amortized cost of $5,368.3 million and $5,079.7 million, respectively, had estimated fair values of $5,453.8 million and $5,093.3 million, respectively.

        The contractual maturity of bonds at December 31, 2001 is shown below:

                                                                                        AVAILABLE FOR SALE
                                                                                 -------------------------------
                                                                                   AMORTIZED          ESTIMATED
                                                                                     COST             FAIR VALUE
                                                                                 ------------       ------------
                                                                                           (IN MILLIONS)
        Due in one year or less................................................  $      369.0       $      371.3
        Due in years two through five..........................................       4,844.7            4,993.8
        Due in years six through ten...........................................       8,263.3            8,422.1
        Due after ten years....................................................       6,501.4            6,643.9
        Mortgage-backed securities.............................................       2,428.7            2,462.3
                                                                                 ------------       ------------
        Total..................................................................  $   22,407.1       $   22,893.4
                                                                                 ============       ============


        Bonds not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        The Insurance Group's fixed maturity investment portfolio includes corporate high yield securities consisting of public high yield bonds, redeemable preferred stocks and directly negotiated debt in leveraged buyout transactions. The Insurance Group seeks to minimize the higher than normal credit risks associated with such securities by monitoring concentrations in any single issuer or a particular industry group. Certain of these corporate high yield securities are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa or National Association of Insurance Commissioners ("NAIC") designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 2001, approximately 7.9% of the $22,407.1 million aggregate amortized cost of bonds held by the Company was considered to be other than investment grade.

        The Insurance Group holds equity in limited partnership interests which primarily invest in securities considered to be other than investment grade. The carrying values at December 31, 2001 and 2000 were $695.2 million and $834.7 million, respectively.

        At December 31, 2001, the carrying value of fixed maturities which are non-income producing for the twelve months preceding the consolidated balance sheet date was $170.1 million.

        The payment terms of mortgage loans on real estate may from time to time be restructured or modified. The investment in restructured mortgage loans on real estate, based on amortized cost, amounted to $31.5 million and $116.9 million at December 31, 2001 and 2000, respectively. Gross interest income on these loans included in net investment income aggregated $3.2 million, $9.7 million and $10.3 million in 2001, 2000 and 1999, respectively. Gross interest income on restructured mortgage loans on real estate that would have been recorded in accordance with the original terms of such loans amounted to $4.2 million, $11.0 million and $11.7 million in 2001, 2000 and 1999, respectively.

        Impaired mortgage loans along with the related investment valuation allowances for losses follow:


                                                                                         DECEMBER 31,
                                                                             --------------       --------------
                                                                                   2001                 2000
                                                                             --------------       --------------
                                                                                         (IN MILLIONS)
        Impaired mortgage loans with investment valuation allowances.......  $        114.2       $        170.9
        Impaired mortgage loans without investment valuation allowances....            30.6                  5.8
                                                                             --------------       --------------
        Recorded investment in impaired mortgage loans.....................           144.8                176.7
        Investment valuation allowances....................................           (19.2)               (45.7)
                                                                             --------------       --------------
        Net Impaired Mortgage Loans........................................  $        125.6       $        131.0
                                                                             ==============       ==============

        During 2001, 2000 and 1999, respectively, the Company's average recorded investment in impaired mortgage loans was $141.7 million, $169.8 million and $178.8 million. Interest income recognized on these impaired mortgage loans totaled $7.2 million, $12.4 million and $15.3 million ($.4 million, $.5 million and $.3 million recognized on a cash basis) for 2001, 2000 and 1999, respectively.

        The Insurance Group's investment in equity real estate is through direct ownership and through investments in real estate joint ventures. At December 31, 2001 and 2000, the carrying value of equity real estate held for sale amounted to $216.6 million and $587.0 million, respectively. For 2001, 2000 and 1999, respectively, real estate of $64.8 million, $21.6 million and $20.5 million was acquired in satisfaction of debt. At December 31, 2001 and 2000, the Company owned $376.5 million and $364.2 million, respectively, of real estate acquired in satisfaction of debt of which $11.1 million and $21.3 million, respectively, are held as real estate joint ventures.

        Accumulated depreciation on real estate was $160.3 million and $209.9 million at December 31, 2001 and 2000, respectively. Depreciation expense on real estate totaled $16.1 million, $21.7 million and $22.5 million for 2001, 2000 and 1999, respectively.

        Investment valuation allowances for mortgage loans and equity real estate and changes thereto follow:


                                                                          2001               2000                1999
                                                                     -------------       ------------       ------------
                                                                                         (IN MILLIONS)
                Balances, beginning of year........................  $       126.2       $      177.9       $      257.2
                Additions charged to income........................           40.0               68.2               83.1
                Deductions for writedowns and
                  asset dispositions...............................          (78.6)            (119.9)            (162.4)
                                                                     -------------       ------------       ------------
                Balances, End of Year..............................  $        87.6       $      126.2       $      177.9
                                                                     =============       ============       ============

                Balances, end of year comprise:
                  Mortgage loans on real estate....................  $        19.3       $       50.5       $       32.1
                  Equity real estate...............................           68.3               75.7              145.8
                                                                     -------------       ------------       ------------
                Total..............................................  $        87.6       $      126.2       $      177.9
                                                                     =============       ============       ============

4)      JOINT VENTURES AND PARTNERSHIPS

        Included in equity real estate or other equity investments, as appropriate, is the Company's interest in real estate joint ventures and in limited partnership interests accounted for under the equity method with a total carrying value of $883.9 million and $1,037.2 million, respectively, at December 31, 2001 and 2000. The Company's total equity in net (losses) earnings for these real estate joint ventures and limited partnership interests was $(37.4) million, $242.2 million and $89.1 million, respectively, for 2001, 2000 and 1999.

        Summarized below is the combined financial information only for those real estate joint ventures and for those limited partnership interests accounted for under the equity method in which the Company has an investment of $10.0 million or greater and an equity interest of 10% or greater (10 and 14 individual ventures at December 31, 2001 and 2000, respectively) and the Company's carrying value and equity in net (losses) earnings for those real estate joint ventures and limited partnership interests:


                                                                              DECEMBER 31,
                                                                          --------   --------
                                                                            2001       2000
                                                                          --------   --------
                                                                             (IN MILLIONS)
        BALANCE SHEETS
        Investments in real estate, at depreciated cost .............     $  570.5   $  657.7
        Investments in securities, generally at estimated fair value         255.7      226.6
        Cash and cash equivalents ...................................         23.7       34.5
        Other assets ................................................         39.4       63.5
                                                                          --------   --------
        Total Assets ................................................     $  889.3   $  982.3
                                                                          ========   ========

        Borrowed funds - third party ................................     $  269.6   $   53.8
        Borrowed funds - the Company ................................         --         12.9
        Other liabilities ...........................................         20.3       22.5
                                                                          --------   --------
        Total liabilities ...........................................        289.9       89.2
                                                                          --------   --------

        Partners' capital ...........................................        599.4      893.1
                                                                          --------   --------
        Total Liabilities and Partners' Capital .....................     $  889.3   $  982.3
                                                                          ========   ========

        The Company's carrying value in these entities included above     $  188.2   $  214.6
                                                                          ========   ========



                                                              2001       2000        1999
                                                            -------    --------    --------
                                                                     (IN MILLIONS)

        STATEMENTS OF EARNINGS
        Revenues of real estate joint ventures ........     $  95.6    $  147.6    $  180.5
        Revenues of other limited partnership interests        29.8        16.5        85.0
        Interest expense - third party ................       (11.5)      (17.0)      (26.6)
        Interest expense - the Company ................         (.7)       (2.0)       (2.5)
        Other expenses ................................       (58.2)      (88.0)     (133.0)
                                                            -------    --------    --------
        Net Earnings ..................................     $  55.0    $   57.1    $  103.4
                                                            =======    ========    ========

        The Company's equity in net earnings of these
          entities included above .....................     $  13.2    $   17.8    $    9.5
                                                            =======    ========    ========

5)      NET INVESTMENT INCOME AND INVESTMENT GAINS (LOSSES)

        The sources of net investment income follows:

                                             2001          2000          1999
                                          ----------    ----------    ----------
                                                      (IN MILLIONS)
        Fixed maturities ............     $  1,662.4    $  1,761.8    $  1,811.8
        Mortgage loans on real estate          361.6         387.1         398.7
        Equity real estate ..........          166.2         207.2         271.5
        Other equity investments ....          (50.4)        138.2         168.4
        Policy loans ................          268.2         258.3         246.8
        Other investment income .....          213.4         208.2         166.4
                                          ----------    ----------    ----------

          Gross investment income ...        2,621.4       2,960.8       3,063.6
          Investment expenses .......         (217.1)       (208.9)       (248.5)
                                          ----------    ----------    ----------

        Net Investment Income .......     $  2,404.3    $  2,751.9    $  2,815.1
                                          ==========    ==========    ==========

        Investment (losses) gains including changes in the valuation allowances follow:

                                                     2001        2000        1999
                                                   --------    --------    --------
                                                             (IN MILLIONS)

        Fixed maturities .....................     $ (225.2)   $ (795.0)   $ (294.9)
        Mortgage loans on real estate ........        (11.4)      (18.0)       (1.9)
        Equity real estate ...................         34.5         1.6       (15.8)
        Other equity investments .............        (13.0)      (23.4)       92.9
        Issuance and sales of Alliance Units .         (2.3)        3.9         5.5
        Issuance and sales of DLJ common stock         --          38.8       106.0
        Other ................................         10.1          .3        --
                                                   --------    --------    --------
         Investment Losses, Net ..............     $ (207.3)   $ (791.8)   $ (108.2)
                                                   ========    ========    ========



        Writedowns of fixed maturities amounted to $287.5 million, $635.5 million and $226.5 million for 2001, 2000 and 1999, respectively, including $499.2 million in fourth quarter 2000.

        For 2001, 2000 and 1999, respectively, proceeds received on sales of fixed maturities classified as available for sale amounted to $7,372.3 million, $7,685.5 million and $7,782.7 million. Gross gains of $156.2 million, $79.7 million and $76.2 million and gross losses of $115.9 million, $220.9 million and $220.2 million, respectively, were realized on these sales. The change in unrealized investment gains (losses) related to fixed maturities classified as available for sale for 2001, 2000 and 1999 amounted to $429.5 million, $954.5 million and $(1,668.8)
        million, respectively.

        In conjunction with the sale of DLJ in 2000, the Company received 11.4 million shares in Credit Suisse Group ("CSG") common stock, 2.8 million shares of which were immediately repurchased by CSG at closing. The CSG shares were designated as trading account securities. The $1.56 billion carrying value of CSG shares that were held by the Company at December 31, 2000 were sold in January 2001. Net investment income included realized gains of $27.1 million in 2001 and included unrealized holding losses of $43.3 million in 2000 on the CSG shares.

        On January 1, 1999, investments in publicly-traded common equity securities in the General Account portfolio within other equity investments amounting to $102.3 million were transferred from available for sale securities to trading securities. As a result of this transfer, unrealized investment gains of $83.3 million ($43.2 million net of related DAC and Federal income taxes) were recognized as realized investment gains in the consolidated statements of earnings. In 2001 and 2000, respectively, net unrealized holding gains (losses) on trading account equity securities of $25.0 million and $(42.2) million were included in net investment income in the consolidated statements of earnings. These trading securities had a carrying value of $2.4 million and $1,563.3 million and costs of $4.9 million and $1,607.1 million at December 31, 2001 and 2000, respectively.

        For 2001, 2000 and 1999, investment results passed through to certain participating group annuity contracts as interest credited to policyholders' account balances amounted to $96.7 million, $110.6 million and $131.5 million, respectively.

        Net unrealized investment gains (losses) included in the consolidated balance sheets as a component of accumulated comprehensive income and the changes for the corresponding years, including Discontinued Operations on a line-by-line basis, follow:


                                                                  2001        2000        1999
                                                                --------    --------    ----------
                                                                         (IN MILLIONS)

        Balance, beginning of year ........................     $   12.9    $ (392.8)   $    384.1
        Changes in unrealized investment (losses) gains ...        436.0       979.7      (1,821.3)
        Changes in unrealized investment losses (gains)
          attributable to:
            Participating group annuity contracts,
              Closed Block policyholder dividend obligation
              and other ...................................        (48.6)      (18.3)         25.0
            DAC ...........................................        (71.6)     (262.1)        493.1
            Deferred Federal income taxes .................       (113.2)     (293.6)        526.3
                                                                --------    --------    ----------
        Balance, End of Year ..............................     $  215.5    $   12.9    $   (392.8)
                                                                ========    ========    ==========

        Balance, end of year comprises:
          Unrealized investment gains (losses) on:
            Fixed maturities ..............................     $  496.0    $   65.9    $   (904.6)
            Other equity investments ......................          4.3        (2.3)        (22.2)
            Other .........................................         (1.9)       (1.2)          9.4
                                                                --------    --------    ----------
              Total .......................................        498.4        62.4        (917.4)
          Amounts of unrealized investment (losses) gains
            attributable to:
            Participating group annuity contracts,
              Closed Block policyholder dividend obligation
              and other ...................................        (63.9)      (15.3)          3.0
              DAC .........................................        (99.9)      (28.3)        233.8
              Deferred Federal income taxes ...............       (119.1)       (5.9)        287.8
                                                                --------    --------    ----------
        Total .............................................     $  215.5    $   12.9    $   (392.8)
                                                                ========    ========    ==========


        Changes in unrealized gains (losses) reflect changes in fair value of only those fixed maturities and equity securities classified as available for sale and do not reflect any changes in fair value of policyholders' account balances and future policy benefits.

6)      ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        Accumulated other comprehensive income (loss) represents cumulative gains and losses on items that are not reflected in earnings. The balances for the past three years follow:

                                                                               2001         2000         1999
                                                                            ---------    ---------    ----------
                                                                                       (IN MILLIONS)

        Unrealized gains (losses) on investments .......................    $   215.5    $    12.9    $   (392.8)
        Minimum pension liability ......................................          (.1)         (.1)          (.1)
                                                                            ---------    ---------    ----------
        Total Accumulated Other

          Comprehensive Income (Loss) ..................................    $   215.4    $    12.8    $   (392.9)
                                                                            =========    =========    ==========




        The components of other comprehensive income (loss) for the past three years follow:

                                                                               2001         2000         1999
                                                                            ---------    ---------    ----------
                                                                                       (IN MILLIONS)
        Net unrealized gains (losses) on investments:
          Net unrealized gains (losses) arising during
            the period ..................................................   $   525.2    $   191.0    $ (1,625.6)
          (Gains) losses reclassified into net earnings
            during the period ...........................................       (89.2)       788.7        (195.7)
                                                                            ---------    ---------    ----------
        Net unrealized gains (losses) on investments ....................       436.0        979.7      (1,821.3)
        Adjustments for policyholders liabilities,
            DAC and deferred Federal income taxes .......................      (233.4)      (574.0)      1,044.4
                                                                            ---------    ---------    ----------

        Change in unrealized gains (losses), net of
            adjustments .................................................       202.6        405.7        (776.9)
        Change in minimum pension liability .............................        --           --            28.2
                                                                            ---------    ---------    ----------

        Total Other Comprehensive Income (Loss) .........................   $   202.6    $   405.7    $   (748.7)
                                                                            =========    =========    ==========

7)      CLOSED BLOCK

        The excess of Closed Block liabilities over Closed Block assets (adjusted to exclude the impact of related amounts in accumulated other comprehensive income) represents the expected maximum future post-tax earnings from the Closed Block which would be recognized in income from continuing operations over the period the policies and contracts in the Closed Block remain in force. As of January 1, 2001, the Company has developed an actuarial calculation of the expected timing of the Closed Block earnings.

        If the actual cumulative earnings from the Closed Block are greater than the expected cumulative earnings, only the expected earnings will be recognized in net income. Actual cumulative earnings in excess of expected cumulative earnings at any point in time are recorded as a policyholder dividend obligation because they will ultimately be paid to Closed Block policyholders as an additional policyholder dividend unless offset by future performance that is less favorable than originally expected. If a policyholder dividend obligation has been previously established and the actual Closed Block earnings in a subsequent period are less than the expected earnings for that period, the policyholder dividend obligation would be reduced (but not below zero). If, over the period the policies and contracts in the Closed Block remain in force, the actual cumulative earnings of the Closed Block are less than the expected cumulative earnings, only actual earnings would be recognized in income from continuing operations. If the Closed Block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside the Closed Block.

        Many expenses related to Closed Block operations, including amortization of DAC, are charged to operations outside of the Closed Block; accordingly, net revenues of the Closed Block do not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

        Summarized financial information for the Closed Block is as follows:

                                                                         DECEMBER 31,  December 31,
                                                                             2001         2000
                                                                          ----------   ----------
                                                                                (IN MILLIONS)
        CLOSED BLOCK LIABILITIES:
        Future policy benefits, policyholders' account balances
           and other ................................................     $  9,049.9   $  9,026.4
        Other liabilities ...........................................           53.6         35.6
                                                                          ----------   ----------
        Total Closed Block liabilities ..............................        9,103.5      9,062.0
                                                                          ----------   ----------

        ASSETS DESIGNATED TO THE CLOSED BLOCK:
        Fixed maturities, available for sale, at estimated fair value
        (amortized
          cost of $4,600.4 and $4,373.5) ............................        4,705.7      4,408.0
        Mortgage loans on real estate ...............................        1,514.4      1,581.8
        Policy loans ................................................        1,504.4      1,557.7
        Cash and other invested assets ..............................          141.0        174.7
        Other assets ................................................          214.7        238.9
                                                                          ----------   ----------
         Total assets designated to the Closed Block ................        8,080.2      7,961.1
                                                                          ----------   ----------


        Excess of Closed Block liabilities over assets designated to
           the Closed Block .........................................        1,023.3      1,100.9
        Amounts included in accumulated other comprehensive income:
             Net unrealized investment gains, net of deferred Federal
               income tax of $20.4 and $12.2 ........................           37.8         22.7
                                                                          ----------   ----------


        Maximum Future Earnings To Be Recognized From Closed Block

           Assets and Liabilities ...................................     $  1,061.1   $  1,123.6
                                                                           ==========   ==========

        Closed Block revenues and expenses were as follows:

                                                        2001          2000          1999
                                                     ----------    ----------    ----------
                                                                 (IN MILLIONS)

        REVENUES:
        Premiums and other income ..............     $    571.5    $    594.7    $    619.1
        Investment income (net of investment
        expenses of $3.0, $8.1, and $15.8) .....          583.5         578.7         574.2
        Investment losses, net .................          (42.3)        (35.8)        (11.3)
                                                     ----------    ----------    ----------
        Total revenues .........................        1,112.7       1,137.6       1,182.0
                                                     ----------    ----------    ----------

        BENEFITS AND
        OTHER DEDUCTIONS:
        Policyholders' benefits and dividends ..        1,009.3       1,025.2       1,024.7
        Other operating costs and expenses .....            4.7           5.2           5.5
                                                     ----------    ----------    ----------
        Total benefits and other deductions ....        1,014.0       1,030.4       1,030.2
                                                     ----------    ----------    ----------

        Net revenues before Federal income taxes           98.7         107.2         151.8
        Federal income taxes ...................          (36.2)        (38.2)        (60.3)
                                                     ----------    ----------    ----------
        Net Revenues ...........................     $     62.5    $     69.0    $     91.5
                                                     ==========    ==========    ==========

        Impaired mortgage loans along with the related investment valuation allowances follows:

                                                                                DECEMBER 31,
                                                                            ------------------
                                                                              2001       2000
                                                                            -------    -------
                                                                               (IN MILLIONS)
        Impaired mortgage loans with investment valuation allowances ..     $  26.7    $  26.7
        Impaired mortgage loans without investment valuation allowances         6.5        4.0
                                                                            -------    -------
        Recorded investment in impaired mortgages .....................        33.2       30.7
        Investment valuation allowances ...............................        (5.8)      (8.7)
                                                                            -------    -------
        Net Impaired Mortgage Loans ...................................     $  27.4    $  22.0
                                                                            =======    =======

        During 2001, 2000 and 1999, the Closed Block's average recorded investment in impaired mortgage loans was $30.8 million, $31.0 million and $37.0 million, respectively. Interest income recognized on these impaired mortgage loans totaled $1.2 million, $2.0 million and $3.3 million ($.1 million, $.1 million and $.3 million recognized on a cash basis) for 2001, 2000 and 1999, respectively.

        Valuation allowances amounted to $5.7 million and $9.1 million on mortgage loans on real estate and $9.8 million and $17.2 million on equity real estate at December 31, 2001 and 2000, respectively. Writedowns of fixed maturities amounted to $30.8 million and $27.7 million for 2001 and 2000, respectively, including $23.3 million in fourth quarter 2001.

8)       DISCONTINUED OPERATIONS

        Summarized financial information for Discontinued Operations follows:


                                                                                 DECEMBER 31,
                                                                          -----------------------
                                                                             2001        2000
                                                                          ----------   ----------
                                                                                (IN MILLIONS)
        BALANCE SHEETS
        Mortgage loans on real estate ...............................     $    160.3   $    330.9
        Equity real estate ..........................................          252.0        350.9
        Fixed maturities, available for sale, at estimated fair value
          (amortized cost of $542.9 and $321.5) .....................          559.6        336.5
        Other equity investments ....................................           22.3         43.1
        Other invested assets .......................................             .4          1.9
                                                                          ----------   ----------
          Total investments .........................................          994.6      1,063.3
        Cash and cash equivalents ...................................           41.1         84.3
        Other assets ................................................          152.6        148.8
                                                                          ----------   ----------
        Total Assets ................................................     $  1,188.3   $  1,296.4
                                                                          ==========   ==========

        Policyholders liabilities ...................................     $    932.9   $    966.8
        Allowance for future losses .................................          139.9        159.8
        Other liabilities ...........................................          115.5        169.8
                                                                          ----------   ----------
        Total Liabilities ...........................................     $  1,188.3   $  1,296.4
                                                                          ==========   ==========

                                                               2001       2000        1999
                                                            --------    --------    --------
                                                                      (IN MILLIONS)
        STATEMENTS OF EARNINGS
        Investment income (net of investment
          expenses of $25.3, $37.0 and $49.3) .........     $   91.6    $  102.2    $   98.7
        Investment gains (losses), net ................         33.6        (6.6)      (13.4)
        Policy fees, premiums and other income ........           .2          .7          .2
                                                            --------    --------    --------
        Total revenues ................................        125.4        96.3        85.5

        Benefits and other deductions .................        100.7       106.9       104.8
        Earnings credited (losses charged) to allowance
          for future losses ...........................         24.7       (10.6)      (19.3)
                                                            --------    --------    --------
        Pre-tax loss from operations ..................         --          --          --
        Pre-tax earnings from releasing the allowance
          for future losses ...........................         46.1        90.2        43.3
        Federal income tax expense ....................         (2.3)      (31.6)      (15.2)
                                                            --------    --------    --------
        Earnings from
          Discontinued Operations .....................     $   43.8    $   58.6    $   28.1
                                                            ========    ========    ========

        The Company's quarterly process for evaluating the allowance for future losses applies the current period's results of discontinued operations against the allowance, re-estimates future losses and adjusts the allowance, if appropriate. Additionally, as part of the Company's annual planning process which takes place in the fourth quarter of each year, investment and benefit cash flow projections are prepared. These updated assumptions and estimates resulted in a release of allowance in each of the three years presented.

        Valuation allowances of $4.8 million and $2.9 million on mortgage loans on real estate and $5.0 million and $11.4 million on equity real estate were held at December 31, 2001 and 2000, respectively. During 2001, 2000 and 1999, discontinued operations' average recorded investment in impaired mortgage loans was $32.2 million, $11.3 million and $13.8 million, respectively. Interest income recognized on these impaired mortgage loans totaled $2.5 million, $.9 million and $1.7 million ($1.0 million, $.5 million and $.0 million recognized on a cash basis) for 2001, 2000 and 1999, respectively.

        At December 31, 2001 and 2000, discontinued operations had real estate acquired in satisfaction of debt with carrying values of $7.4 million and $4.5 million, respectively.

        In 2001, Federal Income tax expense for discontinued operations reflected a $13.8 million reduction in taxes due to settlement of open tax years.

9)      SHORT-TERM AND LONG-TERM DEBT

        Short-term and long-term debt consists of the following:


                                                                   DECEMBER 31,
                                                             -----------------------
                                                                2001         2000
                                                             ----------   ----------
                                                                   (IN MILLIONS)
        Short-term debt ................................     $    229.6   $    782.2
                                                             ----------   ----------
        Long-term debt:
        Equitable Life:
          Surplus notes, 6.95%, due 2005 ...............          399.7        399.6
          Surplus notes, 7.70%, due 2015 ...............          199.7        199.7
          Other ........................................             .2           .4
                                                             ----------   ----------

              Total Equitable Life .....................          599.6        599.7
                                                             ----------   ----------

        Alliance:
          Senior Notes, 5.625%, due 2006 ...............          398.0       --
                                                             ----------   ----------
        Wholly Owned and Joint Venture Real Estate:
          Mortgage notes, 5.43% - 9.5%, due through 2017          248.3        248.3
                                                             ----------   ----------
        Total long-term debt ...........................        1,245.9        848.0
                                                             ----------   ----------

        Total Short-term and Long-term Debt ............     $  1,475.5   $  1,630.2
                                                             ==========   ==========

        Short-term Debt

        Equitable Life has a $350.0 million 5-year bank credit facility and a $250.0 million 364-day credit facility. The interest rates are based on external indices dependent on the type of borrowing ranging from 2.09% to 4.75%. There were no amounts outstanding under these credit facilities at December 31, 2001.

        Equitable Life has a commercial paper program with an issue limit of $1.0 billion. This program is available for general corporate purposes used to support Equitable Life's liquidity needs and is supported by Equitable Life's existing $600.0 million bank credit facilities. At December 31, 2001, there were no amounts outstanding under this program.

        Equitable Life has an $18.4 million line of credit available relating to reinsurance of which no amounts were outstanding at December 31, 2001.

        During 1998, Alliance increased its commercial paper program to $425.0 million and entered into a $425.0 million five-year revolving credit facility with a group of commercial banks to provide back-up liquidity for the commercial paper program. Under the credit facility, the interest rate, at the option of the borrower, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate ("LIBOR") or the Federal Funds Rate. A facility fee is payable on the total facility. Borrowings under the credit facility and the commercial paper program may not exceed $425.0 million in the aggregate. In July 1999, Alliance entered into a $200.0 million three-year revolving credit facility with a group of commercial banks. During October 2000, Alliance entered into a $250.0 million two-year revolving credit facility. The terms of the $200.0 million and $250.0 million credit facilities are generally similar to the $425.0 million credit facility. The revolving credit facilities will be used to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under Alliance's mutual fund distribution system, capital expenditures and for general working capital purposes. The revolving credit facilities contain covenants which, among other things, require Alliance to meet certain financial ratios. Alliance was in compliance with the covenants at December 31, 2001. At December 31, 2001, Alliance had commercial paper outstanding totaling $198.2 million at an effective interest rate of 1.9%; there were no borrowings outstanding under Alliance's revolving credit facilities.

        In December 1999, Alliance established a $100.0 million extendible commercial notes ("ECN") program as a supplement to its $425.0 million commercial paper program. ECNs are short-term uncommitted debt instruments that do not require back-up liquidity support. At December 31, 2001, $24.9 million at an effective interest rate of 1.9% was outstanding under the ECN program.

        Long-term Debt

        Certain of the long-term debt agreements, principally mortgage notes, have restrictive covenants related to the total amount of debt, net tangible assets and other matters. At December 31, 2001, the Company is in compliance with all debt covenants.

        At December 31, 2001 and 2000, respectively, the Company has pledged real estate of $314.5 million and $298.8 million as collateral for certain long-term debt.

        At December 31, 2001, aggregate maturities of the long-term debt based on required principal payments at maturity was $248.5 million for 2002, $400.0 million for 2005, $400.0 million for 2006 and $200.0 million thereafter.

        In August 2001, Alliance issued $400.0 million 5.625% notes due 2006 in a public offering and are redeemable at any time. The registration statement filed with the SEC allows for the issuance of up to $600.0 million in senior debt securities. The proceeds were used to reduce commercial paper and credit facility borrowings and for other general partnership purposes.

10)     FEDERAL INCOME TAXES

        A summary of the Federal income tax expense in the consolidated statements of earnings follows:

                                                    2001        2000       1999
                                                  --------    --------   --------
                                                           (IN MILLIONS)
        Federal income tax expense (benefit):
          Current ...........................     $  (38.2)   $  820.6   $  174.0
          Deferred ..........................        354.4       137.7      158.0
                                                  --------    --------   --------
        Total ...............................     $  316.2    $  958.3   $  332.0
                                                  ========    ========   ========

        The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before Federal income taxes and minority interest by the expected Federal income tax rate of 35%. The sources of the difference and their tax effects follow:

                                                       2001        2000        1999
                                                     --------    --------    --------
                                                             (IN MILLIONS)
        Expected Federal income tax expense ....     $  452.5    $  904.9    $  458.4
        Minority interest ......................       (126.9)     (117.9)      (47.8)
        Non deductible stock option compensation
          expense ..............................         --          34.4        --
        Subsidiary gains .......................         --         161.4       (37.1)
        Adjustment of tax audit reserves .......        (28.2)       17.9        27.8
        Equity in unconsolidated subsidiaries ..         --         (48.7)      (64.0)
        Other ..................................         18.8         6.3        (5.3)
                                                     --------    --------    --------
        Federal Income Tax Expense .............     $  316.2    $  958.3    $  332.0
                                                     ========    ========    ========

        The components of the net deferred Federal income taxes are as follows:


                                                       DECEMBER 31, 2001                  December 31, 2000
                                                 --------------   ------------      ------------      -----------
                                                    ASSETS         LIABILITIES         Assets         Liabilities
                                                 --------------   ------------      ------------      -----------
                                                                           (IN MILLIONS)
        Compensation and related benefits......  $      --        $       92.0      $       --        $      79.7
        Other..................................         --                  .1               4.9             --
        DAC, reserves and reinsurance..........         --             1,020.1              --              733.0
        Investments............................         --               333.3              --              229.2
                                                 --------------   ------------      ------------      -----------
        Total..................................  $      --        $    1,445.5      $        4.9      $   1,041.9
                                                 ==============   ============      ============      ===========

       At December 31, 1999, $236.8 million in deferred tax assets were transferred to the Holding Company in conjunction with its assumption of the non-qualified employee benefit liabilities. See Note 12 for discussion of the benefit plans transferred.

        The deferred Federal income taxes impacting operations reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and their tax effects follow:

                                                                   2001               2000                1999
                                                              -------------       ------------       ------------
                                                                                 (IN MILLIONS)

        DAC, reserves and reinsurance......................  $       291.7       $      403.3       $       83.2
        Investments........................................           42.1             (140.7)               3.2
        Compensation and related benefits..................           15.7              (96.4)              21.0
        Other..............................................            4.9              (28.5)              50.6
                                                             -------------       ------------       ------------
        Deferred Federal Income Tax
          Expense..........................................  $       354.4       $      137.7       $      158.0
                                                             =============       ============       ============

        Federal income taxes payable at December 31, 2000 included $858.2 million of taxes related to the gain on disposal of DLJ.

        The Internal Revenue Service (the "IRS") is in the process of examining the Holding Company's consolidated Federal income tax returns for the years 1992 through 1996. Management believes these audits will have no material adverse effect on the Company's results of operations.

11)     REINSURANCE AGREEMENTS

        The Insurance Group assumes and cedes reinsurance with other insurance companies. The Insurance Group evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Ceded reinsurance does not relieve the originating insurer of liability.

        The effect of reinsurance (excluding group life and health) is summarized as follows:

                                                                  2001               2000                1999
                                                            -------------       ------------       ------------
                                                                                 (IN MILLIONS)
        Direct premiums....................................  $       990.0       $    1,103.8       $    1,039.5
        Reinsurance assumed................................          203.0              194.2              206.7
        Reinsurance ceded..................................         (173.1)            (123.0)             (69.1)
                                                             -------------       ------------       ------------
        Premiums...........................................  $     1,019.9       $    1,175.0       $    1,177.1
                                                             =============       ============       ============

        Universal Life and Investment-type Product
          Policy Fee Income Ceded..........................  $        86.9       $       92.1       $       69.7
                                                             =============       ============       ============
        Policyholders' Benefits Ceded......................  $       370.3       $      239.2       $      155.6
                                                             =============       ============       ============
        Interest Credited to Policyholders' Account
          Balances Ceded...................................  $        50.4       $       46.5       $       38.5
                                                             =============       ============       ============


        Since 1997, the Company reinsures on a yearly renewal term basis 90% of the mortality risk on new issues of certain term, universal and variable life products. The Company's retention limit on joint survivorship policies is $15.0 million. All other in force business above $5.0 million is reinsured. The Insurance Group also reinsures the entire risk on certain substandard underwriting risks and in certain other cases.

        During July 2000, Equitable Life transferred, at no gain or loss, all the risk of its directly written DI business for years 1993 and prior through an indemnity reinsurance contract. The cost of the arrangement will be amortized over the expected lives of the contracts reinsured and will not have a significant impact on the results of operations in any specific period.

        At December 31, 2001 and 2000, respectively, reinsurance recoverables related to insurance contracts amounting to $2,233.7 million and $2,098.0 million, of which $1,060.4 million and $1,009.1 million relates to one specific reinsurer, are included in Other assets and reinsurance payables related to insurance contracts amounting to $798.5 million and $730.3 million are included in Other liabilities in the consolidated balance sheets.

        The Insurance Group cedes 100% of its group life and health business to a third party insurer. Insurance liabilities ceded totaled $444.2 million and $487.7 million at December 31, 2001 and 2000, respectively.

        In addition to the sale of insurance products, the Insurance Group acts as a professional retrocessionaire by assuming life and annuity reinsurance from professional reinsurers. The Insurance Group also assumes accident, health, aviation and space risks by participating in various reinsurance pools. Reinsurance assumed reserves at December 31, 2001 and 2000 were $540.2 million and $515.0 million, respectively.

12)     EMPLOYEE BENEFIT PLANS

        The Company sponsors qualified and non-qualified defined benefit plans covering substantially all employees (including certain qualified part-time employees), managers and certain agents. The pension plans are non-contributory. Equitable Life's benefits are based on a cash balance formula or years of service and final average earnings, if greater, under certain grandfathering rules in the plans. Alliance's benefits are based on years of credited service, average final base salary and primary social security benefits. The Company's funding policy is to make the minimum contribution required by the Employee Retirement Income Security Act of 1974 ("ERISA").

        Effective December 31, 1999, the Holding Company legally assumed primary liability from Equitable Life for all current and future obligations of its Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits; Equitable Life remains secondarily liable. The amount of the liability associated with employee benefits transferred was $676.5 million, including $183.0 million of non-qualified pension benefit obligations and $394.1 million of postretirement benefits obligations at December 31, 1999. This transfer was recorded as a non-cash capital contribution to Equitable Life.

        Components of net periodic pension credit follow:

                                                                  2001               2000                1999
                                                             -------------       ------------       ------------
                                                                                 (IN MILLIONS)
        Service cost.......................................  $        32.1       $       29.5       $       36.7
        Interest cost on projected benefit obligations.....          128.8              124.2              131.6
        Expected return on assets..........................         (218.7)            (223.2)            (189.8)
        Net amortization and deferrals.....................             .1                (.6)               7.5
                                                             -------------       ------------       ------------
        Net Periodic Pension Credit........................  $       (57.7)      $      (70.1)      $      (14.0)
                                                             ============        ============       ============

        The projected benefit obligations under the pension plans were comprised of:

                                                                                           DECEMBER 31,
                                                                                 -------------------------------
                                                                                     2001                2000
                                                                                 ------------       ------------
                                                                                           (IN MILLIONS)


        Benefit obligations, beginning of year.................................  $    1,712.6       $    1,659.6
        Service cost...........................................................          27.1               24.5
        Interest cost..........................................................         128.8              124.2
        Actuarial losses (gains)...............................................          64.4               13.4
        Benefits paid..........................................................        (120.6)            (109.1)
                                                                                 ------------       ------------
        Benefit Obligation, End of Year........................................  $    1,812.3       $    1,712.6
                                                                                 ============       ============

        The funded status of the pension plans was as follows:

                                                                                           DECEMBER 31,
                                                                                 -------------------------------
                                                                                     2001                2000
                                                                                 ------------       ------------
                                                                                           (IN MILLIONS)

        Plan assets at fair value, beginning of year...........................  $    2,112.0       $    2,341.6
        Actual return on plan assets...........................................        (148.0)            (115.9)
        Contributions..........................................................          --                 --
        Benefits paid and fees.................................................        (126.1)            (113.7)
                                                                                 ------------       ------------
        Plan assets at fair value, end of year.................................       1,837.9            2,112.0
        Projected benefit obligations..........................................       1,812.3            1,712.6
                                                                                 ------------       ------------
        Excess of plan assets over projected benefit obligations...............          25.6              399.4
        Unrecognized prior service cost........................................         (46.3)               1.2
        Unrecognized net loss (gain) from past experience different
          from that assumed....................................................         550.1               71.3
        Unrecognized net asset at transition...................................          (1.6)              (1.9)
                                                                                 ------------       ------------
        Prepaid Pension Cost, Net..............................................  $      527.8       $      470.0
                                                                                 ============       ============

        The accrued liability for pension plans with projected benefit obligations in excess of plan assets was $16.7 million and $13.5 million at December 31, 2001 and 2000, respectively. The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $49.7 million and $28.7 million, respectively, at December 31, 2001 and $38.9 million and $32.9 million, respectively, at December 31, 2000.

        The pension plan assets include corporate and government debt securities, equity securities, equity real estate and shares of group trusts managed by Alliance. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations were 7.25% and 7.19%, respectively, at December 31, 2001 and 7.75% and 7.19%, respectively, at December 31, 2000. As of January 1, 2001 and 2000, the expected long-term rate of return on assets for the retirement plan was 10.25% and 10.5%, respectively.

        Prior to 1987, the qualified plan funded participants' benefits through the purchase of non-participating annuity contracts from Equitable Life. Benefit payments under these contracts were approximately $27.3 million, $28.7 million and $30.2 million for 2001, 2000 and 1999, respectively.

        Alliance maintains several unfunded deferred compensation plans for the benefit of certain eligible employees and executives. The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. For the active plans, benefits vest over a period ranging from 3 to 8 years and are amortized as compensation and benefit expense. ACMC, Inc. ("ACMC"), a subsidiary of the Company, is obligated to make capital contributions to Alliance in amounts equal to benefits paid under the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements. In connection with the acquisition of Bernstein, Alliance agreed to invest $96.0 million per annum for three years to fund open market purchases of Alliance Holding units or money market funds in each case for the benefit of certain individuals who were stockholders or principals of Bernstein or were hired to replace them. The Company has recorded compensation and benefit expenses in connection with the plans totaling $58.1 million, $29.8 million and $13.8 million for 2001, 2000 and 1999, respectively (including $34.6 million and $6.8 million for 2001 and 2000, respectively, relating to the Bernstein deferred compensation plan).

13)     DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Insurance Group primarily uses derivatives for asset/liability risk management and for hedging individual securities. Derivatives mainly are utilized to reduce the Insurance Group's exposure to interest rate fluctuations. Various derivative financial instruments are used to achieve this objective, including interest rate caps and floors to hedge crediting rates on interest-sensitive individual annuity contracts, interest rate futures to protect against declines in interest rates between receipt of funds and purchase of appropriate assets, and interest rate swaps to modify the duration and cash flows of fixed maturity investments. In addition, the Company periodically enters into forward and futures contracts to hedge certain equity exposures. Also, the Company has purchased reinsurance contracts to mitigate the risks associated with the impact of potential market fluctuations on future policyholder elections of guaranteed minimum income benefit features contained in certain annuity contracts issued by the Company.

        As earlier described in Note 2 of Notes to Consolidated Financial Statements, the Company adopted SFAS No. 133, as amended, on January 1, 2001. Consequently, all derivatives outstanding at December 31, 2001 are recognized on the balance sheet at their fair values. The outstanding notional amounts of derivative financial instruments purchased and sold were $6,675.0 million and $.3 million, respectively, at December 31, 2001. These amounts principally consist of interest rate cap contracts of Equitable Life that have a total fair value at December 31, 2001 of $13.6 million. At December 31, 2001 and during the year then ended, there were no hybrid instruments that required bifurcation of an embedded derivative component under the provisions of SFAS No. 133.

        All gains and losses on derivative financial instruments utilized by the Company in 2001 are reported in earnings for the current year as none of the derivatives were designated to qualifying hedging relationships under SFAS No. 133 either at initial adoption of the Statement or at inception of the contracts. Gross gains and gross losses recognized on derivative positions was $27.5 million and $4.6 million, respectively, for 2001.

        Fair Value of Financial Instruments

        The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

        Certain financial instruments are excluded, particularly insurance liabilities other than financial guarantees and investment contracts. Fair market value of off-balance-sheet financial instruments of the Insurance Group was not material at December 31, 2001 and 2000.

        Fair values for mortgage loans on real estate are estimated by discounting future contractual cash flows using interest rates at which loans with similar characteristics and credit quality would be made. Fair values for foreclosed mortgage loans and problem mortgage loans are limited to the estimated fair value of the underlying collateral if lower.

        Fair values of policy loans are estimated by discounting the face value of the loans from the time of the next interest rate review to the present, at a rate equal to the excess of the current estimated market rates over the current interest rate charged on the loan.

        The estimated fair values for the Company's association plan contracts, supplementary contracts not involving life contingencies ("SCNILC") and annuities certain, which are included in policyholders' account balances, and guaranteed interest contracts are estimated using projected cash flows discounted at rates reflecting expected current offering rates.

        The estimated fair values for variable deferred annuities and single premium deferred annuities, which are included in policyholders' account balances, are estimated by discounting the account value back from the time of the next crediting rate review to the present, at a rate equal to the excess of current estimated market rates offered on new policies over the current crediting rates.

        Fair values for long-term debt are determined using published market values, where available, or contractual cash flows discounted at market interest rates. The estimated fair values for non-recourse mortgage debt are determined by discounting contractual cash flows at a rate which takes into account the level of current market interest rates and collateral risk. The estimated fair values for recourse mortgage debt are determined by discounting contractual cash flows at a rate based upon current interest rates of other companies with credit ratings similar to the Company. The Company's carrying value of short-term borrowings approximates their estimated fair value.

        The carrying value and estimated fair value for financial instruments not previously disclosed in Notes 3, 7 and 8:


                                                                           DECEMBER 31,
                                                --------------------------------------------------------------------
                                                              2001                               2000
                                                ---------------------------------  ---------------------------------
                                                   CARRYING         ESTIMATED         Carrying         Estimated
                                                    VALUE          FAIR VALUE          Value           Fair Value
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)
        Consolidated:
        Mortgage loans on real estate..........  $    4,333.3     $     4,438.7     $     4,712.6     $    4,767.0
        Other limited partnership interests....         701.9             701.9             834.9            834.9
        Policy loans...........................       4,100.7           4,476.4           4,034.6          4,290.0
        Policyholders' account balances -
          investment contracts.................      12,256.4          12,514.0          11,488.8         11,663.8
        Long-term debt.........................       1,245.9           1,280.6             848.0            847.5

        Closed Block:
        Mortgage loans on real estate..........  $    1,514.4     $     1,532.6     $     1,581.8     $    1,582.6
        Other equity investments...............          24.4              24.4              34.4             34.4
        Policy loans...........................       1,504.4           1,664.8           1,557.7          1,667.6
        SCNILC liability.......................          18.2              18.1              20.2             20.1

        Discontinued Operations:
        Mortgage loans on real estate..........  $      160.3     $       171.6     $       330.9     $      347.7
        Fixed maturities.......................         559.6             559.6             336.5            336.5
        Other equity investments...............          22.3              22.3              43.1             43.1
        Guaranteed interest contracts..........          18.8              16.1              26.4             23.4
        Long-term debt.........................         101.7             101.7             101.8            101.7

14)     COMMITMENTS AND CONTINGENT LIABILITIES

        From time to time, the Company has provided certain guarantees or commitments to affiliates, investors and others. At December 31, 2001, these arrangements included commitments by the Company, under certain conditions, to make capital contributions of up to $8.5 million to affiliated real estate joint ventures and to provide equity financing to certain limited partnerships of $274.9 million. Management believes the Company will not incur any material losses as a result of these commitments.

        Equitable Life is the obligor under certain structured settlement agreements which it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, Equitable Life owns single premium annuities issued by previously wholly owned life insurance subsidiaries. Equitable Life has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly owned subsidiaries be unable to meet their obligations. Management believes the need for Equitable Life to satisfy those obligations is remote.

        The Insurance Group had $10.5 million of letters of credit outstanding at December 31, 2001.

        The Company entered into continuity agreements with certain executives of the Company in connection with AXA's minority interest acquisition. The remaining continuity agreements generally provide cash severance payments ranging from 1.5 times to 2 times an executive's base salary plus bonus and other benefits. Such cash severance payments will generally be made if an executive's employment is terminated at any time within two years from December 27, 2000 for any reason other than the executive's death, disability, retirement or for cause, or if the executive resigns for good reason as defined in the agreements. In connection with cost reduction programs initiated in 2001, expenses related to continuity agreements, severance, benefits and outplacement were recorded, totaling $126.1 million related to the home office initiative and $24.5 million related to the field restructuring initiative. At December 31, 2001, in the event the remaining covered executives' employment terminates under the circumstances described above, cash severance payments that would be payable under these continuity agreements approximate $30.0 million.

15)     LITIGATION

        A number of lawsuits have been filed against life and health insurers in the jurisdictions in which Equitable Life and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, alleged failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against other insurers, including material amounts of punitive damages, or in substantial settlements. In some states, juries have substantial discretion in awarding punitive damages. Equitable Life, Equitable Variable Life Insurance Company ("EVLICO," which was merged into Equitable Life effective January 1, 1997, but whose existence continues for certain limited purposes, including the defense of litigation) and EOC, like other life and health insurers, from time to time are involved in such litigations. Among litigations against Equitable Life, EVLICO and EOC of the type referred to in this paragraph are the litigations described in the following five paragraphs.

        In January 1996, an amended complaint was filed in an action entitled Frank Franze Jr. and George Busher, individually and on behalf of all others similarly situated v. The Equitable Life Assurance Society of the United States, and Equitable Variable Life Insurance Company in the United States District Court for the Southern District of Florida. The action was brought by two individuals who purchased variable life insurance policies. The plaintiffs purport to represent a nationwide class consisting of all persons who purchased variable life insurance policies from Equitable Life and EVLICO between September 30, 1991 and January 3, 1996. The amended complaint alleges that Equitable Life's and EVLICO's agents were trained not to disclose fully that the product being sold was life insurance. Plaintiffs allege violations of the Federal securities laws and seek rescission of the contracts or compensatory damages and attorneys' fees and expenses. Equitable Life and EVLICO have answered the amended complaint, denying the material allegations and asserting certain affirmative defenses. In May 1999, the Magistrate Judge issued a Report and Recommendation recommending that the District Judge deny Equitable Life's and EVLICO's motion for summary judgment and grant plaintiffs' motion for class certification. In July 1999, Equitable Life and EVLICO filed Objections to the Report and Recommendation and urged that the District Judge reject the Magistrate's recommendations and grant Equitable Life's and EVLICO's motion for summary judgment and deny plaintiffs' motion for class certification. In October 2000, the District Judge affirmed the Magistrate's

        Report and Recommendation and, accordingly, denied Equitable Life's and EVLICO's motion for summary judgment and granted plaintiffs' motion for class certification. In May 2001, with permission of the United States Court of Appeals for the Eleventh Circuit, Equitable Life and EVLICO appealed the District Court's order. Oral argument is scheduled for March 2002.

        In March 2000, an action entitled Brenda McEachern v. The Equitable Life Assurance Society of the United States and Gary Raymond, Jr. was commenced against Equitable Life and one of its agents in Circuit Court, Mobile County, Alabama, and asserts claims under state law. The action was brought by an individual who alleges that she purchased a variable annuity from Equitable Life in 1997. The action purports to be on behalf of a class consisting of all persons who from January 1, 1989 (i) purchased a variable annuity from Equitable Life to fund a qualified retirement plan, (ii) were charged allegedly unnecessary fees for tax deferral for variable annuities held in qualified retirement accounts, or (iii) were sold a variable annuity while owning a qualified retirement plan from Equitable Life. The complaint alleges various improper sales practices, including misrepresentations in connection with the use of variable annuities in a qualified retirement plan or similar arrangement, charging inflated or hidden fees, and failure to disclose unnecessary tax deferral fees. Plaintiff seeks damages, including punitive damages, in an unspecified amount and attorneys' fees and expenses. In May 2000, Equitable Life removed the case to the United States District Court for the Southern District of Alabama and filed a motion to dismiss the complaint, and plaintiff filed a motion to remand the case to state court. The court has permitted limited discovery on the issue of whether the Securities Litigation Uniform Standards Act applies. In November 2001, plaintiff filed a motion for leave to join additional plaintiffs.

        In June 2000, an action entitled Raymond Patenaude v. The Equitable Life Assurance Society of the United States, AXA Advisors, LLC and Equitable Distributors, Inc. was commenced in the Superior Court of California, County of San Diego. The complaint alleges that the defendants engaged in fraudulent and deceptive practices in connection with the marketing and sale of deferred annuity products to fund tax-qualified contributory retirement plans. The named plaintiff purports to act as a private attorney general on behalf of the general public of the State of California under California consumer protection statutes and also asserts individual common-law claims. On behalf of the named plaintiff and the general public, the complaint asserts claims for unlawful, unfair or fraudulent business acts and practices and for false or misleading advertising. On behalf of the named plaintiff alone, the complaint alleges claims for fraud, fraudulent concealment and deceit, negligent misrepresentation and negligence. The complaint seeks injunctive relief, restitution for members of the general public of the State of California who have been harmed by defendants' conduct, compensatory and punitive damages on behalf of the named plaintiff, and attorneys' fees, costs and expenses. In July 2000, the defendants removed the case to the United States District Court for the Southern District of California and filed a motion to dismiss the complaint. In October 2000, the District Court granted defendants' motion to dismiss the action. In November 2000, the plaintiff appealed; the appeal is fully briefed.

        In October 2000, an action entitled Sham Malhotra, et al. v. The Equitable Life Assurance Society of the United States, AXA Advisors, LLC and Equitable Distributors, Inc. was commenced in the Supreme Court of the State of New York, County of Nassau. The action was brought by two individuals who purchased Equitable Life deferred annuity products. The action purports to be on behalf of a class consisting of all persons who purchased an individual deferred annuity contract or who received a certificate to a group deferred annuity contract, sold by one of the defendants, which was used to fund a contributory retirement plan or arrangement qualified for favorable income tax treatment; excluded from the class are officers, directors and agents of the defendants. The complaint alleges that the defendants engaged in fraudulent and deceptive practices in connection with the marketing and sale of deferred annuity products to fund tax-qualified contributory retirement plans. The complaint asserts claims for: deceptive business acts and practices in violation of the New York General Business Law ("GBL"); use of misrepresentations and misleading statements in violation of the New York Insurance Law; false or misleading advertising in violation of the GBL; fraud, fraudulent concealment and deceit; negligent misrepresentation; negligence; unjust enrichment and imposition of a constructive trust; declaratory and injunctive relief; and reformation of the annuity contracts. The complaint seeks injunctive and declaratory relief, an unspecified amount of compensatory and punitive damages, restitution for all members of the class, and an award of attorneys' fees, costs and expenses. In October 2000, the defendants removed the action to the United States District Court for the Eastern District of New York, and thereafter filed a motion to dismiss. Plaintiffs filed a motion to remand the case to state court. In September 2001, the District Court issued a decision granting defendants' motion to dismiss and denying plaintiffs' motion to remand, and judgment was entered in favor of the defendants. In October 2001, plaintiffs filed a motion seeking leave to reopen the case for the purpose of filing an amended complaint. In addition, plaintiffs filed a new complaint in the District Court, alleging a similar class and similar facts. The new complaint asserts causes of action for violations of Federal securities laws in addition to the state law causes of action asserted in the previous complaint. In January 2002, the defendants filed a motion to dismiss the new action.

        Between June 2000 and December 2001 twelve lawsuits were filed in the state courts of Mississippi (the "Mississippi Actions") by more than 70 plaintiffs naming as defendants Equitable Life, EVLICO, EOC and various present and former individual sales agents associated with Equitable Life, EVLICO and/or EOC. The actions arise from the purchase by each of the plaintiffs of various types of life insurance policies from Equitable Life, EVLICO and/or EOC. The policies at issue include term, variable and whole life policies purchased as early as 1954. The actions allege misrepresentations in connection with the sale of life insurance policies including that the defendants misrepresented the stated number of years that premiums would need to be paid. Plaintiffs assert claims for breach of contract, fraud, fraudulent inducement, misrepresentation, conspiracy, negligent supervision and other tort claims. Plaintiffs seek unspecified compensatory and punitive damages. The parties are engaged in discovery in each of the pending actions.

        In October 2000, an action entitled American National Bank and Trust Company of Chicago, as trustee f/b/o Emerald Investments LP and Emerald Investments LP v. AXA Client Solutions, LLC; The Equitable Life Assurance Society of the United States; and AXA Financial, Inc. was commenced in the United States District Court for the Northern District of Illinois. The complaint alleges that the defendants (i) in connection with certain annuities issued by Equitable Life breached an agreement with the plaintiffs involving the execution of mutual fund transfers, and (ii) wrongfully withheld withdrawal charges in connection with the termination of such annuities. Plaintiffs seek unspecified lost profits and injunctive relief, punitive damages and attorneys' fees. Plaintiffs also seek return of the withdrawal charges. In February 2001, the District Court granted in part and denied in part defendants' motion to dismiss the complaint. In March 2001, plaintiffs filed an amended complaint. The District Court granted defendants' motion to dismiss AXA Client Solutions and the Holding Company from the amended complaint, and dismissed the conversion claims in June 2001. The District Court denied defendants' motion to dismiss the remaining claims. Equitable Life has answered the amended complaint.

        On September 12, 1997, the United States District Court for the Northern District of Alabama, Southern Division, entered an order certifying James Brown as the representative of a class consisting of "[a]ll African-Americans who applied but were not hired for, were discouraged from applying for, or would have applied for the position of Sales Agent in the absence of the discriminatory practices, and/or procedures in the [former] Southern Region of AXA Financial from May 16, 1987 to the present." The second amended complaint in James W. Brown, on behalf of others similarly situated v. The Equitable Life Assurance Society of the United States alleges, among other things, that Equitable Life discriminated on the basis of race against African-American applicants and potential applicants in hiring individuals as sales agents. Plaintiffs sought a declaratory judgment and affirmative and negative injunctive relief, including the payment of back-pay, pension and other compensation. The court referred the case to mediation, pursuant to which the parties reached a proposed settlement agreement in November 2000. In connection therewith, the case was dismissed in the United States District Court for the Northern District of Alabama, Southern Division and refiled in the United States District Court for the Northern District of Georgia, Atlanta Division. The final settlement required notice to be given to class members and was subject to court approval. A hearing was held in January 2002 and thereafter, an order was entered approving the settlement.

        In November 1997, an amended complaint was filed in Peter Fischel, et al. v. The Equitable Life Assurance Society of the United States alleging, among other things, that Equitable Life violated ERISA by eliminating certain alternatives pursuant to which agents of Equitable Life could qualify for health care coverage. In March 1999, the United States District Court for the Northern District of California entered an order certifying a class consisting of "[a]ll current, former and retired Equitable agents, who while associated with Equitable satisfied [certain alternatives] to qualify for health coverage or contributions thereto under applicable plans." Plaintiffs allege various causes of action under ERISA, including claims for enforcement of alleged promises contained in plan documents and for enforcement of agent bulletins, breach of a unilateral contract, breach of fiduciary duty and promissory estoppel. In June 2000, plaintiffs appealed to the Court of Appeals for the Ninth Circuit contesting the District Court's award of legal fees to plaintiffs' counsel in connection with a previously settled count of the complaint unrelated to the health benefit claims. In that appeal, plaintiffs have challenged the District Court's subject matter jurisdiction over the health benefit claims. Oral argument on this appeal was heard in November 2001. In May 2001, plaintiffs filed a second amended complaint which, among other things, alleges that Equitable Life failed to comply with plan amendment procedures and deletes the promissory estoppel claim. Equitable Life answered the complaint in June 2001. In September 2001, Equitable Life filed a motion for summary judgment on all of plaintiffs' claims, and plaintiffs filed a motion for partial summary judgment on all claims except their claim for breach of fiduciary duty.

        A putative class action entitled Stefanie Hirt, et al. v. The Equitable Retirement Plan for Employees, Managers and Agents, et al. was filed in the District Court for the Southern District of New York in August 2001 against The Equitable Retirement Plan for Employees, Managers and Agents (the "Retirement Plan") and The Officers Committee on Benefit Plans of Equitable Life, as Plan Administrator. The action was brought by five participants in the Retirement Plan and purports to be on behalf of "all Plan participants, whether active or retired, their beneficiaries and Estates, whose accrued benefits or pension benefits are based on the Plan's Cash Balance Formula." The complaint challenges the change, effective January 1, 1989, in the pension benefit formula from a final average pay formula to a cash balance formula. Plaintiffs allege that the change to the cash balance formula violates ERISA by reducing the rate of accruals based on age, failing to comply with ERISA's notice requirements and improperly applying the formula to retroactively reduce accrued benefits. The relief sought includes a declaration that the cash balance plan violates ERISA, an order enjoining the enforcement of the cash balance formula, reformation and damages. Defendants answered the complaint in October 2001.

        In September 1999, a complaint was filed in an action entitled R.S.M. Inc., et al. v. Alliance Capital Management L.P., et al. in the Chancery Court of the State of Delaware. The action was brought on behalf of a purported class of owners of limited partnership units of Alliance Capital Management Holding L.P. ("Alliance Holding") challenging the then-proposed reorganization of Alliance Holding. Named defendants include Alliance Holding, four Alliance Holding executives, the general partner of Alliance Holding and Alliance, which is a wholly owned indirect subsidiary of Equitable Life, and Alliance, which is the operating partnership whose units are not publicly traded. Equitable Life is obligated to indemnify the defendants for losses and expenses arising out of the litigation. Plaintiffs allege, inter alia, inadequate and misleading disclosures, breaches of fiduciary duties, and the improper adoption of an amended partnership agreement by Alliance Holding. The complaint seeks, inter alia, payment of unspecified money damages and an accounting of all benefits alleged to have been improperly obtained by the defendants. In August 2000, plaintiffs filed a first amended and supplemental class action complaint. The amended complaint alleges in connection with the reorganization that, inter alia, the partnership agreement of Alliance Holding was not validly amended, the reorganization of Alliance Holding was not validly effected, the information disseminated to holders of units of limited partnership interests in Alliance Holding was materially false and misleading, and the defendants breached their fiduciary duties by structuring the reorganization in a manner that was grossly unfair to plaintiffs. Plaintiffs seek declaratory, monetary and injunctive relief relating to the allegations contained in the amended complaint. In September 2000, all defendants other than Robert H. Joseph, Jr., filed an answer to the amended complaint denying the material allegations contained therein. In lieu of joining in the answer to the amended complaint, Mr. Joseph filed a motion to dismiss in September 2000. In November 2000, defendants, other than Mr. Joseph, filed a motion to dismiss the amended complaint. In December 2000, plaintiffs filed a motion for partial summary judgment on the claim that the Alliance Holding partnership agreement was not validly amended. In April 2001, the Chancery Court issued a decision granting in part and denying in part defendants' motion to dismiss; the claim alleging that the partnership agreement of Alliance Holding was not validly amended was one of the claims dismissed. In October 2001, a memorandum of understanding was executed, setting forth the terms of a settlement in principle, and in December 2001, a stipulation of settlement was filed with the Delaware Court of Chancery. The settlement is subject to a number of conditions, including preparation of definitive documentation and approval, after a hearing, by the Delaware Court of Chancery.

        Subsequent to the August 30, 2000 announcement of AXA's proposal to purchase the outstanding shares of AXA Financial common stock that it did not already own, the following fourteen putative class action lawsuits were commenced in the Delaware Court of Chancery: Fred Buff v. AXA Financial, Inc., et al., Sarah Wolhendler v. Claude Bebear, et al.; Jerome and Selma Stone v. AXA Financial, Inc., et al.; Louis Deranieri
        v. AXA Financial, Inc., et al.; Maxine Phillips v. AXA Financial, Inc., et al.; Ruth Ravnitsky v. AXA Financial, Inc., et al.; Richard Kager v. AXA Financial, Inc., et al.; Mortimer Cohen v. AXA Financial, Inc., et al.; Lee Koneche, et al. v. AXA Financial, Inc., et al.; Denver Employees Retirement Plan v. AXA Financial, Inc., et al.; Harry Hoffman
        v. AXA Financial, Inc., et al.; Joseph Villari v. AXA Financial, Inc., et al.; Max Boimal v. AXA Financial, Inc., et al.; and Jay Gottlieb v. AXA Financial, Inc., et al. AXA Financial, AXA, and directors and/or officers of AXA Financial are named as defendants in each of these lawsuits. The various plaintiffs each purport to represent a class consisting of owners of AXA Financial common stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. They challenge the adequacy of the offer announced by AXA and allege that the defendants have engaged or will engage in unfair dealing, overreaching and/or have breached or will breach fiduciary duties owed to the minority shareholders of AXA Financial. The complaints seek declaratory and injunctive relief, an accounting, and unspecified compensatory damages, costs and expenses, including attorneys' fees. The Delaware suits have been consolidated under the name In re AXA Financial, Inc. Shareholders Litigation. A similar lawsuit was filed in the Supreme Court of the State of New York, County of New York, after the filing of the first Delaware action; it is captioned Harbor Finance Partners v. AXA Financial, Inc., et al. In December 2000, the parties to the Delaware suits reached a proposed agreement for settlement and executed a memorandum of understanding. Shortly thereafter, agreement was reached with the plaintiff in the New York suit to stay proceedings in New York and to participate in and be bound by the terms of the settlement of the Delaware suits. In November 2001, the parties filed a stipulation of settlement with the Delaware Court of Chancery. The settlement, which does not involve any payment by AXA Financial, is subject to conditions, including approval, after a hearing, by the Delaware Court of Chancery. The hearing on the settlement is scheduled for March 2002.

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, four putative class action lawsuits were filed in the Delaware Court of Chancery naming AXA Financial as one of the defendants and challenging the sale of DLJ because the transaction did not include the sale of DLJdirect tracking stock. These actions are captioned Irvin Woods, et al. v. Joe L. Roby, et al.; Thomas Rolle v. Joe L. Roby, et al.; Andrew Loguercio v. Joe L. Roby, et al.; and Robert Holschen v. Joe
        L. Roby, et al. The plaintiffs in these cases purport to represent a class consisting of the holders of DLJdirect tracking stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. Named as defendants are AXA Financial, DLJ and the DLJ directors. The complaints assert claims for breaches of fiduciary duties, for violation of class members' voting rights under 8 Del. C. ss.242, and for breach of implied contractual promise, and seek an unspecified amount of compensatory damages and costs and expenses, including attorneys' fees. The parties in these cases have agreed to extend the time for defendants to respond to the complaints.

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, a putative class action lawsuit was filed in the United States District Court, Southern District of New York, captioned Siamac Sedighim
        v. Donaldson, Lufkin & Jenrette, Inc., et al. This action challenges the sale of DLJ (for omitting the DLJdirect tracking stock) and also alleges Federal securities law claims relating to the initial public offering of the DLJdirect tracking stock. The complaint alleges claims for violations of the securities laws, breaches of the fiduciary duties of loyalty, good faith and due care, aiding and abetting such breaches, and breach of contract. The plaintiff purports to represent a class consisting of: all purchasers of DLJdirect tracking stock in the initial public offering and thereafter (with respect to the securities law claims); and all owners of DLJdirect tracking stock who allegedly have been or will be injured by the sale of DLJ (with respect to all other claims). Named as defendants are AXA Financial, Equitable Life, AXA, DLJ, Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse Group, Diamond Acquisition Corp., and DLJ's directors. The complaint seeks declaratory and injunctive relief, an unspecified amount of damages, and costs and expenses, including attorney's fees. In February 2001, defendants moved to dismiss the complaint and in October 2001, the court granted defendants' motion, dismissing all claims based on Federal law with prejudice and dismissing all claims based on state law on jurisdictional grounds, and entered judgment for the defendants. The plaintiffs did not file a notice of appeal, and their time to appeal has expired.

        In April 2001, a putative class action entitled David Uhrik v. Credit Suisse First Boston (USA), Inc., et al. was filed in Delaware Court of Chancery on behalf of the holders of CSFBdirect tracking stock (formerly known as DLJdirect tracking stock). Named defendants include AXA Financial, Credit Suisse First Boston (USA), Inc., the former directors of DLJ and the directors of Credit Suisse First Boston (USA), Inc. The complaint challenges the sale of DLJ common stock as well as the March 2001 offer by Credit Suisse to purchase the publicly owned CSFBdirect tracking stock for $4 per share and asserts claims for breaches of fiduciary duties and breach of contract. Plaintiffs seek injunctive relief, an unspecified amount of compensatory damages, and costs and expenses, including attorneys' fees. The Uhrik action, along with the actions captioned Irvin Woods, et al. v. Joe L. Roby, et al.; Thomas Rolle v. Joe L. Roby, et al.; Andrew Loguercio v. Joe L. Roby, et al.; and Robert Holschen v. Joe. L. Roby, et al., are among the actions that have been consolidated under the caption In re CSFBdirect Tracking Stock Shareholders Litigation. In May 2001, the Delaware Court of Chancery ordered that the Uhrik complaint be the operative complaint in the consolidated actions. A memorandum of understanding outlining the terms of a proposed settlement was executed in July 2001. It is anticipated that a stipulation of settlement will be filed with the Delaware Court of Chancery in or before March 2002. The proposed settlement, which does not involve any payment by AXA Financial, is subject to a number of conditions, including confirmatory discovery and approval, after a hearing, by the Delaware Court of Chancery.

        In April 2001, an amended class action complaint entitled Miller, et al.
        v. Mitchell Hutchins Asset Management, Inc., et al. was filed in Federal District Court in the Southern District of Illinois against Alliance, Alliance Fund Distributors, Inc. ("AFD"), a wholly owned subsidiary of Alliance, and other defendants alleging violations of the Investment Company Act of 1940, as amended ("ICA"), and breaches of common law fiduciary duty. The allegations in the amended complaint concern six mutual funds with which Alliance has investment advisory agreements, including Premier Growth Fund, Alliance Health Care Fund, Alliance Growth Fund, Alliance Quasar Fund, Alliance Fund and Alliance Disciplined Value Fund. The amended complaint alleges principally that
        (i) certain advisory agreements concerning these funds were negotiated, approved, and executed in violation of the ICA, in particular because certain directors of these funds should be deemed interested under the ICA; (ii) the distribution plans for these funds were negotiated, approved, and executed in violation of the ICA; and (iii) the advisory fees and distribution fees paid to Alliance and AFD, respectively, are excessive and, therefore, constitute a breach of fiduciary duty. Alliance and AFD believe that plaintiffs' allegations are without merit and intend to vigorously defend against these allegations. At the present time, management of Alliance and AFD are unable to estimate the impact, if any, that the outcome of this action may have on Alliance's results of operations or financial condition.

        On December 7, 2001 a complaint entitled Benak v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Benak Complaint") was filed in Federal District Court in the District of New Jersey against Alliance and Alliance Premier Growth ("Premier Growth Fund") alleging violation of the ICA. The principal allegations of the Benak Complaint are that Alliance breached its duty of loyalty to Premier Growth Fund because one of the directors of the General Partner of Alliance served as a director of Enron Corp. ("Enron") when Premier Growth Fund purchased shares of Enron and as a consequence thereof, the investment advisory fees paid to Alliance by Premier Growth Fund should be returned as a means of recovering for Premier Growth Fund the losses plaintiff alleges were caused by the alleged breach of the duty of loyalty. Plaintiff seeks recovery of fees paid by Premier Growth Fund to Alliance during the twelve months preceding the lawsuit. On December 21, 2001 a complaint entitled Roy v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Roy Complaint") was filed in Federal District Court in the Middle District of Florida, Tampa Divisions, against Alliance and Premier Growth Fund. The allegations and relief sought in the Roy Complaint are virtually identical to the Benak Complaint. On December 26, 2001 a compliant entitled Roffe v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Roffe Complaint") was filed in the Federal District Court in the District of New Jersey against Alliance and Premier Growth Fund. The allegations and relief sought in the Roffe Complaint are virtually identical to the Benak Complaint. On February 14, 2002, a complaint entitled Tatem v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Tatem Complaint") was filed in the Federal District Court in the District of New Jersey against Alliance and Premier Growth Fund. The allegations and relief sought in the Tatem Complaint are virtually identical to the Benak Complaint. Alliance believes the plaintiffs' allegations in the Benak Complaint, Roy Complaint, Roffe Complaint and Tatem Complaint are without merit and intends to vigorously defend against these allegations. At the present time Alliance's management is unable to estimate the impact, if any, that the outcome of these actions may have on Alliance's results of operations or financial condition.

        Although the outcome of litigation generally cannot be predicted with certainty, the Company's management believes that (i) the settlement of the Brown, R.S.M., In re AXA Financial, Inc. Shareholders Litigation and the Uhrik litigations will not have a material adverse effect on the consolidated financial position or results of operations of the Company and (ii) the ultimate resolution of the other litigations described above should not have a material adverse effect on the consolidated financial position of the Company. The Company's management cannot make an estimate of loss, if any, or predict whether or not any of such other litigations described above will have a material adverse effect on the Company's consolidated results of operations in any particular period.

        In addition to the matters previously reported and those described above, the Holding Company, the Company and their subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

        However, it should be noted that the frequency of large damage awards, including large punitive damage awards that bear little or no relation to actual economic damages incurred by plaintiffs in some jurisdictions, continues to create the potential for an unpredictable judgment in any given matter.

16)     LEASES

        The Company has entered into operating leases for office space and certain other assets, principally information technology equipment and office furniture and equipment. Future minimum payments under noncancelable operating leases for 2002 and the four successive years are $114.6 million, $107.3 million, $112.9 million, $100.5 million, $84.4 million and $921.0 million thereafter. Minimum future sublease rental income on these noncancelable operating leases for 2002 and the four successive years is $6.0 million, $4.6 million, $4.6 million, $4.6 million, $3.1 million and $21.1 million thereafter.

        At December 31, 2001, the minimum future rental income on noncancelable operating leases for wholly owned investments in real estate for 2002 and the four successive years is $80.3 million, $86.8 million, $82.9 million, $77.0 million, $75.4 million and $601.6 million thereafter.

        The Company has entered into capital leases for certain information technology equipment. Future minimum payments under noncancelable capital leases for 2002 and the three successive years are $4.9 million, $4.6 million, $2.7 million and $.9 million.

17)    INSURANCE GROUP STATUTORY FINANCIAL INFORMATION

        Equitable Life is restricted as to the amounts it may pay as dividends to the Holding Company. Under the New York Insurance Law, a domestic life insurer may, without prior approval of the Superintendent, pay a dividend to its shareholders not exceeding an amount calculated based on a statutory formula. This formula would permit Equitable Life to pay shareholder dividends not greater than $544.0 million during 2002. Payment of dividends exceeding this amount requires the insurer to file notice of its intent to declare such dividends with the Superintendent who then has 30 days to disapprove the distribution. For 2001, 2000 and 1999, the Insurance Group statutory net income totaled $547.7 million, $1,068.6 million and $547.0 million, respectively. Statutory surplus, capital stock and Asset Valuation Reserve ("AVR") totaled $6,100.4 million and $6,226.5 million at December 31, 2001 and 2000, respectively. In 2001, 2000 and 1999, respectively, $1.7 billion, $250.0 million and $150.0 million in dividends were paid to the Holding Company by Equitable Life.

        At December 31, 2001, the Insurance Group, in accordance with various government and state regulations, had $23.5 million of securities deposited with such government or state agencies.

        In 1998 the National Association of Insurance Commissioners ("NAIC") approved a codification of statutory accounting practices ("Codification"), which provides regulators and insurers with uniform statutory guidance, addressing areas where statutory accounting previously was silent and changing certain existing statutory positions. Equitable Life and EOC became subject to Codification rules for all state filings upon adoption of Codification by the respective states.

        On December 27, 2000, an emergency rule was issued by the New York Insurance Department ("NYID"), which adopted Codification in New York effective on January 1, 2001 except where the guidance conflicted with New York Law. Equitable Life is required to prepare the Quarterly and Annual Statements and Audited financial statements in accordance with New York rules and regulations which are filed in all states. Differences between the New York regulations and Codification consist of the accounting for deferred taxes and goodwill.

        The implementation of Codification resulted in a $1,630.9 million increase to surplus and capital stock, principally due to the $1,660.8 million valuation adjustment related to Alliance.

        The NYID is currently expected to adopt Codification's accounting for deferred income taxes and goodwill effective in 2002. The impact of adopting the deferred tax accounting is estimated to be a $363.6 million decrease to surplus and capital stock at December 31, 2001.

        The application of the Codification rules as adopted by the State of Colorado had no significant effect on Equitable Life or EOC.

        The NYID requires quarterly disclosure reconciling both net income and capital and surplus between practices prescribed and permitted by the State of New York and the January 1, 2001 NAIC Accounting Practices and Procedures manual. The 2001 reconciliation for Equitable Life follows:

                                                                                    DECEMBER 31,
                                                                                       2001
                                                                                 -----------------
                                                                                   (IN MILLIONS)

        Net Income, State of New York basis ................................        $    543.7
        Prescribed Practices ...............................................              --
        Permitted Practices ................................................              --
                                                                                    ----------

        Net Income, NAIC Basis .............................................        $    543.7
                                                                                    ==========

        Statutory surplus and capital stock, State of New York basis .......        $  5,446.0
        Prescribed Practices:
            Deferred tax liability .........................................            (363.6)
        Permitted practices ................................................              --
                                                                                    ----------

        Statutory Surplus and Capital Stock, NAIC Basis ....................        $  5,082.4
                                                                                    ==========

        The differences between statutory surplus and capital stock determined in accordance with Statutory Accounting Principles ("SAP") and total shareholders' equity under GAAP are primarily: (a) the inclusion in SAP of an AVR intended to stabilize surplus from fluctuations in the value of the investment portfolio; (b) future policy benefits and policyholders' account balances under SAP differ from GAAP due to differences between actuarial assumptions and reserving methodologies;
        (c) certain policy acquisition costs are expensed under SAP but deferred under GAAP and amortized over future periods to achieve a matching of revenues and expenses; (d) Federal income taxes are generally accrued under SAP based upon revenues and expenses in the Federal income tax return while under GAAP deferred taxes provide for timing differences between recognition of revenues and expenses for financial reporting and income tax purposes; (e) the valuation of assets under SAP and GAAP differ due to different investment valuation and depreciation methodologies, as well as the deferral of interest-related realized capital gains and losses on fixed income investments; (f) the valuation of the investment in Alliance and Alliance Holding under SAP reflects a portion of the market value appreciation rather than the equity in the underlying net assets as required under GAAP; (g) the provision for future losses of the discontinued Wind-Up Annuities business is only required under GAAP; (h) reporting the surplus notes as a component of surplus in SAP but as a liability in GAAP; (i) computer software development costs are capitalized under GAAP but expensed under SAP; and
        (j) certain assets, primarily pre-paid assets, are not admissible under SAP but are admissible under GAAP.

        Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from GAAP. The following reconciles the Insurance Group's statutory change in surplus and capital stock and statutory surplus and capital stock determined in accordance with accounting practices prescribed by the NYID with net earnings and equity on a GAAP basis.

                                                                                  2001              2000              1999
                                                                               ----------        ----------        ----------
                                                                                               (IN MILLIONS)
        Net change in statutory surplus and
          capital stock ..............................................         $    104.1        $  1,321.4        $    848.8
        Change in asset valuation reserves ...........................             (230.2)           (665.5)             (6.3)
                                                                               ----------        ----------        ----------
        Net change in statutory surplus, capital stock
          and asset valuation reserves ...............................             (126.1)            655.9             842.5
        Adjustments:
          Future policy benefits and policyholders'
            account balances .........................................              278.7             262.6             (80.4)
          DAC ........................................................              458.5             469.1             198.2
          Deferred Federal income taxes ..............................             (354.8)           (127.3)           (154.3)
          Valuation of investments ...................................               67.9            (134.8)             21.5
          Valuation of investment subsidiary .........................           (1,507.9)            (29.2)           (133.6)
          Limited risk reinsurance ...................................               --                --               128.4
          Dividends paid to the AXA Financial ........................            1,700.0             250.0             150.0
          Capital contribution .......................................               --                --              (470.8)
          Stock option expense related to AXA's minority
            interest acquisition .....................................               --              (493.9)             --
          Other, net .................................................              135.8             448.8             253.8
          GAAP adjustments of Other Discontinued
            Operations ...............................................               (5.1)             54.3              51.3
                                                                               ----------        ----------        ----------
        Net Earnings of the Insurance Group ..........................         $    647.0        $  1,355.5        $    806.6
                                                                               ==========        ==========        ==========


                                                                                                DECEMBER 31,
                                                                               ----------------------------------------------
                                                                                  2001              2000              1999
                                                                               ----------        ----------        ----------
                                                                                               (IN MILLIONS)
        Statutory surplus and capital stock ..........................         $  5,446.0        $  5,341.9        $  4,020.5
        Asset valuation reserves .....................................              654.4             884.6           1,550.1
                                                                               ----------        ----------        ----------
        Statutory surplus, capital stock and asset
          valuation reserves .........................................            6,100.4           6,226.5           5,570.6
        Adjustments:
          Future policy benefits and policyholders'
            account balances .........................................           (1,120.7)         (1,399.4)         (1,662.0)
          DAC ........................................................            5,513.7           5,128.8           4,928.6
          Deferred Federal income taxes ..............................           (1,252.2)           (640.7)           (223.5)
          Valuation of investments ...................................              635.9             140.2            (717.3)
          Valuation of investment subsidiary .........................           (2,590.8)         (1,082.9)         (1,891.7)
          Limited risk reinsurance ...................................               --                --               (39.6)
          Issuance of surplus notes ..................................             (539.4)           (539.1)           (539.1)
          Other, net .................................................              942.6             776.2             501.5
          GAAP adjustments of Other Discontinued
            Operations ...............................................             (123.8)           (164.3)           (160.0)
                                                                               ----------        ----------        ----------
        Equity of the Insurance Group ................................         $  7,565.7        $  8,445.3        $  5,767.5
                                                                               ==========        ==========        ==========

18)     BUSINESS SEGMENT INFORMATION

        The Company's operations consist of Insurance and Investment Services. The Company's management evaluates the performance of each of these segments independently and allocates resources based on current and future requirements of each segment.

        The Insurance segment offers a variety of traditional, variable and interest-sensitive life insurance products, disability income, annuity products, mutual fund and other investment products to individuals and small groups. It also administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations. This segment includes Separate Accounts for individual insurance and annuity products.

        The Investment Services segment principally includes Alliance. Alliance provides diversified investment management and related services globally to a broad range of clients including: (a) institutional clients, including pension funds, endowments and domestic and foreign financial institutions, (b) private clients, including high net worth individuals, trusts and estates and charitable foundations, (c) individual investors, principally through a broad line of mutual funds, and (d) institutional investors by means of in-depth research, portfolio strategy and other services. This segment also includes institutional Separate Accounts that provide various investment options for large group pension clients, primarily defined benefit and contribution plans, through pooled or single group accounts.

        Intersegment investment advisory and other fees of approximately $116.6 million, $153.2 million and $75.6 million for 2001, 2000 and 1999, respectively, are included in total revenues of the Investment Services segment.

        The following tables reconcile segment revenues and earnings from continuing operations before Federal income taxes to total revenues and earnings as reported on the consolidated statements of earnings and segment assets to total assets on the consolidated balance sheets, respectively.


                                                          2001             2000          1999
                                                      ------------    ------------    -----------
                                                                      (IN MILLIONS)
        SEGMENT REVENUES:
        Insurance ...............................     $    4,763.3    $    4,681.9    $   5,179.4
        Investment Services .....................          2,994.4         4,672.5        2,163.8
        Consolidation/elimination ...............            (90.0)         (113.2)         (23.5)
                                                      ------------    ------------    -----------
        Total Revenues ..........................     $    7,667.7    $    9,241.2    $   7,319.7
                                                      ============    ============    ===========


        SEGMENT EARNINGS (LOSS) FROM CONTINUING
          OPERATIONS BEFORE FEDERAL INCOME
          TAXES AND MINORITY INTEREST:
        Insurance ...............................     $      707.5    $     (192.5)   $     555.7
        Investment Services .....................            585.4         2,778.0          754.2
                                                      ------------    ------------    -----------
        Total Earnings from Continuing Operations
           before Federal Income Taxes and
           Minority Interest ....................     $    1,292.9    $    2,585.5    $   1,309.9
                                                      ============    ============    ===========

                                                          2001             2000          1999
                                                      ------------    ------------    -----------
                                                                      (IN MILLIONS)
        ASSETS:
        Insurance ...............................     $   84,568.9    $   88,641.1    $  86,840.1
        Investment Services .....................         15,808.8        16,807.2       12,961.7
        Consolidation/elimination ...............            (94.4)          (57.1)          (8.9)
                                                      ------------    ------------    -----------
        Total Assets ............................     $  100,283.3    $  105,391.2    $  99,792.9
                                                      ============    ============    ===========

19)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The quarterly results of operations for 2001 and 2000 are summarized below:

                                                                    THREE MONTHS ENDED

                                       -------------------------------------------------------------------------
                                          MARCH 31           JUNE 30           SEPTEMBER 30          DECEMBER 31
                                       -------------      -------------       ------------         -------------
                                                                      (IN MILLIONS)
        2001
        Total Revenues................ $     2,023.1      $     1,898.6       $    1,804.8         $    1,941.2
                                       =============      =============       ============         ============

        Earnings from Continuing
          Operations.................. $       227.1      $       120.3       $      119.2         $      140.0
                                        =============      =============       ============         ============

        Net Earnings.................. $       233.6      $       118.5       $      118.7         $      176.2
                                       =============      =============       ============         ============
        2000
        Total Revenues................ $     1,898.9      $     1,954.5       $    1,982.9         $    3,404.9
                                       =============      =============       ============         ============
        Earnings from Continuing
          Operations.................. $       226.6      $       256.9       $       70.5         $      742.9
                                       =============      =============       ============         ============
        Net Earnings.................. $       221.7      $       255.4       $       70.5         $      807.9
                                       =============      =============       ============         ============

20)     ACCOUNTING FOR STOCK-BASED COMPENSATION

        The Holding Company sponsors a stock incentive plan for employees of Equitable Life. Alliance sponsors its own stock option plans for certain employees. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Had compensation expense as related to options awarded under AXA Financial's Stock Incentive Plans been determined based on SFAS No. 123's fair value based method, including the cost of the amendments and modifications made in connection with AXA's acquisition of the minority interest in the Holding Company, the Company's pro forma net earnings for 2001, 2000 and 1999 would have been $624.8 million, $1,627.3 million and $757.1 million, respectively.

        In conjunction with approval of the agreement for AXA's acquisition of the minority interest in the Holding Company's Common Stock, generally all outstanding options awarded under the 1997 and 1991 Stock Incentive Plans were amended to become immediately and fully exercisable pursuant to their terms upon expiration of the initial tender offer. In addition, the agreement provided that at the effective time of the merger, the terms of all outstanding options granted under those Plans would be further amended and converted into options of equivalent intrinsic value to acquire a number of AXA ordinary shares in the form of ADRs. Also pursuant to the agreement, holders of non-qualified options were provided with an alternative to elect cancellation of those options at the effective time of the merger in exchange for a cash payment from the Holding Company. For the year ended December 31, 2000, the Company recognized compensation expense of $493.9 million, representing the cost of these Plan amendments and modifications offset by an addition to capital in excess of par value.

        Beginning in 2001, under the 1997 Stock Incentive Plan, the Holding Company can issue options to purchase AXA ADRs. The options, which include Incentive Stock Options and Nonstatutory Stock Options, are issued at the fair market value of the AXA ADRs on the date of grant. Generally, one-third of stock options granted vest and become exercisable on each of the first three anniversaries of the date such options were granted. Options are currently exercisable up to 10 years from the date of grant.

        Following completion of the merger of AXA Merger with and into the Holding Company, certain employees exchanged AXA ADR options for tandem Stock Appreciation Rights ("SARs") and at-the-money AXA ADR options of equivalent intrinsic value. The maximum obligation for the SARs is $73.3 million, based upon the underlying price of AXA ADRs at January 2, 2001, the closing date of the aforementioned merger. The Company recorded a reduction in the SARs liability of $63.2 million for 2001, reflecting the variable accounting for the SARs, based on the change in the market value of AXA ADRs for the period ended December 31, 2001.

        The Black-Scholes option pricing model was used in determining the fair values of option awards used in the pro-forma disclosures above. The option pricing assumptions for 2001, 2000 and 1999 follow:


                                       HOLDING COMPANY                           ALLIANCE
                           -----------------------------------------   ------------------------------
                             2001(1)          2000         1999          2001      2000       1999
                           -------------  ------------- ------------   -------------------- ---------

        Dividend yield....    1.52%          0.32%         0.31%         5.80%     7.20%     8.70%

        Expected
          volatility......     29%            28%           28%           33%       30%       29%

        Risk-free interest
          rate............    4.98%          6.24%         5.46%         4.5%      5.90%     5.70%

        Expected life
          in years........      5              5             5            7.2       7.4        7

        Weighted average
          fair value per
          option at
          grant-date......    $9.42          $11.08       $10.78         $9.23     $8.32     $3.88

        (1) Beginning in 2001, the option pricing assumptions reflect options granted by the Holding Company representing rights to acquire AXA ADRs.

        A summary of the activity in the option shares of the Holding Company and Alliance's option plans follows, including information about options outstanding and exercisable at December 31, 2001. Outstanding options at January 2, 2001 to acquire AXA ADRs reflect the conversion of 11.5 million share options of the Holding Company that remained outstanding following the above-described cash settlement made pursuant to the agreement for AXA's acquisition of the minority interest in the Holding Company's Common Stock. All information presented below as related to options to acquire AXA ADRs gives appropriate effect to AXA's May 2001 four-for-one stock split and the related changes in ADR parity for each Holding Company share option:



                                                       HOLDING COMPANY                         ALLIANCE
                                             ------------------------------------   --------------------------------
                                                  Common
                                                   Stock            Weighted                           Weighted
                                                    and             Average                            Average
                                                  AXA ADRs          Exercise            Units          Exercise
                                               (In Millions)         Price          (In Millions)       Price
                                             -------------------  ---------------   -------------- -----------------
        Holding Company Option Shares:
        Balance as of
          December 31, 1998................       21.4              $22.00               12.3          $14.92
          Granted..........................        4.3              $31.70                2.0          $30.18
          Exercised........................       (2.4)             $13.26               (1.5)         $ 9.51
          Forfeited........................        (.6)             $24.29                (.3)         $17.79
                                             -------------------                    --------------

        Balance as of
          December 31, 1999................       22.7              $24.60               12.5          $17.95
          Granted..........................        6.5              $31.06                4.7          $50.93
          Exercised........................       (4.5)             $18.57               (1.7)         $10.90
          Forfeited........................       (1.2)             $26.15                (.1)         $26.62
                                             -------------------                    --------------

        Balance as of
          December 31, 2000................       23.5              $27.20               15.4          $28.73
                                             ===================  ==============

        AXA ADR Option Shares:
        Balance as of January 2, 2001......       18.3              $21.65
          Granted..........................       17.0              $31.55                2.5          $50.34
          Exercised........................       (2.2)             $11.57               (1.7)         $13.45
          Forfeited........................       (3.1)             $32.02                (.3)         $34.33
                                             -------------------                    --------------

        Balance as of
          December 31, 2001................       30.0              $26.89               15.9          $33.58
                                             ===================                    ==============

        Information about options outstanding and exercisable at December 31, 2001 follows:



                                            Options Outstanding                            Options Exercisable
                             ---------------------------------------------------   -------------------------------------
                                                   Weighted
                                                    Average         Weighted                               Weighted
              Range of             Number          Remaining        Average             Number              Average
              Exercise          Outstanding       Contractual       Exercise          Exercisable          Exercise
               Prices          (In Millions)     Life (Years)        Price           (In Millions)           Price
        --------------------------------------- ---------------- ---------------   ------------------   ----------------
              AXA ADRs
        ----------------------
        $ 6.325  - $ 9.01            1.9               2.25           $ 6.75              1.9                $ 6.75
        $10.195  - $14.30            2.2               5.69           $13.32              2.2                $13.34
        $15.995  - $22.84            5.2               7.29           $18.87              4.4                $18.74
        $26.095  - $33.025          15.7               6.58           $30.97              2.6                $26.78
        $36.03                       5.0               7.48           $36.03              5.0                $36.03
                              -----------------                                    ------------------
        $ 6.325  - $36.03           30.0               6.51           $26.89             16.1                $23.24
                              =================                                    ==================

              Alliance
        ----------------------
        $   7.97 - $18.78            4.7               4.20           $12.92              4.3                $12.48
        $  22.50 - $27.31            2.5               6.94           $26.29              1.4                $26.30
        $  30.25 - $46.78            1.7               7.93           $30.30               .6                $30.25
        $  48.50 - $50.56            4.9               9.18           $49.36               .5                $48.50
        $  51.10 - $58.50            2.1               8.95           $53.78               .5                $53.75
                              -----------------                                    ------------------
        $   7.97 - $58.50           15.9               7.20           $33.57              7.3                $21.42
                              =================                                    ==================

        The Company's ownership interest in Alliance will continue to be reduced upon the exercise of unit options granted to certain Alliance employees. Options are exercisable over a period of up to ten years.

        In 1997, Alliance Holding established a long-term incentive compensation plan under which grants are made to key employees for terms established by Alliance Holding at the time of grant. These awards include options, restricted Alliance Holding units and phantom restricted Alliance Holding units, performance awards, other Alliance Holding unit based awards, or any combination thereof. At December 31, 2001, approximately
        12.4 million Alliance Holding units of a maximum 40.0 million units were subject to options granted and 25,500 Alliance Holding units were subject to awards made under this plan.

21)     RELATED PARTY TRANSACTIONS

        Beginning January 1, 2000, the Company reimburses the Holding Company for expenses relating to the Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits. Such reimbursement was based on the cost to the Holding Company of the benefits provided which totaled $19.1 million and $16.0 million, respectively, for 2001 and 2000.

        The Company paid $590.5 million and $678.9 million, respectively, of commissions and fees to AXA Distribution and its subsidiaries for sales of insurance products for 2001 and 2000. The Company charged AXA Distribution's subsidiaries $522.6 million and $395.0 million, respectively, for their applicable share of operating expenses for 2001 and 2000, pursuant to the Agreements for Services.

        In September 2001, Equitable Life loaned $400.0 million to AXA Insurance Holding Co. Ltd., a subsidiary of AXA. This investment has an interest rate of 5.89% and matures on June 15, 2007. All payments, including interest payable semi-annually, are guaranteed by AXA.

        Both Equitable Life and Alliance, along with other AXA affiliates, participate in certain cost sharing and servicing agreements which include technology and professional development arrangements. Payments by Equitable Life and Alliance to AXA totaled approximately $12.7 million in 2001.

        Commissions, fees and other income includes certain revenues for services provided to mutual funds managed by Alliance described below:

                                                                  2001               2000               1999
                                                            -----------------   ----------------  ------------------
                                                                                 (IN MILLIONS)
       Investment advisory and services fees..............   $     1,088.2       $     1,021.8     $       895.8
       Distribution revenues..............................           544.6               621.6             441.8
       Shareholder servicing fees.........................            87.2                85.6              62.3
       Other revenues.....................................            11.0                11.6               9.9
       Brokerage..........................................             9.0                 1.7               --


22)      PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

        Assuming the Bernstein acquisition had occurred on January 1, 1999, revenues for the Company would have been $8.79 billion and $7.05 billion for 2000 and 1999, respectively, on a pro forma basis. The impact of the acquisition on net earnings on a pro-forma basis would not have been material.

        This pro forma financial information does not necessarily reflect the results of operations that would have resulted had the Bernstein acquisition actually occurred on January 1, 1999, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.

                                     PART C

                               OTHER INFORMATION
                               -----------------

Item 24. Financial Statements and Exhibits

         (a)  Financial Statements included in Part B.

         The following are included in the Statement of Additional Information:




          1. Separate Account Nos. 3 (Pooled), 4 (Pooled), 10 (Pooled), and 66 (Pooled) (EQ/Alliance Global, EQ/Alliance Growth Investors, EQ/Calvert Socially Responsible, EQ/MFS Emerging Growth Companies, EQ/MFS Research, EQ/FI Small/Mid Cap Value, EQ/Equity 500 Index, EQ/AXP New Dimensions, EQ/Alliance Technology, EQ/ Bernstein Diversified Value and EQ/Small Company Index Funds):
               - Report of Independent Accountants - PricewaterhouseCoopers LLP

          2.  Separate Account No. 3 (Pooled):
              - Statements of Assets and Liabilities, December 31, 2001
              - Statements of Operations and Changes in Net Assets for the
                Years Ended December 31, 2001 and 2000
              - Portfolio of Investments, December 31, 2001


          3.  Separate Account No. 4 (Pooled):
              - Statement of Assets and Liabilities, December 31, 2001
              - Statement of Operations and Changes in Net Assets for the
                Years Ended December 31, 2001 and 2000
              - Portfolio of Investments, December 31, 2001

          4.  Separate Account No. 10 (Pooled):
              - Statement of Assets and Liabilities, December 31, 2001
              - Statements of Operations and Changes in Net Assets for the
                Years Ended December 31, 2001 and 2000
              - Portfolio of Investments, December 31, 2001

          5.  Separate Account No. 66 (Pooled):
              - Statements of Assets and Liabilities, December 31, 2001
              - Statements of Operations and Changes in Net Assets from the year Ended 2001, and from August 1, 2000 through December 31, 2000.

          6. Separate Account Nos. 3(Pooled), 4 (Pooled), 10 (Pooled), and 66 (Pooled):
              - Notes to Financial Statements

          7.  The Equitable Life Assurance Society of the United States:
              - Report of Independent Accountants - PricewaterhouseCoopers LLP
              - Consolidated Balance Sheets, December 31, 2001 and 2000
              - Consolidated Statements of Earnings for the Years Ended
                December 31, 2001, 2000 and 1999
              - Consolidated Statements of Equity for the Years Ended December
                31, 2001 and 2000 and 1999
              - Consolidated Statements of Cash Flows for the Years Ended
                December 31, 2001, 2000 and 1999
              - Notes to Consolidated Financial Statements

         (b)  Exhibits.

         The following Exhibits are filed herewith:

         1. Resolutions of the Board of Directors of The Equitable Life Assurance Society of the United States ("Equitable") authorizing the establishment of the Registrant, incorporated by reference to Post-Effective Amendment No. 1 on Form N-3 to Registration Statement 33-46995, filed July 22, 1992.

         2.   Not applicable.


         3.   (a)   Form of Sales Agreement between Equitable Variable Life
                    Insurance Company and The Equitable Life Assurance
                    Society of the United States for itself and on behalf of its Separate Account No. 51, incorporated by reference to Post-Effective Amendment No. 2 to Registration No.
                    33-46995 on Form N-3 of Registrant, filed March 2, 1993.

              (b) Participation Agreement among EQ Advisors Trust, The Equitable Life Assurance Society of the United States, Equitable Distributors, Inc., and EQ Financial Consultants, Inc. (now AXA Advisors, LLC) dated as of the 14th day of April, 1997, incorporated by reference to the Registration Statement of EQ Advisors Trust, (File No. 333-17217) on Form N-1A, filed August 28, 1997.

              (c) Sales Agreement dated as of January 1, 1994 by and among Equico Securities, Inc. (now AXA Advisors, LLC), Equitable Separate Account A, Separate Account No. 301 and Separate Account No. 51, incorporated by reference to Registration Statement No. 33-91586 on Form N-4 of Registrant, filed April 26, 1995.

              (d) Distribution Agreement for services by The Equitable Life Assurance Society of the United States to AXA Network, LLC and its subsidiaries dated January 1, 2000, incorporated by reference to Exhibit No. 3(d) to Registration Statement File No. 33-58950, filed on April 19, 2001.

              (e) Distribution Agreement for services by AXA Network, LLC and its subsidiaries to The Equitable Life Assurance Society of the United States dated January 1, 2000, incorporated by reference to Exhibit No. 3(e) to Registration File No. 33-58950, filed on April 19, 2001.


         4.   (a)   Exhibit 6(e) (Copy of Group Annuity Contract AC 6059,
                    effective August 30, 1984, among the United States Trust
                    Company of New York and The Equitable Life Assurance
                    Society of the United States), incorporated by reference to Registration No. 33-21417 on Form N-3 of Registrant, filed
                    April 26, 1988.

              (b) Exhibit 6(f) (Form of Rider No. 1 to Group Annuity Contract AC 6059 between the United States Trust Company of New York and The Equitable Life Assurance Society of the United States), incorporated by reference to Registration No. 33-34554 on Form N-3 of Registrant, filed April 26, 1990.

              (c) Exhibit 6(g) (Form of Rider No. 2 to Group Annuity Contract AC 6059 between the United States Trust Company of New York and The Equitable Life Assurance Society of the United States), incorporated by reference to Registration No. 33-34554 on Form N-3 of Registrant, filed April 26, 1990.

              (d) Form of Rider No. 3 to Group Annuity Contract AC 6059 between the United States Trust Company of New York and The Equitable Life Assurance Society of the United States, incorporated by reference to Registration No. 33-46995 on Form N-3 of Registrant, filed April 8, 1992.

              (e) Form of Rider No. 4 to Group Annuity Contract AC 6059 between the United States Trust Company of New York and The Equitable Life Assurance Society of the United States, incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-46995 on Form N-3 of Registrant, filed March 2, 1993.

              (f) Form of Rider No. 5 to Group Annuity Contract No. AC 6059 between The Chase Manhattan Bank, N.A. and The Equitable Life Assurance Society of the United States, incorporated by reference to Exhibit No. 4(f) to Registration Statement No. 333-26101 on Form N-4 of Registrant, filed on April 29, 1997.

         5.   (a)   Exhibit 7(k) (Form of Participation Agreement for the
                    standardized Profit-Sharing Plan under the Association
                    Members Program), incorporated by reference to Post-Effective Amendment No. 1 on Form N-3 to
                    Registration Statement on Form S-1 of Registrant, filed
                    April l6, 1986.

              (b) Exhibit 7(l) (Form of Participation Agreement for the non-standardized Profit-Sharing Plan under the Association Members Program), incorporated by reference to Post-Effective Amendment No. 1 on Form N-3 to Registration Statement on Form S-1 of Registrant, filed April l6, 1986.

              (c) Exhibit 7(m) (Form of Participation Agreement for the standardized Defined Contribution Pension Plan under the Association Members Program), incorporated by reference to Post-Effective Amendment No. 1 on Form N-3 to Registration Statement on Form S-1 of Registrant, filed April l6, 1986.

              (d) Exhibit 7(n) (Form of Participation Agreement for the non-standardized Defined Contribution Pension Plan under the Association Members Program), incorporated by reference to Post-Effective Amendment No. 1 on Form N-3 to Registration Statement on Form S-1 of Registrant, filed April l6, 1986.

              (e) Exhibit 7(r) (Copy of Attachment to Profit Sharing Participation Agreement under the Association Members Retirement Plan of the Equitable Life Assurance Society of the United States), incorporated by reference to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1988.

              (f) Exhibit 7(0)(2) (Form of Participant Enrollment Form under the Association Members Program), incorporated by reference to Post-Effective Amendment No. 2 in Form N-3 to Registration Statement on Form S-1 of Registrant, filed April 2l, l987.

              (g) Exhibit 7(t) (Form of Standardized Participation Agreement under the Association Members Defined Benefit Pension Plan), incorporated by reference to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1988.


              (h) Exhibit 7(ee) (Form of Standardized Participation Agreement for the Defined Contribution Pension Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (i) Exhibit 7(ff) (Form of Non-Standardized Participation Agreement for the Defined Contribution Pension Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (j) Exhibit 7(gg) (Form of Standardized Participation Agreement for the Profit-Sharing Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (k) Exhibit 7(hh) (Form of Non-Standardized Participation Agreement for the Profit-Sharing Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (l) Exhibit 7(ii) (Form of Simplified Participation Agreement for the Defined Contribution Pension Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (m) Exhibit 7(jj) (Form of Simplified Participation Agreement for the Profit-Sharing Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (n) Exhibit 7(kk) (Form of Standardized (and non-integrated) Participation Agreement for the Defined Benefit Pension Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (o) Exhibit 7(ll) (Form of Standardized (and integrated) Participation Agreement for the Defined Benefit Pension Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (p) Exhibit 7(mm) (Form of Non-Standardized (and non-integrated) Participation Agreement for the Defined Benefit Pension Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18,
                    1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (q) Exhibit 7(nn) (Form of Non-Standardized (and integrated) Participation Agreement for the Defined Benefit Pension Plan under the Association Members Program, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (r) Form of First Amendment to the Members Retirement Plan of The Equitable Life Assurance Society of the United States Participation Agreement, as filed with the Internal Revenue Service on December 23, 1991, incorporated by reference to Registration No. 33-46995 on Form N-3 of Registrant, filed April 8, 1992.


         6.   (a)   Copy of the Restated Charter of The Equitable Life
                    Assurance Society of the United States, as amended
                    January 1, 1997, incorporated by reference to Registration
                    Statement No. 333-26101 on Form N-4 of Registrant, filed on April 29, 1997.

              (b) By-Laws of The Equitable Life Assurance Society of the United States, as amended November 21, 1996, incorporated by reference to Registration Statement No. 333-26101 on Form N-4 of Registrant, filed on April 29, 1997.



         7.   Not applicable

         8.   (a)   Exhibit 11(e)(2) (Form of Association Members Retirement
                    Plan, as filed with the Internal Revenue Service on April

                    18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (b) Exhibit 11(j)(2) (Form of Association Members Retirement Trust, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (c) Exhibit 11(k) (Copy of the Association Members Pooled Trust for Retirement Plans, as submitted to the Internal Revenue Service on March 3, 1987), incorporated by reference to Post-Effective Amendment No. 2 to Registration on Form S-1 of Registrant, filed April 2l, l987.

              (d) Exhibit 11(o) (Form of Association Members Defined Benefit Pension Plan, as filed with the Internal Revenue Service on April 18, 1989), incorporated by reference to Post-Effective Amendment No. 2 to Registration No. 33-21417 on Form N-3 of Registrant, filed April 26, 1989.

              (e) Form of First Amendment to the Pooled Trust for Association Members Retirement Plans of The Equitable Life Assurance Society of the United States, as filed with the Internal Revenue Service on December 23, 1991, incorporated by reference to Registration No. 33-46995 on Form N-3 of Registrant, filed April 8, 1992.

              (f) Form of First Amendment to the Association Members Retirement Plan of The Equitable Life Assurance Society of the United States, as filed with the Internal Revenue Service on December 23, 1991, incorporated by reference to Registration No. 33-46995 on Form N-3 of Registrant, filed April 8, 1992.

              (g) Form of First Amendment to the Association Members Retirement Trust of The Equitable Life Assurance Society of the United States, as filed with the Internal Revenue Service on December 23, 1991, incorporated by reference to Registration No. 33-46995 on Form N-3 of Registrant, filed April 8, 1992.

              (h) Form of Participation Agreement among EQ Advisors Trust, The Equitable Life Assurance Society of the United
                    States, Equitable Distributors, Inc. and EQ Financial Consultants, Inc., (now AXA Advisors, LLC) incorporated by reference to Registration Statement of EQ Advisors Trust on Form N-1A (File Nos. 333-17217 and 811-07953).

          9.  (a)   Opinion and Consent of Melvin S. Altman, Esq., Vice
                    President and Associate General Counsel of The Equitable
                    Life Assurance Society of the United States, incorporated by reference to Registration No. 33-46995 on Form N-3 of Registrant, filed April 8, 1992.

             (b) Opinion and Consent of Anthony A. Dreyspool, Vice President and Senior Counsel of The Equitable Life Assurance Society of the United States, incorporated by reference to Post-Effective Amendment No. 3 to Registration No. 33-46995 on Form N-3 of Registrant, filed April 21, 1993.

             (c) Opinion and Consent of Anthony A. Dreyspool, Vice President and Senior Counsel of The Equitable Life Assurance Society of the United States incorporated by reference to Registration No. 33-61978 on Form N-3 of Registrant, filed May 3, 1993.

             (d) Opinion and Consent of Anthony A. Dreyspool, Vice President and Senior Counsel of The Equitable Life Assurance Society of the United States, incorporated by reference to Registration No. 33-61978 on Form N-3 of Registrant, filed November 16, 1993.

             (e) Opinion and Consent of Anthony A. Dreyspool, Vice President and Senior Counsel of The Equitable Life Assurance Society of the United States, incorporated by reference to Registration No. 33-91586 on Form N-4 of Registrant, filed April 26, 1995.

             (f) Opinion and Consent of Anthony A. Dreyspool, Vice President and Associate General Counsel of The
                    Equitable Life Assurance Society of the United States, incorporated by reference to Registration No. 333-26101 on Form N-4 of Registrant, filed April 29, 1997.

             (g) Opinion and Consent of Robin Wagner, Vice President and Counsel of The Equitable Life Assurance Society of the United States previously filed with this Registration Statement, File No. 333-35594, on April 26, 2000.


             (h) Opinion and Consent of Robin Wagner, Vice President and Counsel of The Equitable Life Assurance Society of the United States.

        10.  (a)    Consent of Melvin S. Altman (included within Exhibit
                    12(a)), incorporated by reference to Registration No.
                    33-46995 on Form N-3 of Registrant, filed April 8, 1992.

             (b) Consent of Anthony A. Dreyspool (included within Exhibit 12(b)), incorporated by reference to Post-Effective Amendment No. 3 to Registration No. 33-46995 on Form N-3 of Registrant, filed April 21, 1993.

             (c) Consent of Anthony A. Dreyspool (included within Exhibit 12(c)) incorporated by reference to Registration No. 33-61978 on Form N-3 of Registrant, filed May 3, 1993.

             (d) Consent of Anthony A. Dreyspool (included within Exhibit 12(c)) incorporated by reference to Registration No. 33-61978 on Form N-3 of Registrant, filed November 16, 1993.

             (e) Consent of Anthony A. Dreyspool (included within Exhibit 9(e)), incorporated by reference to Registration No. 33-91586 on Form N-4 of Registrant, filed April 26, 1995.

             (f) Consent of Anthony A. Dreyspool (included within Exhibit 9(f) above), incorporated by reference to Registration Statement No. 333-26101 on Form N-4, filed April 29, 1997.

             (g) Consent of Robin Wagner (included within Exhibit No. 9(g) above previously filed with this Registration Statement, File No. 333-35594, on April 26, 2000.

             (h)    Consent of Robin Wagner (included within Exhibit No. 9(h)).

             (i)    Consent of PricewaterhouseCoopers LLP.

             (j) Powers of Attorney, previously filed with this Registration Statement, File No. 333-35594, on April 26, 2000.

             (k) Power of Attorney for Claus-Michael Dill, incorporated by reference to Registration Statement, File No. 333-35594, filed on April 25, 2001.

             (l) Power of Attorney for Christopher M. Condron incorporated herein by reference to the Registration Statement on Form N-4, (File No. 333-61380) filed on May 22, 2001.

             (m) Power of Attorney for Bruce W. Calvert incorporated herein by reference to Exhibit 23(f) to the Registration Statement on Form N-4 (File No. 333-67876), filed on August 17, 2001.

         11.  Not applicable.

         12.  Not applicable.

         13.  Not applicable.

Item 25: Directors and Officers of Equitable.

         Set forth below is information regarding the directors and principal officers of Equitable. Equitable's address is 1290 Avenue of Americas, New York, New York 10104. The business address of the persons whose names are preceded by an asterisk is that of Equitable.

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

DIRECTORS


Bruce W. Calvert                            Director
Alliance Capital Management Corporation
1345 Avenue of the Americas
New York, N.Y. 10105


Francoise Colloc'h                          Director
AXA
25, Avenue Matignon
75008 Paris, France


Henri de Castries                           Director
AXA
25, Avenue Matignon
75008 Paris, France


Claus-Michael Dill                          Director
AXA Konzern AG
Geveonsdriesch 9-11
50670 Cologne, Germany


Joseph L. Dionne                            Director
198 North Wilton Rd.
New Canaan, CT 06840


Denis Duverne                               Director
AXA
25, Avenue Matignon
75008 Paris, France



Jean-Rene Fourtou                           Director
Aventis
46 quai de la Rapee
75601 Paris Cedex 12
France



Norman C. Francis                           Director
Xavier University of Louisiana
1 Drexel Drive
New Orleans, LA 70125

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

Donald J. Greene                            Director
LeBouef, Lamb, Greene & MacRae
125 West 55th Street
New York, NY 10019-4513


John T. Hartley                             Director
Harris Corporation
1025 W. NASA Boulevard
Melbourne, FL 32919


John H.F. Haskell Jr.                      Director
UBS Warburg LLC
299 Park Ave 40th Floor
New York, NY 10171



Mary R. (Nina) Henderson                    Director
425 East 86th Street
Apt. 12-C
New York, NY 10028


W. Edwin Jarmain                            Director
Jarmain Group Inc.
77 King Street West
Toronto, Ontario M5K1K2,
Canada



George T. Lowy                              Director
Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY 10019

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

Didier Pineau-Valencienne                   Director
Credit Suisse First Boston
64, rue de Miromesmil
75008 Paris, France

George J. Sella, Jr.                        Director
P.O. Box 397
Newton, NJ 07860

Peter J. Tobin                              Director
St. John's University
8000 Utopia Parkway
Jamaica, NY 11439

OFFICER-DIRECTORS
-----------------


* Christopher M. Condron                    Chairman of the Board,
                                            Chief Executive Officer
                                            and Director

* Stanley B. Tulin                          Vice Chairman of the Board,
                                            Chief Financial Officer and Director

OTHER OFFICERS
--------------

*Leon Billis                                Executive Vice President
                                            and Chief Information Officer

*Harvey Blitz                               Senior Vice President

*Kevin R. Byrne                             Senior Vice President and Treasurer

*Selig Ehrlich                              Executive Vice President
                                            and Chief Actuary

*Stuart L. Faust                            Senior Vice President and Deputy
                                            General Counsel

*Alvin H. Fenichel                          Senior Vice President and
                                            Controller

Jennifer Blevins                            Executive Vice President

Mary Beth Farrell                           Executive Vice President

John Lefferts                               Executive Vice President and
                                            President of Retail Distribution

William (Alex) MacGiuivray                  Executive Vice President

Deanna Mulligan                             Executive Vice President

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

*Paul J. Flora                              Senior Vice President and Auditor

*James D. Goodwin                           Vice President

*Edward J. Hayes                            Senior Vice President

*Donald R. Kaplan                           Senior Vice President and Chief
                                            Compliance Officer and Associate
                                            General Counsel

*Richard J. Matteis                         Executive Vice President

*Peter D. Noris                             Executive Vice President and Chief
                                            Investment Officer

*Anthony C. Pasquale                        Senior Vice President

*Pauline Sherman                            Senior Vice President, Secretary and
                                            Associate General Counsel

*Richard V. Silver                          Executive Vice President and
                                            General Counsel

*Naomi J. Weinstein                         Vice President

Item 26. Persons Controlled by or Under Common Control with the Insurance Company or Registrant.



         Separate Account Nos. 3, 4, 10, and 66 of The Equitable Life
Assurance Society of the United States (the "Separate Account") are separate accounts of Equitable. Equitable, a New York stock life insurance company, is a wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company") (formerly The Equitable Companies Incorporated).



         AXA owns 100% of the Holding Company's outstanding common stock. AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable. AXA, a French company, is the holding company for an international group of insurance and related financial services companies.

                                    AXA GROUP

                   CONSOLIDATED COMPANIES AS AT JUNE 30, 2000

     ACTIVITY           COUNTRY             CONSOLIDATED COMPANY                         SHAREHOLDERS                      OWNERSHIP

FINANCIAL SERVICES     AUSTRALIA        NATIONAL MUTUAL FUND MANAGEMENT         AXA ASIA PACIFIC HOLDINGS LIMITED            100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          AXA INVESTMENT MANAGERS BRUSSELS        AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          AXA BANK BELGIUM                        AXA HOLDINGS BELGIUM                         100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          IPPA VASTGOED                           AXA HOLDINGS BELGIUM                         100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          ROYALE BELGE INVESTISSEMENT             AXA ROYALE BELGE NON VIE                      33.03
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          ROYALE BELGE INVESTISSEMENT             AXA ROYALE BELGE                              66.97
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          AXA REAL ESTATE INVESTMENT MANAGERS     AXA BANK BELGIUM                               0.10
   & REAL ESTATE                          BENELUX
FINANCIAL SERVICES     BELGIUM          AXA REAL ESTATE INVESTMENT MANAGERS     AXA REAL ESTATE INVESTMENT MANAGERS SA        99.90
   & REAL ESTATE                          BENELUX
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA ROYALE BELGE NON VIE                       1.75
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA ROYALE BELGE                               2.15
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA                                           47.31
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA CORPORATE SOLUTIONS                        0.75
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA ASSURANCES IARD                           14.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA KONZERN AG                                 6.84
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 DIRECT ASSURANCES IARD                         0.19
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA LEVEN NV                                   1.95
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 NATIONAL MUTUAL FUND MANAGEMENT                3.77
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA UK PLC                                    17.05
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA COURTAGE IARD                              0.84
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA FRANCE FINANCE                      AXA CONSEIL VIE                               50.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA FRANCE FINANCE                      AXA ASSURANCES VIE                            50.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA GESTION FCP                         AXA INVESTMENT MANAGERS PARIS                 99.99
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS PRIVATE EQUITY  AXA INVESTMENT MANAGERS PRIVATE EQUITY       100.00
   & REAL ESTATE                          EUROPE SA
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS PRIVATE EQUITY  AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA MULTI MANAGER FRANCE                AXA INVESTMENT MANAGERS                        0.01
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA MULTI MANAGER FRANCE                AXA MULTIMANAGER LIMITED                      99.93
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS PARIS           AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA CREDIT                              COMPAGNIE FINANCIERE DE PARIS                 65.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        AXA ASSURANCES IARD                           21.19
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        SOCIETE BEAUJON                                0.92
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        COMPAGNIE FINANCIERE DE PARIS                 51.07
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        JOUR FINANCE                                  20.63
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        AXA COURTAGE IARD                              2.53
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA BANQUE                              COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           BANQUE DE MARCHES ET D'ARBITRAGE        AXA                                           19.51
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           BANQUE DE MARCHES ET D'ARBITRAGE        AXA COURTAGE IARD                              8.20
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COMPAGNIE FINANCIERE DE PARIS           AXA                                          100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           CFP - CREDIT                            COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA ASSET MANAGEMENT CONSULTANT         AXA INVESTMENT MANAGERS                       99.95
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA GESTION INTERESSEMENT               AXA INVESTMENT MANAGERS PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           BANQUE DES TUILERIES                    COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS FUNDS           AXA INVESTMENT MANAGERS                       98.84
   & REAL ESTATE                          MANAGEMENT
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS FUNDS           AXA INVESTMENT MANAGERS PARIS                  1.16
   & REAL ESTATE                          MANAGEMENT
FINANCIAL SERVICES     FRANCE           AXA ASSET MANAGEMENT PRIVATE EQUITY     AXA INVESTMENT MANAGERS PRIVATE               50.48
   & REAL ESTATE                                                                  EQUITY EUROPE SA
FINANCIAL SERVICES     FRANCE           AXA REAL ESTATE MANAGEMENT INVESTMENT   AXA REAL ESTATE INVESTMENT MANAGERS SA        99.96
   & REAL ESTATE                          MANAGERS
FINANCIAL SERVICES     FRANCE           AXA REAL ESTATE INVESTMENT MANAGERS SA  AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           SOFAPI                                  COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           HOLDING SOFFIM                          COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           SOFINAD                                 COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA ASSET MANAGEMENT DEUTSCHLAND        AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE                          GMBH
FINANCIAL SERVICES     GERMANY          AXA INVESTMENT MANAGERS DEUTSCHLAND     AXA INVESTMENT MANAGERS                       85.00
   & REAL ESTATE                          GMBH
FINANCIAL SERVICES     GERMANY          AXA TRUST GMBH                          SUN LIFE DEUTSCHLAND LIMITED                 100.00
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA VORSORGEBANK                        AXA KONZERN AG                               100.00
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA REAL ESTATE MANAGEMENT              AXA VERSICHERUNG                              14.00
   & REAL ESTATE                          DEUTSCHLAND
FINANCIAL SERVICES     GERMANY          AXA REAL ESTATE MANAGEMENT              AXA REAL ESTATE INVESTMENT MANAGERS SA        86.00
   & REAL ESTATE                          DEUTSCHLAND
FINANCIAL SERVICES     GERMANY          AXA BAUSPARKASSE AG                     AXA KONZERN AG                                66.67
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA BAUSPARKASSE AG                     AXA LEBEN                                     33.01
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA ASSET MANAGEMENT LTD                AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS GS              AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS LIMITED         AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA MULTIMANAGER LIMITED                AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA REAL ESTATE INVESTMENT              AXA REAL ESTATE INVESTMENT MANAGERS SA       100.00
   & REAL ESTATE                          MANAGERS LTD
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS UK              AXA INVESTMENT MANAGERS                       66.67
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS UK              AXA ASSET MANAGEMENT LTD                      33.33
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE DEUTSCHLAND LIMITED            AXA ASSET MANAGEMENT LTD                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE GLOBAL MANAGEMENT LIMITED      AXA ASSET MANAGEMENT LTD                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE GLOBAL SERVICES LIMITED        AXA ASSET MANAGEMENT LTD                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE MANAGEMENT LIMITED             SUN LIFE GLOBAL MANAGEMENT LIMITED           100.00
   & REAL ESTATE                          ISLE OF MAN
FINANCIAL SERVICES     HONG KONG        AXA INVESTMENT MANAGERS HK SAR         AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     HONG KONG        AXA INVESTMENT MANAGERS HONG KONG       AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     HUNGARY          AXA BIZTOSITO PENSION FUND              AXA KONZERN AG (Austria)                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     ITALY            AXA INVESTMENT MANAGERS ITALIA          AXA INVESTMENT MANAGERS                       99.00
   & REAL ESTATE
FINANCIAL SERVICES     ITALY            AXA INVESTMENT MANAGERS ITALIA          AXA ASSICURAZIONI                              1.00
   & REAL ESTATE
FINANCIAL SERVICES     ITALY            AXA REAL ESTATE INVESTMENT MANAGERS     AXA REAL ESTATE INVESTMENT MANAGERS SA       100.00
   & REAL ESTATE                          ITALIA
FINANCIAL SERVICES     JAPAN            AXA INVESTMENT MANAGERS TOKYO           AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     SPAIN            AXA REAL ESTATE INVESTMENT MANAGERS     AXA REAL ESTATE INVESTMENT MANAGERS SA       100.00
   & REAL ESTATE                          IBERICA
FINANCIAL SERVICES     THE NETHERLANDS  AXA INVESTMENT MANAGERS DEN HAAG        AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA GLOBAL STRUCTURED PRODUCT           AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS HOLDINGS INC.   AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS NEW YORK        AXA INVESTMENT MANAGERS ROSE                 100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS PRIVATE         AXA INVESTMENT MANAGERS PRIVATE EQUITY       100.00
   & REAL ESTATE                          EQUITY F
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS ROSE            AXA INVESTMENT MANAGERS                       90.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS ROSE            AXA INVESTMENT MANAGERS HOLDING INC.          10.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA ROSENBERG LLC                       AXA INVESTMENT MANAGERS ROSE                  50.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    ALLIANCE CAPITAL MANAGEMENT CORP.       THE EQUITABLE LIFE ASSURANCE SOCIETY          74.91
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    ALLIANCE CAPITAL MANAGEMENT CORP.       AXA FINANCIAL INC.                            25.09
   & REAL ESTATE
HOLDINGS & MISC.       AUSTRALIA        AXA ASIA PACIFIC HOLDINGS LIMITED       AXA EQUITY & LAW LIFE ASSURANCE SOCIETY        8.90
   BUSINESSES
HOLDINGS & MISC.       AUSTRALIA        AXA ASIA PACIFIC HOLDINGS LIMITED       AXA                                           42.10
   BUSINESSES
HOLDINGS & MISC.       AUSTRIA          AXA KONZERN AG (Austria)                AXA LEBEN                                     10.05
   BUSINESSES
HOLDINGS & MISC.       AUSTRIA          AXA KONZERN AG (Austria)                AXA VERSICHERUNG                              89.95
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          ROYALE BELGE INTERNATIONAL              ROYALE BELGE INVESTISSEMENT                  100.00
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    AXA CORPORATE SOLUTION ASSURANCE               6.21
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    AXA                                           84.28
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    AXA COURTAGE IARD                              5.41
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    VINCI BV                                       4.07
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA CHINA                               AXA CHINA REGION LIMITED                      49.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA CHINA                               AXA                                           51.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA PARTICIPATION II                    AXA                                          100.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA INVESTMENT MANAGERS                        2.33
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA INSURANCE HOLDING JAPAN                    4.21
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA ROYALE BELGE NON VIE                       3.45
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA ROYALE BELGE                               4.24
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA                                           20.17
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA CORPORATE SOLUTIONS                        3.27
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA KONZERN AG                                14.28
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA FRANCE ASSURANCE                          20.03
   BUSINESSES
HOLDINGS & MISC.       FRANCE           SOCIETE BEAUJON                         AXA                                           99.77
   BUSINESSES
HOLDINGS & MISC.       FRANCE           SOCIETE BEAUJON                         AXA ASSURANCES IARD                            0.22
   BUSINESSES
HOLDINGS & MISC.       FRANCE           COLISEE EXCELLENCE                      AXA PARTICIPATION II                         100.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           JOUR FINANCE                            AXA CONSEIL VIE                               60.47
   BUSINESSES
HOLDINGS & MISC.       FRANCE           JOUR FINANCE                            AXA ASSURANCES IARD                           39.53
   BUSINESSES
HOLDINGS & MISC.       FRANCE           MOFIPAR                                 AXA                                          100.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA FRANCE ASSURANCE                    AXA                                          100.00
   BUSINESSES
HOLDINGS & MISC.       GERMANY          AXA KONZERN AG                          AXA                                           25.49
   BUSINESSES
HOLDINGS & MISC.       GERMANY          AXA KONZERN AG                          KOLNISCHE VERWALTUNGS                         25.63
   BUSINESSES
HOLDINGS & MISC.       GERMANY          AXA KONZERN AG                          VINCI BV                                      39.73
   BUSINESSES
HOLDINGS & MISC.       GERMANY          GRE CONTINENTAL EUROPE HOLDING GMBH     AXA KONZERN AG                               100.00
   BUSINESSES
HOLDINGS & MISC.       GERMANY          KOLNISCHE VERWALTUNGS                   AXA                                            8.83
   BUSINESSES
HOLDINGS & MISC.       GERMANY          KOLNISCHE VERWALTUNGS                   AXA KONZERN AG                                23.02
   BUSINESSES
HOLDINGS & MISC.       GERMANY          KOLNISCHE VERWALTUNGS                   VINCI BV                                      67.72
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    AXA EQUITY & LAW PLC                    AXA                                           99.94
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    GUARDIAN ROYAL EXCHANGE PLC             AXA UK PLC                                   100.00
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    AXA UK PLC                              AXA EQUITY & LAW PLC                          21.70
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    AXA UK PLC                              AXA                                           78.30
   BUSINESSES
HOLDINGS & MISC.       ITALY            AXA ITALIA S.P.A                        AXA CONSEIL VIE                                1.76
   BUSINESSES
HOLDINGS & MISC.       ITALY            AXA ITALIA S.P.A                        AXA                                           98.24
   BUSINESSES
HOLDINGS & MISC.       JAPAN            AXA INSURANCE HOLDING JAPAN             AXA                                           96.42
   BUSINESSES


     ACTIVITY                COUNTRY               CONSOLIDATED COMPANY                  SHAREHOLDERS                      OWNERSHIP

HOLDINGS & MISC.          LUXEMBOURG          AXA LUXEMBOURG SA                    AXA HOLDINGS BELGIUM                      100.00
   BUSINESSES
HOLDINGS & MISC.          MOROCCO             AXA ONA                              AXA                                        51.00
   BUSINESSES
HOLDINGS & MISC.          SINGAPORE           AXA INSURANCE INVESTMENT HOLDING     AXA                                       100.00
   BUSINESSES
HOLDINGS & MISC.          SPAIN               AXA AURORA                           AXA                                       100.00
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     GELDERLAND                           AXA HOLDINGS BELGIUM                      100.00
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     AXA ROYALE BELGE NON VIE                   17.29
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     AXA ROYALE BELGE                           21.24
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     GELDERLAND                                 38.94
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     ROYALE BELGE INTERNATIONAL                 12.77
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     AXA HOLDINGS BELGIUM                        4.11
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA VERZEKERINGEN                    AXA NEDERLAND BV                          100.00
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     VINCI BV                             AXA                                       100.00
   BUSINESSES
HOLDINGS & MISC.          TURKEY              AXA OYAK HOLDING AS                  AXA                                        50.00
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA EQUITY & LAW LIFE ASSURANCE SOCIETY     4.09
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA                                        92.48
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA CORPORATE SOLUTIONS                     2.95
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   SOCIETE BEAUJON                             0.44
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA CORPORATE SOLUTIONS REINSURANCE CY      0.03
   BUSINESSES
INSURANCE & REINSURANCE   AUSTRALIA           AUSTRALIAN CASUALTY INSURANCE        AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
                                                PTY LTD
INSURANCE & REINSURANCE   AUSTRALIA           NATIONAL MUTUAL HEALTH INSUR PY      AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
                                                LIMITED
INSURANCE & REINSURANCE   AUSTRALIA           NATIONAL MUTUAL INTERNATIONAL        AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
INSURANCE & REINSURANCE   AUSTRALIA           NATIONAL MUTUAL FINANCIAL SERVICES   AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
INSURANCE & REINSURANCE   AUSTRIA             AXA VERSICHERUNG                     AXA KONZERN AG (Austria)                  100.00
INSURANCE & REINSURANCE   AUSTRIA             AXA LEBEN                            AXA KONZERN AG (Austria)                  100.00
INSURANCE & REINSURANCE   BELGIUM             AXA ROYALE BELGE                     AXA HOLDINGS BELGIUM                       99.58
INSURANCE & REINSURANCE   BELGIUM             AXA ROYALE BELGE                     UAB                                         0.42
INSURANCE & REINSURANCE   BELGIUM             ARDENNE PREVOYANTE                   AXA ROYALE BELGE NON VIE                    0.05
INSURANCE & REINSURANCE   BELGIUM             ARDENNE PREVOYANTE                   AXA HOLDINGS BELGIUM                       99.95
INSURANCE & REINSURANCE   BELGIUM             ASSURANCES LA POSTE                  AXA HOLDINGS BELGIUM                       50.00
INSURANCE & REINSURANCE   BELGIUM             ASSURANCES LA POSTE VIE              AXA HOLDINGS BELGIUM                       50.00
INSURANCE & REINSURANCE   BELGIUM             UAB NON VIE                          AXA HOLDINGS BELGIUM                      100.OO
INSURANCE & REINSURANCE   CANADA              AXA CS ASSURANCE CANADA              AXA CORPORATE SOLUTION ASSURANCE          100.00
INSURANCE & REINSURANCE   CANADA              AXA CANADA                           AXA                                       100.00
INSURANCE & REINSURANCE   CHINA               AXA MINMETALS ASSURANCE CO LTD       AXA CHINA                                  51.00
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTION ASSURANCE     AXA CORPORATE SOLUTIONS                    98.49
INSURANCE & REINSURANCE   FRANCE              AXA CONSEIL VIE                      AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              ARGOVIE                              AXA COLLECTIVES                            94.03
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA                                        94.97
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA ASSURANCES IARD                         2.72
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA FRANCE ASSURANCE                        0.10
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA COURTAGE IARD                           2.20
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA COLLECTIVES                             0.02
INSURANCE & REINSURANCE   FRANCE              AXA ASSURANCES IARD                  AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              AXA RE FINANCE                       AXA CORPORATE SOLUTIONS                    65.83
INSURANCE & REINSURANCE   FRANCE              AXA RE FINANCE                       AXA CESSIONS                               13.17
INSURANCE & REINSURANCE   FRANCE              AXA ASSURANCES VIE                   AXA FRANCE ASSURANCE                       88.87
INSURANCE & REINSURANCE   FRANCE              AXA ASSURANCES VIE                   AXA COLLECTIVES                            11.13
INSURANCE & REINSURANCE   FRANCE              C.G.R.M. MONTE-CARLO                 AXA CORPORATE SOLUTIONS                    99.99
INSURANCE & REINSURANCE   FRANCE              JURIDICA                             AXA FRANCE ASSURANCE                       98.51
INSURANCE & REINSURANCE   FRANCE              DIRECT ASSURANCES IARD               AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              DIRECT ASSURANCES VIE                AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              NATIO ASSURANCES                     AXA ASSURANCES IARD                        50.00
INSURANCE & REINSURANCE   FRANCE              NSM VIE                              AXA ASSURANCES IARD                         0.16
INSURANCE & REINSURANCE   FRANCE              NSM VIE                              AXA FRANCE ASSURANCE                       39.91
INSURANCE & REINSURANCE   FRANCE              AXA ASSISTANCE                       AXA                                       100.00
INSURANCE & REINSURANCE   FRANCE              SPS RE                               AXA CORPORATE SOLUTIONS                    69.94
INSURANCE & REINSURANCE   FRANCE              AXA CESSIONS                         AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   FRANCE              SAINT GEORGES RE                     AXA                                       100.00
INSURANCE & REINSURANCE   FRANCE              AXA CONSEIL IARD                     AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              AXA COURTAGE IARD                    AXA FRANCE ASSURANCE                       99.65
INSURANCE & REINSURANCE   FRANCE              AXA COLLECTIVES                      AXA ASSURANCES IARD                         3.69
INSURANCE & REINSURANCE   FRANCE              AXA COLLECTIVES                      AXA FRANCE ASSURANCE                       95.71
INSURANCE & REINSURANCE   GERMANY             AXA LEBEN                            AXA KONZERN AG                             47.81
INSURANCE & REINSURANCE   GERMANY             AXA LEBEN                            AXA VERSICHERUNG                           52.19
INSURANCE & REINSURANCE   GERMANY             AXA VERSICHERUNG                     AXA KONZERN AG                             74.41
INSURANCE & REINSURANCE   GERMANY             AXA VERSICHERUNG                     GRE CONTINENTAL EUROPE HOLDING GMBH        25.59
INSURANCE & REINSURANCE   GERMANY             AXA KRANKEN VERSICHERUNG             AXA KONZERN AG                             52.69
INSURANCE & REINSURANCE   GERMANY             AXA KRANKEN VERSICHERUNG             AXA LEBEN                                  46.71
INSURANCE & REINSURANCE   GERMANY             AXA ART                              AXA KONZERN AG                            100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       ACS ASSURANCE UK BRANCH              AXA CORPORATE SOLUTION ASSURANCE          100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA EQUITY & LAW LIFE ASSURANCE      AXA SUN LIFE                              100.00
                                                SOCIETY
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA INSURANCE UK                     GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA SUN LIFE                         AXA UK PLC                                100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA UK HOLDING PLC                   AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       E_BUSINESS AXA UK                    AXA UK PLC                                100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       THE ROYAL EXCHANGE ASSURANCE PLC     GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA GLOBAL RISKS (U.K.) LTD          AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA UK                               AXA                                       100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       PPP GROUP PLC                        GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA PPP HEALTHCARE LTD               AXA INSURANCE UK                          100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       PPP LIFETIMECARE                     GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA REINSURANCE UK PLC               AXA UK HOLDING PLC                        100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       ENGLISH & SCOTTISH                   AXA UK                                    100.00
INSURANCE & REINSURANCE   HONG KONG           AXA CHINA REGION LIMITED             NATIONAL MUTUAL INTERNATIONAL             100.00
INSURANCE & REINSURANCE   HONG KONG           AXA INSURANCE HONG-KONG              AXA                                        17.50
INSURANCE & REINSURANCE   HONG KONG           AXA INSURANCE HONG-KONG              AXA INSURANCE INVESTMENT HOLDING           82.50
INSURANCE & REINSURANCE   HONG KONG           AXA GENERAL INSURANCE HK             AXA                                       100.00
INSURANCE & REINSURANCE   HUNGARY             AXA BIZTOSITO                        AXA KONZERN AG (AUSTRIA)                  100.00
INSURANCE & REINSURANCE   IRELAND             GUARDIAN PMPA GROUP LTD              GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   ITALY               AXA INTERLIFE                        AXA ITALIA S.P.A                          100.00
INSURANCE & REINSURANCE   ITALY               AXA ASSICURAZIONI                    AXA ITALIA S.P.A                           98.12
INSURANCE & REINSURANCE   ITALY               AXA ASSICURAZIONI                    AXA COLLECTIVES                             1.88
INSURANCE & REINSURANCE   ITALY               UAP VITA                             AXA ITALIA S.P.A                          100.00
INSURANCE & REINSURANCE   JAPAN               AXA GROUP LIFE JAPAN                 AXA INSURANCE HOLDING JAPAN               100.00
INSURANCE & REINSURANCE   JAPAN               AXA LIFE JAPAN                       AXA INSURANCE HOLDING JAPAN               100.00
INSURANCE & REINSURANCE   JAPAN               AXA NON LIFE INSURANCE CO LTD        AXA                                       100.00
INSURANCE & REINSURANCE   LUXEMBOURG          AXA ASSURANCE LUXEMBOURG             AXA LUXEMBOURG SA                         100.00
INSURANCE & REINSURANCE   LUXEMBOURG          AXA ASSURANCE. VIE LUXEMBOURG        AXA LUXEMBOURG SA                         100.00
INSURANCE & REINSURANCE   LUXEMBOURG          CREALUX                              AXA HOLDINGS BELGIUM                      100.00
INSURANCE & REINSURANCE   LUXEMBOURG          FUTUR RE                             AXA CORPORATE SOLUTION ASSURANCE          100.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA INSURANCE UK                           20.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA PORTUGAL COMPANHIA DE SEGUROS           5.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA VERSICHERUNG                           20.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA ASSICURAZIONI                           5.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA AURORA IBERICA                         10.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            ROYALE BELGE INVESTISSEMENT                20.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            SAINT GEORGES RE                           20.00
INSURANCE & REINSURANCE   MOROCCO             AXA ASSURANCE MAROC                  AXA ONA                                    99.99
INSURANCE & REINSURANCE   MOROCCO             EPARGNE CROISSANCE                   AXA ASSURANCE MAROC                        99.59
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA CORPORATE SOLUTION ASSURANCE            9.07
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA PORTUGAL SEGUROS VIDA                   2.15
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA CONSEIL VIE                             5.37
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA                                        83.02
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA CONSEIL VIE                            87.63
                                                DE VIDA SA
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA                                         7.46
                                                DE VIDA SA
INSURANCE & REINSURANCE   SINGAPORE           AXA INSURANCE SINGAPORE              AXA                                        25.77
INSURANCE & REINSURANCE   SINGAPORE           AXA INSURANCE SINGAPORE              AXA INSURANCE INVESTMENT HOLDING           74.23
INSURANCE & REINSURANCE   SINGAPORE           AXA LIFE SINGAPOUR                   NATIONAL MUTUAL INTERNATIONAL             100.00
INSURANCE & REINSURANCE   SINGAPORE           AXA CORPORATE SOLUTIONS. ASIA        AXA CORPORATE SOLUTIONS                   100.00
                                                PACIFIC PRIVATE LTD
INSURANCE & REINSURANCE   SPAIN               AXA AURORA VIDA DE SEGUROS Y         AXA AURORA                                 99.68
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               AYUDA LEGAL SA DE SEGUROS Y          AXA AURORA VIDA                            12.00
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               AYUDA LEGAL SA DE SEGUROS Y          AXA AURORA IBERICA                         88.00
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               HILO DIRECT SA DE SEGUROS Y          AXA AURORA                                 50.00
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               AXA AURORA IBERICA                   AXA AURORA                                 99.68

     ACTIVITY                COUNTRY                 CONSOLIDATED COMPANY            SHAREHOLDERS                          OWNERSHIP

INSURANCE & REINSURANCE   SWITZERLAND       AXA COMPAGNIE D'ASSURANCES             AXA                                        99.95
INSURANCE & REINSURANCE   SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR LA VIE   AXA                                        94.99
INSURANCE & REINSURANCE   SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR LA VIE   AXA COMPAGNIE D'ASSURANCES                  5.00
INSURANCE & REINSURANCE   THE NETHERLANDS   AXA LEVEN NV                           AXA VERZEKERINGEN                         100.00
INSURANCE & REINSURANCE   THE NETHERLANDS   UNIROBE GROEP                          AXA NEDERLAND BV                          100.00
INSURANCE & REINSURANCE   THE NETHERLANDS   AXA SCHADE                             AXA VERZEKERINGEN                         100.00
INSURANCE & REINSURANCE   THE NETHERLANDS   AXA ZORG NV                            AXA VERZEKERINGEN                         100.00
INSURANCE & REINSURANCE   TURKEY            AXA OYAK HAYAT SIGORTA                 AXA OYAK HOLDING AS                       100.00
INSURANCE & REINSURANCE   TURKEY            AXA OYAK SIGORTA                       AXA OYAK HOLDING AS                        70.92
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTION INSURANCE CO    AXA CORPORATE SOLUTIONS REINSURANCE       100.00
                                                                                     CY
INSURANCE & REINSURANCE   UNITED STATES     AXA CORP. SOLUTIONS PROPERTY           AXA CORPORATE SOLUTIONS REINSURANCE       100.00
                                              & CASUALTY                             CY
INSURANCE & REINSURANCE   UNITED STATES     AXA AMERICA CORPORATE SOLUTIONS, INC   AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   UNITED STATES     THE EQUITABLE LIFE ASSURANCE SOCIETY   AXA FINANCIAL INC.                        100.00
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTIONS REINSURANCE    AXA AMERICA CORPORATE SOLUTIONS, INC      100.00
                                              CY
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTIONS AMERICA INS.   AXA CORPORATE SOLUTIONS PROPERTY          100.00
                                              CY                                     & CASUALTY
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTIONS LIFE           AXA CORPORATE SOLUTIONS REINSURANCE CY    100.00
                                              REINSURANCE COMPANY

SUBSIDIARY ORGANIZATION CHART- 2002                                                                                         03/07/02
-----------------------------------
      LAST UPDATED: 2/5/02                                                                  State of     State of
                                                                             Type of       Incorp. or    Principal    Federal
                                                                            Subsidiary      Domicile     Operation   Tax ID #
                                                                            ----------      --------     ---------   ---------

------------------------------------------------------------------------------------------------------------------------------------
AXA Financial, Inc.  (Notes 1 & 2)   **                                                        DE           NY      13-3623351
------------------------------------------------------------------------------------------------------------------------------------
   Frontier Trust Company, FSB  (Note 7)                                                       ND           ND      45-0373941
   ---------------------------------------------------------------------------------------------------------------------------------
   AXA Client Solutions, LLC   (Note 2)                                                        DE           NY      52-2197822
   ---------------------------------------------------------------------------------------------------------------------------------
   AXA Distribution Holding Corporation                                                        DE           NY      13-4078005
   ---------------------------------------------------------------------------------------------------------------------------------
      AXA Advisors, LLC     (Note 5)                                                           DE           NY      13-4071393
      ------------------------------------------------------------------------------------------------------------------------------
      AXA Network, LLC     (Note 6)                                         Operating          DE           NY      06-1555494
      ------------------------------------------------------------------------------------------------------------------------------
         AXA Network of Alabama, LLC                                        Operating          AL           AL      06-1562392
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network of Connecticut, Maine and New York, LLC                Operating          DE           NY      13-4085852
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of Massachusetts, LLC                 Operating          MA           MA      04-3491734
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network of Nevada, Inc.                                        Operating          NV           NV      13-3389068
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network of Puerto Rico, Inc.                                   Operating         P.R.         P.R.     66-0577477
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of of Texas, Inc.                     Operating          TX           TX      75-2529724
         ---------------------------------------------------------------------------------------------------------------------------
      Paramount Planners, LLC                                               Operating          DE           NY      06-1602479
      ------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  (Note 2)*     Insurance          NY           NY      13-5570651
   ---------------------------------------------------------------------------------------------------------------------------------
      The Equitable of Colorado, Inc.*                                      Insurance          CO           CO      13-3198083
      ------------------------------------------------------------------------------------------------------------------------------
      Equitable Deal Flow Fund, L.P.                                        Investment         DE           NY      13-3385076
      ------------------------------------------------------------------------------------------------------------------------------
         Equitable Managed Assets, L.P.                                     Investment         DE           NY      13-3385080
         ---------------------------------------------------------------------------------------------------------------------------
      Real Estate Partnership Equities (various)                            Investment         **                        -
      ------------------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC  (Notes 3 & 4)                                   HCO             NY           NY      22-2766036
      ------------------------------------------------------------------------------------------------------------------------------
         See Attached Listing A
         ---------------------------------------------------------------------------------------------------------------------------
      ACMC, Inc.     (Note 4)                                                  HCO             DE           NY      13-2677213
      ------------------------------------------------------------------------------------------------------------------------------
      Wil-Gro, Inc                                                          Investment         PA           PA      23-2702404
      ------------------------------------------------------------------------------------------------------------------------------
      STCS, Inc.                                                            Investment         DE           NY      13-3761592
      ------------------------------------------------------------------------------------------------------------------------------
      Fox Run, Inc.                                                         Investment         MA           NY      23-2762596
      ------------------------------------------------------------------------------------------------------------------------------
      FTM Corp.                                                             Investment         MD           MD      13-3778225
      ------------------------------------------------------------------------------------------------------------------------------
      EVSA, Inc.                                                            Investment         DE           PA      23-2671508
      ------------------------------------------------------------------------------------------------------------------------------
      Equitable Rowes Wharf, Inc.                                           Investment         MA           MA      04-3272826
      ------------------------------------------------------------------------------------------------------------------------------
      ELAS Realty, Inc.                                                     Investment         DE           GA      58-2271596
      ------------------------------------------------------------------------------------------------------------------------------
      Prime Property Funding II, Inc.                                       Operating          DE           NY      13-3961599
      ------------------------------------------------------------------------------------------------------------------------------
      Sarasota Prime Hotels, LLC                                            Investment         FL           GA      58-2330533
      ------------------------------------------------------------------------------------------------------------------------------
      ECLL, Inc.                                                            Investment         MI           GA      58-2377569
      ------------------------------------------------------------------------------------------------------------------------------





                                                                           Number of        Parent's
                                                                            Shares         Percent of              Comments
                                                                             Owned         Ownership       (e.g., Basis of Control)
                                                                           ---------       ---------       ------------------------

AXA Financial, Inc.  (Notes 1 & 2)   **
------------------------------------------------------------------------------------------------------------------------
   Frontier Trust Company, FSB  (Note 7)                                        1,000       100.00%
   ---------------------------------------------------------------------------------------------------------------------
   AXA Client Solutions, LLC   (Note 2)                                                     100.00%
   ---------------------------------------------------------------------------------------------------------------------
   AXA Distribution Holding Corporation                                            -        100.00%
   ---------------------------------------------------------------------------------------------------------------------
      AXA Advisors, LLC     (Note 5)                                               -        100.00%
      ------------------------------------------------------------------------------------------------------------------
      AXA Network, LLC     (Note 6)                                                -        100.00%
      ------------------------------------------------------------------------------------------------------------------
         AXA Network of Alabama, LLC                                               -        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network of Connecticut, Maine and New York, LLC                       -        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of Massachusetts, LLC                        -        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network of Nevada, Inc.                                                        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network of Puerto Rico, Inc.                                                   100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of of Texas, Inc.                                     100.00%
         --------------------------------------------------------------------------------------------------------------
      Paramount Planners, LLC                                                      -        100.00%
      ------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  (Note 2)*     2,000,000       100.00%         NAIC # 62944
   ---------------------------------------------------------------------------------------------------------------------
     The Equitable of Colorado, Inc.*                                       1,000,000       100.00%         NAIC # 62880
      ------------------------------------------------------------------------------------------------------------------
      Equitable Deal Flow Fund, L.P.                                              -               -         G.P & L.P.
      ------------------------------------------------------------------------------------------------------------------
         Equitable Managed Assets, L.P.                                           -               -         G.P.
         ---------------------------------------------------------------------------------------------------------------
      Real Estate Partnership Equities (various)                                  -               -        **
      ------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC  (Notes 3 & 4)                                      -         100.00%
      ------------------------------------------------------------------------------------------------------------------
         See Attached Listing A
         ---------------------------------------------------------------------------------------------------------------
      ACMC, Inc.     (Note 4)                                               5,000,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Wil-Gro, Inc                                                              1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      STCS, Inc.                                                                1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Fox Run, Inc.                                                             1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      FTM Corp.                                                                 1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      EVSA, Inc.                                                                   50       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Equitable Rowes Wharf, Inc.                                               1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      ELAS Realty, Inc.                                                         1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Prime Property Funding II, Inc.                                                       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Sarasota Prime Hotels, LLC                                                  -         100.00%
      ------------------------------------------------------------------------------------------------------------------
      ECLL, Inc.                                                                            100.00%
      ------------------------------------------------------------------------------------------------------------------

SUBSIDIARY ORGANIZATION CHART- 2002                                     03/07/02
-----------------------------------

  * Affiliated Insurer
 ** Information relating to Equitable's Real Estate Partnership
      Equities is disclosed in Schedule BA, Part 1 of Equitable Life's Annual Statement, which has been filed with the N.Y.S. Insurance Department.
*** All subsidiaries are corporations, except as otherwise noted.


   1. The name was changed from The Equitable Companies Incorporated on Sept. 3, 1999.

   2. AXA Financial, Inc. transferred ownership of Equitable Life to AXA Client Solutions, LLC effective Sept. 20, 1999. Effective January 1, 2002, AXA Client Solutions, LLC transferred ownership of Equitable Life to AXA Financial, Inc.

   3. Equitable Holding Corp. was merged into Equitable Holdings, LLC on Dec. 19, 1997.

   4. In October 1999, Alliance Capital Management Holding L.P. ("Alliance Holding") reorganized by transferring its business and assets to Alliance Capital Management L.P., a newly formed private partnership ("Alliance Capital"). As of December 31, 2001, AXF and its subsidiaries owned 51.66% of the issued and outstanding units of limited partnership interest in Alliance Capital (the "Alliance Capital Units"). AXF held directly 32,621,075 Alliance Capital Units (13.12%); Equitable Life directly owned 5,219,396 Alliance Capital Units (2.10%); ACMC, Inc. owned 66,220,822 Alliance Capital Units (26.63%), and ECMC, LLC owned 24,415,727 Alliance Capital Units (9.82%). Alliance Capital Management Corporation also owns a 1% general partnership interest in Alliance Capital. In addition, ECMC, LLC and ACMC, Inc. each own 722,178 units (0.96% each), respectively, representing assignments of beneficial ownership of limited partnership interests in Alliance Holding (the "Alliance Holding Units"), and Alliance Capital Management Corp. owns 100,000 units of general partnership interest (0.13%), in Alliance Holding. Alliance Holding Units are publicly traded on the New York Stock exchange.

   5. EQ Financial Consultants (formerly, Equico Securities, Inc.) was merged into AXA Advisors, LLC on Sept. 20, 1999. AXA Advisors, LLC was transferred from Equitable Holdings, LLC to AXA Distribution Holding Corporation on Sept. 21, 1999.

   6. Effective March 15, 2000, Equisource of New York, Inc. and 14 of its subsidiaries were merged into AXA Network, LLC, which was then sold to AXA Distribution Holding Corp. EquiSource of Alabama, Inc. became AXA Network of Alabama, LLC. EquiSource Insurance Agency of Massachusetts, Inc. became AXA Network Insurance Agency of Massachusetts, LLC. Equisource of Nevada, Inc., of Puerto Rico, Inc., and of Texas, Inc., changed their names from "EquiSource" to become "AXA Network", respectively.

   7. Effective June 6, 2000, Frontier Trust Company was sold by ELAS to AXF and merged into Frontier Trust Company, FSB.

   8. Effective June 1, 2001, Equitable Structured Settlement Corp was transferred from ELAS to Equitable Holdings, LLC.

SUBSIDIARY ORGANIZATION CHART- 2002                                     03/07/02
--------------------------------------------------------------------------------

Dissolved:  - On November 3, 2000, Donaldson, Lufkin & Jenrette, Inc. was sold to Credit Suisse Group.
            - EVLICO, Inc. was dissolved in 1999.
            - Equitable Capital Management Corp. became ECMC, LLC on November
              30, 1999.
            - Prime Property Funding, Inc. was dissolved in Feb. 1999.
            - CCMI Corp. was dissolved on October 7, 1999.
            - HVM Corp. was dissolved on Feb. 16, 1999.
            - Six-Pac G.P., Inc. dissolved July 12,1999
            - Sarasota Prime Hotels, Inc. became Sarasota Prime Hotels, LLC.
            - Franconom, Inc. was dissolved on December 4, 2000.
            - Equitable Underwriting & Sales Agency (Bahamas) Ltd. was
                 dissolved on December 31, 2000.
            - EVLICO East Ridge, Inc. dissolved Jan. 13, 2001
            - EREIM LP Associates (L.P.) dissolved March 27, 2001.
            - EREIM Managers Corporation dissolved March 27, 2001.
            - ML/EQ Real Estate Portfolio, L.P. dissolved March 27, 2001.
            - EML Associates, L.P. dissolved March 27, 2001.
            - EQ Services, Inc. dissolved May 11, 2001.
            - Equitable BJVS, Inc. dissolved October 3, 1999.
            - GP/EQ Southwest, Inc. dissolved October 21, 1997
            - 100 Federal Street Funding Corporation dissolved August 31, 1998.
            - 100 Federal Street Realty Corporation dissolved December 20, 2001.


SUBSIDIARY ORGANIZATION CHART - 2002
LISTING A - EQUITABLE HOLDINGS, LLC                                                                                        03/07/02
-----------------------------------
                                                                                              State of     State of
                                                                                Type of      Incorp. or    Principal      Federal
                                                                               Subsidiary     Domicile     Operation     Tax ID #
                                                                               ----------     --------     ---------     ---------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  *
   ---------------------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC
      ------------------------------------------------------------------------------------------------------------------------------
         ELAS Securities Acquisition Corporation                               Operating         DE           NY        13-3049038
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Casualty Insurance Company *                                Operating         VT           VT        06-1166226
         ---------------------------------------------------------------------------------------------------------------------------
         ECMC, LLC   (See Note 4 on Page 2)                                    Operating         DE           NY        13-3266813
         ---------------------------------------------------------------------------------------------------------------------------
            Equitable Capital Private Income & Equity
              Partnership II, L.P.                                             Investment        DE           NY        13-3544879
         ---------------------------------------------------------------------------------------------------------------------------
         Alliance Capital Management Corporation (See Note 4 on Page 2)        Operating         DE           NY        13-3633538
         ---------------------------------------------------------------------------------------------------------------------------
            See Attached Listing B
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable JV Holding Corp.                                            Operating         DE           NY        13-3555850
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable JVS, Inc.                                                   Investment        DE           GA        58-1812697
         ---------------------------------------------------------------------------------------------------------------------------
            Astor Times Square Corp.                                           Investment        NY           NY        13-3593699
            ------------------------------------------------------------------------------------------------------------------------
            Astor/Broadway Acquisition Corp.                                   Investment        NY           NY        13-3593692
            ------------------------------------------------------------------------------------------------------------------------
            PC Landmark, Inc.                                                  Investment        TX           TX        75-2338215
            ------------------------------------------------------------------------------------------------------------------------
            EJSVS, Inc.                                                        Investment        DE           NJ        58-2169594
            ------------------------------------------------------------------------------------------------------------------------
         Equitable JVS II, Inc.                                                Investment        MD           MD        52-1877232
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Distributors, LLC                                                 Operating         DE           NY        52-2233674
         ---------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency of Alabama, LLC                  Operating         DE           AL        52-2255113
            ------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency, LLC                             Operating         DE        CT, ME, NY   06-1579051
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Massachusetts, LLC      Operating         MA           MA        04-3567096
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Texas, Inc.             Operating         TX           TX        74-3006330
            ------------------------------------------------------------------------------------------------------------------------
         J.M.R. Realty Services, Inc.                                          Operating         DE           NY        13-3813232
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Structured Settlement Corp.  (See Note 8 on Page 2)         Operating         DE           NJ        22-3492811
         ---------------------------------------------------------------------------------------------------------------------------







                                                                           Number of     Parent's
                                                                            Shares      Percent of             Comments
                                                                             Owned       Ownership     (e.g., Basis of Control)
                                                                             -----       ---------     ------------------------



AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  *
   ---------------------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC
      ------------------------------------------------------------------------------------------------------------------------------
         ELAS Securities Acquisition Corporation                                  500      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Casualty Insurance Company *                                 1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         ECMC, LLC   (See Note 4 on Page 2)                                         -      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            Equitable Capital Private Income & Equity                                                 ECMC is G.P.
              Partnership II, L.P.                                                  -            -    ("Deal Flow Fund II")
            ------------------------------------------------------------------------------------------------------------------------
         Alliance Capital Management Corporation (See Note 4 on Page 2)           100      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            See Attached Listing B
            ------------------------------------------------------------------------------------------------------------------------
         Equitable JV Holding Corp.                                             1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable JVS, Inc.                                                    1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            Astor Times Square Corp.                                              100      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            Astor/Broadway Acquisition Corp.                                      100      100.00%   G.P. of Astor Acquisition. L.P.
            ------------------------------------------------------------------------------------------------------------------------
            PC Landmark, Inc.                                                   1,000      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            EJSVS, Inc.                                                         1,000      100.00%
            ------------------------------------------------------------------------------------------------------------------------
         Equitable JVS II, Inc.                                                 1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Distributors, LLC                                                      -      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency of Alabama, LLC                       -      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency, LLC                                  -      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Massachusetts, LLC           -      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Texas, Inc.              1,000      100.00%
            ------------------------------------------------------------------------------------------------------------------------
         J.M.R. Realty Services, Inc.                                           1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Structured Settlement Corp.  (See Note 8 on Page 2)            100      100.00%
         ---------------------------------------------------------------------------------------------------------------------------

* Affiliated Insurer

    Equitable Investment Corp merged into Equitable Holdings, LLC on November 30, 1999.
    Equitable Capital Management Corp. became ECMC, LLC on November 30, 1999.
    Effective March 15, 2000, Equisource of New York, Inc. and
          its subsidiaries were merged into AXA Network, LLC,
          which was then sold to AXA Distribution Holding Corp.
    Effective January 1, 2002, Equitable Distributors, Inc. merged into AXA Distributors, LLC.

SUBSIDIARY ORGANIZATION CHART - 2002
LISTING B - ALLIANCE CAPITAL MANAGEMENT CORP.                                                                              03/07/02
---------------------------------------------
                                                                                               State of       State of
                                                                                 Type of      Incorp. or      Principal     Federal
                                                                                Subsidiary     Domicile       Operation    Tax ID #
                                                                                ----------     --------       ---------    ---------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States
   ---------------------------------------------------------------------------------------------------------------------------------
       Equitable Holdings, LLC
       -----------------------------------------------------------------------------------------------------------------------------
          Alliance Capital Management Corporation
          --------------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management Holding L.P. (See Note 4 on Page 2)    Operating         DE             NY
             -----------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management L.P.  (See Note 4 on Page 2)           Operating         DE             NY       13-3434400
             -----------------------------------------------------------------------------------------------------------------------
                Albion Alliance LLC                                             Operating         DE             NY       13-3903734
                --------------------------------------------------------------------------------------------------------------------
                Cursitor Alliance LLC                                              HCO            DE             MA       22-3424339
                --------------------------------------------------------------------------------------------------------------------
                   Cursitor Alliance Holdings Ltd.                              Operating        U.K.           U.K.           -
                   -----------------------------------------------------------------------------------------------------------------
                      Draycott Partners. Ltd.                                   Operating         MA            U.K.      98-0116774
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Alliance Services Ltd.                           Operating        U.K.           U.K.           -
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Management Co. S.A.                              Operating        Lux.           Lux.           -
                      --------------------------------------------------------------------------------------------------------------
                      Alliance Asset Allocation Ltd.                            Operating        U.K.           U.K.           -
                      --------------------------------------------------------------------------------------------------------------
                         Cursitor Eaton Asset Management Co.                    Operating         NY             MA       13-3379955
                         -----------------------------------------------------------------------------------------------------------
                         Alliance Cecogest                                      Operating       France         France          -
                         -----------------------------------------------------------------------------------------------------------
                Alliance Capital Management LLC                                    HCO            DE             NY
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein & Co., LLC                                 HCO            DE             NY
                   -----------------------------------------------------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware                      HCO            DE             NY       13-2778645
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Ltd.                                    Operating        U.K.           U.K.           -
                   -----------------------------------------------------------------------------------------------------------------
                      Sanford C. Bernstein (CREST Nominees)Ltd.                 Operating        U.K.           U.K.           -
                      --------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Proprietary Ltd.                        Operating       Aust.           Aust.          -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Global Investor Services, Inc.                      Operating         DE             NJ       13-3211780
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Fund Distributors, Inc.                             Operating         DE             NY       13-3191825
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Oceanic Corp.                               Operating         DE             NY       13-3441277
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Latin America Ltd.                          Operating       Brazil         Brazil          -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Australia Limited                Operating       Aust.           Aust.          -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management New Zealand Limited              Operating        N.Z.           N.Z.           -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Australia Limited                           Operating       Aust.           Aust.          -
                   -----------------------------------------------------------------------------------------------------------------
                      Far Eastern Alliance Aset Management                      Operating       Taiwan         Taiwan          -
                      --------------------------------------------------------------------------------------------------------------
                   Meiji - Alliance Capital Corp.                               Operating         DE             NY       13-3613617
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital (Luxembourg) S.A.                           Operating        Lux.           Lux.           -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Barra Research Institute, Inc.                      Operating         DE             NY       13-3548918
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Canada, Inc.                     Operating         DE           Canada     13-3630460
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Global Derivatives Corp.                    Operating         DE             NY       13-3626546
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Global Investor Services S.A.                            Operating        Lux.           Lux.           -
                   -----------------------------------------------------------------------------------------------------------------
                      ACM Fund Services (Espana) S.L.                           Operating       Spain           Spain          -
                      --------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management (Singapore) Ltd.                 Operating     Singapore       Singapore        -
                   -----------------------------------------------------------------------------------------------------------------
                   ACM International (France) SAS                               Operating       France         France          -
                   -----------------------------------------------------------------------------------------------------------------
                   ACM CIIC Investment Management Ltd.                          Operating    Cayman Isl.     Cayman Isl.
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Software Services Ltd.                                   Operating         DE             NY       13-3910857
                   ----------------------------------------------------------------------------------------------------------------

                                                                               Number of    Parent's
                                                                                Shares      Percent of        Comments
                                                                               Owned      Ownership    (e.g., Basis of Control)
                                                                                -----      ---------    ------------------------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States
   ---------------------------------------------------------------------------------------------------------------------------------
       Equitable Holdings, LLC
       -----------------------------------------------------------------------------------------------------------------------------
          Alliance Capital Management Corporation                                                    owns 1% GP interest in Alliance
                                                                                                     Capital Management L.P. and
                                                                                                     100,000 GP units in Alliance
                                                                                                     Capital Management Holding L.P.
          --------------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management Holding L.P. (See Note 4 on Page 2)                  -
             -----------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management L.P.  (See Note 4 on Page 2)
             -----------------------------------------------------------------------------------------------------------------------
                Albion Alliance LLC                                                         37.60%   Equitable Life = 4.7%; 3rd
                                                                                                     parties = 57.7%
                --------------------------------------------------------------------------------------------------------------------
                Cursitor Alliance LLC                                                       93.00%   Cursitor Holdings L.P. = 7%
                --------------------------------------------------------------------------------------------------------------------
                   Cursitor Alliance Holdings Ltd.                                         100.00%
                   -----------------------------------------------------------------------------------------------------------------
                      Draycott Partners. Ltd.                                              100.00%
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Alliance Services Ltd.                                      100.00%
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Management Co. S.A.                                         100.00%
                      --------------------------------------------------------------------------------------------------------------
                      Alliance Asset Allocation Ltd.                                       100.00%
                      --------------------------------------------------------------------------------------------------------------
                         Cursitor Eaton Asset Management Co.                                50.00%   Cursitor Alliance LLC = 50%
                         -----------------------------------------------------------------------------------------------------------
                         Alliance Cecogest                                                  75.00%   Cursitor Alliance Services Ltd.
                                                                                                     = 25%
                         -----------------------------------------------------------------------------------------------------------
                Alliance Capital Management LLC                                            100.00%
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein & Co., LLC                                         100.00%
                   -----------------------------------------------------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware                      10      100.00%
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Ltd.                                               100.00%
                   -----------------------------------------------------------------------------------------------------------------
                      Sanford C. Bernstein (CREST Nominees)Ltd.                            100.00%
                      --------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Proprietary Ltd.                                   100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Global Investor Services, Inc.                        100      100.00%   formerly, Alliance fund
                                                                                                     Services, Inc.
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Fund Distributors, Inc.                               100      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Oceanic Corp.                               1,000      100.00%   inactive
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Latin America Ltd.                                      99.00%   Alliance Capital Oceanic Corp
                                                                                                     owns 1%
                   ----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Australia Limited                            50.00%   3rd parties = 50%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management New Zealand Limited                          50.00%   3rd parties = 50%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Australia Limited                                      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                      Far Eastern Alliance Aset Management                                  20.00%   3rd parties = 80%
                      --------------------------------------------------------------------------------------------------------------
                   Meiji - Alliance Capital Corp.                              50,000       50.00%   Meiji Mutual Life owns 50%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital (Luxembourg) S.A.                           3,999       99.98%   Alliance Cap. Oceanic Corp.
                                                                                                     owns 0.025%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Barra Research Institute, Inc.                      1,000      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Canada, Inc.                    18,750      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Global Derivatives Corp.                    1,000      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Global Investor Services S.A.                                        99.00%   Alliance Capital Oceanic Corp.
                                                                                                     owns 1%
                   -----------------------------------------------------------------------------------------------------------------
                      ACM Fund Services (Espana) S.L.                                      100.00%
                      --------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management (Singapore) Ltd.                            100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM International (France) SAS                                          100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM CIIC Investment Management Ltd.                                      54.00%   3rd parties = 46%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Software Services Ltd.                                              100.00%
                   -----------------------------------------------------------------------------------------------------------------

SUBSIDIARY ORGANIZATION CHART- 2002
LISTING B - ALLIANCE CAPITAL MANAGEMENT CORP.                                                                               03/07/02
---------------------------------------------
                                                                                               State of    State of
                                                                                 Type of      Incorp. or   Principal       Federal
                                                                                Subsidiary     Domicile    Operation      Tax ID #
                                                                                ----------     --------    ---------      ---------

AXA Financial, Inc.
-------------------------------------------------------------------------------
    The Equitable Life Assurance Society of the United States
    ---------------------------------------------------------------------------
       Equitable Holdings, LLC
       ------------------------------------------------------------------------
          Alliance Capital Management Corporation
          ---------------------------------------------------------------------
             Alliance Capital Management L.P.
             ------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware (Cont'd)
                --------------------------------------------------------------------------------------------------------------------
                    Alliance Capital (Mauritius) Private Ltd.                   Operating     Mauritius    Mauritius          -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Asset Management (India) Private Ltd    Operating       India        India            -
                       -------------------------------------------------------------------------------------------------------------
                    ACAM Trust Company Private Ltd.                             Operating       India        India            -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Eastern Europe, Inc.                               Operating         DE          NY         13-3802178
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Management (Asia) Ltd.                     Operating         DE       Singapore     13-3752293
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Asset Management (Japan) Ltd               Operating       Japan        Japan            -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Limited                                    Operating        U.K.        U.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Services Ltd.                           Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                          Dimensional Trust Management Ltd.                     Operating        U.K.        U.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Corporate Finance Group Inc.                       Operating         DE          NY         52-1671668
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance SBS-AGRO Capital Management Co.                    Operating       Russia      Russia            -
                    ----------------------------------------------------------------------------------------------------------------
                    Whittingdale Holdings Ltd.                                  Operating        U.K.        U.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Whittingdale Ltd.                       Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                       ACM Investments Ltd.                                     Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                       Whittingdale Nominees Ltd.                               Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                    Hanwha Investment Trust Mgmt. Co., Ltd                      Operating      So Korea    So Korea           -
                    ----------------------------------------------------------------------------------------------------------------
                    New Alliance Asset Management (Asia) Ltd                    Operating        H.K.        H.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                    ACM New-Alliance (Luxembourg) S.A.                          Operating        Lux.        Lux.             -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Mgmt. (Proprietary) Ltd.                   Operating     So Africa    So Africa          -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                     Operating      Zimbabwe    Zimbabwe           -
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                    Operating       Nambia      Nambia            -
                       -------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                     Operating      Zimbabwe    Zimbabwe           -
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                    Operating       Nambia      Nambia            -
                       -------------------------------------------------------------------------------------------------------------











                                                                                Number of      Parent's
                                                                                 Shares       Percent of            Comments
                                                                                  Owned        Ownership    (e.g., Basis of Control
                                                                                  -----        ---------    -----------------------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
    The Equitable Life Assurance Society of the United States
    --------------------------------------------------------------------------------------------------------------------------------
       Equitable Holdings, LLC
       -----------------------------------------------------------------------------------------------------------------------------
          Alliance Capital Management Corporation
          --------------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management L.P.
             -----------------------------------------------------------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware (Cont'd)
                --------------------------------------------------------------------------------------------------------------------
                    Alliance Capital (Mauritius) Private Ltd.                                100.00%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Asset Management (India) Private Ltd                  75.00%      3rd parties = 25%
                       -------------------------------------------------------------------------------------------------------------
                    ACAM Trust Company Private Ltd.                                          100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Eastern Europe, Inc.                                            100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Management (Asia) Ltd.                                  100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Asset Management (Japan) Ltd                            100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Limited                                   250,000       100.00%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Services Ltd.                            1,000       100.00%
                       -------------------------------------------------------------------------------------------------------------
                          Dimensional Trust Management Ltd.                     50,000       100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Corporate Finance Group Inc.                        1,000       100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance SBS-AGRO Capital Management Co.                                  49.00%      3rd parties = 51%
                    ----------------------------------------------------------------------------------------------------------------
                    Whittingdale Holdings Ltd.                                               100.00%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Whittingdale Ltd.                                    100.00%
                       -------------------------------------------------------------------------------------------------------------
                       ACM Investments Ltd.                                                  100.00%
                       -------------------------------------------------------------------------------------------------------------
                       Whittingdale Nominees Ltd.                                            100.00%
                       -------------------------------------------------------------------------------------------------------------
                    Hanwha Investment Trust Mgmt. Co., Ltd                                    20.00%      3rd parties = 80%
                    ----------------------------------------------------------------------------------------------------------------
                    New Alliance Asset Management (Asia) Ltd                                  50.00%      3rd parties = 50%
                    ----------------------------------------------------------------------------------------------------------------
                    ACM New-Alliance (Luxembourg) S.A.                                         1.00%      3rd parties = 99%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Mgmt. (Proprietary) Ltd.                                 80.00%      3rd parties = 20%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                                   50.00%      3rd parties = 50%
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                                 100.00%
                       -------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                                   50.00%      3rd parties = 50%
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                                 100.00%
                       -------------------------------------------------------------------------------------------------------------

Item 27. Number of Contractowners.


         As of February 28, 2002, the number of participants in the Association Members Program offered by the Registrant was 10,227.



Item 28. Indemnification

    (a)  Indemnification of Directors and Officers

     The by-laws of The Equitable Life Assurance Society of the United States ("Equitable Life") provide, in Article VII, as follows:

     7.4 Indemnification of Directors, Officers and Employees. (a) To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

     (i) Any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of the Company shall be indemnified by the Company;

    (ii) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company;-* and

   (iii) the related expenses of any such person in any of said categories may be advanced by the Company.

            (b) To the extent permitted by the law of the State of New York, the Company may provide for further indemnification or advancement of expenses by resolution of shareholders of the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. (Business Corporation Law ss.ss.721-726; Insurance Law ss.1216)


     The directors and officers of Equitable Life are insured under policies issued by Lloyd's of London, X.L. Insurance Company and ACE Insurance Company. The annual limit on such policies is $150 million, and the policies insure the officers and directors against certain liabilities arising out of their conduct in such capacities.


(b)  Indemnification of Principal Underwriter

     To the extent permitted by the laws of the State of New York and subject to all applicable requirements thereof, AXA Advisors, LLC ("AXA Advisors," formerly EQ Financial Consultants, Inc.) undertook to indemnify each of its directors and officers who is made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, is or was a director or officer of AXA Advisors, LLC.


(c) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers pursuant to the undertaking described above, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the interests, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.


Item 29. Principal Underwriters


         (a) AXA Advisors, LLC, an affiliate of Equitable, is the principal underwriter for Equitable's Separate Account No. 301, Separate Account No. 45, Separate Account 49 Separate Account A, and for Separate Account I, Separate Account FP and EQ Advisors Trust. AXA Advisors LLC's principal business address is 1290 Avenue of the Americas, New York, NY 10104.

         (b) Set forth below is certain information regarding the directors and principal officers of AXA Advisors, LLC. The business address of the persons whose names are preceded by an asterisk is that of AXA Advisors, LLC.

NAME AND PRINCIPAL                 POSITIONS AND OFFICES WITH UNDERWRITER
BUSINESS ADDRESS                   (AXA ADVISORS, LLC)
------------------                 --------------------------------------
*Harvey E. Blitz                   Executive Vice President and Director

*G. Patrick McGunagle              Executive Vice President and Director

*Richard V. Silver                 Director

*Mark R. Wutt                      Director

David Conine                       Director
1345 Avenue of the Americas
New York, NY 10105

Edward J. Hayes                    Executive Vice President
200 Plaza Drive
Secaucus, NJ 07096

*Peter D. Noris                    Executive Vice President

*Nik Malvania                      Executive Vice President

*James Bodovitz                    Senior Vice President and
                                   General Counsel

Stephen T. Burnthall               Senior Vice President
6435 Shiloh Road
Suite A
Alpharetta, GA 30005

Richard Magaldi                    Senior Vice President
6435 Shiloh Road
Suite A
Alpharetta, GA 30005

*Robert Schmidt                    Senior Vice President

*Kevin R. Byrne                    Senior Vice President and Treasurer

*Eric Moshot                       Senior Vice President

*Jill Cooley                       Senior Vice President

*Donna M. Dazzo                    First Vice President

*Amy Franceschini                  First Vice President

*Philomena Scamardella             First Vice President

*Michael Brzozowski                Vice President

*Mark D. Godofsky                  Vice President and Controller

*David Mahler                      Vice President and Compliance Officer

*Linda J. Galasso                  Vice President and Secretary

*Francesca Divone                  Assistant Secretary

Item 30. Location of Accounts and Records


         The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by The Equitable Life Assurance Society of the United States at: 135 West 50th Street New York, New York 10020; 1290 Avenue of the Americas New York, New York 10104; and 200 Plaza Drive, Secaucus, New Jersey 07094.


Item 31. Management Services

         Not applicable.

Item 32. Undertakings

         The Registrant hereby undertakes:

         (a) to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

         (b) to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information;

         (c) to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

                                   SIGNATURES




     As required by the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf in the City State of New York, on this 17th day of April, 2002.




                                            THE EQUITABLE LIFE ASSURANCE
                                            SOCIETY OF THE UNITED STATES
                                                    (Registrant)


                                            By: The Equitable Life Assurance
                                                Society of the United States


                                            By: /s/ Robin Wagner
                                                -------------------------------
                                                    Robin Wagner
                                                    Vice President and Counsel

                                   SIGNATURES




         As required by the Securities Act of 1933, the Depositor has caused this Registration Statement to be signed on its behalf by the undersigned, in the City and State of New York, on this 17th day of April, 2002.





                                            THE EQUITABLE LIFE ASSURANCE
                                            SOCIETY OF THE UNITED STATES
                                                   (Depositor)


                                            By: /s/ Robin Wagner
                                                ----------------------
                                                    Robin Wagner
                                                    Vice President and Counsel


         As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



PRINCIPAL EXECUTIVE OFFICERS:


*Christopher M. Condron                     Chairman of the Board, Chief
                                            Executive Officer and Director
                                            and Director


PRINCIPAL FINANCIAL OFFICER:


*Stanley B. Tulin                           Vice Chairman of the Board,
                                            Chief Financial Officer and
                                            Director


PRINCIPAL ACCOUNTING OFFICER:



*Alvin H. Fenichel                          Senior Vice President and
                                            Controller


*DIRECTORS:
Bruce W. Calvert          Norman C. Francis           Edward D. Miller
Franccoise Colloc'h       Donald J. Greene            Didier Pineau-Valencienne
Christopher M. Condron    John T. Hartley             George J. Sella, Jr.
Henri de Castries         John H.F. Haskell, Jr.      Peter J. Tobin
Claus-Michael Dill        Mary R. (Nina) Henderson    Stanley B. Tulin
Joseph L. Dionne          W. Edwin Jarmain
Denis Duverne             George T. Lowy
Jean-Rene Fourtou



*By /s/ Robin Wagner
-------------------------
    Robin Wagner
    Attorney-in-Fact
    April 17, 2002

                                 EXHIBIT INDEX

EXHIBIT NO.
-----------

 9(h)         Opinion and Consent of Robin Wagner

10(i)         Consent of PricewaterhouseCoopers, LLC.